   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998

                                                     REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             COGENTRIX ENERGY, INC.
                (Name of registrant as specified in its charter)

        NORTH CAROLINA                     4911, 4961                       56-1853081
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                           9405 ARROWPOINT BOULEVARD
                      CHARLOTTE, NORTH CAROLINA 28273-8110
                                 (704) 525-3800

                         (Address and telephone number
                        of principal executive offices)

                             ---------------------

                               THOMAS F. SCHWARTZ
                 SENIOR VICE PRESIDENT -- FINANCE AND TREASURER
                           9405 ARROWPOINT BOULEVARD
                      CHARLOTTE, NORTH CAROLINA 28273-8110
                                 (704) 525-3800

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

           DUMONT CLARKE IV, ESQ.                               JERRY THOMAS, ESQ.
          MOORE & VAN ALLEN, PLLC                           SIMPSON THACHER & BARTLETT
        NATIONSBANK CORPORATE CENTER                           425 LEXINGTON AVENUE
      100 NORTH TRYON STREET, FLOOR 47                         NEW YORK, N.Y. 10017
    CHARLOTTE, NORTH CAROLINA 28202-4003

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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----------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF        AMOUNT TO BE          OFFERING             AGGREGATE            AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED        PRICE PER UNIT      OFFERING PRICE(1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
8.75% Senior Notes due 2008...    $220,000,000            100%             $220,000,000            $64,900
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, the registration fee has been estimated based on the book value of the securities to be received by the Registrant in exchange for the securities to be issued hereunder in the Exchange Offer described herein.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED NOVEMBER 12, 1998

P R O S P E C T U S

                                (COGENTRIX LOGO)

                             COGENTRIX ENERGY, INC.

                 OFFER TO EXCHANGE 8.75% SENIOR NOTES DUE 2008
                FOR ALL OUTSTANDING 8.75% SENIOR NOTES DUE 2008
                       THE EXCHANGE OFFER WILL EXPIRE AT
     5:00 P.M., NEW YORK CITY TIME, ON            , 1998, UNLESS EXTENDED.

     EXCHANGE OFFER. Cogentrix Energy, Inc., a North Carolina corporation ("Cogentrix Energy"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") (the "Exchange Offer"), to exchange its 8.75% Senior Notes due 2008 (the "Exchange Senior Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for an equal principal amount of its outstanding 8.75% Senior Notes due 2008 (the "Old Senior Notes") of which $220 million in principal amount is outstanding. The Exchange Senior Notes and the Old Senior Notes are sometimes collectively referred to herein as the "Senior Notes."

     Cogentrix Energy will accept for exchange any and all Old Senior Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on           , 1998, unless the Exchange Offer is extended (the "Expiration
Date"). Tenders of Old Senior Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Senior Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Senior Notes being tendered for exchange. See "The Exchange Offer." Old Senior Notes may be tendered only in integral multiples of $1,000. Cogentrix Energy has agreed to pay the expenses of the Exchange Offer.

     THE INDENTURE. The Exchange Senior Notes will be obligations of Cogentrix Energy evidencing the same debt as the Old Senior Notes and will be entitled to the benefits of the same indenture, dated as of October 20, 1998, including any and all amendments or supplements thereto (the "Indenture"), between Cogentrix Energy and First Union National Bank, as trustee (the "Trustee"). The form and terms of the Exchange Senior Notes are substantially the same as the form and terms of the Old Senior Notes except that:

     - the offering of the Exchange Senior Notes has been registered under the Securities Act and

     - the Exchange Senior Notes will not be subject to transfer restrictions.

     INTEREST AND MATURITY. Interest on the Exchange Senior Notes will be payable semiannually in arrears on April 15 and October 15 of each year (each an "Interest Payment Date"), commencing on the first such date following their date of issuance. Interest on the Exchange Senior Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Senior Notes that are accepted for exchange or, if no interest has been paid, from October 20, 1998. Accordingly, interest which has accrued since the last Interest Payment Date or October 20, 1998 on the Old Senior Notes accepted for exchange will cease to be payable upon issuance of the Exchange Senior Notes. Untendered Old Senior Notes that are not exchanged for Exchange Senior Notes pursuant to the Exchange Offer will remain outstanding and bear interest at a rate of 8.75% per annum after the Expiration Date. The Exchange Senior Notes will mature on October 15, 2008.

     OPTIONAL REDEMPTION. The Exchange Senior Notes will be redeemable, in whole or in part, at any time at the option of Cogentrix Energy at a redemption price equal to (i) the then outstanding principal amount of the Exchange Senior Notes being redeemed plus accrued and unpaid interest thereon to the date of redemption plus (ii) a premium equal to the excess of (a) the present value at the time of redemption of the principal amount of the Exchange Senior Notes being redeemed plus any required interest payments due on the Exchange Senior Notes being redeemed through Stated Maturity (as defined herein) computed using a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points over (b) the then outstanding principal amount of the Exchange Senior Notes being redeemed. See "Description of Senior Notes -- Optional Redemption."

     LACK OF PUBLIC MARKET. The Exchange Senior Notes will be a new issue of securities for which there currently is no market. Cogentrix Energy does not intend to list the Exchange Senior Notes on any national securities exchange or to seek admission thereof to trading on the Nasdaq National Market. There can be no assurance that an active market for the Exchange Senior Notes will develop. See "Risk Factors -- Lack of Public Market for the Senior Notes."
                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD SENIOR NOTES IN THE EXCHANGE OFFER.
                               ------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                The date of this Prospectus is           , 1998.

                             AVAILABLE INFORMATION

     Notwithstanding that it is not required to remain subject to the informational reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Company (as defined herein) has covenanted in the Indentures (as defined herein) to, and, in accordance therewith, files, and will continue to file, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the public reference facilities maintained by the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Any such request and requests for the agreements summarized herein should be directed to:
Cogentrix Energy, Inc., 9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273, telephone number (704) 525-3800.

     This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above. The Registration Statement and certain of the exhibits relating thereto may also be viewed at the Commission's site on the World Wide Web at http://www.sec.gov.

                             ---------------------

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS WHICH CONTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY ARE AVAILABLE UPON REQUEST FROM COGENTRIX ENERGY, INC., 9405 ARROWPOINT BOULEVARD, CHARLOTTE, NORTH CAROLINA 28273, TELEPHONE NUMBER (704) 525-3800. IN ORDER TO ENSURE TIMELY DELIVERY OF
THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY             , 1998. SEE
"INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."
                             ---------------------

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF OLD SENIOR NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                             ---------------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on the beliefs of Cogentrix Energy's management, as well as on assumptions made by and information currently available to Cogentrix Energy at the time such statements were made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Cogentrix Energy, are intended to identify such forward-looking statements. Although Cogentrix Energy believes these statements are reasonable, prospective purchasers of the Exchange Senior Notes should consider carefully the uncertainties described under the caption "Risk Factors," as well as the other information and data included in this Prospectus, in evaluating an investment in the Exchange Senior Notes. Cogentrix Energy cautions the reader, however, that the uncertainties described under the caption "Risk Factors" may not be exhaustive and that those or other factors, many of which are outside of Cogentrix Energy's control, could have a material adverse effect on Cogentrix Energy and its ability to service its indebtedness, including principal and interest payments on the Exchange Senior Notes. All forward-looking statements attributable to Cogentrix Energy or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements of the Company, including the notes thereto, included in this Prospectus. References herein to "Cogentrix Energy" mean Cogentrix Energy, Inc., which is a development and management company that conducts its electric generating business primarily through subsidiaries, including subsidiaries that hold investments in unconsolidated affiliates. References herein to the "Company" mean Cogentrix Energy and its direct and indirect subsidiaries. The subsidiaries of Cogentrix Energy that are engaged in the ownership and operation of electric generating facilities are sometimes referred to individually as a "project subsidiary" and collectively as the Company's "project subsidiaries."

     In March 1998, the Company acquired an approximate 74% interest in each of two electric generating facilities from LS Power Corporation (the "LS Power Acquisition"). In August 1998, the Company acquired an approximate 52% interest in an 800-megawatt, gas-fired electric generating facility (the "Batesville Facility") under construction in Batesville, Mississippi (the "Batesville Acquisition"), which is expected to be completed in June 2000. In October 1998, the Company acquired from Bechtel Generating Company, Inc. ("BGCI") BGCI's ownership interests in 12 electric generating facilities and a natural gas pipeline (the "BGCI Acquisition"). The LS Power Acquisition, the Batesville Acquisition and the BGCI Acquisition are collectively referred to herein as the "Recent Acquisitions."

                                  THE COMPANY

     The Company is engaged in the business of acquiring, developing, owning and operating electric generating facilities, principally in the United States. The Company sells electricity and steam, principally under long-term power purchase agreements with investment grade utilities and long-term steam sales agreements with various industrial hosts. The Company was one of the early participants in the market for electric power generated by independent power producers that developed in the United States as a result of the enactment of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"). Since its inception in 1983, the Company has developed substantial expertise in the development, construction and operation of electric generating facilities. The Company is one of the largest independent power producers in the United States based on net ownership of total project megawatts in operation.

     The Company currently owns (entirely or in part) a total of 25 facilities in the United States with an installed capacity of approximately 4,030 megawatts and has a net equity interest in such facilities of approximately 1,690 megawatts. All of these facilities have been financed through project financing structures that are "substantially non-recourse" to Cogentrix Energy and to its other project subsidiaries. The Company developed, constructed and currently operates 10 of these 25 facilities. A key part of the Company's strategy is the acquisition of interests in domestic electric generating facilities. The LS Power Acquisition, completed in March 1998, expanded the Company's operations into the upper Midwest and diversified its generating base by adding two gas-fired electric generating facilities to the Company's portfolio of generating assets. The BGCI Acquisition and the Batesville Acquisition strengthen the Company's competitive position and further diversify the Company's operations with regard to fuel source and dependence on any single project or customer. Upon completion of the construction of the Batesville Facility, the Company will have ownership interests in a total of 26 domestic electric generating facilities with an installed capacity of approximately 4,800 megawatts and a net equity interest in such facilities of approximately 2,110 megawatts.

     The Company has established a strong record of efficiency and reliability in operating its facilities, as evidenced by the facilities it operates averaging 97.4% availability in the twelve-month period ended June 30, 1998, 96.9% availability in fiscal 1997 and 96.4% availability in fiscal 1996. The Company attributes this strong performance record to the standard design technology at most of its facilities, the Company's extensive employee training programs, redundancies in certain components of its facilities and a comprehensive program of preventive maintenance at each facility.

                                    STRATEGY

     The Company's development strategy is to concentrate on opportunities to develop or acquire interests in mid-sized electric generating facilities which use low-cost, state-of-the-art proven technology. In its efforts to identify these opportunities, the Company strives to target projects that will allow the Company to capitalize on its reputation as a low-cost, efficient and reliable energy provider. The Company seeks to manage the risks associated with owning and operating electric generating facilities by emphasizing diversification and balance among its investments in facilities in terms of geographic location, customer base, technology and fuel source. In developing future greenfield projects, the Company anticipates that it will increasingly do so on a joint venture basis with various strategic partners.

     The Company has targeted three market segments for its future acquisition and development activities:

          Acquisitions of Domestic Electric Generating Assets. A key part of the Company's strategy is the acquisition of interests in domestic electric generating assets. The Company intends to capitalize on its management and technical expertise to identify and target as acquisition candidates electric generating facilities that have power sales contracts with electric utilities (or other customers) with significant credit strength. The Company will also seek to acquire interests in electric generating facilities that are highly efficient, low-cost energy providers that can take advantage of opportunities in a rapidly deregulating energy market. In such instances, the Company expects to hedge its exposure to electric market price risk by entering into contractual arrangements with utilities, fuel suppliers and/or power marketers. The Company has significantly expanded and diversified its project portfolio through the Recent Acquisitions, increasing its net ownership of total project megawatts in operation by approximately 75% since December 31, 1997 and substantially diversifying its geographic location, customer base, technology and fuel mix.

          "Inside-the-Fence" Project Development. The Company intends to continue its focus on the industrial market for "inside-the-fence" project opportunities to develop, own, manage and operate on-site cogenerating facilities for large, energy-intensive industrial customers. The Company believes that cogenerating facilities with state-of-the art technology could readily be employed to replace or upgrade existing facilities employing older technology that many industrial companies currently operate to produce both electricity and thermal energy for their own consumption.

          Greenfield Project Development. The Company intends to pursue domestic development of highly efficient, low-cost electric generating facilities, concentrating on mid-sized facilities that use natural gas as fuel. In doing so, the Company expects to hedge its exposure to electric market price risk by entering into contractual arrangements with utilities, fuel suppliers and/or power marketers. The Company also intends to pursue international project development opportunities on a highly selective basis in countries where demand for power is growing rapidly, private investment is encouraged and favorable financing conditions exist.

     In addition to its efforts to identify project development and acquisition opportunities, the Company strives to maximize the profitability of its existing operating assets and minimize its costs for its utility customers. The Company believes that achieving and maintaining a low cost of production will be increasingly important to competing effectively in the rapidly deregulating energy market.

                              RECENT DEVELOPMENTS

     In October 1998, the Company acquired BGCI's ownership interests in 12 domestic electric generating facilities, which range from 3.3% to 49.0%, and BGCI's ownership interest in an interstate natural gas pipeline (the "BGCI Assets"). The acquisition of the BGCI Assets provides the Company with a net equity interest of approximately 365 megawatts in a diverse electric generating portfolio that comprises approximately 2,400 megawatts in total electric generating capacity. The 12 electric generating facilities are located in New Jersey, New York, Pennsylvania, West Virginia, Massachusetts and Florida. Nine of the 12 facilities were developed and are managed by U.S. Generating Company, LLC ("U.S. Gen"), an indirect, wholly-owned subsidiary of PG&E Corporation ("PG&E"), and are owned in part by affiliates of U.S. Gen.

     In August 1998, the Company acquired an approximate 52% interest in the 800-megawatt, gas-fired Batesville Facility under construction in Batesville, Mississippi. The Company expects the Batesville Facility, which will be operated by the Company, to commence commercial operation in June 2000. Electricity generated by the Batesville Facility will be sold under long-term power purchase agreements with two investment-grade utilities.

     In March 1998, the Company acquired LS Power Corporation's approximate 74% ownership interests in two electric generating facilities in Whitewater, Wisconsin and Cottage Grove, Minnesota. Commercial operation of both facilities, which are 245-megawatt, gas-fired, combined-cycle cogenerating facilities, commenced in the last half of calendar 1997. Each facility's revenues are contractually defined pursuant to a long-term power purchase agreement. The Cottage Grove Facility has a 30-year agreement with Northern States Power Company and the Whitewater Facility has a 25-year agreement with Wisconsin Electric Power Company. The Company has assumed the management services agreements for both facilities.

     During the last quarter of calendar 1997 and the first quarter of calendar 1998, the Company's project subsidiaries operating the Portsmouth and Hopewell Facilities amended their power purchase agreements with Virginia Electric and Power Company ("Virginia Power"). The principal effect of these amendments was to convert the power purchase agreements from "must-run" contracts to dispatchable (i.e., "peaking") contracts that provide Virginia Power the ability to suspend or reduce purchases of energy from the facilities if Virginia Power determines that it can operate its system for a designated period more economically. The amendments also eliminated the regulatory disallowance provisions in the power purchase agreements.

     The amended power purchase agreements are structured so that the Company's project subsidiaries operating the facilities continue to receive capacity payments during any period of economic dispatch. Capacity payments cover project debt service and fixed operating costs, and constitute a substantial portion of the profit component of the power purchase agreements. Energy payments, which are reduced as a result of economic dispatch, primarily cover variable operating and maintenance costs, as well as coal and rail transportation costs. The amendments represent a positive development for both Virginia Power and the Company. Even when combined with the cost to Virginia Power of obtaining electricity from alternative sources, the capacity payments made to the Company's project subsidiaries still represent a significant reduction from the rates Virginia Power would have paid for electricity generated by these facilities had the power purchase agreements not been restructured. Despite the reduced energy payments resulting from their economic dispatch, the Company recognizes an increase in cash flows from the two facilities as a result of the capacity payments established under the amended power purchase agreements.

     In December 1997, the Company substantially completed construction of a 248-megawatt, combined-cycle gas-fired electric generating facility (the "Clark Facility") for Public Utility District Number 1 of Clark County, Washington ("Clark"). The Company has earned $13.8 million in fees related to the development and construction of the facility. The Company is managing the operations and maintenance of the Clark Facility.

                               THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $220 million in aggregate principal amount of Exchange Senior Notes for up to an equal amount in aggregate principal amount of Old Senior Notes. The Exchange Senior Notes will be obligations of Cogentrix Energy and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Senior Notes are identical in all material respects to the form and terms of the Old Senior Notes, except that (i) the offering of the Exchange Senior Notes has been registered under the Securities Act, (ii) the Exchange Senior Notes will not be subject to transfer restrictions and (iii) the Exchange Senior Notes will not be entitled to registration or other rights under the Registration Agreement (as defined herein) upon failure by Cogentrix Energy to consummate the Exchange Offer or the occurrence of certain other events. See "Description of Senior Notes."

Registration Agreement.....  The Old Senior Notes were sold by Cogentrix Energy to the Initial Purchasers (as defined herein) pursuant to a Purchase Agreement, dated October 15, 1998 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Cogentrix Energy and the Initial Purchasers entered into the Registration Agreement dated as of October 20, 1998 (the "Registration Agreement") which, among other things, grants the holders of the Old Senior Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of Cogentrix Energy under the Registration Agreement.

The Exchange Offer.........  Cogentrix Energy is offering to exchange $1,000 in principal amount (and any integral multiple thereof) of Exchange Senior Notes for each $1,000 in principal amount (and any integral multiple thereof) of Old Senior Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $220 million in aggregate principal amount of Old Senior Notes are outstanding. Cogentrix Energy will issue the Exchange Senior Notes to tendering holders of Old Senior Notes promptly after the Expiration Date. Cogentrix Energy has not entered into any arrangement or understanding with any person to distribute the Exchange Senior Notes to be received in the Exchange Offer.

                             No federal or state regulatory requirements must be complied with or approval obtained in connection with the Exchange Offer, other than the registration requirements under the Securities Act.

Resale.....................  Based on existing interpretations of the Securities
                             Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, Cogentrix Energy believes that Exchange Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold and otherwise transferred by any person receiving such Exchange Senior Notes, whether or not such person is the holder (other than any such holder or other person which is (i) a broker-dealer that receives Exchange Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker-dealer as a result of market-making or other trading activities, or (ii) an "affiliate" of Cogentrix Energy within the meaning of Rule 405 under the Securities Act (collectively, "Restricted Holders")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such Exchange Senior Notes are acquired in the ordinary course of business of such holder or other person, (ii) neither such holder nor such other person is engaged in or intends to engage in a distribution of such Exchange Senior Notes and

                             (iii) neither such holder nor other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Senior Notes. Holders of Old Senior Notes wishing to accept the Exchange Offer must represent to Cogentrix Energy that such conditions have been met. If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Senior Notes in a manner not permitted by the Commission's interpretation, such person (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Senior Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Cogentrix Energy does not intend to seek its own no-action letter and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Senior Notes as it has in such no-action letters to third parties. See "The Exchange Offer -- General" and "Plan of Distribution." Each broker-dealer that receives Exchange Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Cogentrix Energy has agreed that, for a period of 180 days after the Registration Statement has been declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1998 unless the
                             Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Cogentrix Energy will accept for exchange any and all Old Senior Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date.

Accrued Interest on the
  Exchange Senior Notes and
  Old Senior Notes.........  The Exchange Senior Notes will accrue interest from the last Interest Payment Date on which interest was paid on the Old Senior Notes surrendered in exchange therefor, or, if no interest has been paid on such Old Senior Notes, from October 20, 1998, the date of issuance (the "Issue Date"). Such interest will be paid with the first interest payment of the Exchange Senior Notes. Interest will not be paid on Old Senior Notes that are accepted for exchange. Untendered Old Senior Notes that are not exchanged for Exchange Senior Notes pursuant to the Exchange Offer will bear interest at a rate of 8.75% per annum after the Expiration Date.

Conditions to the Exchange
 Offer...................... The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of Cogentrix Energy to proceed with the Exchange Offer. As of the date of this Prospectus, none of these events had occurred, and Cogentrix Energy believes their occurrence to be unlikely. If any such conditions exist prior to the Expiration Date, Cogentrix Energy may (a) refuse to accept any Old Senior Notes and return all previously tendered Old Senior Notes, (b) extend the Exchange Offer or (c) waive such conditions. See "The Exchange Offer -- Conditions."

Procedures for Tendering
 Old Senior Notes........... Each holder of Old Senior Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Senior Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and therein. By executing the Letter of Transmittal, each holder will represent to Cogentrix Energy that, among other things, (i) the Exchange Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Senior Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person is engaged in or intends to engage in a distribution of the Exchange Senior Notes, (iii) neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Senior Notes and (iv) neither the holder nor any such other person is an "affiliate" (as defined under Rule 405 of the Securities Act) of Cogentrix Energy, or, if the holder or any such other person is an affiliate, the holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange Offer -- Procedures for Tendering."

                             Following consummation of the Exchange Offer, holders of Old Senior Notes not tendered as a general matter will not have any further registration rights, and the Old Senior Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Senior Notes could be adversely affected. See "Risk Factors -- Lack of Public Market for the Senior Notes" and "-- Consequences of Failure to Exchange" and "The Exchange
                             Offer -- Consequences of Failure to Exchange."

Special Procedures for
 Beneficial Holders......... Any beneficial holder whose Old Senior Notes are registered in the name of such beneficial holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial holder's behalf. If such beneficial holder wishes to tender on such beneficial holder's own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering such beneficial holder's Old Senior Notes, either make appropriate arrangements to register ownership of the Old Senior Notes in such beneficial holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
 Procedures................. Holders of Old Senior Notes who wish to tender their Old Senior Notes and whose Old Senior Notes are not immediately available or who cannot deliver their Old Senior Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date may tender their Old Senior Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Old Senior
  Notes and Delivery of
  Exchange Senior Notes....  Subject to certain conditions, Cogentrix Energy will accept for exchange any and all Old Senior Notes which are properly tendered, and not timely withdrawn, in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Senior Notes issued pursuant to the Exchange Offer will be delivered promptly after the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  First Union National Bank is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The hand delivery address for the Exchange Agent is First Union National Bank, Corporate Trust Department, 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153,
                             Attention: Laura Richardson, and the mailing address of the Exchange Agent is First Union National Bank, Corporate Trust Department, 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28288-1153, Attention: Laura Richardson. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number
                             (704) 590-7414 or facsimile number (704) 590-7628.

Effect on Holders of Old
 Senior Notes............... Holders of Old Senior Notes who do not tender their
                             Old Senior Notes in the Exchange Offer will continue to hold their Old Senior Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Old Senior Notes will continue to be subject to the restrictions on transfer provided for in the Old Senior Notes and the Indenture. To the extent that Old Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Senior Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange" and "The Exchange Offer -- Failure to Exchange."

Certain Federal Income Tax
  Consequences.............  The exchange of Old Senior Notes for Exchange
                             Senior Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Senior Notes will include the holding period for Old Senior Notes. For a discussion summarizing certain federal income tax consequences to holders of the Exchange Senior Notes, see "Certain Federal Income Tax Consequences."

Use of Proceeds............  Cogentrix Energy will not receive any proceeds from the Exchange Offer. See "Use of Proceeds."

                       TERMS OF THE EXCHANGE SENIOR NOTES

Securities Offered.........  $220,000,000 principal amount of 8.75% Senior Notes due 2008.

Maturity Date..............  October 15, 2008.

Interest Payment Dates.....  April 15 and October 15 of each year, commencing
                             April 15, 1999.

Ranking....................  The Exchange Senior Notes will be senior unsecured obligations of Cogentrix Energy and will rank pari passu with all other senior indebtedness of Cogentrix Energy. As of June 30, 1998, on a pro forma basis after giving effect to the sale of the Old Senior Notes and the application of the estimated net proceeds therefrom, Cogentrix Energy had approximately $1.3 billion of indebtedness, of which amount approximately $917 million represented indebtedness of subsidiaries to which the Exchange Senior Notes will be effectively subordinated. In addition, all of the indebtedness of the unconsolidated affiliates in which certain subsidiaries of Cogentrix Energy hold investments will be effectively senior to the Exchange Senior Notes. See "Risk Factors -- Subordination Risk Related to Holding Company Structure" and "Description of Senior Notes."

Optional Redemption........  The Exchange Senior Notes will be redeemable, in whole or in part, at any time at the option of Cogentrix Energy at a redemption price equal to (i) the then outstanding principal amount of the Exchange Senior Notes being redeemed plus accrued and unpaid interest thereon to the date of redemption plus (ii) a premium equal to the excess of (a) the present value at the time of redemption of the principal amount of the Exchange Senior Notes being redeemed plus any required interest payments due on the Exchange Senior Notes being redeemed through Stated Maturity computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the then outstanding principal amount of the Exchange Senior Notes being redeemed. See "Description of Senior
                             Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control (as defined), each holder of Exchange Senior Notes shall have the right, subject to certain conditions, to require Cogentrix Energy to repurchase such holder's Exchange Senior Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of repurchase. See "Description of Senior Notes -- Certain Covenants -- Repurchase of Senior Notes Upon a Change of Control" and "Risk Factors -- Substantial Leverage."

Certain Covenants..........  The Indenture for the Exchange Senior Notes will restrict, among other things, the ability of Cogentrix Energy and, in certain instances, its Subsidiaries (as defined) to (i) incur additional indebtedness, (ii) pay dividends and make other distributions, (iii) make certain investments, (iv) create encumbrances to secure debt, (v) engage in certain transactions with affiliates, (vi) dispose of certain assets or (vii) merge or consolidate with or into, or sell or otherwise transfer their properties and assets as an entirety to, another entity. See "Description of Senior Notes."

Change in Covenants When
  Senior Notes Rated
  Investment Grade.........  Following the first date upon which the Exchange
                             Senior Notes are rated Investment Grade (as defined), and provided that no Event of Default

                             (as defined) or event which with notice or passage of time would constitute an Event of Default shall exist on the Rating Event Date (as defined), the provisions of certain covenants contained in the Indenture will no longer be applicable to the Exchange Senior Notes. Certain covenants regarding restrictions on transactions with affiliates, limitations on liens and restrictions on mergers, consolidations and sales of assets will remain in effect and a covenant restricting certain sale/leaseback transactions will become applicable. In the event that subsequent to the Rating Event Date an Event of Default or event which with notice or passage of time would constitute an Event of Default shall exist with respect to the Exchange Senior Notes or the Exchange Senior Notes shall be rated less than Investment Grade, the provisions and covenants contained in the Indenture at the time of issuance of the Exchange Senior Notes that cease to be applicable after the Rating Event Date will not be reinstated. See "Description of Senior Notes -- Change in Covenants When Senior Notes are Rated Investment Grade."

Exchange Offer;
 Registration Rights........ Pursuant to the Registration Agreement, Cogentrix
                             Energy agreed to file, within 90 days after the Issue Date, a registration statement with respect to the Exchange Offer and use its best efforts to have such registration statement declared effective with 150 days after the Issue Date or consummate such Exchange Offer within 180 days after the Issue Date. The Registration Statement of which this Prospectus is a part constitutes such Exchange Offer registration statement. Under certain conditions stated in the Registration Agreement, Cogentrix Energy has agreed to, at its cost, as promptly as practicable, file a resale shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Senior Notes or the Exchange Senior Notes, as the case may be, use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and keep the Shelf Registration Statement effective until two years after its effective date or such shorter period ending when all resales of Old Senior Notes or Exchange Senior Notes covered by such Shelf Registration Statement have been made. If Cogentrix Energy does not comply with certain covenants set forth in the Registration Agreement, Cogentrix Energy will be obligated to pay additional interest to the holders of the Old Senior Notes.

Transfer Restrictions......  Following the Exchange Offer, any Old Senior Notes
                             not exchanged for Exchange Senior Notes will continue to be subject to the existing restrictions on transfers thereof and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act. See "The Exchange Offer -- Consequences of Failure to Exchange." The Exchange Senior Notes would generally be freely tradable after the Exchange Offer. See "The Exchange Offer."

                                  RISK FACTORS

     Prior to making an investment in the Exchange Senior Notes, prospective purchasers should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included, or incorporated by reference, in this Prospectus.

            SUMMARY CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION
                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

     The following tables set forth summary consolidated historical and unaudited pro forma financial information of the Company for the periods indicated. The Company's summary consolidated historical financial information was derived from the Company's Consolidated Financial Statements included elsewhere herein. The summary pro forma consolidated financial information was derived from the unaudited pro forma consolidated financial information of the Company and gives effect to the LS Power Acquisition and the BGCI Acquisition as described under "Unaudited Pro Forma Consolidated Financial Data," as if both had occurred on July 1, 1996. The information presented below should be read in conjunction with "Selected Consolidated Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and related Notes thereto, included elsewhere in this Prospectus.

                                                              SIX-MONTH                            PRO FORMA     PRO FORMA
                                                                PERIOD       SIX-MONTH PERIODS    FISCAL YEAR    SIX-MONTH
                             FISCAL YEARS ENDED JUNE 30,        ENDED         ENDED JUNE 30,         ENDED      PERIOD ENDED
                            ------------------------------   DECEMBER 31,   -------------------    JUNE 30,     DECEMBER 31,
                              1995       1996       1997       1997(1)        1997       1998        1997           1997
                            --------   --------   --------   ------------   --------   --------   -----------   ------------
                                                                                              (UNAUDITED)
                                                                            ------------------------------------------------
STATEMENT OF OPERATIONS
 DATA:
Total operating revenue...  $385,102   $410,546   $352,806     $177,946     $171,657   $194,856    $370,327       $208,707
Total operating
 expenses.................   303,147    313,407    349,546      132,338      140,851    126,302     350,408        146,529
Operating income..........    81,955     97,139      3,260       45,608       30,806     68,554      19,919         62,128
Interest expense..........   (59,621)   (58,354)   (56,328)     (25,680)     (28,184)   (33,085)    (81,890)       (45,643)

Income (loss) before
 income taxes.............    34,510     39,756    (44,710)      20,176        5,861     33,636     (58,871)        14,207
Net income (loss).........    21,173     23,795    (28,301)      10,703        4,078     19,488     (36,919)         7,095
Ratio of earnings to fixed
 charges (unaudited)(2)...      1.6x       1.7x        .3x         1.7x         1.2x       2.0x         .3x           1.3x

OTHER DATA (UNAUDITED)(3):
Parent EBITDA.............    31,068     34,271     59,854       35,388        5,837     28,086      63,863         45,815
Parent Fixed Charges......     8,530      8,472      8,222        4,203        4,111      4,295      27,326         13,750
Parent EBITDA/Parent Fixed
 Charges..................      3.6x       4.0x       7.3x         8.4x         1.4x       6.5x        2.3x           3.3x

                             PRO FORMA
                             SIX-MONTH
                            PERIOD ENDED
                              JUNE 30,
                                1998
                            ------------
                            (UNAUDITED)
                            ------------
STATEMENT OF OPERATIONS
 DATA:
Total operating revenue...    $224,782
Total operating
 expenses.................     137,543
Operating income..........      87,239
Interest expense..........     (50,482)

Income (loss) before
 income taxes.............      33,692
Net income (loss).........      19,522
Ratio of earnings to fixed
 charges (unaudited)(2)...        1.6x

OTHER DATA (UNAUDITED)(3):
Parent EBITDA.............      38,302
Parent Fixed Charges......      13,841
Parent EBITDA/Parent Fixed
 Charges..................        2.8x

                                                              AS OF JUNE 30,              AS OF         AS OF JUNE 30, 1998
                                                      ------------------------------   DECEMBER 31,   -----------------------
                                                        1995       1996       1997         1997         ACTUAL     PRO FORMA
                                                      --------   --------   --------   ------------   ----------   ----------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and marketable securities......................  $ 41,540   $ 33,351   $ 84,090     $113,951     $   31,611   $   34,366
Total assets........................................   930,733    921,641    859,828      822,974      1,287,705    1,503,387
Project financing debt(4)...........................   661,891    616,588    591,694      567,705        917,440      917,440
Parent debt(5)......................................   100,000    100,000    100,000      100,000        130,000      350,000
Total shareholders' equity..........................    63,618     83,010     49,709       58,298         77,760       77,760

---------------

(1) Effective January 1, 1998, the Company changed its fiscal year to commence on January 1 and conclude on December 31. The fiscal year previously commenced each July 1, concluding on June 30 of the following year.
(2) For purposes of this ratio, earnings include income before income taxes and cumulative effect of change in accounting principle and fixed charges excluding capitalized interest. Fixed charges include interest, whether capitalized or expensed, amortization of deferred financing costs and the interest element of rentals.
(3) Parent EBITDA represents cash flow to Cogentrix Energy prior to debt service and income taxes of Cogentrix Energy. Parent Fixed Charges include cash payments made by Cogentrix Energy related to outstanding indebtedness of Cogentrix Energy and the cost of funds associated with Cogentrix Energy's guarantees of certain subsidiaries' indebtedness. The calculation of pro forma Parent Fixed Charges includes estimated interest expense on the Senior Notes, net of the estimated interest income on the net proceeds of the Offering in excess of (i) the purchase price of the BGCI Acquisition and related transaction costs, (ii) issuance costs associated with the Offering and (iii) the settlement costs on an interest rate hedge agreement related to the Offering. Parent EBITDA is presented here not as a measure of operating results, but rather as a measure of Cogentrix Energy's ability to service debt. Parent EBITDA should not be construed as an alternative either
    (i) to operating income (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).
(4) Project financing debt with respect to each of the Company's facilities is "substantially non-recourse" to Cogentrix Energy and its other project subsidiaries. For a discussion of the term "substantially non-recourse," see "Business -- Description of the Company's Facilities -- Project Financing."
(5) Parent debt represents obligations of Cogentrix Energy only and does not include substantially non-recourse obligations of its project subsidiaries.

                                  RISK FACTORS

     Prospective purchasers of the Exchange Senior Notes should consider carefully the following matters as well as the other information contained in this Prospectus in evaluating an investment in the Exchange Senior Notes.

SUBSTANTIAL LEVERAGE

     The Company is highly leveraged as a result of the outstanding indebtedness of Cogentrix Energy and the substantially non-recourse debt financing of certain of its project subsidiaries incurred to finance the development of electric generating facilities. See "Description of Certain Other Indebtedness" for a description of the Company's $100 million outstanding issue of 8.10% Senior Notes due 2004 (the "2004 Senior Notes") pursuant to an Indenture dated March 15, 1994 (the "2004 Indenture" and, together with the Indenture, the "Indentures"). As of June 30, 1998, the Company's total consolidated indebtedness was approximately $1.0 billion, its total consolidated assets were approximately $1.3 billion and its total shareholders' equity was approximately $77.8 million. At the same date on a pro forma basis after giving effect to the BGCI Acquisition, the offering of the Old Senior Notes and the application of the estimated net proceeds therefrom, the Company's total consolidated indebtedness was approximately $1.3 billion, its total consolidated assets were approximately $1.5 billion and its total shareholders' equity was approximately $77.8 million. At the same date on a pro forma basis, the Company would have had a consolidated ratio of total debt (including short term debt) to total capitalization of approximately 94.2%. See "Capitalization" and "Unaudited Pro Forma Consolidated Financial Data." However, project financing debt of the Company's project subsidiaries (aggregating approximately $917 million as of June 30, 1998) is substantially non-recourse to Cogentrix Energy and its other project subsidiaries, except in connection with certain transactions where Cogentrix Energy has agreed to certain limited guarantees and other obligations with respect to such projects. These limited guarantees and other obligations, which were given in connection with the refinancing of certain project subsidiaries' debt facilities, aggregate approximately $51.9 million. In addition, the Company's indirect subsidiary, Cogentrix, Inc. ("Cogentrix"), has guaranteed certain project subsidiaries' obligations to the purchasing utility under power sales agreements. Because certain of these limited guarantees and other obligations do not by their terms stipulate a maximum dollar amount of liability, the aggregate amount of the Company's potential exposure under these guarantees cannot be quantified. If the Company were required to satisfy all of these guarantees and other obligations or even one or more of the significant ones, then such event could have a material adverse impact on the Company's condition, financial and otherwise, and consequently on the holders of the Senior Notes. The Indenture under which the Old Senior Notes were issued, and the Exchange Senior Notes will be issued, will contain provisions that require Cogentrix Energy, in the event of a Change in Control, to repurchase any Senior Notes that holders thereof desire to have repurchased. There can be no assurance that Cogentrix Energy will have the financial resources necessary to purchase the Senior Notes upon a Change of Control. See "Description of Senior Notes -- Certain Covenants -- Repurchase of Senior Notes Upon a Change of Control."

SUBORDINATION RISK RELATED TO HOLDING COMPANY STRUCTURE

     Cogentrix Energy is a development and management company that conducts its business primarily through its project subsidiaries and other subsidiaries that hold investments in unconsolidated affiliates. Therefore, claims of the holders of the indebtedness of Cogentrix Energy, including the Senior Notes and the 2004 Senior Notes, will be effectively subordinated to the indebtedness and other obligations of the Company's project subsidiaries (and its unconsolidated affiliates) as well as to the indebtedness and other obligations (including guarantees) of Cogentrix. See "Business -- Description of the Company's Facilities -- Project Financing." The ability of the Company to pay principal of, premium, if any, and interest on the Senior Notes will be dependent upon the receipt of sufficient funds from its current and future project subsidiaries (and unconsolidated affiliates) in the form of dividends, fees, interest, loans or otherwise. Pursuant to existing project finance agreements, the Company's project subsidiaries (and unconsolidated affiliates) currently have in place arrangements that restrict their ability to make distributions to the Company in the form of dividends, management fees, principal, interest, loans or otherwise. The restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary (or unconsolidated affiliate) proposing to make the distribution must provide for the payment of other obligations, including operating expenses, debt service and reserves, and must meet certain debt service coverage ratios. The Indentures permit both current and future project subsidiaries to enter into such agreements.

     The Company's project subsidiaries (and unconsolidated affiliates) are separate and distinct legal entities and, with the exception of Cogentrix Delaware Holdings, Inc. (the Company's primary, first-tier subsidiary that has guaranteed all senior unsecured indebtedness for borrowed money of Cogentrix Energy), have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Senior Notes. Any right of Cogentrix Energy to receive any assets of any of its project subsidiaries (or unconsolidated affiliates) upon any liquidation or reorganization of Cogentrix Energy (and the consequent right of the holders of the Senior Notes and the 2004 Senior Notes to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such project subsidiaries' (or unconsolidated affiliates') creditors (including trade creditors and holders of debt issued by such project subsidiaries (or unconsolidated affiliates)). As of June 30, 1998, approximately $917 million of indebtedness of certain of the Company's project subsidiaries, substantially all of which indebtedness represents non-recourse project financing secured by the assets of such project subsidiaries, would be effectively senior to the Senior Notes and the 2004 Senior Notes. In addition, all of the indebtedness of the unconsolidated affiliates in which certain subsidiaries of Cogentrix Energy hold investments will be effectively senior to the Senior Notes and the 2004 Senior Notes, substantially all of which indebtedness represents non-recourse project financing secured by the assets of such unconsolidated affiliates. As of June 30, 1998, on a pro forma basis giving effect to the BGCI Acquisition, the Company's pro rata share of the outstanding indebtedness of such unconsolidated affiliates was approximately $770 million. See "Description of Senior Notes."

UNCERTAINTY OF ACCESS TO CAPITAL FOR FUTURE PROJECTS OR ACQUISITIONS

     Any projects the Company may develop in the future and those independent power projects it may seek to acquire will require substantial capital investment. The Company's highly leveraged capital structure could limit its ability to finance the development or acquisition of additional projects by limiting the amount of capital the Company can borrow at the parent level to contribute as equity to new project subsidiaries or pay the purchase price of future acquisitions. While financings have been successfully arranged in connection with the Company's existing projects, the ability of the Company to implement its growth strategy is dependent on continued access to capital on acceptable terms. The Company's ability to arrange financing and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks and other financial institutions, investor confidence in the Company and the continued success of the Company's existing projects.

DEPENDENCE ON CERTAIN UTILITY CUSTOMERS

     Each of the Company's operating facilities relies on a power sales agreement with a single electric utility customer for the majority of its revenues over the life of the power sales agreement. The failure of a utility customer to fulfill its contractual obligations to the Company for a prolonged period of time could have a material adverse impact on the cash flow available to the Company and, as a result, on the financial position of the Company. The Company has sought to reduce this risk in part by entering into power sales agreements with customers of strong credit quality, substantially all of which have senior debt securities rated investment grade.

RISKS ASSOCIATED WITH CERTAIN PROVISIONS OF POWER SALES AGREEMENTS

     Certain power sales agreements of the Company's project subsidiaries and unconsolidated affiliates permit the purchasing utility to terminate the agreement or change the payments to the project subsidiary (or unconsolidated affiliate) under specified circumstances. Certain agreements also permit the utility to reduce future payments or recover from the project subsidiary (or unconsolidated affiliate) certain payments previously made in the event that a state utility commission prohibits the utility from recovering from its customers such payments made to the project subsidiary (or unconsolidated affiliate) under the power sales agreement. Some of the Company's power sales agreements contain regulatory disallowance provisions that provide that the utility will continue to pay the contract rates at least through the term of the related project financing debt. Thereafter, the project subsidiary (or unconsolidated affiliate) recognizes a reduction in payments received under the power sales agreement to the extent necessary to repay, or the project subsidiary (or unconsolidated affiliate) is required to repay, to the utility the amount of the accrued liability of such disallowance with interest. See "Business -- Description of the Company's Facilities."

     In the event a termination or modification of any such power sales agreement occurred, the affected project subsidiary (or unconsolidated affiliate) would likely generate reduced revenues or no revenues, possibly triggering default provisions in the project subsidiary's (or unconsolidated affiliate's) financing agreements, which might allow the affected lenders to accelerate such debt and could result in the Company not receiving any cash flow from that project subsidiary.

GOVERNMENT REGULATION

  Environmental Matters

     The activities of the Company are subject to stringent environmental regulations by federal, state, local and (for future non-U.S. projects) foreign governmental authorities. The Clean Air Act Amendments of 1990 require states to impose permit fees on certain emissions, and Congress may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company's facilities. There can be no assurance that the Company's business and financial condition would not be materially and adversely affected by the cost of compliance with future changes in domestic or foreign environmental laws and regulations or additional requirements for reduction or control of emissions imposed by regulatory authorities in connection with renewals of required permits. The Company maintains a comprehensive program to monitor its project subsidiaries' compliance with all applicable environmental laws, regulations, permits and licenses. See "Business -- Regulation -- Environmental Regulations -- United States" and "-- International."

     Project subsidiaries owning seven of the Company's facilities contract with ReUse Technology, Inc. ("ReUse"), a wholly-owned subsidiary of the Company operated as an autonomous business unit, to remove coal ash generated by the coal-fired plants. ReUse then arranges for the coal ash to be used as structural fill material or in the manufacture of various products for resale. ReUse's activities are subject to environmental regulation by federal, state and local governmental authorities. ReUse has obtained all necessary federal, state and local permits, licenses and approvals necessary for the conduct of its business. There can be no assurance, however, that ReUse will be able to maintain or obtain all necessary permits and approvals in the future. Coal ash is not currently subject to regulation as a hazardous waste under the Resource Conservation and Recovery Act or the laws of the states where the Company's facilities are located. Any change in law subjecting coal ash to regulation as a hazardous or other restricted waste could have a material adverse impact upon ReUse's business. ReUse conducts significant testing of coal ash to ensure the ash complies with all applicable laws. To the extent coal ash becomes subject to hazardous waste regulation, the Company and ReUse could be liable for costs associated with remediating any adverse environmental effects of the use of such hazardous substances.

  Energy Regulations

     The Company's cogenerating and small power production facility operations are subject to the provisions of various laws and regulations, including PURPA and the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). PURPA provides to qualifying facilities ("QFs") certain exemptions from federal and state laws and regulations, including organizational, rate and financial regulation. PUHCA regulates public utility holding companies and their subsidiaries. The Company is not and will not be subject to regulation as a holding company under PUHCA as long as the power plants it owns in whole or in part are

QFs under PURPA or eligible facilities of exempt wholesale generators ("EWGs") under PUHCA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer or reduction of steam purchases below the amount required by PURPA. See "Business -- Description of the Company's Facilities." Management believes that, upon the occurrence of any event that would threaten the QF status of one of the Company's facilities, it would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event the Company were unable to avoid the loss of such status for one of its facilities, to avoid public utility holding company status, the Company could apply to the Federal Energy Regulatory Commission ("FERC") to obtain status as an EWG for the owner of the non-qualifying facility. EWGs, however, are subject to broad regulation by the FERC and by state public utility commissions. In addition, loss of QF status may result in termination of a given project subsidiary's power sales agreement and a default under such project subsidiary's project financing agreements. See "Business -- Regulation -- Energy Regulations."

ELECTRIC UTILITY INDUSTRY RESTRUCTURING PROPOSALS

     The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their electric energy supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access to utility transmission lines, on a comparable basis to the utilities' own use of the lines. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric energy suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Pursuant to that rule, all utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

     In addition, future United States electric rates will likely be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for United States electricity sellers. To date, many states have enacted laws and regulations that will allow residents and businesses the opportunity to choose their electric energy suppliers. Additionally, numerous bills have been introduced in Congress which would open the entire United States electric market to competition sometime between 1998 and 2000. While the Company views deregulation as an opportunity, the effect of any such restructuring on the Company cannot be predicted and could have a material adverse effect on the Company.

GENERAL OPERATING RISKS

     The operation of a power plant involves many risks, including the breakdown or failure of electric generating equipment or other equipment or processes, fuel interruption, and performance below expected levels of output or efficiency. While the Company's facilities contain certain redundancies and the Company has obtained insurance to protect against certain of these operating risks, such protection may not be adequate to cover lost revenues or increased expenses (including higher maintenance costs). As a result, a facility may be unable to perform under its power and steam sales agreements and may be unable to fund principal and interest payments under its project financing agreements. Further, each facility may depend on a single or limited number of entities to purchase electricity or thermal energy, to supply water, to supply coal or gas, to transport coal or gas or to wheel electricity. The failure of a utility customer, steam host, water supplier, coal or gas transporter or wheeling utility to fulfill its contractual obligations could have a material adverse impact on the Company.

     The Company operates 10 of the 25 facilities that it owns (entirely or in part). With respect to the facilities it does not operate, the Company is and will, unless it takes over the operations itself, continue to be subject to the risk that the operator of the facility will fail to perform, or will perform its duties inadequately, and the operations of the facility will be adversely affected. In most instances in which it does not operate the facility itself, the Company has the right to participate in making, and in some cases the right to veto, major decisions affecting the operations of the facility.

PROJECT DEVELOPMENT AND START-UP UNCERTAINTIES

     The projects that the Company develops are complex, and the completion of any such project is subject to substantial risks. There can be no assurance that the Company will be able to obtain new power sales agreements, overcome any local opposition to the development of new projects, obtain site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales agreements, licenses and certifications, environmental and other permits and financing necessary for the successful development of new projects. These risks may result in the Company's abandonment of projects after having incurred significant project development expenses.

     As with any major industrial construction effort, the construction of an electric generating facility involves many risks, including material and labor interruption, work stoppages, labor disputes, weather interferences, unforeseen engineering, environmental and geological problems and unanticipated cost overruns. The Company has attempted to reduce its construction-related risks by using a standardized plant design, negotiating vendor contracts directly and obtaining construction contracts under which the contractor assumes certain risks, such as the risk of delays in completion and certain cost overruns. The Company's construction contracts have typically required the contractor to carry substantial insurance and to pay liquidated damages in the event of failure of performance by the contractor. There is a risk, however, that the costs of delays will exceed negotiated limits on liquidated damages and insurance coverage or that such delays will be caused by force majeure events, as to which there may be no liquidated damages or insurance coverage. Furthermore, many power sales agreements permit the utility customer to terminate the agreement in the event certain milestones, such as commencing commercial operation of the project, are not met by specified dates.

     The Company is committed to managing construction risks on future projects to the greatest extent possible. In the event the Company acquires existing projects or makes only minority investments in projects to be developed, the Company may be unable to manage such risks as effectively as it has with respect to its existing projects. The Indentures do not restrict the Company's ability to make such acquisitions and minority investments.

     The commencement of operation of a newly-constructed electric generating facility involves many risks, including the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants may employ recently developed and technologically complex equipment, especially in the area of environmental emission control. While insurance is maintained to protect against certain risks, warranties are obtained for limited periods, and contractors are obligated to meet certain performance levels, the proceeds of such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. As a result, a project may be unable to fund principal and interest payments under its project financing agreements and may operate at a loss. The Company has historically reduced this risk by developing most of its plants around a standardized design, using proven technology whenever possible, and establishing significant reserve accounts to protect debt service.

COMPETITION

     There are numerous strong and capable competitors in the electric generating industry, both domestically and internationally, many of whom have extensive and diversified developmental or operating experience and financial resources similar to or greater than the Company. In recent years the industry has been characterized by strong and increasing competition with respect to both the development of new facilities and the acquisition of existing electric generating assets, including a trend away from negotiated transactions and toward competitive bidding. The intensifying competition has contributed in many areas to a reduction in electricity prices. Combined with the increasing competition among regulated electric utilities, this reduction in electricity prices has put pressure on electric utilities to lower their costs, including the cost of purchased electricity. The restructuring of the electric utility industry in the United States that is underway is likely to increase competition in the future and may result in lower electricity prices and less profit for all competitors in the electric generating industry.

RISKS OF DOING BUSINESS OUTSIDE THE UNITED STATES

     The Company does not currently own or have an interest in any operating electric generating facilities outside the United States. A component of the Company's project development strategy is, however, the development of a limited number of projects on a highly selective basis outside the United States in countries where demand for power is growing rapidly, private investment is encouraged and favorable financing conditions exist. Nonetheless, the economic and political conditions in certain countries where the Company is or could be exploring development opportunities present risks of permitting, licensing and construction delays, interruption of business and expropriation that are greater than those in the United States. The uncertainty of the legal environment in certain foreign countries in which the Company may develop or acquire projects could make it more difficult to obtain non-recourse project financing and impair the Company's ability to enforce its rights under agreements relating to such projects. Operations in foreign countries also can present currency exchange, convertibility and repatriation risks. The Company anticipates that it will be able to reduce the foreign currency risk, where appropriate, by denominating its contracts in United States dollars (or another stable currency) and using a variety of instruments, including currency swaps, options and forward contracts. If available on acceptable terms, the Company may also attempt to obtain political risk insurance from available sources.

     The Company may be limited to holding minority interests in some of the projects that it develops or acquires outside the United States, due to the size of the projects as well as local laws and regulations, thus limiting the Company's ability to control the development, construction and operation of such projects. The Indentures do not restrict the Company's ability to make such acquisitions and minority investments.

LACK OF PUBLIC MARKET FOR THE SENIOR NOTES

     There has previously been no public market for the Old Senior Notes. The Exchange Senior Notes will constitute a new class of securities with no established trading market. Although the Exchange Senior Notes are expected to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market, there can be no assurance as to the development of a market or liquidity of any market that may develop for the Exchange Senior Notes, the ability of holders of the Exchange Senior Notes to sell their Exchange Senior Notes, or the price at which holders would be able to sell their Exchange Senior Notes. If the Exchange Senior Notes are traded after their initial issuance, they may trade at a discount from their initial public offering price depending upon prevailing interest rates, the Company's operating results, the market for similar securities and other factors. The Company does not intend to apply for listing of the Exchange Senior Notes on any securities exchange or the Nasdaq National Market.

     The Old Senior Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. See "Transfer Restrictions."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Senior Notes who do not exchange their Old Senior Notes for Exchange Senior Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Senior Notes as set forth in the legend thereon. Old Senior Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Senior Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Cogentrix Energy does not currently anticipate that it will register the Old Senior Notes under the Securities Act.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Senior Notes pursuant to the terms of, this Exchange Offer, Cogentrix Energy will have fulfilled a covenant contained in the

Registration Agreement. Holders of Old Senior Notes who do not tender their Old Senior Notes in the Exchange Offer will continue to hold such Old Senior Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Senior Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Senior Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Senior Notes could be adversely affected. See "The Exchange Offer -- Consequences of the Failure to Exchange."

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1998, (i) the actual consolidated capitalization of the Company and (ii) the pro forma consolidated capitalization of the Company as adjusted to give effect to the offering of the Old Senior Notes and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data" and the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                   JUNE 30, 1998
                                                              ------------------------
                                                                            PRO FORMA
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
SHORT-TERM DEBT:
  Current portion of non-recourse project financing debt....  $   84,493   $   84,493
                                                              ----------   ----------
LONG-TERM DEBT:
  Non-recourse project financing debt, net of current
     portion................................................     832,947      832,947
  2004 Senior Notes.........................................     100,000      100,000
  Corporate Credit Facility(1)..............................      30,000       30,000
  Senior Notes..............................................          --      220,000
                                                              ----------   ----------
     Total long-term debt...................................     962,947    1,182,947
                                                              ----------   ----------
          Total indebtedness................................   1,047,440    1,267,440
                                                              ----------   ----------
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 300,000 shares authorized;
     282,000 shares issued and outstanding..................         130          130
  Accumulated earnings......................................      77,630       77,630
                                                              ----------   ----------
     Total shareholders' equity.............................      77,760       77,760
                                                              ----------   ----------
  Total capitalization and short-term debt..................  $1,125,200   $1,345,200
                                                              ==========   ==========

---------------

     (1) The Company has a credit agreement with Australia and New Zealand Banking Group Limited, as agent for a group of lending banks (the "Corporate Credit Facility") which, as amended and restated on October 29, 1998, is a $100 million revolving credit facility providing for direct advances to, or the issuance of letters of credit for, the benefit of the Company. Subsequent to June 30, 1998, after repaying outstanding advances under the Corporate Credit Facility, the Company used $54 million of the credit availability thereunder to issue a letter of credit in connection with its investment in the Batesville Facility. See "Business -- Facility Under Construction." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Other Indebtedness -- Corporate Credit Facility."

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Senior Notes offered hereby. In consideration for issuing the Exchange Senior Notes as contemplated in this Prospectus, Cogentrix Energy will receive in exchange Old Senior Notes in like principal amount, the terms of which are identical to the Exchange Senior Notes. The Old Senior Notes surrendered in exchange for the Exchange Senior Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Senior Notes will not result in any increase in the indebtedness of Cogentrix Energy.

     The net proceeds received by the Company from the sale of the Old Senior Notes (after deducting the original issue discount, the discount to the Initial Purchasers and estimated expenses) were approximately $214.4 million and were used to fund the purchase price for the BGCI Acquisition and related transaction costs, to pay settlement costs for an interest rate hedge agreement related to the offering of the Old Senior Notes and for general corporate purposes.

                               THE EXCHANGE OFFER

GENERAL

     The Old Senior Notes were sold by Cogentrix Energy on the Issue Date to Salomon Smith Barney Inc., Goldman, Sachs & Co. and CIBC Oppenheimer Corp. (the "Initial Purchasers") pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Senior Notes to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions, and pursuant to offers and sales outside the United States to certain persons in reliance on Regulation S under the Securities Act ("Regulation S"). As a condition to the purchase of the Old Senior Notes by the Initial Purchasers, Cogentrix Energy entered into the Registration Agreement with the Initial Purchasers, for the benefit of the holders, which requires, among other things, that Cogentrix Energy, at its cost, become obligated to (i) file a registration statement in connection with a registered exchange offer within 90 days after the Issue Date and (ii) use its best efforts to cause the Registration Statement relating to such registered exchange offer to become effective within 150 days after the Issue Date (or file and cause to become effective a resale shelf registration statement covering resales of the Old Senior Notes or the Exchange Senior Notes, as the case may
be). Upon the effectiveness of the Registration Statement, Cogentrix Energy will offer to the holders of the Old Senior Notes the opportunity to exchange their Old Senior Notes for a like principal amount of Exchange Senior Notes and will keep the Exchange Offer open for not less than 30 days and not more than 45 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders.

     The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy Cogentrix Energy's obligations under the Registration Agreement. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to Cogentrix Energy. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, Cogentrix Energy believes that Exchange Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Senior Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such Exchange Senior Notes are acquired in the ordinary course of such holder's or other person's business, (ii) neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Senior Notes and (iii) such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Senior Notes. If any person were to be participating in the Exchange Offer for the purpose of participating in a distribution of the Exchange Senior Notes in a manner not permitted by the Commission's interpretation, such person (i) could not rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Cogentrix Energy does not intend to seek its own no-action letter and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Senior Notes as it has in such no-action letters to third parties.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Cogentrix Energy will accept all Old Senior Notes properly tendered and not timely withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. After authentication of the Exchange Senior Notes by the Trustee or authenticating agent, Cogentrix Energy will issue $1,000 in principal amount of Exchange Senior Notes in exchange for $1,000 in principal amount of outstanding Old Senior Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Senior Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Each holder of Old Senior Notes who wishes to exchange Old Senior Notes for Exchange Senior Notes in the Exchange Offer will be required to represent to Cogentrix Energy that (i) any Exchange Senior Notes to be received by it are being acquired in the ordinary course of its business, (ii) it is not engaged in, and does not intend to engage in, and, at the time of the commencement of the Exchange Offer, has no arrangement or understanding with any person to participate in a distribution of such Exchange Senior Notes and (iii) it is not an "affiliate" as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives Exchange Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Cogentrix Energy has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The form and terms of the Exchange Senior Notes are identical to the form and terms of the Old Senior Notes except that (i) the offering of the Exchange Senior Notes has been registered under the Securities Act, (ii) the Exchange Senior Notes will not be subject to transfer restrictions and (iii) the Exchange Senior Notes will not be entitled to registration or other rights under the Registration Agreement upon failure by Cogentrix Energy to consummate the Exchange Offer or the occurrence of certain other events. See "Description of the Senior Notes."

     The Exchange Senior Notes will accrue interest from the last Interest Payment Date on which interest was paid on the Old Senior Notes surrendered in exchange therefor, or, if no interest has been paid on such Old Senior Notes, from the Issue Date. Such interest will be paid with the first payment of the Exchange Senior Notes. Interest will not be paid on Old Senior Notes that are accepted for exchange. Untendered Old Senior Notes that are not exchanged for Exchange Senior Notes pursuant to the Exchange Offer will bear interest at a rate of 8.75% per annum after the Expiration Date.

     If any tendered Old Senior Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "-- Conditions" without waiver by Cogentrix Energy, certificates for any such unaccepted Old Senior Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Senior Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Senior Notes, pursuant to the Exchange Offer. Cogentrix Energy will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "-- Fees and Expenses."

     Cogentrix Energy shall be deemed to have accepted validly tendered Old Senior Notes when, as and if Cogentrix Energy has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Senior Notes for the purposes of receiving the Exchange Senior Notes from Cogentrix Energy and delivering Exchange Senior Notes to such holders.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless Cogentrix Energy, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     Cogentrix Energy expressly reserves the right, at any time, or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any of the Old Senior Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that Cogentrix Energy is extending the Exchange Offer for a specified period of time. During any such extension, all Old Senior Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

     Cogentrix Energy expressly reserves the right (i) to delay accepting any Old Senior Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Senior Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by Cogentrix Energy (if permitted to be waived by Cogentrix Energy), by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Senior Notes. Any such delay in acceptance, extension or termination will be followed as promptly as practicable by public announcement or oral or written notice thereof to the holders of the Old Senior Notes. If the Exchange Offer is amended in a manner determined by Cogentrix Energy to constitute a material change, Cogentrix Energy will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Senior Notes of such amendment.

     Without limiting the manner in which Cogentrix Energy may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, Cogentrix Energy shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Senior Notes and any other documents required by the Letter of Transmittal to the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date or (ii) comply with the guaranteed delivery procedures described below.

     The method of delivery of Old Senior Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date. No Letter of Transmittal or Old Senior Notes should be sent to Cogentrix Energy.

     If tendered Old Senior Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Senior Notes to be issued in exchange therefor are to be issued (and any untendered Old Senior Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company ("DTC") (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Senior Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Senior Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Cogentrix Energy and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Senior Notes and/or Old Senior Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Senior Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Senior Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Senior Notes by causing DTC to transfer such Old Senior Notes into the Exchange Agent's account with respect to the Old Senior Notes in accordance with DTC's procedures for such transfer. Although delivery of the Old Senior Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Senior Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Senior Notes are registered and, if possible, the certificate numbers of the Old Senior Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Senior Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Senior Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Senior Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), Cogentrix Energy may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Senior Notes (or a confirmation of book-entry transfer of such Old Senior Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Senior Notes in exchange for Old Senior Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Senior Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of Old Senior Notes tendered for exchange and withdrawal of the tendered Old Senior Notes will be determined by Cogentrix Energy in its sole discretion, which determination will be final and binding. Cogentrix Energy reserves the absolute right to reject any and all Old Senior Notes not properly tendered or any Old Senior Notes Cogentrix Energy's acceptance of which would, in the opinion of Cogentrix Energy or its counsel, be unlawful. Cogentrix Energy also reserves the right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Senior Notes either before or after the Expiration Date. Cogentrix Energy's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Senior Notes must be cured within such time as Cogentrix Energy shall determine. None of Cogentrix Energy, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Senior Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Senior Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Senior Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old

Senior Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, Cogentrix Energy reserves the right in its sole discretion to
(i) purchase or make offers for any Old Senior Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Agreement and (ii) to the extent permitted by applicable law, purchase Old Senior Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder of any Old Senior Notes listed therein, such Old Senior Notes must be endorsed or accompanied by appropriate powers of attorney, in each case signed as the name of the registered holder or holders appears on the Old Senior Notes.

     If the Letter of Transmittal or any Old Senior Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Cogentrix Energy, submit evidence satisfactory to Cogentrix Energy of their authority so to act must be submitted with the Letter of Transmittal.

     By tendering, each holder will represent to Cogentrix Energy that, among other things, (i) the Exchange Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, whether or not such person is the holder, (ii) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Senior Notes, (iii) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Senior Notes and (iv) such holder or other person is not an "affiliate" (as defined under Rule 405 of the Securities Act) of Cogentrix Energy or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives Exchange Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. Cogentrix Energy has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Senior Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Senior Notes to Cogentrix Energy and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Senior Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Senior Notes and to acquire Exchange Senior Notes issuable upon the exchange of such tendered Old Senior Notes, and that, when the same are accepted for exchange, Cogentrix Energy will acquire good, marketable and unencumbered title to the tendered Old Senior Notes, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims or proxies. The

Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Cogentrix Energy to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Senior Notes or transfer ownership of such Old Senior Notes on the account books maintained by a book-entry transfer facility. The Transferor agrees it will comply with its obligations under the Registration Agreement and further agrees that acceptance of any tendered Old Senior Notes by Cogentrix Energy and the issuance of Exchange Senior Notes in exchange therefor shall constitute performance in full by Cogentrix Energy of certain of its obligations under the Registration Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     The Transferor certifies that (i) it is not an "affiliate" of Cogentrix Energy within the meaning of Rule 405 under the Securities Act, (ii) it is acquiring the Exchange Senior Notes offered hereby in the ordinary course of such Transferor's business, (iii) it is not engaged in and does not intend to engage in a distribution of the Exchange Senior Notes and (iv) that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Senior Notes. Each Transferor which is a broker-dealer receiving Exchange Senior Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Cogentrix Energy will, for a period of 180 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Senior Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Senior Notes in the Exchange Offer, a written or facsimile transmission (receipt confirmed by telephone) notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Senior Notes to be withdrawn (the "Depositor"), (ii) identify the Old Senior Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Senior Notes or, in the case of Old Senior Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) include a statement that such holder is withdrawing his election to have such Old Senior Notes exchanged, (iv) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Senior Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Senior Notes register the transfer of such Old Senior Notes into the name of the Depositor withdrawing the tender and
(v) specify the name in which any such Old Senior Notes are to be registered, if different from that of the Depositor. If the Old Senior Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Senior Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Cogentrix Energy, whose determination shall be final and binding on all parties. Any Old Senior Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Senior Notes will be issued with respect thereto unless the Old Senior Notes so withdrawn are validly retendered. Any Old Senior Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Senior Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

     Any Old Senior Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Senior Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Senior Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection, of tender or termination of the Exchange Offer. Properly withdrawn Old Senior Notes may be retendered by following the procedures described under "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD SENIOR NOTES; DELIVERY OF EXCHANGE SENIOR NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Cogentrix Energy will accept, promptly on the Expiration Date, all Old Senior Notes properly tendered and will issue the Exchange Senior Notes promptly after such acceptance. See "-- Conditions" below. For purposes of the Exchange Offer, Cogentrix Energy shall be deemed to have accepted properly tendered Old Senior Notes for exchange when, as and if Cogentrix Energy has given oral or written notice thereof to the Exchange Agent.

     For each Old Senior Note accepted for exchange, the holder of such Old Senior Note will receive an Exchange Senior Note having a principal amount equal to that of the surrendered Old Senior Note.

     In all cases, issuance of Exchange Senior Notes for Old Senior Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Senior Notes or a timely book-entry confirmation of such Old Senior Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Senior Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Senior Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Senior Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Senior Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Cogentrix Energy will not be required to accept for exchange, or exchange, any Exchange Senior Notes for any Old Senior Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Senior Notes for exchange, if the Exchange Offer violates any applicable law or interpretation by the staff of the Commission.

     If Cogentrix Energy determines in its sole discretion that the foregoing condition exists, Cogentrix Energy may (i) refuse to accept any Old Senior Notes and return all tendered Old Senior Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Senior Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Senior Notes to withdraw their tendered Old Senior Notes, or
(iii) waive such condition, if permissible, with respect to the Exchange Offer and accept all properly tendered Old Senior Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Cogentrix Energy will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and Cogentrix Energy will extend the Exchange Offer as required by applicable law.

EXCHANGE AGENT

     First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Senior Notes should be directed to the Exchange Agent addressed as follows:

By Registered, Certified or Overnight Mail:        Facsimile:

First Union National Bank                          704-590-7628
Corporate Trust Department
1525 West W.T. Harris Boulevard, 3C3
Charlotte, North Carolina 28288-1153
Attention: Laura Richardson

By Hand:                                           Telephone Number:

First Union National Bank                          704-590-7414
Corporate Trust Department
1525 West W.T. Harris Boulevard, 3C3
Charlotte, North Carolina 28288-1153
Attention: Laura Richardson

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Cogentrix Energy. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Cogentrix Energy and its affiliates in person, by telephone or facsimile.

     Cogentrix Energy has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Cogentrix Energy, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. Cogentrix Energy may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Senior Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by Cogentrix Energy.

     Cogentrix Energy will pay all transfer taxes, if any, applicable to the exchange of Old Senior Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Senior Notes (or Old Senior Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Senior Notes tendered, or if tendered Old Senior Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Senior Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Senior Notes will be recorded at the carrying value of the Old Senior Notes as reflected in Cogentrix Energy's accounting records on the date of the exchange. Accordingly, Cogentrix Energy will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by Cogentrix Energy over the term of the Exchange Senior Notes under generally accepted accounting principles.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Senior Notes who do not exchange their Old Senior Notes for Exchange Senior Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Senior Notes as set forth in the legend thereon. Old Senior Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Senior Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Cogentrix Energy does not currently anticipate that it will register the Old Senior Notes under the Securities Act.

     Participation in the Exchange Offer is voluntary, and holder of Old Senior Notes should carefully consider whether to participate. Holders of Old Senior Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Senior Notes pursuant to the terms of, this Exchange Offer, Cogentrix Energy will have fulfilled a covenant contained in the Registration Agreement. Holders of Old Senior Notes who do not tender their Old Senior Notes in the Exchange Offer will continue to hold such Old Senior Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Senior Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. See "Transfer Restrictions." To the extent that Old Senior Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Senior Notes could be adversely affected.

     Cogentrix Energy may in the future seek to acquire, subject to the terms of the Indenture, untendered Old Senior Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Cogentrix Energy has no present plan to acquire any Old Senior Notes which are not tendered in the Exchange Offer.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth certain selected consolidated financial information as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998, as of December 31, 1997 and for the six-month periods ended December 31, 1996 and 1997 and each of the five fiscal years in the period ended June 30, 1997, which should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The selected consolidated financial information as of and for the six-month period ended December 31, 1997 and each of the five fiscal years in the period ended June 30, 1997 set forth below has been derived from the consolidated financial statements of the Company, which were audited by Arthur Andersen LLP, independent public accountants. The information for the six-month period ended December 31, 1996, the six-month periods ended June 30, 1997 and 1998 and as of June 30, 1998 has been derived from the Company's unaudited consolidated financial statements. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. The unaudited interim consolidated results of operations are not necessarily indicative of the consolidated results of operations for any other interim period or for any fiscal year as a whole.

     Effective January 1, 1998, the Company changed its fiscal year to commence on January 1 and conclude on December 31 of each year. The Company's fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

                                                                                           SIX-MONTH               SIX-MONTH
                                                                                         PERIODS ENDED           PERIODS ENDED
                                          FISCAL YEARS ENDED JUNE 30,                     DECEMBER 31,             JUNE 30,
                              ----------------------------------------------------   ----------------------   -------------------
                                1993       1994       1995       1996       1997        1996         1997       1997       1998
                              --------   --------   --------   --------   --------   -----------   --------   --------   --------
                                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)           (UNAUDITED)                  (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Operating revenue:
  Electric..................  $338,645   $351,892   $357,674   $356,459   $315,203    $162,909     $154,810   $152,294   $146,368
  Steam.....................    22,637     22,254     23,320     27,703     26,686      13,284       12,721     13,402     13,705
  Lease revenue.............         0          0          0          0          0           0            0          0     12,433
  Service revenue under
    sales-type capital
    leases..................         0          0          0          0          0           0            0          0     13,252
  Income from unconsolidated
    investments in power
    projects................         0          0      1,116      3,862        574         348        1,186        226      1,797
  Other.....................     1,037      1,939      2,992     22,522     10,343       4,608        9,229      5,735      7,301
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
        Total operating
          revenue...........   362,319    376,085    385,102    410,546    352,806     181,149      177,946    171,657    194,856
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Operating expenses:
  Operating costs...........   236,568    239,225    235,006    245,582    204,446     108,348       93,689     96,098     71,196
  Cost of services under
    sales-type capital
    leases..................         0          0          0          0          0           0            0          0     15,339
  General, administrative
    and development.........    25,116     26,664     30,499     29,983     39,425      16,017       18,242     23,408     19,152
  Depreciation and
    amortization............    28,851     36,290     37,642     37,842     40,047      18,610       20,407     21,345     20,615
  Loss on impairment and
    cost of removal of
    cogeneration
    facilities..............         0          0          0          0     65,628      65,628            0          0          0
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
        Total operating
          expenses..........   290,535    302,179    303,147    313,407    349,546     208,603      132,338    140,851    126,302
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Operating income (loss).....    71,784     73,906     81,955     97,139      3,260     (27,454)      45,608     30,806     68,554

                                                                                           SIX-MONTH               SIX-MONTH
                                                                                         PERIODS ENDED           PERIODS ENDED
                                          FISCAL YEARS ENDED JUNE 30,                     DECEMBER 31,             JUNE 30,
                              ----------------------------------------------------   ----------------------   -------------------
                                1993       1994       1995       1996       1997        1996         1997       1997       1998
                              --------   --------   --------   --------   --------   -----------   --------   --------   --------
                                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)           (UNAUDITED)                  (UNAUDITED)
Other income (expense):
  Interest expense..........   (45,479)   (50,736)   (59,621)   (58,354)   (56,328)    (28,144)     (25,680)   (28,184)   (33,085)
  Investment and other
    income..................     4,110      4,335      8,269      7,478     13,184       7,729        4,334      5,455      3,865
  Equity in net income
    (loss) of affiliates,
    net.....................         0       (650)     8,696     (1,758)      (813)     (1,088)      (1,813)       183        (85)
Minority interests in income
  before extraordinary
  loss......................    (2,514)    (3,089)    (4,789)    (4,749)    (4,013)     (1,614)      (2,273)    (2,399)    (5,613)
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Income (loss) before income
  taxes, extraordinary gain
  (loss) and cumulative
  effect of change in
  accounting principle......    27,901     23,766     34,510     39,756    (44,710)    (50,571)      20,176      5,861     33,636
Benefit (provision) for
  income taxes..............   (11,508)    (9,307)   (13,337)   (15,961)    17,112      18,895       (7,971)    (1,783)   (13,405)
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Income (loss) before
  extraordinary gain (loss)
  and cumulative effect of
  change in accounting
  principle.................    16,393     14,459     21,173     23,795    (27,598)    (31,676)      12,205      4,078     20,231
Extraordinary gain (loss) on
  early extinguishment of
  debt, net.................         0      3,055          0          0       (703)       (703)      (1,502)         0       (743)
Cumulative effect of change
  in method of accounting
  for income taxes..........         0       (875)         0          0          0           0            0          0          0
                              --------   --------   --------   --------   --------    --------     --------   --------   --------
Net income (loss)...........  $ 16,393   $ 16,639   $ 21,173   $ 23,795   $(28,301)   $(32,379)    $ 10,703   $  4,078   $ 19,488
                              ========   ========   ========   ========   ========    ========     ========   ========   ========
Ratio of earnings to fixed
  charges (unaudited)(1)....      1.5x       1.4x       1.6x       1.7x        .3x       (.7)x         1.7x       1.2x       2.0x
                              ========   ========   ========   ========   ========    ========     ========   ========   ========

                                                          AS OF JUNE 30,                         AS OF          AS OF
                                       ----------------------------------------------------   DECEMBER 31,    JUNE 30,
                                         1993       1994       1995       1996       1997         1997          1998
                                       --------   --------   --------   --------   --------   ------------   -----------
                                                      (DOLLARS IN THOUSANDS)                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and marketable securities.......  $ 29,669   $118,218   $ 41,540   $ 33,351   $ 84,090     $113,951     $   31,611
Total assets.........................   868,369    944,185    930,733    921,641    859,828      822,974      1,287,705
Project financing debt(2)............   723,435    702,736    661,891    616,588    591,694      567,705        917,440
Parent debt(3).......................    32,037    100,000    100,000    100,000    100,000      100,000        130,000
Total shareholders' equity...........    33,725     46,560     63,618     83,010     49,709       58,298         77,760

                                                                                              SIX-MONTH       SIX-MONTH
                                                    FISCAL YEARS ENDED JUNE 30,             PERIOD ENDED    PERIOD ENDED
                                          -----------------------------------------------   DECEMBER 31,      JUNE 30,
                                           1993      1994      1995      1996      1997         1997            1998
                                          -------   -------   -------   -------   -------   -------------   -------------
                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS)                         (UNAUDITED)
OTHER DATA (UNAUDITED)(4):
Parent EBITDA...........................  $24,029   $33,603   $31,068   $34,271   $59,854      $35,388         $28,086
Parent Fixed Charges....................    3,328     3,261     8,530     8,472     8,222        4,203           4,295
Parent EBITDA/Parent Fixed Charges......     7.2x     10.3x      3.6x      4.0x      7.3x         8.4x            6.5x

---------------

(1) For purposes of this ratio, earnings include income before taxes, extraordinary gain (loss) and cumulative effect of change in accounting principle and fixed charges excluding capitalized interest. Fixed charges include interest, whether capitalized or expensed, amortization of deferred financing costs and interest elements of rentals.
(2) Project financing debt with respect to each of the Company's facilities is "substantially non-recourse" to Cogentrix Energy and its other project subsidiaries. For a discussion of the term "substantially non-recourse," see "Business -- Description of the Company's Facilities -- Project Financing" herein.
(3) Parent debt represents obligations of Cogentrix Energy only and does not include non-recourse obligations of the Company's project subsidiaries.
(4) Parent EBITDA represents cash flow to Cogentrix Energy prior to debt service and income taxes of Cogentrix Energy. Parent Fixed Charges include cash payments made by Cogentrix Energy related to outstanding indebtedness of Cogentrix Energy and the cost of funds associated with Cogentrix Energy's guarantees of certain subsidiaries' indebtedness. Parent EBITDA is presented here not as a measure of operating results, but rather as a measure of Cogentrix Energy's ability to service debt. Parent EBITDA should not be construed as an alternative either (i) to operating income (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated condensed balance sheet as of June 30, 1998 gives effect to the following transactions as if such transactions had occurred on June 30, 1998: (i) the BGCI Acquisition and (ii) the sale of the Senior Notes and the application of the net proceeds therefrom. The following unaudited pro forma consolidated condensed statements of operations for the six-month periods ended June 30, 1998 and December 31, 1997 and for the twelve-month period ended June 30, 1997 give effect to the following transactions as if such transactions had occurred on July 1, 1996: (i) the LS Power Acquisition, (ii) the BGCI Acquisition and (iii) the sale of the Senior Notes and the application of the net proceeds therefrom.

     The pro forma consolidated financial data and accompanying notes should be read in conjunction with the Company's consolidated financial statements and related notes thereto contained in the Company's Report on Form 10-K for the six-month transition period ended December 31, 1997. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the pro forma consolidated financial data. The pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the Company's consolidated results of operations or financial position would actually have been had such transactions in fact occurred at such dates, or to project the Company's consolidated results of operations or financial position at any future date or for any future period. In the opinion of management, all adjustments necessary to present fairly such pro forma consolidated financial data have been made.

     References to the "Partnerships" in the notes accompanying the pro forma consolidated financial data mean Logan Generating Company, L.P., Northampton Generating Company, L.P., Chambers Cogeneration Limited Partnership and Scrubgrass Generating Company, L.P., collectively. References to the "Holding Companies" mean Palm Power Corporation, Hickory Power Corporation, Birch Power Corporation and Panther Creek Leasing, Inc., collectively. References to "Beale" mean Beale Generating Company (formerly J. Makowski Company, Inc.). For further information regarding specific projects that are referenced in the notes, see "Business -- BGCI Acquisition."

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                           ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                              THE BGCI         THE SALE OF
                                              ACTUAL (1)     ACQUISITION      SENIOR NOTES     PRO FORMA
                                              ----------   ---------------   ---------------   ----------
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................  $   31,611      $(191,103)(2)     $193,858(7)    $   34,366
  Restricted cash...........................      50,840             --               --           50,840
  Accounts receivable.......................      62,247            144(3)            --           62,391
  Other current assets......................      22,519             --               --           22,519
                                              ----------      ---------         --------       ----------
          Total current assets..............     167,217       (190,959)         193,858          170,116
PROPERTY, PLANT AND EQUIPMENT, NET..........     488,186             --               --          488,186
LAND AND IMPROVEMENTS.......................       2,540             --               --            2,540
DEFERRED FINANCING, START-UP AND
  ORGANIZATION COSTS, NET...................      31,414             --            4,575(8)        35,989
NET INVESTMENT IN LEASE.....................     497,332             --               --          497,332
NATURAL GAS RESERVES........................       1,958             --               --            1,958
INVESTMENTS IN UNCONSOLIDATED AFFILIATES....      77,503        183,115(4)            --          260,618
OTHER ASSETS................................      21,555         25,093(5)            --           46,648
                                              ----------      ---------         --------       ----------
                                              $1,287,705      $  17,249         $198,433       $1,503,387
                                              ==========      =========         ========       ==========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt.........  $   84,493      $      --         $     --       $   84,493
  Other current liabilities.................      47,585             --               --           47,585
                                              ----------      ---------         --------       ----------
          Total current liabilities.........     132,078             --               --          132,078
LONG-TERM DEBT..............................     964,820                         198,433(9)     1,163,253
DEFERRED INCOME TAXES.......................      32,064         10,663(6)            --           42,727
MINORITY INTERESTS..........................      56,752             --               --           56,752
OTHER LONG-TERM LIABILITIES.................      24,231          6,586(3)            --           30,817
                                              ----------      ---------         --------       ----------
                                               1,209,945         17,249          198,433        1,425,627
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 300,000 shares
     authorized; 282,000 shares issued and
     outstanding............................         130             --               --              130
  Accumulated earnings......................      77,630             --               --           77,630
                                              ----------      ---------         --------       ----------
                                                  77,760             --               --           77,760
                                              ----------      ---------         --------       ----------
                                              $1,287,705..    $  17,249         $198,433       $1,503,387
                                              ==========      =========         ========       ==========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed balance sheet.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

The Company is accounting for the BGCI Acquisition using the purchase method of accounting.

(1) This column represents the Company's historical consolidated condensed balance sheet as of June 30, 1998 which reflects the LS Power Acquisition as such acquisition was consummated on March 20, 1998.

(2) Represents cash outflows used to fund (i) the BGCI Acquisition purchase price, which is subject to adjustment either upward or downward based on the final determination of the "Net Unrestricted Cash Differential" as defined in the Purchase Agreement, dated as of March 6, 1998, between Cogentrix Energy and BGCI and (ii) related transaction costs.

(3) Represents the historical assets and liabilities of the Holding Companies, which hold BGCI's ownership interests in the Indiantown, Morgantown and Gilberton project partnerships and the undivided lessor interest in Panther Creek. The Company will acquire 100% of the outstanding common stock of the Holding Companies in connection with the BGCI Acquisition. Cash balances and current liability balances as of June 30, 1998 of certain of the Holding Companies have not been reflected in the accompanying pro forma balance sheet due to the expected distribution of such cash and satisfaction of such liabilities prior to consummation of the BGCI Acquisition.

(4) Represents the Company's equity investment in the Partnerships and Beale as well as equity investments of the Holding Companies. Investments in affiliates include purchase price premiums or discounts resulting from the difference between the BGCI Acquisition purchase price inclusive of the related acquisition costs and the net assets acquired and, in certain circumstances, related deferred tax effects.

(5) Represents a receivable related to the Company's investment in Cedar Bay and an investment in a leveraged lease.

(6) Reflects the deferred tax effects of the BGCI Acquisition.

(7) Represents cash proceeds from the sale of $220 million aggregate principal amount of Senior Notes by Cogentrix Energy, net of (i) the original issue discount on the Senior Notes, (ii) issuance costs associated with the offering of the Senior Notes and (iii) settlement costs for an interest rate hedge agreement related to the offering of the Senior Notes.

(8) Represents issuance costs associated with the Senior Notes.

(9) Represents the issuance of $220 million aggregate principal amount of Senior Notes by Cogentrix Energy, net of the original issue discount and net of deferred settlement costs for an interest rate hedge agreement associated with the Senior Notes.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998
          (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)

                                                    ADJUSTMENTS FOR   ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                       LS POWER            BGCI             SALE OF
                                          ACTUAL    ACQUISITION(1)      ACQUISITION      SENIOR NOTES     PRO FORMA
                                         --------   ---------------   ---------------   ---------------   ---------
OPERATING REVENUE:
  Electric.............................  $146,368       $    --           $    --           $    --       $146,368
  Steam................................    13,705            --                --                --         13,705
  Lease revenue........................    12,433         9,793                --                --         22,226
  Service revenue under sales-type
    capital leases.....................    13,252         8,561                --                --         21,813
  Income from unconsolidated
    investments in power projects......     1,797            --             9,725(4)             --         11,522
  Other................................     7,301         1,056               791(5)             --          9,148
                                         --------       -------           -------           -------       --------
                                          194,856        19,410            10,516                --        224,782
                                         --------       -------           -------           -------       --------
OPERATING EXPENSES:
  Fuel expense.........................    38,924            --                --                --         38,924
  Operations and maintenance...........    32,272           149                --                --         32,421
  General, administrative and
    development expenses...............    19,152            --               308(5)             --         19,460
  Depreciation and amortization........    20,615            72              (118)(5)           229(6)      20,798
  Cost of services under sales-type
    capital leases.....................    15,339        10,601                --                --         25,940
                                         --------       -------           -------           -------       --------
                                          126,302        10,822               190               229        137,543
                                         --------       -------           -------           -------       --------
OPERATING INCOME.......................    68,554         8,588            10,326              (229)        87,239
OTHER INCOME (EXPENSE):
  Interest expense.....................   (33,085)       (6,790)(2)            --           (10,607)(8)    (50,482)
  Investment and other income, net.....     3,865          (738)(3)           396(5)             --          3,523
  Equity in net loss of affiliates,
    net................................       (85)           --                --                --            (85)
                                         --------       -------           -------           -------       --------
INCOME BEFORE MINORITY INTERESTS IN
  INCOME, INCOME TAXES AND
  EXTRAORDINARY LOSS...................    39,249         1,060            10,722           (10,836)        40,195
MINORITY INTERESTS IN INCOME BEFORE
  EXTRAORDINARY LOSS...................    (5,613)         (890)               --                --         (6,503)
                                         --------       -------           -------           -------       --------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS...................    33,636           170            10,722           (10,836)        33,692
PROVISION FOR INCOME TAXES.............   (13,405)          (66) (7)       (4,279)(7)         4,323(7)     (13,427)
                                         --------       -------           -------           -------       --------
INCOME BEFORE EXTRAORDINARY LOSS.......    20,231           104             6,443            (6,513)        20,265
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT, net of
  minority interest and income tax
  benefit..............................      (743)           --                --                --           (743)
                                         --------       -------           -------           -------       --------
NET INCOME.............................  $ 19,488       $   104           $ 6,443           $(6,513)      $ 19,522
                                         ========       =======           =======           =======       ========
EARNINGS PER COMMON SHARE:
  Income before extraordinary loss.....  $  71.74                                                         $  71.86
  Extraordinary loss...................     (2.63)                                                           (2.63)
                                         --------                                                         --------
                                         $  69.11                                                         $  69.23
                                         ========                                                         ========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING..........................   282,000                                                          282,000
                                         ========                                                         ========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed statement of operations.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 1997
          (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)

                                                    ADJUSTMENTS FOR   ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                       LS POWER            BGCI             SALE OF
                                          ACTUAL    ACQUISITION(1)      ACQUISITION      SENIOR NOTES     PRO FORMA
                                         --------   ---------------   ---------------   ---------------   ---------
OPERATING REVENUE:
  Electric.............................  $154,810       $    --           $    --           $    --       $154,810
  Steam................................    12,721            --                --                --         12,721
  Lease revenue........................        --        11,844                --                --         11,844
  Service revenue under sales-type
    capital leases.....................        --        10,823                --                --         10,823
  Income from unconsolidated
    investments in power projects......     1,186            --             5,450(4)             --          6,636
  Other................................     9,229         1,419             1,225(5)             --         11,873
                                         --------       -------           -------           -------       --------
                                          177,946        24,086             6,675                --        208,707
                                         --------       -------           -------           -------       --------
OPERATING EXPENSES:
  Fuel expense.........................    60,500            --                --                --         60,500
  Operations and maintenance...........    33,189           799                --                --         33,988
  General, administrative and
    development expenses...............    18,242            --               439(5)             --         18,681
  Depreciation and amortization........    20,407            93              (118)(5)           229(6)      20,611
  Cost of services under sales-type
    capital leases.....................        --        12,799                --                --         12,799
                                         --------       -------           -------           -------       --------
                                          132,338        13,691               321               229        146,579
                                         --------       -------           -------           -------       --------
OPERATING INCOME.......................    45,608        10,395             6,354              (229)        62,128
OTHER INCOME (EXPENSE):
  Interest expense.....................   (25,680)       (9,356)(2)            --           (10,607)(8)    (45,643)
  Investment and other income, net.....     4,334        (2,322)(3)           881(5)             --          2,893
  Equity in net loss of affiliates,
    net................................    (1,813)           --                --                --         (1,813)
                                         --------       -------           -------           -------       --------
INCOME BEFORE MINORITY INTERESTS IN
  INCOME, INCOME TAXES AND
  EXTRAORDINARY LOSS...................    22,449        (1,283)            7,235           (10,836)        17,565
MINORITY INTERESTS IN INCOME BEFORE
  EXTRAORDINARY LOSS...................    (2,273)       (1,085)               --                --         (3,358)
                                         --------       -------           -------           -------       --------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS...................    20,176        (2,368)            7,235           (10,836)        14,207
PROVISION FOR INCOME TAXES.............    (7,971)          936(7)         (2,886)(7)         4,291(7)      (5,610)
                                         --------       -------           -------           -------       --------
INCOME BEFORE EXTRAORDINARY LOSS.......    12,205        (1,432)            4,369            (6,545)         8,597
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT, net of
  minority interest and income tax
  benefit..............................    (1,502)           --                --                --         (1,502)
                                         --------       -------           -------           -------       --------
NET INCOME.............................  $ 10,703       $(1,432)          $ 4,369           $(6,545)      $  7,095
                                         ========       =======           =======           =======       ========
EARNINGS PER COMMON SHARE:
  Loss before extraordinary loss.......  $  43.28                                                         $  30.49
  Extraordinary loss...................     (5.33)                                                           (5.33)
                                         --------                                                         --------
                                         $  37.95                                                         $  25.16
                                         ========                                                         ========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING..........................   282,000                                                          282,000
                                         ========                                                         ========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed statement of operations.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                FOR THE TWELVE-MONTH PERIOD ENDED JUNE 30, 1997
          (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER COMMON SHARE)

                                                    ADJUSTMENTS FOR   ADJUSTMENTS FOR   ADJUSTMENTS FOR
                                                       LS POWER            BGCI             SALE OF
                                          ACTUAL    ACQUISITION(1)      ACQUISITION      SENIOR NOTES     PRO FORMA
                                         --------   ---------------   ---------------   ---------------   ---------
OPERATING REVENUE:
  Electric.............................  $315,203       $    --           $    --          $     --       $ 315,203
  Steam................................    26,686            --                --                --          26,686
  Lease revenue........................        --            --                --                --              --
  Service revenue under sales-type
    capital leases.....................        --            --                --                --              --
  Income from unconsolidated
    investments in power projects......       574            --            15,031(4)             --          15,605
  Other................................    10,343            --             2,490(5)             --          12,833
                                         --------       -------           -------          --------       ---------
                                          352,806            --            17,521                --         370,327
                                         --------       -------           -------          --------       ---------
OPERATING EXPENSES:
  Fuel expense.........................   131,405            --                --                --         131,405
  Operations and maintenance...........    73,041            --                --                --          73,041
  General, administrative and
    development expenses...............    39,425            --               640(5)             --          40,065
  Depreciation and amortization........    40,047            --              (236)(5)           458(6)       40,269
  Cost of services under sales-type
    capital leases.....................        --            --                --                --              --
  Loss on impairment and cost of
    removal............................    65,628            --                --                --          65,628
                                         --------       -------           -------          --------       ---------
                                          349,546            --               404               458         350,408
                                         --------       -------           -------          --------       ---------
OPERATING INCOME.......................     3,260            --            17,117              (458)         19,919
OTHER INCOME (EXPENSE):
  Interest expense.....................   (56,328)       (4,347)(9)            --           (21,215)(8)     (81,890)
  Investment and other income, net.....    13,184        (5,585)(10)          327(5)             --           7,926
  Equity in net loss of affiliates,
    net................................      (813)           --                --                --            (813)
                                         --------       -------           -------          --------       ---------
LOSS BEFORE MINORITY INTERESTS IN
  INCOME, INCOME TAXES AND
  EXTRAORDINARY LOSS...................   (40,697)       (9,932)           17,444           (21,673)        (54,858)
MINORITY INTERESTS IN INCOME BEFORE
  EXTRAORDINARY LOSS...................    (4,013)           --                --                --          (4,013)
                                         --------       -------           -------          --------       ---------
LOSS BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS...................   (44,710)       (9,932)           17,444           (21,673)        (58,871)
BENEFIT FOR INCOME TAXES...............    17,112         3,923(7)         (6,681)(7)         8,301(7)       22,655
                                         --------       -------           -------          --------       ---------
LOSS BEFORE EXTRAORDINARY LOSS.........   (27,598)       (6,009)           10,763           (13,372)        (36,216)
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT, net of
  minority interest and income tax
  benefit..............................      (703)           --                --                --            (703)
                                         --------       -------           -------          --------       ---------
NET LOSS...............................  $(28,301)      $(6,009)          $10,763          $(13,372)      $ (36,919)
                                         ========       =======           =======          ========       =========
EARNINGS PER COMMON SHARE:
  Loss before extraordinary loss.......  $ (97.87)                                                        $ (128.43)
  Extraordinary loss...................     (2.49)                                                            (2.49)
                                         --------                                                         ---------
                                         $(100.36)                                                        $ (130.92)
                                         ========                                                         =========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING..........................   282,000                                                           282,000
                                         ========                                                         =========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed statement of operations.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
                                 OF OPERATIONS

The Company is accounting for the BGCI Acquisition using the purchase method of accounting.

 (1) The pro forma adjustments for the LS Power Acquisition consist of (i) recognition of the operating results of the LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership (the "LS Power Partnerships") for the respective periods, (ii) the minority partner's interest in the net income of the LS Power Partnerships for the respective periods, (iii) the Company's cost of funds utilized to fund the purchase price of the LS Power Acquisition, (iv) amortization of goodwill resulting from the LS Power Acquisition and (v) the tax effect of the pro forma adjustments using the Company's effective tax rate for the respective period. The pro forma consolidated condensed statement of operations for the six-month period ended December 31, 1997 and the twelve-month period ended June 30, 1997 do not give effect to a full period of operating results of the acquired facilities since the Whitewater Facility and the Cottage Grove Facility did not commence commercial operations until September 18, 1997 and October 1, 1997, respectively. In addition, the pro forma adjustments for the six-month period ended December 31, 1997 do not include a gain on sales-type capital leases recorded for the Whitewater and Cottage Grove Facilities at their respective commercial operation dates. These gains are non-recurring items which will not have a continuing impact on the statement of operations.

 (2) Reflects the recognition of interest expense on Cottage Grove and Whitewater's non-recourse project financing debt in addition to the recognition of interest expense on the additional borrowings of the Company used to finance a portion of the LS Power Acquisition purchase price and related acquisition costs. These additional borrowings included $50,000,000 of indebtedness incurred by the Company under the Corporate Credit Facility and $20,000,000 of indebtedness incurred under the CVLC Revolving Credit Facility. Interest expense on the additional borrowings is computed using a blended interest rate of approximately 6.4%. The Whitewater and Cottage Grove Facilities capitalized interest costs through the commercial operation dates of the facilities on September 18, 1997 and October 1, 1997, respectively.

 (3) Reflects a reduction in the Company's investment income for the period as a result of the utilization of cash and marketable securities to fund a portion of the LS Power Acquisition purchase price and related acquisition costs, partially offset by other income recognized by Cottage Grove and Whitewater. The reduction in investment income is computed using an investment yield of approximately 5.7%.

 (4) Represents the Company's equity earnings from (i) the Partnerships, (ii) Beale and (iii) Indiantown, Gilberton and Morgantown (the equity investees of the Holding Companies). Equity earnings from affiliates is shown net of amortization of purchase price premiums or discounts resulting from the difference between the Company's purchase price inclusive of the related acquisition costs and the net assets acquired and, in certain circumstances, related deferred tax effects. These premiums or discounts will be amortized over the remaining life of the facilities or over the remaining term of the PPA using July 1, 1996 as the measurement date for estimated remaining life or remaining term.

 (5) Represents operating results of the Holding Companies.

 (6) Represents amortization of issuance costs associated with the issuance of the Senior Notes that are capitalized and amortized over the ten-year life of the Senior Notes.

 (7) Represents the income tax effect of the pro forma adjustments using the Company's historical effective tax rate for the periods presented.

 (8) Represents the recognition of interest expense on the issuance of the Senior Notes and the amortization of deferred settlement costs on an interest rate hedge agreement related to the Senior Notes. Interest expense is only recognized on the portion of the proceeds of the Senior Notes used to fund the BGCI Acquisition purchase price, related acquisition costs, issuance costs associated with the Senior Notes and settlement costs for an interest rate hedge agreement related to the Senior Notes. The settlement costs related to the interest rate hedge agreement are deferred and amortized over the term of the Senior Notes.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS
                          OF OPERATIONS -- (CONTINUED)

 (9) Reflects the recognition of interest expense on the additional borrowings of the Company used to fund the LS Power Acquisition purchase price and related acquisition costs at a blended interest rate of approximately 6.2%. (See Note 2.)

(10) Reflects a reduction in the Company's investment income for the period as a result of the utilization of cash and marketable securities to fund a portion of the LS Power Acquisition purchase price and related acquisition costs. The reduction in investment income is computed using an investment yield of approximately 5.3%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is engaged in the acquisition, development, ownership, and operation of electric generating facilities and the sale of electricity and steam in the United States and selected international markets. At December 31, 1997, the Company owned (entirely or in part) 11 electric generating facilities having an aggregate generating capacity of 1,140 megawatts. In March 1998, the Company acquired ownership interests in two gas-fired electric generating facilities in the Midwest United States having an aggregate generating capacity of 490 megawatts. In October 1998, the Company acquired BGCI's ownership interests in 12 electric generating facilities, comprising an aggregate generating capacity of approximately 2,400 megawatts. As the result of the LS Power Acquisition and the BGCI Acquisition, the Company's net equity interest in electric generating facilities in operation is approximately 1,690 megawatts, an increase from a net equity interest of 850 megawatts in 1994.

     Each of the Company's electric generating facilities produces electricity for sale to a utility and thermal energy for sale to an industrial user. The electricity and thermal energy generated by these facilities are typically sold under long-term power or steam sales agreements. Several of the Company's generating facilities originally sold electricity under long-term, "must-run" power sales agreements, which obligated the utility to purchase all electricity generated by the electric generating facility. Over the last two years, the Company has negotiated amendments to the majority of these "must-run" power sales agreements to provide the utility the ability to suspend or reduce purchases of energy from the facilities if the utility determines it can operate its system for a designated period more economically. These amended power sales agreements are structured so that the Company continues to receive capacity payments during any period of economic dispatch. Capacity payments cover project debt service and fixed operating costs, and constitute a substantial portion of the profit component of the power sales agreement. Energy payments, which are reduced (or possibly eliminated) as a result of economic dispatch, primarily cover variable operating and maintenance costs as well as fuel and fuel transportation costs. The restructuring of a "must-run" power sales agreement to an economic dispatch power sales agreement causes a significant reduction in electric revenues recognized under the contract, which is offset by a corresponding reduction in fuel cost and operations and maintenance expense. In response to the reduction in fuel requirements at certain of the facilities at which the Company has restructured the power sales agreement, the facilities' coal suppliers have instituted various legal proceedings against the Company seeking to recover damages. See "Business -- Legal Proceedings" herein.

     The power sales agreements at seven of the Company's facilities either terminate in years 2000 through 2002 or provide for a significant reduction in capacity payments received under such agreements after 2002. Accordingly, revenues recognized by the Company under these power sales agreements after 2002 will be eliminated or significantly reduced. The Company believes, however, that its project subsidiaries and unconsolidated affiliates will generate sufficient cash flow to allow them to pay management fees and dividends to Cogentrix Energy periodically in sufficient amounts to allow Cogentrix Energy to pay all required debt service on the 2004 Senior Notes and the Senior Notes, fund a significant portion of the Company's development activities and permit the Company to meet its other obligations.

     The activities of the Company's electric generating facilities are subject to stringent environmental regulations by federal, state, local and (for future non-U.S. projects) foreign governmental authorities. The Clean Air Act Amendments of 1990 require states to impose permit fees on certain emissions, and Congress may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company's facilities. There can be no assurance that the Company's business and financial condition would not be materially and adversely affected by the cost of compliance with future changes in domestic or foreign environmental laws and regulations or additional requirements for reduction or control of emissions imposed by regulatory authorities in connection with renewals of required permits. The Company maintains a comprehensive program to monitor its project subsidiaries' compliance with all applicable environmental laws, regulations, permits and licenses.

     The domestic electric generating industry is currently going through a period of significant change as many states are implementing or considering regulatory initiatives designed to increase competition. In addition to restructuring activities in various states, there have also been several industry restructuring bills introduced in Congress. The Company cannot predict the final form or timing of the proposed restructurings and the impact, if any, that such restructurings would have on the Company's existing business or consolidated results of operations. The Company believes that any such restructuring would not have a material adverse effect on its power sales agreements and, accordingly, believes that its existing business and results of consolidated operations would not be materially adversely affected, although there can be no assurance in this regard.

RESULTS OF OPERATIONS

  Six-Month Period Ended June 30, 1998 as compared to the Six-Month Period Ended June 30, 1997

     Total operating revenues for the six-month period ended June 30, 1998 increased 13.5% to $194.9 million as compared to $171.7 million for the six-month period ended June 30, 1997. This increase was primarily attributable to the $25.7 million aggregate amount of lease revenue and service revenue earned under the power sales agreements for the Cottage Grove and Whitewater Facilities, interests in which the Company acquired on March 20, 1998. This increase was partially offset by a decrease in electric revenues resulting from the restructuring of the Company's power sales agreements on the Portsmouth Facility in December 1997 and the Hopewell Facility in February 1998 to give the purchasing utility the right to suspend or reduce purchases of energy from these facilities. To a lesser extent, the increase in operating revenues for the six-month period ended June 30, 1998 was partially attributable to an increase in electric revenues earned by the Richmond and Rocky Mount Facilities as a result of an increase in megawatt hours sold to the purchasing utility.

     Operating costs for the six-month period ended June 30, 1998 decreased 10% to $86.5 million as compared to $96.1 million for the six-month period ended June 30, 1997. This decrease resulted primarily from the significant reduction in operating costs at the Portsmouth and Hopewell Facilities associated with the restructuring of their power sales agreements. The decrease also related to decreases in operating costs incurred by ReUse related to third-party agreements. These decreases in operating costs were mainly offset by cost of services incurred by the Cottage Grove and Whitewater Facilities. To a lesser extent, the decreases in operating costs for the six-month period ended June 30, 1998 were also offset by an increase in fuel expense at the Richmond and Rocky Mount Facilities associated with an increase in megawatt hours sold and an increase in routine maintenance expense at the Rocky Mount and Richmond Facilities.

     General, administrative and development expenses decreased 18.2% to $19.2 million for the six-month period ended June 30, 1998 as compared to $23.4 million for the six-month period ended June 30, 1997. This decrease was primarily the result of $10.7 million of expense recognized during the six-month period ended June 30, 1997 related to the restructuring or terminating of incentive compensation arrangements for certain employees as well as expenses incurred related to severance payments to certain executive officers. The decrease was also due to a general decrease in salary expense during the six-month period ended June 30, 1998 as a result of a restructuring completed by the Company in the prior year. These decreases were partially offset by increases in incentive compensation expense related to an increase in payments due under the Company's profit sharing plan as a result of the increase in the Company's profitability for the six-month period ended June 30, 1998. The Company also recognized expense in the second quarter of 1998 related to the restructuring of a retirement plan agreement with a former executive officer.

     Interest expense increased to $33.1 million for the six-month period ended June 30, 1998 as compared to $28.2 million for the six-month period ended June 30, 1997. The Company's average long-term debt increased to $860 million, with a weighted average interest rate of 7.70%, for the six-month period ended June 30, as compared to average long-term debt of $716 million, with a weighted average interest rate of 7.87%, for the six-month period ended June 30, 1997. The increases in interest expense and weighted average debt outstanding are related to the inclusion of the project finance debt of the Cottage Grove and Whitewater Facilities and the increase in project finance debt outstanding at the Portsmouth Facility, which was refinanced in December 1997, and the Hopewell Facility, which was refinanced in February 1998. The increases also related to outstanding borrowings under the Corporate Credit Facility at the end of the first quarter of 1998, which were incurred to fund a portion of the LS Power Acquisition. The increases in interest expense discussed above were partially offset by a decrease in interest expense at several of the Company's project subsidiaries due to the scheduled amortization of outstanding project finance debt. The decrease in weighted average interest rate related primarily to the expiration of an interest rate swap agreement on the Richmond Facility's project debt in September 1997.

     The increase in minority interest in income for the six-month period ended June 30, 1998 as compared to the six-month period ended June 30, 1997 relates to the recognition of the minority partner's share of earnings in the Cottage Grove and Whitewater Facilities and an increase in earnings at the Hopewell Facility as a result of that facility's restructured power sales agreement.

     The extraordinary loss on early extinguishment of debt for the six-month period ended June 30, 1998 related to the refinancing of the Hopewell Facility's project debt in January 1998. The loss consisted of a write-off of the deferred financing costs on the Hopewell Facility's original debt and a swap termination fee on an interest rate swap agreement hedging the original project debt.

  Six-Month Period Ended December 31, 1997 as compared to the Six-Month Period Ended December 31, 1996

     Total operating revenues decreased 1.8% to $177.9 million for the six-month period ended December 31, 1997 as compared to $181.1 million for the six-month period ended December 31, 1996. This decrease was primarily attributable to the significant decrease in electric revenues resulting from the amendment in September 1996, of the Company's power sales agreements with Carolina Power & Light Company ("CP&L") on the Elizabethtown, Lumberton, Kenansville, Roxboro, and Southport Facilities. The decrease in operating revenues was also due to a decrease in steam revenues at the Hopewell and Southport Facilities resulting from a decrease in demand for steam by the Facilities' steam hosts. These decreases in operating revenues were partially offset by a $4.5 million construction management fee earned by the Company in December 1997, related to the construction of an electric generating facility for Clark, as well as a $3.1 million increase in electric revenues at the Rocky Mount and Portsmouth Facilities. The increase in electric revenues at the Rocky Mount Facility was due to an increase in on-peak megawatt hours provided to the purchasing utility, while the increase in electric revenues at the Portsmouth Facility was mainly attributable to the restructured power sales agreement with the purchasing utility eliminating Portsmouth's accrued obligation to return previously disallowed capacity payments to the purchasing utility. The decreases in operating revenues were also offset by a $0.8 million increase in income from unconsolidated investments in electric generating facilities that was primarily the result of earnings generated by the Company's investment in the Birchwood Facility, which commenced commercial operations in November 1996. This increase in earnings was partially offset by the impact of the Company selling its investment in Bolivian Power Company Limited ("Bolivian Power") in December 1996. The Company recognized approximately $427,000 in income from unconsolidated investments in electric generating facilities during the six-month period ended December 31, 1996 related to its investment in Bolivian Power.

     Operating costs decreased 13.5% to $93.7 million for the six-month period ended December 31, 1997 as compared to $108.3 million for the six-month period ended December 31, 1996. This decrease resulted primarily from the significant decrease in operating expenses at the Elizabethtown, Lumberton, Kenansville, Roxboro, and Southport Facilities resulting from their economic dispatch by CP&L. The decrease in operating expense was also due to a reduction in maintenance costs at the Rocky Mount Facility, at which facility the Company performed routine maintenance during the six-month period ended December 31, 1996. The decrease in operating costs was also related to transaction costs incurred in connection with project debt refinancings completed during the six-month period ended December 31, 1996 and severance costs incurred by the Lumberton, Elizabethtown, Kenansville, Roxboro, and Southport Facilities in the six-month period ended December 31, 1996 associated with the reduction of the workforce at those Facilities due to the amendment of their power sales agreements. These decreases were partially offset by an increase in operating costs incurred by ReUse related to an increase in third-party ash services activity during the six-month period ended December 31, 1997 and an increase in maintenance costs at the Portsmouth Facility related to routine maintenance performed during the six-month period ended December 31, 1997.

     General, administrative and development expenses increased 13.9% to $18.2 million for the six-month period ended December 31, 1997 as compared to $16.0 million for the six-month period ended December 31, 1996. The increase in general, administrative and development expenses related primarily to incentive compensation expense incurred in December 1997 related to the successful completion of the Clark Facility. The increase was also attributable to severance costs incurred during the six-month period ended December 31, 1997 related to the reduction of the workforce at the corporate office.

     During the six-month period ended December 31, 1996, the Company undertook an analysis of the projected operating results for all of its facilities in light of the dramatic market changes taking place in the electric generating industry. As a result of this analysis, the Company recorded a loss on impairment of cogenerating facilities of $57.3 million and recognized an $8.3 million liability related to the Company's estimated cost of removal obligations under certain land leases (see discussion below under "Fiscal Year Ended June 30, 1997 as compared to Fiscal Year Ended June 30, 1996"). Also, as part of this analysis the Company reviewed the depreciable lives of its operating facilities and concluded that, effective January 1, 1997, the Lumberton, Elizabethtown, Kenansville, Roxboro, and Southport Facilities would be depreciated over the remaining terms of these facilities' power sales agreements. The 9.7% increase in depreciation and amortization expense in the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 related primarily to this change in the estimated useful lives of these facilities.

     The decrease in investment and other income for the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 was due to the Company's recognition of a one-time gain on the sale of its investment in Bolivian Power in December 1996. The Company sold its investment in Bolivian Power to NRG Generating Holdings (No. 9), B.V., a wholly owned subsidiary of NRG Energy, Inc. ("Holdings"), pursuant to a cash tender offer which Holdings made for all outstanding common stock of Bolivian Power at a price of $43 per share. The Company recognized a $3.1 million gain on the sale of its investment in Bolivian Power, net of transaction costs, which included payments made to certain unaffiliated individuals who performed development activities for Bolivian Power.

     Interest expense decreased 8.75% to $25.7 million for the six-month period ended December 31, 1997 as compared to $28.1 million for the six-month period ended December 31, 1996. The decrease in interest expense was primarily attributable to a decrease in the weighted average debt outstanding from $719 million for the six-month period ended December 31, 1996 to $680 million for the six-month period ended December 31, 1997. The decrease in weighted average debt outstanding related to regularly scheduled repayments of principal on the Company's project financing debt.

     Equity in net loss of affiliates increased to $1.8 million for the six-month period ended December 31, 1997 as compared to $1.1 million for the six-month period ended December 31, 1996. The increase in equity in net loss was primarily attributable to the Company's recognition of its share of losses from its investments in greenhouse facilities in Texas, Pennsylvania and New York during the six-month period ended December 31, 1997. These greenhouse facilities were either (i) not yet in commercial operation, (ii) had just started commercial operation or (iii) for the six-month period ended December 31, 1996, not yet an investment interest of the Company. The increase in equity in net loss of affiliates was partially offset by a reduction in development costs associated with the termination in December 1996 of funding for a partnership pursuing development opportunities in Latin America.

     The increase in minority interest in income of joint venture for the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 related to an increase in the net income of the Hopewell Facility. The increase in net income of the Hopewell Facility related primarily to a reduction of maintenance costs incurred at the Hopewell Facility during the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996. The increase in net income was also due to a reduction in the amount of interest expense incurred during the six-month period ended December 31, 1997 as compared to the six-month period ended December 31, 1996 related to a decrease in the amount of project debt outstanding at the Hopewell Facility and transaction costs incurred in connection with the refinancing of Hopewell's project debt during the six-month period ended December 31, 1996.

     The extraordinary loss on early extinguishment of debt for the six-month period ended December 31, 1997 related to the refinancing of the Portsmouth Facility's project debt in December 1997. The loss consisted of a write-off of the deferred financing costs on the Portsmouth Facility's original project debt and net swap termination fees on interest rate swap agreements hedging the original project debt. The extraordinary loss on early extinguishment of debt for the six-month period ended December 31, 1996 related to the write-off of the deferred financing costs on the Elizabethtown, Lumberton, and Kenansville Facilities' original project debt, which was refinanced in September 1996.

     The provision for income taxes for the six-month period ended December 31, 1997 represented an effective rate of 39.6% of income before income taxes as compared to an effective rate of 38.3% of loss before benefit for income taxes for the six-month period ended December 31, 1996. The increase in effective rate for the six-month period ended December 31, 1997 related to a reduced recognition of losses for state income tax purposes in the prior year. A more complete discussion of income taxes is included in Note 7 of "Notes to Consolidated Financial Statements."

  Fiscal Year Ended June 30, 1997 as compared to Fiscal Year Ended June 30, 1996

     Total operating revenues decreased 14.1% to $352.8 million for fiscal 1997 as compared to $410.5 million for fiscal 1996. This decrease was primarily attributable to the significant decreases in electric revenues resulting from economic dispatch of, and consequently reduced energy payments from, the Elizabethtown, Lumberton, Kenansville, Roxboro and Southport Facilities. The decrease in operating revenues was also attributable to the absence of revenue in fiscal 1997 comparable to (i) the payment received in fiscal 1996 upon the execution of a joint development agreement with CLP related to the development of the Company's India project, (ii) the $5 million fee earned by the Company in fiscal 1996 related to the pre-construction development phase of an electric generating facility for Clark and (iii) the $7.5 million capacity buydown payment received in fiscal 1996 from the utility purchasing the electrical output of the Hopewell Facility. To a lesser extent, the decrease in operating revenues was also attributable to a $1.5 million decrease in steam revenues at the Hopewell, Kenansville and Richmond Facilities resulting from a decrease in demand for steam by these facilities' steam hosts and a $1.0 million decrease in electric revenue at the Richmond Facility resulting from a decrease in megawatt hours sold to the purchasing utility. The decrease in operating revenues was also due to a net decrease in income from unconsolidated investments in electric generating facilities, which was primarily attributable to the Company's sale of its investment in Bolivian Power in December 1996. The Company recognized approximately $3.9 million in income from unconsolidated investments in power projects in fiscal 1996 related to Bolivian Power, which included the Company's share of a one-time gain recognized by Bolivian Power on the sale of its distribution assets. This decrease in income from unconsolidated investments was partially offset by earnings generated by the Company's investment in the Birchwood Facility, which commenced commercial operations in November 1996. These decreases in operating revenues were partially offset by a $4.6 million increase in electric revenues at the Hopewell and Portsmouth Facilities due to an increase in on-peak megawatt hours provided to the purchasing utility, as well as escalation/inflation adjustment provisions in certain power sales agreements.

     Operating costs decreased 16.8% to $204.4 million for fiscal 1997 as compared to $245.6 million for fiscal 1996. This decrease resulted primarily from the significant decrease in operating expenses at the Elizabethtown, Lumberton, Kenansville, Roxboro and Southport Facilities resulting from their economic dispatch by CP&L, as well as a decrease in fuel expense at the Richmond and Rocky Mount Facilities associated with a decrease in megawatt hours sold. The decrease in operating expense was also due to reductions in maintenance costs at the Hopewell, Portsmouth and Southport Facilities at which Facilities the Company performed routine maintenance during fiscal 1996. These decreases were partially offset by an increase in maintenance costs at the Richmond Facility associated with routine maintenance performed in fiscal 1997, an increase in operating costs incurred by ReUse related to third-party agreements and expense incurred by ReUse associated with a payment due to a deceased officer's beneficiary in fiscal 1997.

     General, administrative and development expenses increased 31.5% to $39.4 million for fiscal 1997 as compared to $29.9 million for fiscal 1996. The increase was primarily the result of $10.7 million of payments made in connection with restructuring or terminating incentive compensation arrangements for certain employees, an increase in performance bonuses paid and severance payments made to certain executive officers in fiscal 1997. These increases were partially offset by a reduction in payments made under the profit-sharing plan due to a net loss before tax, a reduction in development expenses incurred on a project the Company is developing in Idaho, and a general reduction in consulting expenses related to development.

     During fiscal 1997, the Company undertook an analysis of the projected operating results for all of its facilities in light of the dramatic market changes in the electric generating industry. The analysis included assumptions regarding future levels of operations, operating costs and market prices for equivalent generation available from other sources. As a part of this analysis, in accordance with the Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company assessed whether any impairment of the Company's facilities had occurred. This assessment included a comparison of the projected future cash flows to be provided by these assets to the net book value of such assets. Based on this assessment, the Company determined that an impairment loss had occurred on the Elizabethtown, Lumberton, Kenansville and Ringgold Facilities. This loss on impairment of cogenerating facilities of $57.3 million (recorded in fiscal 1997) represented the excess of the net book value of these cogenerating facilities over their current fair value, determined by discounting to present value the projected future cash flows to be provided by such assets. The Company believes that its projections of future cash flows are based upon reasonable assumptions about the future performance of these assets. Because of the risks and uncertainties associated with any projections, there can be no assurances, however, that actual events will be consistent with the assumptions made, and future cash flows may be greater or less than those projected.

     The Company's analysis of the projected operating results for all of its facilities also resulted in the recognition of an $8.3 million liability related to the Company's estimated cost of removal obligations under the land leases for the Elizabethtown, Lumberton and Kenansville Facilities. The total impairment loss and cost of removal of $65.6 million has been reflected in the statement of operations for the year ended June 30, 1997. Also in connection with the overall assessment of the projected operating results for its cogenerating facilities, the Company concluded that, effective January 1, 1997, the Lumberton, Elizabethtown, Kenansville, Roxboro and Southport Facilities would be depreciated over the remaining term of these facilities' power sales agreements. The 5.8% increase in depreciation and amortization expense in fiscal 1997 as compared to fiscal 1996 related primarily to this change in the estimated useful lives of these facilities.

     The 3.5% decrease in interest expense was a result of the decrease in the weighted average debt outstanding from $739 million in fiscal 1996 to $704 million in fiscal 1997. The decrease in weighted average debt outstanding, which related to regularly scheduled payments of principal on the Company's project finance debt and the repayment of the subordinated debt at the Elizabethtown, Lumberton and Kenansville Facilities, was partially offset by an increase in project debt outstanding at the Hopewell Facility and the Roxboro and Southport Facilities, which related to refinancings completed during fiscal 1997.

     Investment income increased 76.3% to $13.2 million for fiscal 1997 as compared to fiscal 1996. The increase in investment income was related to larger cash and investment balances maintained by the Company during fiscal 1997 as compared to fiscal 1996, the recognition of a net loss on the sale of marketable securities of approximately $900,000 during fiscal 1996, and the $3.1 million gain on the sale of an investment (discussed below) during fiscal 1997.

     In December 1996, the Company sold its investment in Bolivian Power to Holdings, pursuant to a cash tender offer which Holdings made for all outstanding common stock of Bolivian Power at a price of $43 per share. The Company recognized a $3.1 million gain on the sale of its investment in Bolivian Power, net of transaction costs, which included payments made to certain unaffiliated individuals who performed development activities for Bolivian Power.

     The decrease in equity in net loss of affiliates to $800,000 for fiscal 1997 as compared to equity in net loss of $1.8 million in fiscal 1996 was primarily due to a reduction in development costs associated with the termination in December 1996 of funding for a partnership pursuing development opportunities in Latin America. The decrease in equity in net loss in fiscal 1997 was also due to earnings generated by the Company's investment in a greenhouse facility in Texas which commenced commercial operations in November 1996.

     The decrease in minority interest in income of joint venture in fiscal 1997 as compared to fiscal 1996 related to the decrease in net income of the Hopewell Facility. The decrease in net income of the Hopewell Facility in turn resulted primarily from the absence of revenue in fiscal 1997 comparable to the $7.5 million capacity buydown payment received in fiscal 1996 from the utility purchasing the electrical output of the Hopewell Facility. This decrease was partially offset by a reduction in maintenance costs incurred at the Hopewell Facility in fiscal 1997 as compared to fiscal 1996.

     The benefit for income taxes for fiscal 1997 represented an effective rate of 38.3% of loss before benefit for income taxes as compared to an effective rate of 40.1% of income before income taxes for fiscal 1996. The decrease in the effective rate in fiscal 1997 related to the reduced recognition of current year losses for state income tax purposes. A more complete discussion of income taxes is included in Note 7 of "Notes to Consolidated Financial Statements."

     The extraordinary loss on early extinguishment of debt in fiscal 1997 related to the write-off of the deferred financing costs on the Elizabethtown, Lumberton and Kenansville Facilities' original project debt, which was refinanced in September 1996.

  Fiscal Year Ended June 30, 1996 as compared to Fiscal Year June 30, 1995

     Total operating revenues increased $25.4 million (6.6%) in fiscal 1996 as compared to fiscal 1995. This increase in operating revenues was primarily attributable to the $7.5 million payment received from the utility purchasing the electrical output of the Hopewell Facility in connection with such utility's buydown of the Hopewell Facility's declared capacity from 100 to 88.5 megawatts, the $5 million fee earned by the Company related to the pre-construction development phase of an electric generating facility for Clark, and the payment received by the Company upon the execution in July 1995 of the joint development agreement with CLP related to the development of the Company's India project. The increase in operating revenues for 1996 also related to the increase in megawatt hours sold by the Elizabethtown, Kenansville, Richmond and Rocky Mount Facilities, the 168% increase in steam revenue at the Hopewell Facility associated with an increase in steam demand by the industrial host and the escalation/inflation adjustment provisions in certain power sales agreements. The increase in revenues for fiscal 1996 was partially offset by a $10.2 million decrease in electric revenues at the Hopewell Facility related to the significant, unscheduled maintenance performed at the facility which resulted in a decrease in megawatt hours delivered to the purchasing utility in fiscal 1996.

     Operating costs for fiscal 1996 increased 4.5% to $245.6 million as compared to $235 million in fiscal 1995. This increase relates primarily to a significant increase in maintenance costs at the Hopewell Facility related to the unsecured boiler outages associated with replacing the tubing in all of the facility boilers. The increase in operating costs also relates to routine turbine and boiler maintenance performed at the Rocky Mount and Richmond Facilities. The increases in operating costs were partially offset by significant decreases in fiscal 1996 in routine maintenance costs at the Portsmouth, Lumberton and Kenansville Facilities, at which facilities the Company performed routine turbine and boiler maintenance during fiscal 1995.

     General, administrative and development expenses decreased 1.7% to $30.0 million in fiscal 1996 as compared to $30.5 million in fiscal 1995. The decrease for fiscal 1996 related primarily to a decrease in performance bonuses paid in fiscal 1996, severance payments accrued in fiscal 1995 related to certain former participants in the Company's incentive compensation plan and a buyout of an unrelated long-term consulting agreement in fiscal 1995 related to the Ringgold Facility. The decrease in general, administrative and development expenses for fiscal 1996 also related to a general decrease in outside consulting expenses associated with the Company's international development efforts, which was partially attributable to the direct development expenses related to the India project being shared equally with CLP commencing in July 1995. These decreases were partially offset by an increase in the incentive compensation accrual for fiscal 1996 due to an increase in net income before taxes, expenses associated with the Company's deferred compensation plan, which commenced in January 1995, and development expenses incurred on a project in Idaho which commenced development in December 1994.

     The 2.1% decrease in interest expense is a result of the decrease in the weighted average debt outstanding from $782 million in fiscal 1995 to $739 million in fiscal 1996. The decrease in weighted average debt outstanding related primarily to regularly scheduled repayments of principal on the Company's project finance debt. The decrease in interest expense was partially offset by an increased expense associated with an increase in the weighted average interest rate from 7.62% in fiscal 1995 to 7.89% for fiscal 1996. This increase in the weighted average interest rate related primarily to a new interest rate swap agreement on the Portsmouth Facility project debt and an increase in the interest rate floor on a certain interest rate hedge agreement on the Richmond Facility project debt.

     Investment income decreased 9.6% to $7.5 million for fiscal 1996 as compared to fiscal 1995. This decrease related primarily to a net loss on the sale of marketable securities of approximately $900,000 during fiscal 1996. This decrease in investment income was partially offset by increases in investment income associated with larger cash and investment balances maintained by the Company during fiscal 1996 as compared to fiscal 1995.

     The decrease in equity in net income of affiliates was related to the $10.7 million gain recognized during fiscal 1995 on the termination of the power sales agreement between Consumers Power Company and Michigan Cogeneration Partners Limited Partnership (a joint venture between the Company and Wolverine Energy, Inc.). This decrease in equity in net income of affiliates was partially offset by an increase in the equity in net income of affiliates associated with the equity in net income of the Company's investment in Bolivian Power, which was acquired in November 1994. The Company recognized approximately $3.9 million in equity in net income of affiliates during fiscal 1996 related to Bolivian Power, $2.3 million of which was associated with the gain recognized by Bolivian Power on the sale of its distribution subsidiaries.

     The minority interest in income of joint venture for fiscal 1996 was similar to that recognized for the same period of fiscal 1995. However, during fiscal 1996 the Hopewell Facility recognized a significant increase in operating costs from the unscheduled outages associated with the boiler retubing maintenance and from the related routine maintenance performed during these outages. This significant increase in operating costs during fiscal 1996 was offset by a decrease in fuel expense associated with the Hopewell Facility operating at lower levels in fiscal 1996 and an increase in revenues associated with the $7.5 million capacity buydown payment received from the utility purchasing the electrical output of the Hopewell Facility in fiscal 1996.

     The provision for income taxes in fiscal 1996 represented an effective rate of 40.1% of income before income taxes as compared to an effective rate of 38.6% of income before income taxes in fiscal 1995. This increase in the effective tax rate related to the reduced recognition of state net operating loss carryforwards calculated under the apportionment method in fiscal 1996. A more complete discussion of income taxes is included in Note 7 of "Notes to Consolidated Financial Statements."

LIQUIDITY AND CAPITAL RESOURCES

     The principal components of operating cash flow for the six-month period ended June 30, 1998 were generated by net income of $19.5 million, increases due to adjustments for depreciation and amortization of $20.6 million, deferred income taxes of $6.2 million, a write-off of deferred financing costs of $2.1 million and equity in net income (loss) of unconsolidated affiliates, net of dividends of $1.7 million, which were partially offset by amortization of unearned lease income, net of minimum lease payments received of $0.7 million, minority interests in income, net of dividends, of $18.9 million and a net $14.8 million use of cash reflecting changes in other working capital assets and liabilities. Cash flow provided by operating activities of $15.7 million, proceeds from borrowings of $150.4 million, proceeds from the sale of marketable securities of $42.1 million, and $12.7 million of cash escrows released were primarily used to acquire interests in facilities of $155.3 million, purchase property plant and equipment of $2.0 million, make investments in affiliates of $0.1 million, repay project finance borrowings of $102.6 million, and pay deferred financing costs of $1.0 million.

     The principal components of operating cash flow for the six-month period ended December 31, 1997 were generated by net income of $10.7 million, increases due to adjustments for depreciation and amortization of $20.4 million, deferred income taxes of $4.6 million, a write-off of deferred financing costs of $1.4 million, minority interest in income of joint venture of $0.8 million, and distributions from and equity in net loss of unconsolidated affiliates of $9.1 million, which were partially offset by a net $5.2 million use of cash reflecting changes in other working capital assets and liabilities. Cash flow provided by operating activities of $41.8 million, proceeds from project finance borrowings of $62.7 million, and $3.1 million of cash escrows released were primarily used to purchase property, plant and equipment additions of $0.7 million, to purchase marketable securities of $0.8 million, to make investments in a greenhouse facility of $2.7 million, to provide $0.9 million of funds to a development joint venture company, to pay deferred financing costs of $1.5 million, to repay project finance borrowings of $86.8 million and to pay a dividend to common shareholders of $5.0 million.

     The principal components of operating cash flow for the fiscal year ended June 30, 1997 were generated by a net loss of $28.3 million, increases due to adjustments for depreciation and amortization of $40 million, loss on impairment and cost of removal of cogenerating facilities of $65.6 million, extraordinary loss on early extinguishment of debt of $1.2 million, distributions from and equity in net loss of unconsolidated affiliates of $7.4 million and a net $16.5 million source of cash reflecting changes in other working capital assets and liabilities, which were partially offset by deferred taxes of $27.6 million, gain on the sale of the investment in Bolivian Power of $3.1 million and minority interest in income of joint venture, net of dividends, of $7.7 million. Cash flow provided by operating activities of $64 million, net of proceeds from the sale of the investment in Bolivian Power of $25.4 million, proceeds from project finance borrowings of $70.7 million, and $55 million of cash escrows and restricted marketable securities released were primarily used to purchase equipment of $3.0 million, to make investments in marketable securities of $21.5 million, to make investments in affiliates of $58.2 million, to repay project finance borrowings of $95.5 million, to pay deferred financing costs of $2.9 million and to pay common stock dividends of $4.8 million.

     The principal components of cash flow provided by operating activities for fiscal year ended June 30, 1996 were generated by net income of $23.8 million, increases due to adjustments for depreciation and amortization of $37.8 million, deferred income taxes of $8.6 million, minority interest in income of joint venture of $3.4 million, net of dividends, loss on the sale of securities, net of $0.9 million, and a net $5.5 million source of cash reflecting changes in other working capital assets and liabilities which were partially offset by $1.5 million of equity in net income of affiliates net of dividends received from unconsolidated affiliates. Cash flow provided by operating activities of $78.5 million and proceeds from project finance borrowings of $0.4 million were primarily used to purchase property, plant and equipment of $1.6 million, to purchase marketable securities of $12.5 million, to make investments in affiliates of $6.5 million, to repay project finance borrowings of $46.6 million, to fund cash escrows of $7.5 million and to pay a dividend to common shareholders of $4.2 million.

     The principal components of cash flow provided by operating activities for fiscal year ended June 30, 1995 were generated by net income of $21.2 million, increases due to adjustments for depreciation and amortization of $37.6 million, deferred income taxes of $7.7 million, dividends received from unconsolidated affiliates, net of equity in net income of such affiliates, of $3.8 million and minority interest in income of joint venture of $3.7 million, net of dividends, which were partially offset by a net $2.5 million use of cash reflecting changes in other working capital assets and liabilities. Cash flow provided by operating activities of $71.5 million, net proceeds from sale of marketable securities of $1.5 million, proceeds from project finance borrowings of $1.6 million, and $27.8 million of cash escrows released were primarily used to purchase property, plant and equipment of $8.2 million, to fund deferred organizational and financing costs of $0.1 million, to repay project finance borrowings of $42.5 million, to make investments in affiliates of $48.3 million and to pay a dividends to common shareholders of $3.3 million.

     Historically, the Company has financed each facility primarily under financing arrangements and related documents which generally require the extensions of credit to be repaid solely from the project's revenues and provide that the repayment of the extensions of credit (and interest thereon) is secured solely by the physical assets, agreements, cash flow and, in certain cases, the capital stock of or the partnership interest in that project subsidiary. This type of financing is generally referred to as "project financing." The project financing debt of the Company's subsidiaries and joint ventures (aggregating $917.4 million as of June 30, 1998) is substantially non-recourse to the Company and its other project subsidiaries, except in connection with certain transactions where Cogentrix Energy has agreed to certain limited guarantees and other obligations with respect to such projects. These limited guarantees and other obligations include agreements for the benefit of the project lenders to three project subsidiaries to fund cash deficits the projects may experience as a result of incurring certain costs, subject to an aggregate cap of $51.9 million. In addition, Cogentrix has guaranteed certain project subsidiaries' obligations to the purchasing utility under power sales agreements. Because certain of these limited guarantees and other obligations do not by their terms stipulate a maximum dollar amount of liability, the aggregate amount of the Company's potential exposure under these guarantees cannot be quantified. The aggregate contractual liability of the Company to its subsidiaries' project lenders is, in each case, a small portion of the aggregate project debt. If, however, the Company were required to satisfy all these guarantees and other obligations or even one or more of the significant ones, such event could have a material adverse impact on the Company's financial condition.

     Any projects the Company develops in the future, and those electric generating facilities it may seek to acquire, are likely to require substantial capital investment. The Company's ability to arrange financing on a substantially non-recourse basis and the cost of such capital are dependent on numerous factors. In order to access capital on a substantially non-recourse basis in the future, the Company may have to make larger equity investments in, or provide more financial support for, the project entity.

     The ability of the Company's project subsidiaries to pay dividends and management fees periodically to Cogentrix Energy is subject to certain limitations in their respective project credit documents. Such limitations generally require that: (i) project debt service payments be current, (ii) project debt service coverage ratios be met, (iii) all project debt service and other reserve accounts be funded at required levels and (iv) there be no default or event of default under the relevant project credit documents. There are also additional limitations that are adapted to the particular characteristics of each project subsidiary. Management does not believe that such restrictions or limitations will adversely affect its ability to meet its debt obligations. See "Business -- Description of the Company's Facilities" and " -- Facilities in Operation" herein.

     As of June 30, 1998, the Company had long-term debt (including the current portion thereof) of approximately $1 billion. With the exception of the $100 million of 2004 Senior Notes issued in March 1994 and the $30 million outstanding under the Corporate Credit Facility, substantially all of such indebtedness is project financing debt, a large portion of which is non-recourse to the Company. Future annual maturities of long-term debt range from $78.3 million to $87.7 million in the five-year period ending December 31, 2002. The Company believes that its project subsidiaries will generate sufficient cash flow to pay all required debt service on the project financing debt and to allow them to pay management fees and dividends to Cogentrix Energy periodically in sufficient amounts to allow Cogentrix Energy to pay all required debt service on the 2004 Senior Notes and the Senior Notes and to fund a significant portion of its development activities and meet its other obligations. If, as a result of unanticipated events, the Company's ability to generate cash from operating activities is significantly impaired, the Company could be required to curtail its development activities to meet its debt service obligations.

     As of June 30, 1998, the Company had $30 million of advances outstanding and a $20 million available balance under the Corporate Credit Facility. The $30 million outstanding under the Corporate Credit Facility was utilized to fund a portion of the purchase price related to the LS Power Acquisition. In July 1998, the Company repaid the $30 million outstanding balance under the Corporate Credit Facility with proceeds from borrowings under the CVLC Revolving Credit Facility and existing corporate cash balances.

     On October 29, 1998, the Company amended and restated the Corporate Credit Facility to provide for direct advances to, or the issuance of letters of credit for, the benefit of the Company in an amount up to $100 million. The Corporate Credit Facility is unsecured and imposes covenants on the Company substantially the same as the covenants contained in the Indentures as well as certain financial condition covenants. The Company has used approximately $54 million of the credit availability under the Corporate Credit Facility for the letter of credit issued in connection with the Batesville Acquisition. See
"Business -- Facility Under Construction." The balance of the commitment under the Corporate Credit Facility is available, subject to any limitations imposed by the covenants contained therein and in the Indentures, to be drawn upon by the Company to repay other outstanding indebtedness or for general corporate purposes, including equity investments in new projects or acquisitions of existing electric generating facilities or those under development.

     In December 1997, the Company substantially completed construction of the Clark Facility and earned a construction management fee of $4.5 million. In August 1998, the Company earned an additional $4.3 million, which represents an additional construction management fee of $0.5 million and the Company's share ($3.8 million) of cost savings in constructing the Clark Facility.

     In December 1997, the Company renegotiated the project financing arrangements for its Portsmouth Facility. The amended agreements resulted in an extension of the final maturity date of the loan by three months and an increase in the amount of commitment provided by the project lenders in the form of the $40.5 million CVLC Revolving Credit Facility. The CVLC Revolving Credit Facility is available to be drawn by the project subsidiary owning the Portsmouth Facility at any time for general corporate purposes, including paying dividends to Cogentrix Energy. In March 1998, the project subsidiary borrowed $20 million under the CVLC Revolving Credit Facility and distributed such amount to Cogentrix Energy for purposes of funding a portion of the purchase price related to the LS Power Acquisition. In July 1998, the project subsidiary borrowed an additional $20.5 million under the CVLC Revolving Credit Facility and distributed such amount to Cogentrix Energy for purposes of paying down the outstanding balance under the Corporate Credit Facility.

     In February 1998, the Company renegotiated the project financing arrangements for its Hopewell Facility, in which it owns a 50% interest. The amended agreements resulted in a $34.6 million increase in outstanding indebtedness of the project subsidiary owning and operating the facility, and extended the final maturity date of the loan by six months. The project subsidiary transferred substantially all of the additional funds borrowed (net of transaction costs) to its partners. The distribution received by Cogentrix Energy related to the refinancing was approximately $16.6 million.

     In March 1998, the Company acquired from LS Power Corporation an approximate 74% ownership interest in the Whitewater Facility and the Cottage Grove Facility. Each of the Cottage Grove and Whitewater Facilities is a 245-megawatt gas-fired, combined-cycle cogenerating facility. Commercial operations of the facilities commenced in the last half of calendar 1997. The aggregate acquisition price for the equity interest in the Cottage Grove and Whitewater Facilities was $158.0 million. In addition, the Company pre-funded a $16.7 million distribution to the previous owners. This distribution represented unused construction contingency and cash flows that were accumulated by the Cottage Grove and Whitewater Facilities prior to January 1, 1998. Cogentrix Energy received a distribution of $15.7 million in April 1998 and expects to receive a distribution of the remaining $1.0 million in 1998. The purchase price was funded with the proceeds of the Corporate Credit Facility and corporate cash balances.

     In August 1998, the Company acquired an approximate 52% interest in the Batesville Facility. The Company has committed to provide an equity contribution to the project subsidiary of approximately $54 million upon the earliest to occur of (i) the incurrence of construction costs after all project financing has been expended, (ii) an event of default under the project subsidiary's financing arrangements and (iii) June 30, 2001. This equity commitment is supported by a $54 million letter of credit, which is provided under the Corporate Credit Facility. The Company expects the Batesville Facility, which will be operated by the Company, to commence commercial operation in June 2000. Electricity generated by the Batesville Facility will be sold under long-term power purchase agreements with two investment-grade utilities.

     In October 1998, the Company acquired BGCI's ownership interests in 12 electric generating facilities, comprising a net equity interest of approximately 365 megawatts, and one interstate natural gas pipeline. The aggregate acquisition price for the BGCI Acquisition was approximately $189 million. The purchase price was funded with a portion of the proceeds from the Offering.

     For the fiscal year ended June 30, 1997, the Company's board of directors declared a dividend on its outstanding common stock of $5.0 million, which was paid in September 1997. The Company's board of directors declared a dividend on its outstanding common stock of $2.1 million for the six-month period ended

December 31, 1997, which was paid in March 1998. The board of directors' policy, which is subject to change at any time, provides for a dividend payout ratio of no more than 20% of the Company's net income for the immediately preceding fiscal year. In addition, under the terms of the 2004 Indenture and the Corporate Credit Facility, the Company's ability to pay dividends and make other distributions to its shareholders is restricted.

IMPACT OF ENERGY PRICE CHANGES, INTEREST RATES AND INFLATION

     Energy prices are influenced by changes in supply and demand, as well as general economic conditions, and therefore tend to fluctuate significantly. Through various hedging mechanisms, the Company has attempted to mitigate the impact of changes on the results of operations of most of its projects. The basic hedging mechanism against increased fuel and transportation costs is to provide contractually for matching increases in the energy payments the Company's project subsidiaries receive from the utility purchasing the electricity generated by the facility.

     Under the power sales agreements for two of the Company's facilities, energy payments are indexed (subject to certain caps) to reflect the purchasing utility's solid fuel cost of producing electricity. The Company's other power sales agreements provide periodic, scheduled increases in energy prices that are designed to match periodic, scheduled increases in fuel and transportation costs that are included in the fuel supply and transportation contracts for the facilities.

     Changes in interest rates could have a significant impact on the Company. Interest rate changes affect the cost of capital needed to construct projects, as well as interest expense of existing project financing debt. As with fuel price escalation risk, the Company attempts to hedge against the risk of fluctuations in interest rates by arranging either fixed-rate financing or variable-rate financing with interest rate swaps, collars or caps on a portion of its indebtedness.

     Although hedged to a significant extent, the Company's financial results will likely be affected to some degree by fluctuations in energy prices, interest rates and inflation. The effectiveness of the hedging techniques implemented by the Company is dependent, in part, on each counterparty's ability to perform in accordance with the provisions of the relevant contracts. The Company has sought to reduce its risk by entering into contracts with creditworthy organizations.

YEAR 2000 COMPLIANCE

     The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data which includes such date, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures. The Company initiated assessments in 1997 to identify the issues required to be resolved to assure business critical systems successfully operate upon and beyond the turn of the century. The assessments include reviewing information technology and systems utilizing embedded technology. Plans for achieving Year 2000 compliance were finalized during 1998 and remediation work is underway.

     Replacement of the Company's core financial systems with Year 2000 compliant client-server software is virtually complete. The Company expects to complete the updating of its human resources and internal payroll systems by June 30, 1999. Investigation, analysis, remediation and contingency planning for embedded technology at the power generation facilities operated by the Company is also in process. At the majority of the facilities, the investigation and analysis of potential Year 2000 issues is nearing completion. The results of the investigation and analysis to date indicate the majority of the facilities' operating systems are Year 2000 compliant. For those that have been identified as non-compliant, the Company has either established a remediation plan or contingency plan to address the areas of non-compliance. The remediation of these systems, as well as testing of contingency plans, is expected to be completed by June 30, 1999. The total capital and operating costs to replace the Company's core financial systems, update the Company's human resources and internal payroll systems and bring the operating systems at the plant facilities fully compliant with Year 2000 are currently expected to be approximately $2.8 million, of which $2.4 million has already been incurred.

     The Company is communicating with critical suppliers, vendors, joint venture partners and major customers to assess their compliance efforts and the Company's exposure resulting from Year 2000 issues. At this time, the Company does not expect a major impact from non-compliant Year 2000 suppliers, vendors, joint venture partners or major customers. In the event that any of the Company's significant suppliers, vendors, joint venture partners or major customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

     The Company expects that its business critical systems will be Year 2000 compliant by December 31, 1999, and the Company does not anticipate costs associated with the Year 2000 issue to have a material impact on the Company's consolidated results of operations or financial position. Despite management's current expectations, there can be no assurances that there will not be interruptions or other limitations of financial and operating systems functionality or that the Company will not ultimately incur significant unplanned costs to avoid such interruptions or limitations.

CHANGE OF CORPORATE FISCAL YEAR

     Effective January 1, 1998, the Company changed its fiscal year to commence on January 1 and conclude on December 31 of each year. The Company's fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

                                    BUSINESS

INTRODUCTION

     The Company is engaged in the business of acquiring, developing, owning and operating electric generating facilities, principally in the United States. The Company sells electricity and steam, principally under long-term power purchase agreements with investment-grade utilities and long-term steam sales agreements with various industrial hosts. The Company was one of the early participants in the market for electric power generated by independent power producers that developed in the United States as a result of the enactment of PURPA. Since its inception in 1983, the Company has developed substantial expertise in the development, construction and operation of electric generating facilities. The Company is one of the largest independent power producers in the United States based on net ownership of total project megawatts in operation.

     The Company currently owns (entirely or in part) a total of 25 facilities in the United States with an installed capacity of approximately 4,030 megawatts and has a net equity interest in such facilities of approximately 1,690 megawatts. All of these facilities have been financed through project financing structures that are "substantially non-recourse" to Cogentrix Energy and to its other project subsidiaries. The Company developed, constructed and currently operates 10 of these 25 facilities. A key part of the Company's strategy is the acquisition of interests in domestic electric generating facilities. The LS Power Acquisition, completed in March 1998, expanded the Company's operations into the upper Midwest and diversified its generating base by adding two gas-fired electric generating facilities to the Company's portfolio of generating assets. The BGCI Acquisition and the Batesville Acquisition strengthen the Company's competitive position and further diversify the Company's operations with regard to fuel source and dependence on any single project or customer. Upon completion of the construction of the Batesville Facility, the Company will have ownership interests in a total of 26 domestic electric generating facilities with an installed capacity of approximately 4,800 megawatts and a net equity interest in such facilities of approximately 2,110 megawatts.

     The Company has established a strong record of efficiency and reliability in operating its facilities, as evidenced by the facilities it operates averaging 97.4% availability in the twelve-month period ended June 30, 1998, 96.9% availability in fiscal 1997 and 96.4% availability in fiscal 1996. The Company attributes this strong performance record to the standard design technology at most of its facilities, the Company's extensive employee training programs, redundancies in certain components of its facilities, and a comprehensive program of preventive maintenance at each facility.

POWER MARKET OUTLOOK

     In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives are currently being adopted or considered at both state and federal levels to increase competition in the domestic electric generating industry. The Company believes that industry trends and such regulatory initiatives will lead to the transformation of the existing regulated market, which sells to a captive customer base, to a more competitive market in which end users may purchase electricity from a variety of suppliers including non-utility generators, power marketers, public utilities and others. The Company's management believes that these market trends will create significant new business opportunities for an enterprise like the Company that has demonstrated the ability to construct and operate efficient, low-cost electric generating facilities.

     Regulatory requirements to restructure the United States electric industry have led to the development of a growing market for the sale of electric generating assets principally by utilities, but also by independent power producers and industrial companies. Even when not required to do so by regulatory pressure to disaggregate by unbundling their products and services, some utilities' managements have decided for strategic reasons to divest their companies of some or all of their generating assets and to concentrate on the transmission and distribution segments of the power supply market. If this trend continues, it may create investment opportunities for companies such as the Company. In connection with acquiring any additional electric generating assets (or interests therein), the Company expects to hedge its exposure to electric market price risk by entering into contractual arrangements with utilities, fuel suppliers and/or power marketers.

     The passage of the Energy Policy Act significantly expanded the options available to independent power producers, particularly with respect to siting a generating facility. Among other things, it enables independent power producers to obtain an order from the FERC requiring an intermediary utility to give access to its transmission lines to transmit, or wheel, electric power from a project to its utility purchaser. The availability of wholesale transmission wheeling could be an important aspect in the development of new projects. For example, the Company may be able to develop a project in one utility's service territory and wheel the electric power produced by the project through the transmission lines of such utility to a second utility or another wholesale purchaser. The Energy Policy Act also created a new class of generator
-- EWGs -- that, unlike QFs, are not required to use alternative or renewable fuels or to have useful thermal energy output. See "-- Regulation -- Energy Regulations" herein.

STRATEGY

     The Company intends to remain among the leaders in the independent power industry by developing and constructing or acquiring electric generating facilities (or interests therein) in the United States and in selected foreign countries where the political climate is conducive to increased foreign investment. The Company's overall goal in pursuing this strategy is to capitalize on its reputation as an efficient and reliable energy provider.

     The Company's overall project development strategy is to concentrate on those segments of the market for independent power, in both the domestic and international sectors, requiring mid-sized electric generating facilities, primarily using natural gas as fuel. In developing future projects, the Company anticipates that it will increasingly participate on a joint venture basis with various strategic partners. The Company expects such joint ventures will enable it to share the risks associated with development of projects and build a larger and more diversified portfolio of projects. The Company anticipates that it will share control over the development and construction of such projects with its joint venture partners and will seek to operate the facilities whenever possible.

     The Company has identified three market segments in which it intends to focus its future acquisition and development activities.

  Acquisitions of Domestic Electric Generating Assets

     A key part of the Company's strategy is the acquisition of interests in domestic electric generating assets. The Company intends to capitalize on its management and technical expertise to identify and target as acquisition candidates electric generating facilities that have power sales contracts with electric utilities (or other customers) with significant credit strength. The Company will also seek to acquire interests in electric generating facilities that are highly efficient, low-cost energy providers that can take advantage of opportunities in a rapidly deregulating energy market. In such instances, the Company expects to hedge its exposure to electric market price risk by entering into contractual arrangements with utilities, fuel suppliers and/or power marketers. The Company has significantly expanded and diversified its project portfolio through the Recent Acquisitions. The Company has increased its net ownership of total project megawatts in operation by approximately 75% since December 31, 1997 and substantially diversified its geographic location, customer base, technology and fuel mix.

  "Inside-the-Fence" Project Development

     The Company intends to continue its focus on the industrial market for "inside-the-fence" project opportunities to develop, own, manage and operate on-site electric generating facilities for large, energy-intensive industrial customers. Many of these industrial companies are currently operating their own cogenerating facilities to produce both electricity and thermal energy, which employ older technology, produce energy inefficiently and generally are managed as an adjunct to the industrial companies' primary manufacturing objectives. The cost of their energy supply is a major component of these industrial companies' costs. The

Clean Air Act Amendments of 1990 also present challenges for many industrial companies which must retrofit existing facilities to comply with the new law. The Company believes that cogenerating facilities with state-of-the-art technology could readily be employed to replace, or in certain circumstances, upgrade existing "inside-the-fence" cogenerating facilities.

  Greenfield Project Development

     The Company intends to pursue domestic development of highly efficient, low-cost electric generating facilities, concentrating on mid-sized facilities that use natural gas as fuel. In doing so, the Company expects to hedge its exposure to electric market price risk by entering into contractual arrangements with utilities, fuel suppliers and/or power marketers. The Company also intends to pursue international project development opportunities on a highly selective basis in countries where demand for power is growing rapidly, private investment is encouraged and favorable financing conditions exist. In pursuing opportunities to develop international projects, the Company intends to focus primarily on the segment of the international market for mid-sized electric generating facilities. By concentrating on the development of mid-sized facilities, management believes that the Company will be able to successfully capitalize on its core business while making relatively smaller equity investments in international projects.

GREENHOUSE OPERATIONS

     The Company has entered into an agreement with a developer and operator of greenhouse facilities, giving the Company a right of first refusal to make investments in partnerships which develop, construct and operate greenhouses which produce tomatoes. The Company has made investments in partnerships which currently operate four greenhouses with an aggregate 107 acres of production capacity. These greenhouses are located in Texas, Pennsylvania and New York.

DESCRIPTION OF THE COMPANY'S FACILITIES

     The Company's project subsidiaries currently own (entirely or in part) 25 electric generating facilities in operation. Ten of these facilities are currently operated by the Company and 12 are currently managed by the Company. The remaining 13 facilities are operated and managed by an affiliate of the Company's joint venture partner in each respective facility. Each facility is located on a site which is owned or leased on a long-term basis by a project subsidiary, which ownership or leasehold interest is mortgaged to secure the subsidiary's project financing obligations, and, in certain instances, to secure the project subsidiaries' obligations under their power sales agreements.

  Project Agreements

     Each of the Company's project subsidiaries sells electricity to a utility under long-term power sales agreements. A facility's revenue from a power sales agreement usually consists of two components: energy payments and capacity payments. Energy payments, which are generally intended to cover the variable costs of electric generating (such as fuel costs and variable operation and maintenance expense), are based on a facility's net electrical output measured in kilowatt hours, with payment rates either fixed or indexed to the fuel costs of the purchasing utility. Capacity payments, which are intended to compensate for the fixed costs incurred by the project subsidiary (such as debt service on the project financing), are more complex and are calculated based on a declared capacity of a facility. Declared capacity is the electric generating capacity in megawatts that the Company's project subsidiary agrees in a power sales agreement to make available to the utility purchasing its electricity and is a percentage of the facility's design capacity dictated by its equipment and design specifications. Capacity payments are based either on a facility's net electrical output and paid on a kilowatt-hour basis or on the facility's declared capacity and can be adjusted if actual capacity varies significantly from declared capacity.

     Many power sales agreements (including the Company's) permit the purchasing utility to dispatch the facility (i.e., direct the facility to deliver a variable amount of electrical output) within limited parameters. The power sales agreements for substantially all of the Company's facilities are of a type typically called "fully dispatchable," providing the utility with greater dispatching rights whenever it determines that it can obtain lower cost power either from the utility's in-system generating or from bulk purchases. The power sales agreements for these facilities are structured in a manner such that when the amount of electrical output is reduced, the facility continues to receive capacity payments (which cover fixed operating costs and debt service requirements and provide substantially all of the project subsidiary's profits). Energy payments (which cover the variable operating, maintenance and fuel costs) are received for each kilowatt hour delivered.

     With the exception of two facilities, which solely produce thermal energy in the form of hot water for use by commercial greenhouses, all of the Company's facilities produce steam ("process steam") for use by an industrial host. These industrial hosts, which include textile manufacturing companies, pharmaceutical manufacturing companies, chemical producers and synthetic fiber plants, use the process steam in their manufacturing processes. The Company's steam sales contracts with these industrial hosts generally are long-term contracts that provide payment on a per thousand pound basis for steam delivered and a minimum annual payment if the industrial host's plant is shut down. All contracts require steam purchases during their initial terms to be adequate to allow maintenance of QF status. See "-- Regulation -- Energy Regulations" herein.

     Each of the Company's project subsidiaries purchases fuel under long-term supply agreements. The fuel supply contracts with respect to each of the Company's projects are structured so that the fuel cost escalations are generally matched by increases in the energy payments received by the project subsidiary for electricity under the corresponding power sales agreement. This matching is typically effected by having the fuel prices escalate as a function of the solid fuel index of the purchasing utility, which reflects changes in the utility's cost of fuel to operate its plants, or by contracting for scheduled increases in energy payments designed to offset scheduled increases in fuel prices.

  Project Financing

     The Company has financed each facility through project subsidiaries primarily under financing arrangements and related documents which, except as noted herein, require the extensions of credit to be repaid solely from the project subsidiary's revenues and provide that the repayment of the extensions of credit (and interest thereon) is secured solely by the physical assets, agreements, cash flow and, in certain cases, the capital stock of or partnership interests in that project subsidiary. This type of financing is generally referred to as "project financing." Project financing transactions are generally structured so that all revenues of a project are deposited directly with a bank or other financial institution acting as escrow or security deposit agent. These funds are then payable in a specified order of priority set forth in the financing documents to assure that, to the extent available, they are used first to pay operating expenses, senior debt service and taxes and to fund reserve accounts. Thereafter, subject to satisfying debt service coverage ratios and certain other conditions, amounts may be disbursed to the Company in the form of management fees or dividends or for the payment of subordinated debt service, where there are subordinated lenders.

     The Company's existing facilities are financed using a high proportion of debt to equity. Leveraged financing permits the development of projects with a limited equity base but also increases the risk that a reduction in revenues could adversely affect a particular project's ability to meet its debt or lease obligations. The lenders have security interests covering certain aspects of the project, including the facility, related facility support agreements, the stock or partnership interest of certain of the Company's project subsidiaries, licenses and permits necessary to operate the facility and the cash flow derived from the facility. In the event of a foreclosure after a default, the Company's project subsidiary would only retain an interest in the property remaining, if any, after all debts and obligations were paid. In addition, the debt of each operating project may reduce the liquidity of the Company's interest in such project since any sale or transfer of its interest would, in most cases, be subject both to a lien securing such project debt and to transfer restrictions in the relevant financing agreements. Also, the Company's ability to transfer or sell its interest in certain projects is restricted by purchase options to a steam purchaser and to a utility and certain rights of first refusal in favor of its power and steam purchasers.

     The lenders under these project financing structures cannot look to the Company or its other projects for repayment (that is, they are "non-recourse" to the Company and its other project subsidiaries), unless the Company or another project subsidiary expressly agrees to undertake liability. The Company has agreed to undertake limited financial support for certain of its project subsidiaries in the form of certain limited obligations and contingent liabilities. These obligations and contingent liabilities take the form of guarantees, indemnities, capital infusions and agreements to pay certain debt service deficiencies. To the extent the Company becomes liable under such guarantees and other agreements with respect to a particular project, distributions received by the Company from other projects may be used by the Company to satisfy these obligations. To the extent of these obligations, the lenders to a project have recourse to the Company and the distributions to the Company from other projects. The aggregate contractual liability of the Company to its project lenders is, in each case, a small portion of the aggregate project debt. Thus the project financing structures are generally described throughout this Prospectus as being "substantially non-recourse" to the Company and its other projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Indentures permit the incurrence of debt, guarantees and liens jointly by any future project subsidiaries or joint ventures with respect to the future development of electric generating facilities. To the extent the Company takes advantage of these provisions of the Indentures, the project lender (or lenders) will have recourse to several of the Company's facilities instead of having its (or their) recourse limited to the facility (or facilities) owned by a single project subsidiary.

     The Company's plants are insured in accordance with covenants in each project's debt financing agreements. Coverages for each plant include workers' compensation, commercial general liability, supplemented by primary and excess umbrella liability, and a master property insurance program including property, boiler and machinery (at replacement cost) and business interruption.

  Operating Arrangements

     Unlike many independent power producers who contract with third-party operators, the Company operates many of its facilities. In such instances, the Company's project subsidiary employs directly the persons required to operate the facility it owns or leases. The Company invests in the training of operating personnel and structures its plant bonus program to reward efficient and cost-effective operation of the facilities. Executive management of the Company meets several times a year with the facilities' managers and conducts on-site facility performance reviews with each facility manager.

     The Company provides to the facilities it operates certain administrative and management services for a periodic fee, which in some cases is adjusted annually by an inflation factor. The ability of a project subsidiary to pay these management fees is contingent upon the continuing compliance by the project subsidiary with certain covenants under the project financing agreements and may be subordinated to the payment of obligations under those agreements. The Company has earned and will continue to earn incentive compensation from the Hopewell Facility, in which the Company holds a 50% general partnership interest and is the managing general partner, if the facility achieves certain net income levels.

     In addition, the Company serves as a third-party operator for the Clark Facility under the terms of a two-year operations and maintenance agreement with Clark.

  Ash Removal

     Project subsidiaries owning nine of the Company's electric generating facilities contract with ReUse to remove coal ash generated by such facilities. As an alternative to disposing of coal ash in landfills, ReUse has developed the use of coal ash as structural fill material and in the manufacturing and production of various ash derived products for resale.

FACILITY UNDER CONSTRUCTION

     In August 1998, the Company acquired an approximate 52% interest in the 800-megawatt, gas-fired Batesville Facility under construction in Batesville, Mississippi. The Company expects the Batesville Facility, which will be operated by the Company, to commence commercial operation in June 2000. Electricity generated by the Batesville Facility will be sold under long-term power purchase agreements with two investment grade utilities.

FACILITIES IN OPERATION AT JUNE 30, 1998

     Set forth in the following table and the text that follows the table are descriptions of the Company's 13 electric generating facilities in operation at June 30, 1998. The Company developed nine of these facilities, which included siting, permitting and financing activities. See "-- BGCI Acquisition," for a description of the BGCI Assets which the Company acquired in October 1998.

     Each of the Company's facilities set forth in the table immediately below relies on a power sales agreement with a single customer for the majority of its revenues over the life of the power sales agreement. During the six-month period ended December 31, 1997, two regulated utilities, CP&L and Virginia Power, accounted for approximately 85% of the Company's consolidated revenues. The failure of either of these utility customers to fulfill its contractual obligations for a prolonged period of time would have a material adverse effect on the Company's primary source of revenues. Both CP&L and Virginia Power's senior debt securities are rated investment grade by Standard & Poor's Corporation and Moody's Investors Service, Inc. As a result of the Recent Acquisitions, the Company's operations have become more diverse with regard to both geography and fuel source and less dependent on any single project or customer.

                                                             COMPANY'S
                                                              PERCENT        NET EQUITY
                                                   PLANT     OWNERSHIP    INTEREST IN PLANT         POWER
       PROJECT              LOCATION       FUEL  MEGAWATTS    INTEREST        MEGAWATTS       PURCHASING UTILITY
       -------              --------       ----  ---------   ----------   -----------------   ------------------
Elizabethtown          Elizabethtown, NC   Coal      35        100%               35                CP&L
Lumberton              Lumberton, NC       Coal      35         100               35                CP&L
Kenansville            Kenansville, NC     Coal      35         100               35                CP&L
Roxboro                Roxboro, NC         Coal      60         100               60                CP&L
Southport              Southport, NC       Coal     120         100              120                CP&L
Hopewell               Hopewell, VA        Coal     120          50               60           Virginia Power
Portsmouth             Portsmouth, VA      Coal     120         100              120           Virginia Power
Rocky Mount            Rocky Mount, NC     Coal     120         100              120           Virginia Power
Ringgold               Ringgold, PA        Gas     15.5         100             15.5            Pennsylvania
                                                                                              Electric Company
Richmond               Richmond, VA        Coal     240         100              240           Virginia Power
Birchwood              King George, VA     Coal     240          50              120           Virginia Power
Cottage Grove          Cottage Grove, MN   Gas      245        73.2            179.3           Northern States
                                                                                                Power Company
Whitewater             Whitewater, WI      Gas      245        74.2            181.8          Wisconsin Electric
                                                                                              Power Corporation

  Elizabethtown, Lumberton and Kenansville Facilities

     Cogentrix Eastern Carolina Corporation, a North Carolina corporation ("CECC"), owns and operates three 35-megawatt stoker, coal-fired cogeneration plants in Elizabethtown, Lumberton and Kenansville, North Carolina (collectively, the "ELK Facilities" and individually an "ELK Facility").

     The ELK Facilities sell electricity to CP&L under separate power sales agreements, which were amended effective in September 1996. Under the amended terms, the power sales agreements for the Elizabethtown and Lumberton Facilities each has an initial term expiring in November 2000, and the power sales agreement for the Kenansville Facility has an initial term expiring in September 2001. Each of the facilities may operate at a declared capacity of up to approximately 33 megawatts. Cogentrix, Inc. has guaranteed the performance of CECC under the CP&L power sales agreements. Alamac Knit Fabrics, Inc. purchases steam for its apparel fabrics division mills from the Lumberton Facility and the Elizabethtown Facility under separate steam sales agreements. Guilford Mills, Inc. purchases steam from the Kenansville Facility for use in its textile manufacturing plant.

     Each of the power sales agreements provides that in the event of a termination (other than for a material breach by CP&L) prior to the expiration of the initial term of the power sales agreements, CECC must pay CP&L a termination charge equal to the excess paid for capacity and energy over what would have been paid to CECC under the North Carolina Utilities Commission ("NCUC") published capacity credit and variable energy rates plus interest.

     If the average capacity or average energy generated or made available during any 12-month period falls below 80% of the established contract capacity or energy level, a special charge will be imposed by CP&L equal to a percentage of the termination charge described above. In addition, if CECC desires to terminate the power sales agreement prior to its expiration and a substitute operator satisfactory to CP&L is not secured, CECC must pay to CP&L the termination charge described above plus an amount equal to the depreciated installed cost of the interconnection facilities relating to the plant (using a 20-year useful life).

  Roxboro and Southport Facilities

     Cogentrix of North Carolina, Inc., a North Carolina corporation ("CNC"), operates two stoker coal-fired cogeneration plants in Roxboro and Southport, North Carolina (individually, the "Roxboro Facility" and "Southport Facility"; collectively, the "Roxboro and Southport Facilities"), which are owned by another wholly-owned subsidiary of the Company, Cogentrix of North Carolina Holdings, Inc.

     The Roxboro and Southport Facilities sell electricity to CP&L under separate power sales agreements, each having an initial term expiring in December 2002. The 60-megawatt Roxboro Facility may operate at a declared capacity of up to 56 megawatts and the 120-megawatt Southport Facility may operate at a declared capacity of up to 107 megawatts. Cogentrix, Inc. has guaranteed the performance of CNC under the CP&L power sales agreements. Collins & Aikman Corporation purchases process steam for its textile manufacturing facility from the Roxboro Facility and Archer-Daniels-Midland Company purchases steam for its pharmaceutical and chemical manufacturing company from the Southport Facility.

     Each of the power sales agreements provides that in the event CNC desires to terminate the power sales agreement or abandons the Roxboro or Southport Facility, CNC must pay CP&L a termination charge. Such termination charge will be equal to the sum of (i) the depreciated installed cost of the interconnection facilities relating to the plant (using a 20-year useful life), (ii) the cost incurred by CP&L to replace the capacity provided by the Roxboro or Southport Facility in excess of the capacity payments which would have been made to CNC for the Roxboro or Southport Facility and (iii) a carrying charge equal to the overall pretax cost of capital allowed to CP&L by the NCUC retail rate order in effect during the time the energy credits were received.

  Hopewell Facility

     The Company's Hopewell facility (the "Hopewell Facility"), located in Hopewell, Virginia, is a 120-megawatt stoker coal-fired cogeneration facility owned and operated by James River Cogeneration Company ("JRCC"). JRCC is a North Carolina general partnership, in which a 50% general partnership interest is owned by a wholly-owned subsidiary of the Company. The remaining 50% is owned by Capistrano Cogeneration Company, a subsidiary of Edison Mission Energy.

     The Hopewell Facility provides declared capacity of up to 92.5 megawatts to Virginia Power under a power sales agreement which expires in January 2008. The power sales agreement was amended, effective

February 1998, to provide Virginia Power economic dispatch rights on the Facility and to eliminate the regulatory disallowance provision in the power sales agreement, which allocated, in part, the risk of disallowance by the Virginia State Corporation Commission to JRCC. If the power sales agreement is terminated prior to the end of its initial or any subsequent term other than due to a default by Virginia Power, JRCC must pay Virginia Power the difference between payments for capacity already made and those that would have been allowable under the applicable avoided cost schedules plus interest. Allied-Signal Corporation purchases steam from the Hopewell Facility.

  Portsmouth Facility

     The Company's Portsmouth Facility (the "Portsmouth Facility") located in Portsmouth, Virginia is a 120-megawatt stoker coal-fired cogeneration facility owned and operated by CVLC. The Portsmouth Facility provides Virginia Power declared capacity of up to 115 megawatts under a power sales agreement which expires in June 2008. The power sales agreement was amended, effective December 1997, to provide Virginia Power economic dispatch rights on the Facility and to eliminate the regulatory disallowance provision in the power sales agreement. The Portsmouth Facility also sells process steam to Clariant Corporation.

     If the power sales agreement is terminated prior to the end of its initial or any subsequent term other than due to a default by Virginia Power, then CVLC must pay Virginia Power the difference between payments for capacity already made and those that would have been allowable under the applicable avoided cost schedules plus interest.

  Rocky Mount Facility

     The Company's Rocky Mount Facility located near Rocky Mount, North Carolina is a 120-megawatt stoker coal-fired cogeneration facility (the "Rocky Mount Facility") owned and operated by Cogentrix of Rocky Mount, Inc., a North Carolina corporation ("CRM"). Under a power sales agreement with North Carolina Power Company ("NC Power"), a division of Virginia Power, the Rocky Mount Facility provides declared capacity of 115.5 megawatts of electricity for an initial term expiring in October 2015. In addition, steam from the Rocky Mount Facility is sold to Abbott Laboratories.

     The power sales agreement provides that in the event of a regulatory disallowance, CRM would recognize a reduction in payments received under the power sales agreement after the 18th anniversary of commencement of commercial operations of the facility to the extent necessary to repay the disallowance to NC Power with interest. In light of this regulatory disallowance provision in the power sales agreement, the project lender for the Rocky Mount Facility has established a regulatory disallowance reserve account which is required to be funded at any time a regulatory disallowance occurs or, from and after January 1, 2004, any filing with a regulatory authority challenging the pass-through of payments under the power sales agreement, which is deemed meritorious in the judgment of the lender in consultation with counsel, is made (each a "Regulatory Disallowance Event"). If a Regulatory Disallowance Event occurs during the period from 1998 through 2002, then 25% of cash flow from the facility must be deposited to the regulatory disallowance reserve account until the balance of such account is equal to the amount required to be funded. If a Regulatory Disallowance Event occurs during the period from 2003 through 2013, then 100% of the cash flow from the facility must be deposited to the regulatory disallowance reserve account until the balance of such account is equal to the amount required to be funded. The amount required to be funded in such account is an amount equal to the lesser of (i) projected reduction in cash flows from 2009 through 2013 as a result of the disallowance and (ii) the amount of the debt outstanding at September 30, 2008.

     If the Rocky Mount Facility has forced outage days in any year more than the greater of 25 days or ten percent of the total number of days the facility was required by NC Power to operate, then capacity payments for such period will be reduced by four percent for each such excess forced outage day. In the event capacity testing indicates that the Rocky Mount Facility's dependable capacity is less than 90% of the declared capacity, CRM will be obligated to pay annual liquidated damages to NC Power. A letter of credit has been posted by CRM in favor of NC Power to secure its obligations to perform under the power sales agreement.

  Ringgold Facility

     The Company's Ringgold facility (the "Ringgold Facility"), located in Ringgold, Pennsylvania, is a 15.5-megawatt gas-fired cogeneration facility using an internal combustion engine fueled primarily by natural gas. The Ringgold Facility is owned and operated by Cogentrix of Pennsylvania, Inc., a Delaware corporation ("CPA"). Pennsylvania Electric Company ("Penelec") purchases energy from the Ringgold Facility under a power sales agreement. Under the power sales agreement, failure of CPA to generate and sell electricity throughout the term of the agreement (other than due to force majeure) at an annual average level which is at least equal to 85% of the average output achieved during a rolling three-year period of operation would result in the payment of a penalty which may be offset against amounts payable by Penelec for energy.

     In January 1998, the Company signed an agreement with Penelec to terminate the Ringgold Facility's power purchase agreement with Penelec. This termination agreement was the result of a request for proposals to buy-back or restructure power sales agreements issued to all major operating IPP projects in Penelec's territory in April 1997. The termination agreement with Penelec provides for a payment to the Company of approximately $24 million which will be sufficient to retire all of the outstanding project debt. The buy-back of the power purchase agreement is subject to the issuance of an order (satisfactory to Penelec) by the Pennsylvania Public Utility Commission granting Penelec the authority to fully recover from its customers the consideration paid to CPA under the buyout agreement. Management does not expect the termination of the Ringgold Facility's power purchase agreement with Penelec, if it occurs, to have an adverse impact on the Company's consolidated results of operations or financial position.

     Thermal energy (in the form of hot water) from the Ringgold Facility is provided to a 10-acre greenhouse owned by CPA which is leased to and operated by Keystone Village Farms, Inc. ("Keystone"), under a lease with a ten-year term, which may be extended with the consent of the Company.

  Richmond Facility

     Cogentrix of Richmond, Inc., a North Carolina corporation ("CR"), owns and operates a 240-megawatt stoker coal-fired cogeneration plant in Richmond, Virginia (the "Richmond Facility"). The Richmond Facility provides 209 megawatts of declared capacity electricity to Virginia Power under two 25-year power sales agreements which expire in 2017. The Richmond Facility also provides steam to
E. I. DuPont de Nemours & Company for its Spruance plant located in Chesterfield County, Virginia.

     The power sales agreement provides that in the event of a regulatory disallowance, CR would recognize a reduction in payments received under the power sales agreement after the 18th anniversary of commencement of commercial operations of the facility to the extent necessary to repay the disallowance to Virginia Power with interest.

     If the Richmond Facility has forced outage days in any year more than the greater of 25 days or ten percent of the total number of days the facility was required by Virginia Power to operate, capacity payments for such period will be reduced by four percent for each such excess forced outage day. In the event capacity testing indicates that the Richmond Facility's dependable capacity is less than 90% of the declared capacity, CR will be obligated to pay annual liquidated damages to Virginia Power. Letters of credit have been posted by CR in favor of Virginia Power to secure its obligations to perform under the power sales agreements.

     CR purchased one of the power sales agreements relating to the Richmond Facility from WV Hydro, Inc. ("WV"). In connection with such purchase and in consideration of certain consulting arrangements, CR has continuing obligations to make payments to Clover Development Company ("Clover"), an affiliate of WV, in an aggregate amount ranging from $250,000 to $750,000, each year through 2003, from excess facility cash flow. If excess facility cash flow for any year is insufficient to pay the $250,000 minimum amount, the deficiency will be carried forward and is payable from excess facility cash flow, if any, in future years. In addition, CR is obligated to pay to Clover an amount ranging from 3 to
3.5 percent of the net proceeds payable to CR upon any sale, disposition or refinancing of the Richmond Facility after payment of senior and subordinated project financing debt and expenses.

  Birchwood Facility

     Birchwood Power Partners, L.P. ("Birchwood"), a Delaware limited partnership, owns a 240-megawatt stoker coal-fired cogeneration plant in King George, Virginia (the "Birchwood Facility"). Cogentrix/ Birchwood Two, L.P., an indirect, wholly-owned subsidiary of the Company, owns a 50% interest in the Birchwood Facility. An indirect, wholly-owned subsidiary of The Southern Company owns the remaining 50% of Birchwood. The 36-acre greenhouse located adjacent to the Birchwood Facility, which is jointly owned by the partners of Birchwood, uses steam from the Birchwood Facility. An affiliate of the Company's joint venture partner, the Southern Company, operates and maintains the Birchwood Facility.

     The Birchwood Facility provides up to 202 megawatts of declared capacity electricity to Virginia Power under a power sales agreement which expires in 2021. The power sales agreement provides that in the event of a regulatory disallowance, Birchwood would recognize a reduction in payments received under the power sales agreement after the 20th anniversary of commencement of commercial operations of the facility to the extent necessary to repay the disallowance to Virginia Power with interest.

     If the Birchwood Facility is unable to operate within the dispatch parameters established by Virginia Power under the power sales agreement, the capacity payments for such period are subject to reduction. In the event capacity testing indicates that the Birchwood Facility's dependable capacity is less than 90% of the declared capacity, Birchwood will be obligated to pay annual liquidated damages to Virginia Power. A letter of credit has been posted by Birchwood in favor of Virginia Power to secure its obligations to perform under the power sales agreement.

  Cottage Grove Facility

     LSP-Cottage Grove, L.P., a Delaware limited partnership ("Cottage Grove"), owns a 245-megawatt combined-cycle, natural gas-fired cogeneration facility in Cottage Grove, Minnesota (the "Cottage Grove Facility"). A wholly-owned indirect subsidiary of the Company is the sole general partner of Cottage Grove with a 1% partnership interest. Another wholly-owned indirect subsidiary of the Company owns an approximate 72.2% limited partnership interest in Cottage Grove. An affiliate of Tomen Power Corporation ("Tomen") owns the remaining approximate 26.8% limited partnership interest in Cottage Grove.

     The Cottage Grove Facility provides 245 megawatts of declared capacity to Northern States Power Company ("NSP") measured at summer capacity and 262 megawatts of declared capacity measured at winter conditions under a power sales agreement which expires in 2027. Capacity payments from NSP are subject to adjustment on the basis of performance-based factors which reflect the Cottage Grove Facility's semiannually tested capacity and its rolling 12-month average and on-peak availability. Capacity payments are also adjusted for transmission losses or gains relative to a reference plant. The Cottage Grove Facility also sells steam to Minnesota Mining and Manufacturing Company.

     Currently, NSP is permitted full recovery from its customers of payments made to Cottage Grove under the power sales agreement. The power sales agreement provides, however, that following the tenth anniversary of the commercial operation date, if NSP fails to obtain or is denied authorization by any governmental authority having jurisdiction over NSP's retail rates and charges, granting it the right to recover from its customers any payments made to Cottage Grove, under the power sales agreement, any such disallowance will be monitored in a tracking account and the unpaid balance in the tracking account shall accrue interest. Within 30 days after Cottage Grove's first mortgage bonds have been fully retired, NSP may begin reducing payments to Cottage Grove to (i) ensure the payments are in line with Minnesota Public Utility Commission rates and (ii) begin amortizing the balance in the tracking account. Should NSP exercise its right to reduce payments, the maximum reduction is 75% of the payment otherwise due for the period.

     The Company manages and administers Cottage Grove's business with respect to the Cottage Grove Facility, and provides certain management and administrative services to the general partner of Cottage Grove. Westinghouse Operating Services Company, Inc. ("Westinghouse Services") operates the Cottage Grove Facility.

  Whitewater Facility

     LSP-Whitewater Limited Partnership, a Delaware limited partnership ("Whitewater"), owns a 245-megawatt combined-cycle, natural gas-fired cogeneration facility in Whitewater, Wisconsin (the "Whitewater Facility"). A wholly-owned indirect subsidiary of the Company is the sole general partner of Whitewater with a 1% partnership interest. Another wholly-owned indirect subsidiary of the Company owns an approximate 73.2% limited partnership interest in Whitewater. An affiliate of Tomen owns the remaining approximate 25.8% limited partnership interest in Whitewater.

     The Whitewater Facility provides approximately 236.5 megawatts of declared capacity to Wisconsin Electric Power Company ("WEPCO") under a power sales agreement which expires in 2022. Whitewater may also sell to third parties up to 12 megawatts of electric capacity and any energy which WEPCO does not dispatch. Capacity payments from WEPCO are subject to adjustment on the basis of performance-based factors which reflect the Whitewater Facility's semiannual tested capacity and average and on-peak availability for the preceding contract year.

     Subject to certain limitations, the capacity payments from WEPCO may be reduced to the extent that WEPCO's senior debt instruments are downgraded by any two of Standard & Poor's Corporation, Moody's Investors Services, Inc. and Duff & Phelps as a result of WEPCO's long-term power purchase obligations under the Whitewater power purchase agreement. So long as Whitewater's first mortgage bonds are outstanding, the reduction may not exceed the level necessary to cause Whitewater's debt service coverage ratio to be less than 1.4 in any one month, with such ratio calculated on a rolling average of the four fiscal quarters immediately preceding the proposed adjustment. After Whitewater's first mortgage bonds have been repaid, the reduction may not exceed 50% of the Whitewater Facility's revenues minus expenses. Reductions precluded by application of the above limitations are accumulated in a tracking account with interest accruing at the base or prime lending rate set from time to time by The Chase Manhattan Bank, N.A. or its successor. Tracking account balances are to be repaid when possible, subject to the limitations described above, or may be applied to the price of WEPCO's option to purchase the Whitewater Facility at the expiration of the Whitewater power sales agreement.

     Currently, WEPCO is permitted full recovery from its customers of payments made to Whitewater under the power sales agreement. The power sales agreement provides, however, if at any time WEPCO is denied rate recovery from its customers of any payment to be made to Whitewater under the Whitewater power sales agreement by an applicable regulatory authority, WEPCO's payments to Whitewater may be correspondingly reduced, subject to certain limitations. While Whitewater's first mortgage bonds are outstanding, the capacity payments may be reduced by the annual regulatory disallowance provided that the reduction may not cause Whitewater's debt service coverage ratio to be less than 1.4 in any month calculated on a rolling average of the four fiscal quarters preceding the proposed adjustment. After Whitewater's first mortgage bonds are repaid, reductions may not exceed 50% of the Whitewater Facility's revenues minus expenses. Reductions precluded by these restrictions are accumulated in a tracking account with repayment subject to the same provisions as for bond downgrading adjustments discussed above.

     The thermal energy generated by the Whitewater Facility is sold in the form of steam to the University of Wisconsin -- Whitewater under a steam supply agreement with the Department of Administration of the State of Wisconsin expiring in 2005 and in the form of hot water to a greenhouse owned by Whitewater and located adjacent to the Whitewater Facility. FloriCulture, Inc. ("FloriCulture"), an affiliate of Whitewater, has entered into an operational services agreement pursuant to which FloriCulture provides all services necessary to produce, market and sell horticulture products and to operate and maintain the greenhouse facility.

     The Company manages and administers Whitewater's business with respect to the Whitewater Facility, and provides certain management and administrative services to the general partner of Whitewater. Westinghouse Services operates the Whitewater Facility.

BGCI ACQUISITION

     In October 1998, the Company acquired the BGCI Assets. Nine of the electric generating facilities included in the BGCI Assets were developed and are managed by U.S. Gen and are owned in part by affiliates of U.S. Gen. The acquisition of the BGCI Assets provides the Company with a net equity interest of approximately 365 megawatts in a diverse generating portfolio that comprises approximately 2,400 megawatts in total generating capacity. The BGCI Assets are located in New Jersey, New York, Pennsylvania, West Virginia, Massachusetts and Florida.

     Set forth in the following table is a brief description of the 12 electric generating facilities and the 375-mile natural gas transmission line in which the Company acquired ownership interests.

                                  BGCI ASSETS

                                                                      PERCENT          NET
                                                                     OWNERSHIP   EQUITY INTEREST
                                                           PLANT     INTEREST       IN PLANT
PROJECT            LOCATION                    FUEL      MEGAWATTS   ACQUIRED       MEGAWATTS      POWER PURCHASING UTILITY
-------            --------                    ----      ---------   ---------   ---------------   ------------------------
Logan              Logan Township, NJ          Coal         218       49.0%           106.8        Atlantic City Electric
Northampton        Northampton County, PA   Waste coal      110        49.0            53.9        Metropolitan Edison
Indiantown         Martin County, FL           Coal         380        10.0            38.0        Florida Power & Light
Carneys Point      Carneys Point, NJ           Coal         262        10.0            26.2        Atlantic City Electric
Panther Creek      Carbon County, PA        Waste coal       83        12.2            10.1        Metropolitan Edison
                   Scrubgrass Township,
Scrubgrass         PA                       Waste coal       85        20.0            17.0        Pennsylvania Electric
Selkirk            Albany, NY                  Gas          396         5.1            20.2        Con Edison & Niagara
                                                                                                   Mohawk
Cedar Bay          Jacksonville, FL            Coal         260        16.0            41.6        Florida Power & Light
Mass Power         Springfield, MA             Gas          258         3.3             8.5        Boston Edison
Gilberton          Frackville, PA           Waste coal       82        19.6            16.1        Pennsylvania Power &
                                                                                                   Light
Pittsfield         Pittsfield, MA              Gas          173        10.9            18.9        New England Power
Morgantown         Morgantown, WV           Coal/Waste       62        15.0             9.3        Monongahela Power
                                               coal
Iroquois Gas       Long Island, NY to           --           --         0.5              --        --
Transmission       Waddington, NY
System

     The portion of the purchase price allocated by the Company to the first four BGCI Assets described in the table above represented approximately 74% of the total purchase price for the BGCI Assets. The text that follows provides a more detailed description of the first four BGCI Assets described in the table above.

  Logan Facility

     Keystone Urban Renewal Limited Partnership, a Delaware limited partnership ("KUR") owns a 218-megawatt pulverized coal-fired cogeneration facility located on the Delaware River in Logan Township, New Jersey (the "Logan Facility"). KUR leases the Logan Facility to Logan Generating Company, L.P., a Delaware limited partnership ("LGC"). Cogentrix/Logan, Inc., an indirect, wholly-owned subsidiary of the Company, owns a 49% general partnership interest in each of LGC and each of the partners of KUR. The remaining 1% interest is held by an indirect subsidiary of BGCI as a limited partnership interest. Pursuant to a put agreement, BGCI has the right to require the Company to purchase, at fair market value, the 1% limited partnership interest within the 30-day period following the date that is 13 months after the closing of the BGCI Acquisition. If BGCI exercises such put right, the 1% limited partnership interest will automatically convert to a general partnership interest upon transfer to the Company. An indirect, wholly-owned subsidiary of PG&E is the sole limited partner in each of LGC and the partners of KUR, owning a 1% limited partnership interest. Such subsidiary also owns a 49% general partnership interest in each of LGC and each of the partners of KUR.

     The Logan Facility, which commenced commercial operation in September 1994, provides up to 200 megawatts of declared capacity electricity to Atlantic City Electric Company ("ACE") under a power sales agreement which expires in 2024. The Logan Facility has the capability to provide up to approximately 15 megawatts of excess capacity and energy to third parties. The thermal energy generated by the Logan Facility is sold in the form of steam to Solutia, Inc.

     If the net deliverable capacity of the Logan Facility falls below 190,000 kilowatts, then LGC must pay liquidated damages to ACE equal to the product of the deficiency multiplied times the rate that (a) members of the Pennsylvania, New Jersey, Maryland Power Pool ("PJM") who fail to satisfy their capacity obligations to PJM must pay to (b) the members of PJM who make up such deficiency.

     U.S. Operating Services Company ("USOSC") operates the Logan Facility pursuant to an operation and maintenance agreement with initial term expiring in 2004. U.S. Gen provides management services pursuant to a management services agreement which expires in 2027.

  Northampton Facility

     Northampton Generating Company, L.P., a Delaware limited partnership ("NGC") owns a 110-megawatt anthracite waste coal-fired electric generating facility in Northampton County, Pennsylvania (the "Northampton Facility"). Cogentrix/Northampton, Inc., an indirect, wholly-owned subsidiary of the Company, owns a 49% general partnership interest in NGC. The remaining 1% interest is held by an indirect subsidiary of BGCI as a limited partnership interest. Pursuant to a put agreement, BGCI has the right to require the Company to purchase, at fair market value, the 1% limited partnership interest within the 30-day period following the date that is 13 months after the closing of the BGCI Acquisition. If BGCI exercises such put right, the 1% limited partnership interest will automatically convert to a general partnership interest upon transfer to the Company. An indirect, wholly-owned subsidiary of PG&E owns an aggregate 50% equity interest in NGC, which consists of a 48% general partnership interest and 2% limited partnership interest.

     The Northampton Facility, which commenced commercial operation in September 1995, provides electric energy to Metropolitan Edison Company ("Met-Ed") pursuant to a power sales agreement which expires in 2020. Capacity in excess of 89 megawatts may be sold to third parties, but no energy from the Northampton Facility may be sold to any entity other than Met-Ed.

     The Northampton Facility is not directly interconnected to Met-Ed's electric system and accordingly requires an electric utility that is interconnected with Met-Ed's electric system to transmit the Northampton Facility's output to Med-Ed. Pursuant to a transmission service agreement (which expires in 2020) with Pennsylvania Power & Light Company ("PP&L"), PP&L transmits the Northampton Facility's net electric energy to Met-Ed's existing electric system.

     In the event the Northampton Facility's annual average delivery of electricity for any year following the commercial operation date during on-peak hours is less than 85% of the Northampton Facility's annual average delivery of electricity during the on-peak hours for the prior three years, NGC is obligated to make a penalty payment to Met-Ed. During the first 11 years of the power sales agreement commencing with the commercial operation date, the penalty payment will equal the difference between 85% of the annual average on-peak electricity delivered in the prior three years and the actual on-peak electricity delivered in the year to which the penalty relates times 3.4c/kWh. After the eleventh year of the power sales agreement, the penalty payment will be calculated as above, except that the rate of 3.4c/kWh shall be adjusted annually according to changes in the Gross Domestic Product Implicit Price Deflator.

     Based on its use of waste coal as its primary fuel source, FERC has certified the Northampton Facility as a "qualifying small power production facility" ("QSPPF"). The Northampton Facility produces and sells thermal energy to Ponderosa Fibers, but thermal sales are not required in order to maintain the Northampton Facility's status as a QSPPF.

     USOSC operates and maintains the Northampton Facility pursuant to an operation and maintenance agreement with an initial term expiring in 2020. U.S. Gen provides management and administration services for the Northampton Facility pursuant to a management services agreement with an initial term expiring in 2020.

     In addition to the partners' original equity contributions to NGC, the partners of NGC have posted letters of credit or corporate guarantees in an aggregate amount of $9 million as a standby equity commitment to be used for certain fuel-related costs, and in the amount of $2.2 million as a standby equity commitment to be used solely to establish the bank debt service reserve fund for the exclusive benefit of the banks. In connection with the BGCI Acquisition, the Company will provide letters of credit or corporate guarantees for 50% of such standby equity commitments.

  Indiantown Facility

     Indiantown Cogeneration, L.P., a Delaware limited partnership ("ICLP") owns a 380-megawatt pulverized coal-fired cogeneration facility located in Martin County, Florida (the "Indiantown Facility"). An indirect, wholly-owned subsidiary of PG&E owns a 50% general partnership interest in ICLP, an indirect, wholly-owned subsidiary of GECC owns a 40% limited partnership interest in ICLP, and the Company owns a 10% general partnership interest in ICLP. The Indiantown Facility commenced commercial operation in December 1995. The Indiantown Facility sells steam to Caulkins Indiantown Citrus Company.

     The Indiantown Facility provides 330 megawatts of declared capacity electricity to Florida Power & Light ("FP&L") under a power sales agreement which expires in 2025. Capacity payments by FP&L are subject to adjustment on the basis of the Indiantown Facility's committed capacity, annual capacity factor and annual on-peak capacity factor.

     Currently, FP&L is permitted full recovery from its customers of payments made to ICLP under the power sales agreement. The power sales agreement contains a regulatory out provision, which provides that if FP&L at any time is denied authorization to recover from its customers any payments to be made to ICLP under the power sales agreement, FP&L may, in its sole discretion, adjust payments under the power sales agreement to the amount it is authorized to recover from its customers and may require ICLP to return payments subsequently disallowed by the regulatory agency. If the obligations of FP&L and ICLP are materially altered due to the operation of the regulatory out clause, ICLP may terminate the power sales agreement upon 60 days' notice, and ICLP and FP&L must in good faith attempt to negotiate a new power sales agreement or any agreement for transmission of the Indiantown Facility's capacity and energy to another investor-owned, municipal, or cooperative electric utility interconnected with FP&L in Florida.

     USOSC provides operation and maintenance services for the Indiantown Facility pursuant to an operating agreement which expires in 2025. U.S. Gen manages and administers ICLP's business with respect to the Indiantown Facility pursuant to a management service agreement which expires in 2029.

  Carneys Point Facility

     Chambers Cogeneration Limited Partnership ("CCLP"), a Delaware limited partnership, owns a 262-megawatt pulverized coal-fired cogeneration facility located within the grounds of the DuPont Chamber Works ("DuPont"), a chemical complex in Carneys Point, New Jersey (the "Carneys Point Facility"). CCLP leases the Carneys Point Facility to Carneys Point Generating Company, a partnership of wholly-owned subsidiaries of U.S. Gen. Lease payments are structured to equal project cash flow and the lessee derives no net cash flow or benefit from the lease. The Company owns a 10% general partnership interest in CCLP. The other general partner in CCLP is an indirect, wholly-owned subsidiary of PG&E with a 50% general partnership interest. The sole limited partner in CCLP is an indirect, wholly-owned subsidiary of General Electric Capital Corporation with a 40% limited partnership interest.

     The Carneys Point Facility commenced commercial operation in March 1994. The Carneys Point Facility provides ACE with 187.6 megawatts in the summer months and 173.2 megawatts in the winter months (an annual average of 180.4 megawatts) on a dispatchable basis. If the actual available capacity falls below 95% of the respective capacity requirement for such periods, CCLP must make a deficiency payment to ACE until actual capacity for such period reaches 95% of the respective capacity requirements for such period.

     Under an energy services agreement, CCLP sells steam and up to 40 megawatts of electricity to DuPont. The Carneys Point Facility has the capability to sell an average of approximately 30 megawatts of excess capacity and energy to third parties.

     USOSC operates the Carneys Point Facility under an operation and maintenance agreement with an initial term expiring in 2004. U.S. Gen provides management services for the Carneys Point Facility pursuant to a management services agreement with a term expiring in 2018.

PRINCIPAL CUSTOMERS

     Electric utility customers accounting for more than ten percent of the Company's revenue for the six-month period ended December 31, 1997 and for each of the last three fiscal years were as follows:

                                                  FISCAL YEAR ENDED
                                                       JUNE 30,              SIX-MONTH
                                                 --------------------      PERIOD ENDED
                                                 1995    1996    1997    DECEMBER 31, 1997
                                                 ----    ----    ----    -----------------
CP&L...........................................   34%     33%     25%           22%
Virginia Power.................................   57      55      62            63

     As a result of the Recent Acquisitions, the Company's operations will become more diverse with regard to both geography and fuel source and less dependent on any single project or customer. For the year ended December 31, 1997, on a pro forma basis after giving effect to the LS Power Acquisition and the BGCI Acquisition, CP&L and Virginia Power would have accounted for 13% and 45%, respectively, of the Company's operating revenues (including the Company's pro rata share of revenues of the unconsolidated affiliates in which certain subsidiaries of Cogentrix Energy hold investments).

REGULATION

     The Company is subject to federal, state and local energy and environmental laws and regulations applicable to the development, ownership and operation of its United States electric generating facilities. Federal laws and regulations govern transactions with utilities, types of fuel utilized, the type of energy produced and power plant ownership. State regulatory commissions must approve the rates and, in some instances, other terms under which utilities purchase electricity from certain independent producers. Under certain circumstances, such state commissions may have broad jurisdiction over non-utility power plants. Power plants also are subject to laws and regulations governing environmental emissions and other substances produced by a plant, along with the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before construction or operation of a power plant commences and that the power plant operates in compliance therewith. The Company strives to comply with all environmental laws, regulations, permits and licenses but, despite such efforts, at times has been in non-compliance. No such instance of non-compliance has resulted in significant fines or revocation of any permit or license.

  Energy Regulations

     QFS UNDER PURPA. Each of the Company's current operating facilities is a QF. QFs are relieved of compliance with extensive federal, state and local regulations that control the development, financial structure and operation of power plants and cost-of-service based ratemaking to determine the prices at which electric generating facilities sell energy. In order to be a QF, a cogeneration facility must sequentially produce both electricity and useful thermal energy for non-mechanical or non-electrical uses in certain proportions to the facility's total useful energy output. A QF utilizing oil or natural gas as fuel also must meet certain energy efficiency standards. A small power production facility may be a QF if it uses certain alternative fuels as its primary energy input, subject to limitations on fossil fuel input and size for the facility. Finally, a QF must not be controlled or more than 50% owned by an electric utility or by an electric utility holding company, or a subsidiary of either or any combination thereof.

     PURPA exempts QFs from PUHCA, most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state rate and financial regulations. These exemptions are important to the Company and its competitors.

     In the absence of a power sales agreement, FERC regulations require utilities to purchase electricity generated by QFs at a price based on the purchasing utility's full "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. Avoided costs are the incremental costs to a utility of electric energy or capacity (or both) which, but for the purchase thereof from QFs, such utility would generate for itself or purchase from another source. Due to increasing competition for utility contracts, the current practice is for most power sales agreements to be awarded below avoided cost.

     The Company endeavors to minimize the risk of its facilities losing their QF status. The occurrence of events outside the Company's control, such as loss of a steam customer, could jeopardize QF status. While the facilities usually would be able to react in a manner to avoid the loss of QF status by, for example, replacing the steam customer or finding another use for the steam which meets PURPA's requirements, there is no certainty that such action would be practicable or economic.

     If one of the Company's facilities were to lose its status as a QF, the subsidiary would lose its exemptions from PUHCA and the FPA (and certain state laws and regulations). This could subject the subsidiary to regulation under the FPA and, in such event, would result in the Company inadvertently becoming a public utility holding company. The Company's other facilities could in turn lose their QF status. Moreover, loss of QF status could result in certain utility customers terminating their power sales agreement with the nonqualifying facility. If loss of QF status were threatened for a facility, the Company could avoid holding company status (and thereby protect the QF status of its other facilities) by applying to the FERC to obtain EWG status for the owner of the nonqualifying facility. See "EWGs under the Energy Policy Act" herein. Alternatively, the FERC may grant a limited waiver to the QF that would provide continued exemption under PUHCA, provided the facility's rates were regulated under the FPA.

     EWGS UNDER THE ENERGY POLICY ACT. The passage of the Energy Policy Act has significantly expanded the options available to independent power producers with respect to their regulatory status. In addition to (or in lieu of) QF status, an independent power producer selling exclusively at wholesale now can also apply to the FERC to be granted status as an EWG. Except for existing cost-of-service based facilities (for which state consents are required), any owner of a facility may apply for status as an EWG. An EWG (like a QF) is exempt from regulation under PUHCA. However, EWG status does not exempt a facility from FERC and state public utility commission ("PUC") regulatory reviews, which may be more expansive than those applicable to QFs. Owners of the Birchwood Facility and the Logan Facility, each of which is a QF, have also been determined to be EWGs.

     FOREIGN INVESTMENTS UNDER THE ENERGY POLICY ACT. The Energy Policy Act has also expanded the options for companies that wish to invest in foreign enterprises that own power production facilities outside the United States. Amendments to PUHCA in the Energy Policy Act provide that a domestic company making such an investment may avoid "holding company" status or other regulation under PUHCA, if the foreign enterprise obtains EWG status or files a notice with the Commission that it is a foreign utility company ("FUCO").

     PUHCA. Under PUHCA, any entity owning or controlling ten percent or more of the voting securities of a "public utility company" is a "holding company" and is subject to registration with the Commission and regulation under PUHCA, unless eligible for an exemption. Under the Energy Policy Act and PURPA, EWGs, FUCOs, and owners and operators of QFs are deemed not to be public utility companies under PUHCA. Momentum is growing in Congress for the repeal of PUHCA, as more legislators adopt the view that this statute has outlived its purpose. Elimination of PUHCA would enable more companies to consider owning generating and transmission assets, would permit "single state" utility systems to expand beyond their state borders, and would permit companies that are currently in registered holding company systems to diversify their investments to a greater extent than now permitted. This could attract more competitors to the power development and power marketing business. The Company believes that it is well positioned, however, to meet stronger competition and, indeed, may be able to pursue more investment opportunities made available by the repeal of PUHCA.

     FPA. The FPA grants the FERC exclusive rate-making jurisdiction over wholesale sales of electricity in interstate commerce, including ongoing as well as initial rate jurisdiction, which enables the FERC to revoke or modify previously approved rates. While QFs under PURPA typically are exempt from the traditional rate-making and certain other provisions of the FPA, projects not qualifying for QF status (for example, most EWGs) are subject to the FPA and to FERC rate making jurisdiction. Power marketers are also subject to FERC review of their wholesale rates, and to FERC oversight of various business dealings such as corporate reorganizations. Pursuant to the FPA, the Company's power marketing subsidiary has filed its wholesale electric power rates with the FERC and obtained authorization to sell electric power at rates set by supply and demand in the marketplace. In addition, the Logan Facility has filed its rates with the FERC and obtained authorization to sell all of its power pursuant to those rates.

     STATE REGULATION. PUCs regulate retail rates of electric utilities and, in certain cases, power sales agreements from independent power producers. In addition, states have been delegated the authority to determine utilities' avoided costs under PURPA. PUCs often will pre-approve agreements with prices that do not exceed avoided costs, because such contracts often have been acquired through a competitive or market-based process. Recognizing the competitive nature of the acquisition process, many PUCs will permit utilities to "pass through" expenses associated with a power sales agreement with an independent power producer. In addition, retail sales of electricity or steam by an independent power producer may be subject to PUC regulation, depending on state law.

     EWGs are subject to broad regulation by PUCs, ranging from the requirement of certificates of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. In addition, states may assert jurisdiction over the siting and construction of EWGs (as well as QFs) and over the issuance of securities and the sale or other transfer of assets by these facilities. Many state utility commissions and state legislatures are actively seeking ways to lower electric power costs at the retail level, including options that would permit or compel competition at the retail level. Federal legislation that would require states to permit retail competition is also being given serious consideration. An opening of the retail market would create tremendous opportunities for companies that have until now been limited to the wholesale market. At the same time, state commissions are pressuring the utilities they regulate to cut purchased power costs through strict enforcement of existing contracts with QFs and EWGs, many of which are considered to be overpriced. Because the Company is in compliance with its QF contracts, it is not threatened by these pressures. State commissions are also encouraging efforts by utilities to buy out or buy down such contracts.

     PROPOSED LEGISLATION. In addition to federal legislative initiatives, the state commissions or state legislatures of many states are considering, or have considered, whether to open the retail electric power market to competition (so-called "retail access" or "customer choice"). Such "customer choice" plans typically allow customers to choose their electricity suppliers by a certain date. Retail competition is possible when a customer's local utility agrees, or is required, to "unbundle" its distribution service (i.e., the delivery of electric power to retail customers through its local distribution lines) from its transmission and generating service.

     The competitive price environment that will result from retail competition may cause utilities to experience revenue shortfalls and deteriorating creditworthiness. However, most, if not all, state plans will insure that utilities receive sufficient revenues, through a distribution surcharge if necessary, to pay their obligations under existing long-term power purchase contracts with QFs and EWGs (including the above-market rates, or "stranded investment" costs, provided for in such contracts). Many states will also provide that the stranded investment costs will be "securitized" through new financial instruments. On the other hand, QFs and EWGs may be subject to pressure to lower their contract prices or to renegotiate contracts in an effort to reduce the "stranded investment" costs of their utility customers.

     Retail access programs may provide the Company with additional opportunities to provide power from the Company's projects to industrial users or power marketers. In addition, in light of the states' approaches to "stranded investment" costs, the Company does not believe retail access programs will have a material adverse effect on the Company's existing contracts.

     TRANSMISSION AND WHEELING. Under the FPA, the FERC regulates the rates, terms and conditions for electricity transmission in interstate commerce. The FERC's authority under the FPA to require electric utilities to provide transmission service to QFs and EWGs was significantly expanded by the Energy Policy Act. Except when market factors (such as an exceptional site or power sales opportunity) warrant it, the Company generally attempts to site its facilities within the utility customer's service area, and thus avoid the need to utilize wheeling. The new provisions of the Energy Policy Act, however, and actions taken by the FERC under the FPA have improved transmission access and pricing for independent power producers like the Company.

     In April 1996, the FERC issued a rulemaking order under the FPA, Order 888, requiring all jurisdictional public utilities to file "open access" transmission tariffs. Compliance with Order 888 has been virtually universal. However, many utilities are seeking permission from the FERC to recover for "stranded investment" through add-ons to their transmission rates. To the extent that the FERC permits such charges, the cost of transmission may be too high on some systems to be of practical use to wholesale sellers like the Company. Therefore, the full value of Order 888 remains to be determined.

     The FERC is also encouraging the voluntary restructuring of transmission operations through the use of independent system operators and regional transmission groups. Such entities may create efficiencies for traditional utilities, but are not likely to have a substantial impact on power developers and power marketers like the Company.

  Environmental Regulations -- United States

     The construction and operation of power projects are subject to extensive environmental protection and land use regulation in the United States. Those regulations applicable to the Company primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulation. These laws and regulations often require a lengthy and complex process of obtaining and renewing licenses, permits and approvals from federal, state and local agencies. If such laws and regulations are changed and the Company's facilities are not grandfathered, extensive modifications to power project technologies and facilities could be required.

     Although a number of major environmental statutes are scheduled for reauthorization, the Company expects that environmental regulations will continue to become more stringent as environmental regulations previously passed become implemented. Accordingly, the Company plans to continue a strong emphasis on implementation of environmental standards and procedures at its operating facilities to minimize the environmental impact of its energy generation.

     CLEAN AIR ACT. In late 1990, Congress passed the Clean Air Act Amendments of 1990 (the "1990 Amendments") which affect existing facilities as well as new project development. The original Clean Air Act of 1970 set guidelines for emissions standards for major pollutants from newly-built sources. All of the Company's facilities perform at levels better than federal performance standards mandated for such facilities under the Clean Air Act. The 1990 Amendments attempt to reduce emissions from existing sources -- particularly large older facilities that were exempted from certain regulations under the original Clean Air Act.

     The 1990 Amendments create a marketable commodity called a sulfur dioxide ("SO(2)") "allowance." All non-exempt facilities over 25 megawatts that emit SO(2) (including independent power plants) must obtain allowances in order to operate after 1999. Each allowance gives the owner the right to emit one ton of SO(2). The 1990 Amendments exempt from the SO(2) allowance provisions all independent power projects which were operating, under construction or with power sales agreements (or letters of intent therefor) as of November 15, 1990, as well as facilities outside the contiguous 48 states. As a result, most of the Company's current operating facilities are exempt. The Company's non-exempt operating facilities have determined their need for allowances and have accounted for these requirements in their operating budgets and financial forecasts. In the future, the facilities the Company expects to develop will continue to rely on "clean (low sulfur) coal," with flue gas desulfurization technology or natural gas technology. The Company believes that the additional costs of obtaining the number of allowances needed for future projects should not materially affect the Company's ability to develop such projects. There has also been an oversupply of allowances in the market resulting in a significant decrease in allowance prices.

     The 1990 Amendments also require states to impose annual operating permit fees. While such permit fees may be substantial and will be greater for coal-fired projects than for those burning gas or certain other fuels, such fees are not expected to significantly increase the Company's plant operating costs.

     The 1990 Amendments also contain other provisions that could affect the Company's projects. Provisions dealing with geographical areas the EPA has designated as in "nonattainment" with national ambient air quality standards require that existing sources of air pollutants in a nonattainment area be retrofit with reasonably available control technology ("RACT") for all pollutants for which an area is designated nonattainment. The technology currently installed at the Company's projects should uniformly meet or exceed RACT for all such pollutants. The nonattainment provisions also require that each new or expanded source of air pollutants in newly designated nonattainment areas which has not submitted a complete air permit application before November 15, 1992 must obtain emissions reductions from existing sources that more than offset the emissions from the new or expanded source. While the "offset" requirements may hamper new project development in certain geographical areas, development of new projects has and will likely continue, particularly as markets for "offsets" develop.

     The 1990 Amendments also provide an extensive new operating permit program for existing sources called the Title V permitting program. Because all of the existing Company facilities were permitted under the Prevention of Significant Deterioration New Source Review Process, the permitting impact to the Company under the 1990 Amendments is expected to be minimal. Continuous emission monitoring systems may need to be upgraded at some facilities while the permit fees will increase operating expenses. The costs of applying for and obtaining operating air permits are not anticipated to be significant.

     The hazardous air pollutant provisions of the 1990 Amendments presently exclude electric steam generating facilities, such as the Company's facilities. Three studies of the emissions from such facilities are, however, in progress. Until all of these studies are completed and Congress either amends the Clean Air Act further or the EPA promulgates regulations, the federal hazardous air pollutants emissions restrictions, which will be applied to the Company's facilities and other electric steam generating facilities, will remain uncertain.

     In July 1997, the EPA promulgated more restrictive ambient air quality standards for ozone and particulate matter (less than 25 microns in diameter -- PM-2.5). These new standards will likely increase the number of nonattainment areas for both ozone and PM-2.5. If the Company's facilities are in these new nonattainment areas, further emission reduction requirements could result in the installation of additional control technology.

     In addition, the Ozone Transport Assessment Group ("OTAG"), composed of state and local air regulatory officials from the 37 eastern states, has recommended additional NO(x) emission reductions that go beyond current federal standards. These recommendations include reductions from utility and industrial boilers. In the fall of 1997, the EPA proposed a call for revisions to state implementation plans ("SIPs"). This SIP call implements some of the OTAG's recommendations and goes beyond some of the OTAG's recommendations for reductions in NO(x) emissions. If more stringent NO(x) emission standards are adopted by the EPA and/or certain states as a result of these recommendations, the Company could be required to install additional NO(x) emission control technologies and/or obtain allowances from other emitters.

     The Company does not believe that any of the potential additional requirements discussed above will have a material adverse effect on the operations or financial position of the Company.

     The 1990 Amendments expand the enforcement authority of the federal government by increasing the range of civil and criminal penalties for violations of the Clean Air Act, enhancing administrative civil penalties, and adding a citizen suit provision. These enforcement provisions also include enhanced monitoring, recordkeeping and reporting requirements for existing and new facilities. On February 13, 1997, the EPA issued a regulation providing for the use of "any credible evidence or information" in lieu of, or in addition to, the test methods prescribed by regulation to determine the compliance status of permitted sources of air pollution. This rule may effectively make emission limits previously established for many air pollution sources, including the Company's, more stringent. On March 10, 1997, a number of utilities filed a petition for review of the EPA regulations in the U.S. Court of Appeals for the District of Columbia Circuit.

     The Kyoto Protocol regarding greenhouse gas emissions and global warming was signed by the U.S., committing to significant reductions in greenhouse gas emissions. The U.S. Senate must ratify the agreement for the protocol to take effect. The Clinton Administration has proposed a package of legislative and administrative policies to curb greenhouse gases, none of which are affected by the need for Senate ratification. Management believes that none of these policies will have a material effect on the consolidated results of operations or financial position of the Company. Future initiatives on this issue and the effects on the Company are unknown at this time.

     CLEAN WATER ACT. The Company's existing facilities are subject to a variety of state and federal regulations governing existing and potential water/wastewater and stormwater discharges from the facilities. Generally, federal regulations promulgated through the Clean Water Act govern overall water/wastewater and stormwater discharges through National Pollutant Discharge Elimination System permits. Under current provisions of the Clean Water Act, existing permits must be renewed every five years, at which time permit limits are under extensive review and can be modified to account for more stringent regulations. In addition, the permits have re-opener clauses which can be used to modify a permit at anytime. Several of the Company's facilities have either recently gone through permit renewal or will be renewed within the next few years. Based upon recent renewals, the Company does not anticipate more stringent monitoring requirements.

     EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACT. In April of 1997, the EPA expanded the list of industry groups required to report the Toxic Release Inventory under Section 313 of the Emergency Planning and Community Right-to-Know Act to include electric utilities. The Company's operating facilities will be required to complete a toxic chemical inventory release form for each listed toxic chemical manufactured, processed or otherwise used in excess of threshold levels for the 1998 reporting year. The purpose of this requirement is to inform the EPA, states, localities and the public about releases of toxic chemicals to the air, water and land that can pose a threat to the community.

  Environmental Regulations -- International

     Although the type of environmental laws and regulations applicable to independent power producers and developers varies widely from country to country, many foreign countries have laws and regulations relating to the protection of the environment and land use which are similar to those found in the United States. Laws applicable to the construction and operation of electric generating facilities in foreign countries generally regulate discharges and emissions into water and air and also regulate noise levels.

     Air pollution laws in foreign jurisdictions often limit the emissions of particulates, dust, smoke, carbon monoxide, sulfur dioxide, nitrogen oxide and other pollutants. Water pollution laws in foreign countries generally limit wastewater discharges into municipal sewer systems and require treatment of wastewater which does not meet established standards. New projects and modifications to existing projects are also subject, in many cases, to land use and zoning restrictions imposed in the foreign country. In addition, developers of foreign independent power projects often conduct environmental impact assessments of proposed projects pursuant to existing legislative requirements. Certain lenders to international development projects may impose their own requirements relating to the protection of the environment.

     The Company believes that the level of environmental awareness and enforcement is growing in most countries, including most of the countries in which the Company intends to develop and operate new projects. As a result, plants built overseas will likely include pollution control equipment that is required in the United States. Therefore, based on current trends, the Company believes that the nature and level of environmental regulation that it is subject to will become increasingly stringent, whether the Company undertakes new projects in foreign countries or in the United States.

EMPLOYEES

     At June 30, 1998, the Company employed 389 people, none of whom is covered by a collective bargaining agreement.

PROPERTIES

     In addition to the Company's properties listed and described in the section entitled "Business -- Facilities in Operation," the Company leases its principal executive office, a single 61,024 square foot building, located at 9405 Arrowpoint Boulevard in Charlotte, North Carolina. The Company leases the building and related land from a partnership comprised of four of the Company's shareholders. The building lease has an initial term ending in 2004, with optional renewals through 2047. The term of the land lease extends through 2047. See "Certain Relationships and Related Transactions -- Leases and Real Property."

     The Company also leases office space in Prince George, Virginia; Portland, Oregon; Singapore; Bangalore, India; Mangalore, India; New Delhi, India; and Sao Paulo, Brazil.

     The Company believes that its facilities and properties have been satisfactorily maintained, are in good condition, and are suitable for the Company's operations.

LEGAL PROCEEDINGS

     Under the terms of the amended power sales agreements for the Elizabethtown, Lumberton, Kenansville, Roxboro and Southport Facilities, the purchasing utility, CP&L, has exercised its right of economic dispatch resulting in significantly reduced fuel requirements at each of these facilities. Coal is supplied to the ELK Facilities by James River Coal Sales, Inc. and an affiliate ("James River"). Coal was supplied to the Southport Facility until November 1997 (when the contract term expired) by Coastal Coal Sales, Inc. ("Coastal"). The coal sales agreements for the ELK Facilities provide for the sale and purchase of the coal requirements of those facilities through September 2001.

     Under the amended power sales agreement for the Company's Portsmouth Facility, Virginia Power has from time to time since December 1997 exercised its right of economic dispatch resulting in significantly reduced fuel requirements at the facility. Coal is supplied to the Portsmouth Facility by Arch Coal Sales Company, Inc. ("Arch"). The coal sales agreement with Arch provides for the sale and purchase of the coal requirements of the Portsmouth Facility through 2002.

     As a result of the economic dispatch of these facilities and their consequent reduced fuel requirements, the Company's project subsidiaries operating these facilities are purchasing significantly less coal. James River, Coastal and Arch are seeking to recover damages and, in some cases, seeking injunctive relief. A summary of each of these pending disputes is set forth below.

  James River Dispute (ELK Facilities)

     In November 1996, James River instituted an action against CECC in the United States District Court for the Eastern District of Kentucky claiming breach of contract and fraud in the inducement based on the reduction in coal requirements at the ELK Facilities. In this complaint, James River sought specific performance and, in the alternative, an unspecified amount of damages. In April 1998, after the case was transferred to the United States District Court for the Western District of North Carolina, the fraud in the inducement claim was dismissed by the court with prejudice.

     The contract with James River contains an arbitration provision requiring contract disputes to be submitted to arbitration in Charlotte, North Carolina. After the Company filed a motion to compel arbitration of the contract claim, James River consented to, and filed a demand for, arbitration of the claim. The parties are currently preparing for the arbitration proceeding, which will be held in Charlotte, North Carolina.

  Coastal Dispute (Southport Facility)

     In October 1996, Coastal initiated an arbitration proceeding against CNC through the American Arbitration Association in Charlotte, North Carolina. The notice of arbitration alleged breach of contract based on the reduction in coal requirements at the Southport Facility. In October 1997, a three-member panel of arbitrators ruled in favor of CNC, denying any recovery to Coastal.

     ANR Coal Company, L.L.C. ("ANR"), as successor to Coastal, subsequently challenged the ruling in CNC's favor in the United States District Court for the Western District of North Carolina on grounds of arbitrator partiality. In April 1998, the court issued an order vacating the ruling of the arbitration panel and directing that a new arbitration be conducted. The Company, which is appealing the court's decision to the United States Court of Appeals for the Fourth Circuit, believes that the ruling of the arbitration panel in its favor will be upheld on appeal. The court has scheduled oral arguments in this appeal for the first week in December 1998.

  Arch Dispute (Portsmouth Facility)

     In February 1998, Arch filed a complaint against CVLC in the United States District Court for the Southern District of West Virginia alleging breach of contract and seeking a determination that CVLC is obligated to purchase approximately 360,000 tons of coal per year, breached the coal sales agreement by wrongfully reducing its requirements of coal, and violated a duty of good faith and fair dealing owed to Arch. In the alternative, Arch seeks damages for CVLC's failure to purchase such quantities of coal. This agreement also contains an arbitration clause that requires any disputes between the parties to be resolved by arbitration in Charlotte, North Carolina. In June 1998, the District Court issued an order staying the litigation proceeding pending arbitration of the issues raised in the complaint filed by Arch. The parties are currently preparing for the arbitration proceeding, which will be held in Charlotte, North Carolina.

     In view of the unambiguous provisions of the coal sales agreement that specifically provide that notwithstanding any provision in the agreement to the contrary CVLC shall not be obligated to purchase more than the Portsmouth Facility's requirements of coal, the Company is confident that the claims made by Arch against CVLC will ultimately be resolved in favor of CVLC. CVLC will vigorously defend the matter, seek to enforce the terms of the agreement against Arch and otherwise continue to perform under the agreement as required.

  Summary of Coal Purchase Agreement Disputes

     Management believes that the ruling in CNC's favor by the panel of arbitrators will be upheld on appeal, and, as to the James River and Arch legal proceedings, that there is no basis for certain claims and there are meritorious defenses as to the remainder. The Company intends to vigorously contest the claims of James River, Arch and Coastal and is confident that they will be resolved in favor of the Company. The Company has established reserves which management believes to be adequate to cover any costs which may result from these matters. The ultimate disposition of these proceedings, in the judgment of management, will not have a material adverse impact on the Company's consolidated results of operations or financial position.

  Other Routine Litigation

     In addition to the litigation described above, the Company experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse impact on the consolidated financial position or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The directors and executive officers of Cogentrix Energy are as set forth below.

NAME                                     AGE   POSITION
----                                     ---   --------
George T. Lewis, Jr....................  70    Chairman of the Board and Director
David J. Lewis.........................  42    Vice Chairman, Chief Executive Officer and Director
Mark F. Miller.........................  44    President, Chief Operating Officer and Director
James E. Lewis.........................  35    Executive Vice President and Director
Dennis W. Alexander....................  52    Group Senior Vice President, General Counsel,
                                               Secretary and Director
James R. Pagano........................  38    Group Senior Vice President -- Chief Financial Officer
Betty G. Lewis.........................  69    Director
Robert W. Lewis........................  45    Director
W. E. "Bill" Garrett...................  68    Director
John A. Tillinghast....................  71    Director

     GEORGE T. LEWIS, JR., the founder of Cogentrix, has been Chairman of the Board and a Director of Cogentrix Energy since its formation in 1993 and Chief Executive Officer of Cogentrix Energy from December 1993 to August 1995, prior to which he was Chief Executive Officer and a Director of Cogentrix from 1983 to 1993, Chairman of the Board of Cogentrix since 1990 and President of Cogentrix from 1983 to 1989. Mr. Lewis previously served for over 18 years with Chas T. Main, Inc. ("Main"), an engineering firm headquartered in Boston. In 1971, he became a Senior Vice President responsible for that company's work with the utility industry. From 1978 through 1980, he headed Main's Southern District office located in Charlotte, North Carolina and directed Main's involvement in the area of coal-fired industrial power plants. In 1980, Mr. Lewis was promoted to Group Vice President and director and returned to Boston to assume responsibility for all corporate marketing and sales. In this capacity, he became convinced that cogeneration projects would become an emerging market and left Main to form Cogentrix.

     DAVID J. LEWIS has been a Director of Cogentrix Energy since its formation and was appointed Vice Chairman of the Board and Chief Executive Officer in August 1995. Prior to August 1995, Mr. Lewis was Executive Vice President -- Marketing and Development, Chief Executive Officer -- Elect since June 1994, Group Senior Vice President -- Marketing and Development with Cogentrix since September 1993 and a Director of Cogentrix since 1988. From 1989 until September 1993, he was Senior Vice President -- CGX Environmental Systems and President and Chief Operating Officer -- CGX Environmental Systems Division of Cogentrix. From 1987 to 1989, he was Vice President -- Administration of Cogentrix, from 1986 to 1987, he was Resident Construction Manager and from 1985 to 1986, he was Assistant Construction Manager. Prior to joining Cogentrix in 1985, he was Operations Manager with Bartex Corporation, an export management company headquartered in Portland, Oregon. David Lewis is a son of George T. Lewis, Jr. and Betty G. Lewis.

     MARK F. MILLER was appointed President, Chief Operating Officer and a Director of Cogentrix Energy in May 1997. Prior to joining Cogentrix Energy, Mr. Miller was Vice President for Northrop Grumman in Bethpage, New York. He joined Northrop Grumman in 1982 and held successive positions in the material, law and contracts departments before being named Vice President, Contracts and Pricing at Northrop's B-2 Division in 1991. In 1993, he became Vice President-Business Management at the B-2 Division. In 1994, Northrop acquired the Grumman Corporation and Mr. Miller was named Vice President-Business Management for the newly formed Electronics and Systems Integration Division, a position he held until his move to Cogentrix Energy. From 1980 to 1982, he was an Associate with the law firm of Dolack, Hansler.

     JAMES E. LEWIS has been Executive Vice President and a Director of Cogentrix Energy since its formation, prior to which he was Executive Vice President of Cogentrix since November 1992 and a Director of Cogentrix since 1988. From 1991 to 1992, he was Senior Vice President of Operations responsible for the daily operations of Cogentrix's facilities. From 1989 to 1991, Mr. Lewis was Vice President -- Utility Operations. Mr. Lewis joined Cogentrix in 1986 and in 1987, he was selected as Assistant Project Manager responsible for the construction of the Portsmouth Facility. James Lewis is a son of George T. Lewis, Jr. and Betty G. Lewis.

     DENNIS W. ALEXANDER has been Group Senior Vice President, General Counsel, Secretary and a Director since joining Cogentrix Energy in February 1994. Immediately prior to joining Cogentrix Energy, Mr. Alexander was Vice President/General Counsel of Wheelabrator Environmental Systems Inc., the waste-to-energy and cogeneration subsidiary of Wheelabrator Technologies Inc., an independent power and environmental services and products company, as well as Director, Environmental, Health and Safety Audit Program for Wheelabrator Technologies Inc. From 1988 to 1990, Mr. Alexander was Vice President/General Counsel -- Operations of Wheelabrator Environmental Systems Inc. and from 1986 to 1988 was Vice President/General Counsel of Wheelabrator Energy Systems, a cogeneration project development subsidiary. From 1984 to 1986, he served as Group General Counsel for The Signal Company and from 1980 to 1984 as Division General Counsel of Wheelabrator-Frye Inc., each a diversified public company.

     JAMES R. PAGANO has been Group Senior Vice President -- Chief Financial Officer of Cogentrix Energy since May 1997, prior to which he was Senior Vice President -- Project Finance since February 1995 and Vice President -- Project Finance since Cogentrix Energy's formation. Previously, Mr. Pagano was Vice President -- Project Finance of Cogentrix since July 1993, Vice
President -- Legal and Finance from July 1992 to July 1993, and from January 1992 to July 1992, Mr. Pagano was Vice President and Assistant General Counsel of Cogentrix. Prior to joining Cogentrix, he was Vice President of The Deerpath Group, Inc., a financial advisory firm. From 1987 to 1990, Mr. Pagano was an Associate with the law firm of Simpson Thacher & Bartlett.

     BETTY G. LEWIS has been a Director of Cogentrix Energy since September 1994. Betty Lewis is the spouse of George T. Lewis, Jr.

     ROBERT W. LEWIS has been a Director of Cogentrix Energy since its formation, prior to which he was a Director of Cogentrix since 1988. In April 1991, Mr. Lewis resigned from his positions of Vice Chairman and Secretary of Cogentrix which he had held since March 1991. Since his resignation as an officer, Mr. Lewis has served as a consultant to the Company. From October 1990 to March 1991, Mr. Lewis was Executive Vice President and Secretary. From March 1988 to October 1990, Mr. Lewis was Senior Vice President -- Corporate Development and Secretary, in which position Mr. Lewis was in charge of Cogentrix's development efforts. From March 1987 to March 1988, Mr. Lewis was Senior Vice President -- Administration and Secretary. From September 1983 to March 1987, Mr. Lewis was Vice President -- Administration and Secretary. Mr. Lewis joined Cogentrix in April 1983 and served as Secretary through September 1983. Robert Lewis is a son of George T. Lewis, Jr. and Betty G. Lewis.

     W. E. "BILL" GARRETT has been a Director of Cogentrix Energy since its formation and became a Director of Cogentrix in September 1993. Mr. Garrett served on the staff of the National Geographic Society for 36 years -- the last 10 as Editor-in-Chief of the magazine. As a member of the Board of Trustees of the National Geographic Society and its Research and Exploration Committee, he was instrumental in the Society's emergence as the world's largest educational and scientific institution. He resigned in 1990 and became the President of the La Ruta Maya Conservation Foundation, which is involved in cultural and conservation work with the Maya Indians. Mexico, Guatemala and Italy have honored him with prestigious awards for his work in the region. Mr. Garrett currently serves on the boards of the National Capital Bicentennial Celebration, the American Land Conservancy, and Partners for Livable Communities.

     JOHN A. TILLINGHAST was elected a Director of Cogentrix Energy on March 19, 1998, filling a position left vacant since the death of former board member T. Louis Austin, Jr. last year. Mr. Tillinghast served from 1994 to April 1998 as President, Chairman and CEO of Great Bay Power Corporation, a public utility in Dover, New Hampshire, and since April 1998 has continued to serve as Chairman. He also has served since 1997 as the President, Chairman and CEO of BayCorp Holdings, Ltd., the holding company for Great Bay Power Corporation. After graduating from Columbia University in 1949 with BS and MS degrees in mechanical engineering, Mr. Tillinghast began a 30-year career with American Electric Power Company, rising through the engineering ranks to become Vice Chairman of the Board in charge of engineering and construction. Prior to his current position at Great Bay Power Corporation, he served as Chairman of the Energy Engineering Board of the National Academy of Sciences and Director of the Edison Electric Institute. Mr. Tillinghast is a Fellow of the American Society of Mechanical Engineers, a registered professional engineer in nine states and a holder of two U.S. and seven foreign patents.

EXECUTIVE COMPENSATION

     The following table sets forth information for the calendar year ended December 31, 1997 and for each of the two fiscal years in the period ended June 30, 1997 concerning the annual compensation paid or accrued by the Company to or for the account of each of the following: (i) the only person who served as the chief executive officer of the Company during the calendar year ended December 31, 1997 and (ii) the four most highly compensated executive officers of the Company incumbent at December 31, 1997, other than the chief executive officer, for the year then ended (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
         NAME AND               TWELVE-MONTH      ---------------------------------      ALL OTHER
    PRINCIPAL POSITION          PERIOD ENDING     SALARY(1)   BONUS(2)     TOTAL      COMPENSATION(3)
    ------------------        -----------------   ---------   --------   ----------   ---------------
George T. Lewis, Jr........   December 31, 1997   $674,086    $332,080   $1,006,166      $955,624
  Chairman of the Board         June 30, 1997      666,647     332,080      998,727       994,992
                                June 30, 1996      649,100     381,810    1,030,910        60,960

David J. Lewis.............   December 31, 1997    613,960     841,239    1,455,199       920,329
  Vice Chairman and             June 30, 1997      565,317     695,824    1,261,141       929,829
  Chief Executive Officer       June 30, 1996      351,720     359,500      711,220        45,040

James E. Lewis.............   December 31, 1997    364,524     415,163      779,687       910,523
  Executive Vice President      June 30, 1997      360,347     345,124      705,471       928,883
                                June 30, 1996      349,720     279,950      629,670        37,380

James R. Pagano............   December 31, 1997    223,532     345,033      568,565        28,412
  Group Senior Vice             June 30, 1997      194,498     180,000      374,498        28,912
     President                  June 30, 1996      155,243     137,367      292,610        17,570
  and Chief Financial
     Officer

Dennis W. Alexander........   December 31, 1997    284,086     175,033      459,119        21,845
  Group Senior Vice             June 30, 1997      272,068      70,000      342,068        21,472
     President                  June 30, 1996      220,946     198,840      419,786        15,332
  and General Counsel

---------------

(1) Amounts listed in this column include all fees for service on the Company's board of directors.
(2) Amounts listed in this column reflect annual performance bonuses and annual distributions under the Profit-Sharing Plan and Facility Cash Flow Incentive Compensation Agreements discussed below. The amounts listed do not include the distributions made under such plan and agreements to the Named Executive Officers during any fiscal year in which such distribution was earned in the previous fiscal year.
(3) The amounts shown in this column include (i) the Company's matching contributions on behalf of the Named Executive Officers to the Company's 401(k) savings plan in which all Company employees are eligible to participate and to a non-qualified Supplemental Retirement Savings Plan in which approximately 35 employees, including all of the Named Executive Officers participate, and (ii) the payments made to David J. Lewis, James E. Lewis and George T. Lewis, Jr. related to the termination of the facility cash flow incentive compensation agreements, net of the awards each of these Named Executive Officers would have otherwise received under these plans for the fiscal year ended June 30, 1997, which amounts are included under the column heading "Bonuses."

COMPENSATION PURSUANT TO INCENTIVE COMPENSATION PLANS

  Profit-Sharing Plan

     The Company has a non-qualified incentive compensation plan for the benefit of approximately 42 employees of the Company and its affiliates (the "Profit-Sharing Plan"). Under the Profit-Sharing Plan, the Company has entered into arrangements with each of its executive officers, which provide for annual cash compensation distribution awards to each participant equal to a designated percentage of the Company's adjusted net income before taxes each fiscal year plus the amount of any accrual for payments to be made under the Profit-Sharing Plan (the "Designated Percentage"), with the Designated Percentage determined annually at the discretion of the Company's Chief Executive Officer or Chief Operating Officer based on criteria they deem appropriate. No payments were made under the Profit-Sharing Plan for the fiscal year ended June 30, 1997. For the twelve-month period ended December 31, 1997, David J. Lewis earned $190,065, James E. Lewis earned $114,039, and James R. Pagano and Dennis W. Alexander each earned $95,033 under the Profit Sharing Plan, all of which were earned during the six-month period ended December 31, 1997.

     In the event a participant in the Profit-Sharing Plan terminates his or her employment with the Company (for a reason other than death, total disability, retirement or termination by the Company for willful misconduct), the participant is entitled to receive a severance benefit equal to a percentage (ranging from 100% after six years of full-time employment to a maximum of 200% after ten years or more of full-time employment) of the most recent annual distribution to which the employee is then entitled. In the event of a participant's death or total disability, the participant (or his or her beneficiary) is entitled to receive from zero to five years of annual distribution awards thereafter, depending upon the participant's length of service with the Company.

  Executive Incentive Bonus Plan

     In addition to the annual cash compensation distribution awards payable under the Profit-Sharing Plan or the Facility Cash Flow Incentive Compensation Agreement described below, certain executive officers, including David J. Lewis, James E. Lewis, Mark F. Miller, Dennis W. Alexander and James R. Pagano may receive additional incentive cash compensation awards, determined on a sliding scale, if the Company achieves certain designated net income before income tax targets for a given fiscal year. No such additional incentive cash compensation awards were earned during the fiscal year ended June 30, 1997 or during the twelve-month period ended December 31, 1997.

  Facility Cash Flow Incentive Compensation Agreements

     The Company had entered into non-qualified incentive compensation agreements with three of the Named Executive Officers, David J. Lewis, James E. Lewis and George T. Lewis, Jr., each of whom is a director and a shareholder of the Company. Such agreements provided for each of these Named Executive Officers to receive, through June 30, 2007, annual distributions equal to a designated percentage of the net cash flow for the fiscal year of one or both of two of the Company's facilities. In the fiscal year ended June 30, 1997, the Company terminated the facility cash flow incentive compensation agreements with these named executive officers. In connection with the termination of these plans, David J. Lewis, James E. Lewis and George T. Lewis, Jr. were paid $1,157,996, $1,119,816 and $1,247,259, respectively.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

  David J. Lewis

     In August 1995, the board of directors elected David J. Lewis Vice Chairman and Chief Executive Officer of the Company. George T. Lewis, Jr., the former Chief Executive Officer, will continue to serve as Chairman of the Board. The Company has an employment agreement with David J. Lewis through August 2000 which provides for a base annual salary for each fiscal year at least equal to the base salary for the immediately preceding fiscal year. In addition to the base salary, Mr. Lewis is entitled to receive annual incentive compensation in an amount determined by the board of directors, which amount, when combined with the base salary payable to him, shall be at least sufficient to provide him with total annual compensation that is competitive with total annual compensation offered by other similarly situated companies to their employees in comparable positions.

     The employment agreement is terminable upon notice given by the Company in the event a majority of the board of directors terminates Mr. Lewis' employment for cause. In addition, the Company may terminate the agreement at any time at its option in the event that the board determines in its reasonable, good faith judgment, and by a vote of at least two-thirds of the directors then in office, that the continued service of Mr. Lewis as Chief Executive Officer of the Company would not be in the best interest of the Company because there has occurred a continued failure by him (whether or not such failure resulted from his physical or mental incapacity) substantially to perform his duties, responsibilities or obligations as Chief Executive Officer after having been given written notice of such failure to perform and after having failed to improve such performance within the time period (which shall have been a reasonable time period) specified in such notice. Mr. Lewis may terminate his employment agreement at any time at his option in the event of a Change of Control (as defined) of the Company.

  George T. Lewis, Jr.

     In August 1995, the Company entered into a five-year employment and noncompetition agreement with George T. Lewis, Jr., a shareholder and Chairman of the Board. Under the terms of the agreement, Mr. Lewis is required to be fully available to the Company during customary business hours for consultations, either in person or by telephone, with respect to such of the Company's business and affairs as the Company may reasonably call on him to furnish. In addition, the restrictive covenants of the agreement substantially limit Mr. Lewis' ability to engage in consulting arrangements for other companies and prohibit his support of any company in the energy industry. Pursuant to the agreement, Mr. Lewis will receive base compensation of $618,000, adjusted annually based on an inflationary index, as well as performance bonuses, the amount of which will be determined in accordance with Company policy by the Chief Executive Officer in consultation with the Chief Operating Officer. Mr. Lewis received base compensation of $646,000 for the year ended December 31, 1997.

     In the event of Mr. Lewis' death or inability to provide services due to disability, the agreement shall terminate and the Company is obligated to continue making payments to him or to his estate for a period of six months after such termination. The Company may terminate this agreement for cause at any time, and Mr. Lewis may voluntarily terminate this agreement at any time. In either case, Mr. Lewis shall not be entitled to any further payments or benefits under the consulting agreement. In the event the Company terminates this agreement without cause, Mr. Lewis is entitled to receive all payments and benefits which would have been earned throughout the term of this consulting agreement.

  Dennis W. Alexander

     When he joined the Company in January 1994, the Company entered into an employment agreement with Dennis W. Alexander to serve as Senior Vice President, General Counsel and Secretary. The Agreement also provides that Mr. Alexander shall be a member of the Board of Directors. Under the employment agreement, Mr. Alexander is entitled to a minimum base annual salary of $180,000, subject to adjustment in future years. He is also entitled to participate in the Company's Profit Sharing Plan (at a level of no less than 0.3% of net income before taxes) and Executive Incentive Bonus Plan. The employment agreement is for a one-year term that renews automatically at the end of each calendar year unless the Company previously exercises its right to terminate Mr. Alexander's employment. The Company has the right to terminate Mr. Alexander's employment upon 30 days' written notice (with a material change in his title, authority, duties or current compensation following a change in control of the Company constituting a de facto termination by the Company). In the event the Company terminates his employment, Mr. Alexander is entitled to receive (within 30 days of his termination) a severance payment in an amount equal to his total compensation received in the prior calendar year (including any fees he received for serving as a member of the Board of Directors).

DIRECTORS' COMPENSATION AND CONSULTING AGREEMENTS

     Directors, including employee directors, receive an annual retainer of $25,000 for service on the board of directors. In addition, for each meeting attended, each director receives a fee of $1,000. During the year ended December 31, 1997, there were five meetings of the Company's board of directors.

     The Company has entered into consulting agreements with Messrs. Garrett and Tillinghast each of which provides for payment of $15,000 annually for consulting services to be rendered to the Company.

     While Robert W. Lewis was employed as an executive officer, Cogentrix entered into a non-qualified incentive compensation agreement with him similar to the agreements described above under "Facility Cash Flow Incentive Compensation Agreements" providing for him to receive incentive compensation annually equal to a designated percentage of the net cash flow for the fiscal year of two of the Company's facilities. The Company's obligation to make such annual payments to him continues through June 30, 2007. The Company has agreed to pay him an annual minimum payment of $200,000 regardless of whether his actual annual distribution would yield such amount. Robert W. Lewis must repay to the Company, on or before January 31, 2008, an amount equal to the aggregate amount of minimum payments made in excess of the actual annual distributions which he was entitled to receive. The actual amount of the distribution Mr. Lewis received pursuant to his facility cash flow compensation agreement for the six-month period ended December 31, 1997 was $100,000.

     If at any time through June 1, 2007 Mr. Lewis sells or transfers any of the shares of common stock of the Company held by him to anyone other than certain other members of the Lewis family without granting the Company a right of first refusal with respect to the shares sold or transferred, he will forfeit his right to the annual distributions under his facility cash flow incentive compensation agreement and the right to the annual minimum payment of $200,000.

                             PRINCIPAL STOCKHOLDERS

     All of the issued and outstanding shares of common stock of the Company are beneficially owned by George T. Lewis, Jr., Betty G. Lewis and their three sons:
David J. Lewis, James E. Lewis and Robert W. Lewis. The number of shares and the percentage of the total number of shares beneficially owned by each are shown below.

                                                              NUMBER OF   PERCENTAGE
NAME                                                           SHARES     OWNERSHIP
----                                                          ---------   ----------
George T. Lewis, Jr.(1).....................................   73,320         26%
John C. Fennebresque(2).....................................   73,320         26
Betty G. Lewis..............................................   73,320         26
David J. Lewis..............................................   45,120         16
James E. Lewis..............................................   45,120         16
Robert W. Lewis.............................................   45,120         16

---------------

(1) George T. Lewis, Jr.'s shares are held of record by a revocable grantor trust (the "Trust") that may be revoked by Mr. Lewis at any time prior to his death, in which event the shares held by the Trust would be transferred to him. Accordingly, he is deemed to be the beneficial owner of the shares held by the Trust.
(2) The 73,320 shares shown as beneficially owned by Mr. Fennebresque are all held of record by the Trust described in Note 1 above. Mr. Fennebresque is deemed to be the beneficial owner of these shares, because he is the sole trustee of the Trust and, as such, has the power to vote and invest the shares held by the Trust. Since George T. Lewis, Jr. is also deemed to be the beneficial owner of these shares, they are also included in the amount shown for the number of shares beneficially owned by George T. Lewis, Jr.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The transactions described or referred to below were entered into between related parties. In connection with the public offering of the Company's 2004 Senior Notes in March 1994, the Company's board of directors adopted a policy that all subsequent material transactions with related parties must be on terms no less favorable than could be obtained from third parties and that any variance from this policy is subject to approval by a majority of the Company's disinterested directors. The Indentures and the covenants of the Corporate Credit Facility place certain limitations on the Company's ability to enter into material transactions with related parties as well.

LEASES AND REAL PROPERTY TRANSACTIONS

     Equipment Leasing Partners ("ELP"), a North Carolina general partnership consisting of four of the Company's shareholders, George T. Lewis, Jr., David J. Lewis, James E. Lewis and Robert W. Lewis, owns and leases certain equipment to the Company's project subsidiaries related to the operations of their facilities. Each of the partners in ELP is a member of the Company's board of directors. David J. Lewis, James E. Lewis and George T. Lewis, Jr. are also executive officers of the Company. Total rent paid by the Company to ELP under such equipment leases was $329,892 for the six-month period ended December 31, 1997, $1,021,400 for the fiscal year ended June 30, 1997, $1,112,000 for the fiscal year ended June 30, 1996 and $1,244,000 for the fiscal year ended June 30, 1995.

     ELP also owns and leases to the Company the Company's executive offices under a long-term lease with an initial term expiring in 2004. Total rent paid by the Company to ELP under such lease was $398,526 for the six-month period ended December 31, 1997, $834,000 for the fiscal year ended June 30, 1997, $817,000 in the fiscal year ended June 30, 1996, and $801,000 for the fiscal year ended June 30, 1995.

     ELP leases the land on which the Company's executive offices are located under a long-term ground lease from an unrelated third party with an initial term expiring in 2047, all payments under which are guaranteed by Cogentrix. Total amounts paid by ELP under such lease were $56,000 for the six-month period ended December 31, 1997 and $112,000 for each of the fiscal years ended June 30, 1997, 1996 and 1995.

INDEBTEDNESS OF MANAGEMENT

     The Company has from time to time made loans and advances to certain shareholders, each of whom is also a director of the Company. The largest aggregate amount of indebtedness outstanding exceeding $60,000 at any time during the six-month period ended December 31, 1997 for such shareholders was $140,000 in the case of George T. Lewis, Jr., and the outstanding balance of the loan to Mr. Lewis at December 31, 1997 was $28,000.

     Cogentrix has also from time to time made loans to ELP for the purpose of financing purchases of equipment. These loans were made at variable rates of interest equal to the prime rate of designated banks plus approximately two percentage points. The largest aggregate amount of indebtedness of ELP to Cogentrix outstanding during the six-month period ended December 31, 1997 was $44,000. ELP had no indebtedness to Cogentrix as of December 31, 1997.

FACILITY CASH FLOW INCENTIVE COMPENSATION AGREEMENTS

     The Company has entered into agreements with four of the beneficial owners of the Company's outstanding shares of common stock, three of whom are executive officers of the Company (the fourth being a former executive officer) and each of whom is a director, that provide for them to receive annual distributions equal to a designated percentage of the net cash flow for each fiscal year of one or both of two of the Company's facilities. During the fiscal year ended June 30, 1997, the Company terminated these agreements for the three executive officers. See "Management -- Executive Compensation,"
"Management -- Compensation Pursuant to Incentive Compensation Plans -- Facility Cash Flow Incentive Compensation Agreements" and "Management -- Directors' Compensation and Consulting Agreements."

SHAREHOLDER STOCK TRANSFER AGREEMENT

     In August 1994, George T. Lewis, Jr. entered into an agreement with Betty
G. Lewis ("Ms. Lewis") providing for, among other things, the transfer by George
T. Lewis, Jr. of a portion of his shares of the Company's common stock to Ms. Lewis. In accordance with the agreement, if Ms. Lewis desires to transfer or otherwise dispose of any of her shares of common stock of the Company, she must first offer to sell them to the Company at a price equal to a bona fide offer from an unrelated party. Any shares, the offer of sale of which is not accepted by the Company after receipt of the written offer, must be offered by Ms. Lewis at the same price to the other shareholders, who have the right to purchase such shares on a pro rata basis determined in accordance with the then current stock ownership of those shareholders. In the event neither the Company nor the other shareholders notify Ms. Lewis of its or their intention to purchase her shares within 15 days after receipt of the written offer, Ms. Lewis shall have the right for 90 days thereafter to consummate the sale of her shares with the unrelated party who provided the bona fide offer.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

     The Exchange Senior Notes will be issued, and the Old Senior Notes were issued, by Cogentrix Energy, under the Indenture. References to the Senior Notes include the Old Senior Notes and the Exchange Senior Notes, respectively, unless the context indicates otherwise. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms shall be incorporated herein by reference. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the Senior Notes is set forth below under "-- Certain Definitions."

     The Senior Notes are senior, unsecured obligations of Cogentrix Energy, rank pari passu with all other senior indebtedness of Cogentrix Energy, and are initially limited to $220 million aggregate principal amount and mature on October 15, 2008. Cogentrix Energy has the right, however, to issue up to $200 million aggregate principal amount of additional Senior Notes under the Indenture. Such additional Senior Notes shall have the same terms, including, without limitation, the same interest rates and interest payment dates, as the Senior Notes offered hereby. Any such additional Senior Notes issued from time to time by Cogentrix Energy shall constitute a part of the same series as the Senior Notes offered hereby. In addition, the Indenture does not limit the amount of additional securities that may be issued thereunder, and securities may be issued thereunder from time to time in one or more series.

     Principal of and premium, if any, on the Senior Notes is payable, and the Senior Notes may be exchanged or transferred, at the office or agency of Cogentrix Energy in Charlotte, North Carolina. The Senior Notes may be presented at the office of the agent of the Trustee in the Borough of Manhattan, The City of New York, for forwarding to the Trustee. Interest on the Senior Notes at the annual rate set forth on the cover page hereof will accrue from the date of original issuance, is payable semiannually in arrears on April 15 and October 15 of each year, commencing April 15, 1999, to the Holders thereof at the close of business on the preceding April 1 and October 1, respectively, and, unless other arrangements are made, will be paid by checks mailed to such Holders; provided that all payments with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company and its paying agent prior to the applicable record date for such payment will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof; provided further that all payments of principal, premium, if any, and interest with respect to the Senior Notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to DTC or its nominee as the registered owner thereof. See "-- The Global Notes." Interest on overdue principal and (to the extent permitted by applicable law) on overdue installments of interest shall accrue at a rate of 1% in excess of the rate per annum borne by the Senior Notes. Interest on the Senior Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Senior Notes will be issued without coupons and in fully registered form only in denominations of $1,000 and integral multiples thereof. No service charge shall be payable for any registration of transfer or exchange of Senior Notes, but Cogentrix Energy may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Cogentrix Energy currently complies with the informational reporting requirements of Sections 13 and 15(d) under the Exchange Act and, in accordance therewith, files certain reports and other information with the Commission. See "Available Information." In addition, if at any time Sections 13 and 15(d) do not apply to Cogentrix Energy, Cogentrix Energy is required by the Indenture to file such reports and information with the Trustee and the Commission, and mail such reports and information to Senior Noteholders at their registered addresses, for so long as any Senior Notes remain outstanding.

OPTIONAL REDEMPTION

     The Senior Notes may be redeemed in whole or in part at Cogentrix Energy's option at any time prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to (i) the then outstanding principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to the date of redemption plus (ii) a premium equal to the excess of (A) the present value at the time of redemption of the principal amount of the Senior Notes being redeemed plus any required interest payments due on the Senior Notes being redeemed through Stated Maturity computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the then outstanding principal amount of the Senior Notes being redeemed.

RANKING

     The Senior Notes are general, unsecured senior obligations of Cogentrix Energy and rank pari passu with all other senior indebtedness of Cogentrix Energy. As of June 30, 1998, on a pro forma basis after giving effect to the issuance of the Senior Notes and the application of the estimated net proceeds thereof, the Company had approximately $1.3 billion of indebtedness, of which amount approximately $917 million represented indebtedness of project subsidiaries to which the Senior Notes are effectively subordinated. In addition, all of the indebtedness of the unconsolidated affiliates in which certain subsidiaries of Cogentrix Energy hold investments are effectively senior to the Senior Notes.

CERTAIN COVENANTS

     The Indenture contains certain covenants, including the ones summarized below, which covenants will, subject to the provisions described under "-- Changes in Covenants When Senior Notes are Rated Investment Grade," be applicable (unless waived or amended) so long as any of the Senior Notes are outstanding.

  Limitation on Debt

     Cogentrix Energy shall not Incur any Debt, including Acquisition Debt, unless, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of Cogentrix Energy would be equal to or greater than 2.0 to 1.

     Notwithstanding the foregoing, Cogentrix Energy may Incur each and all of the following: (i) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Senior Notes or other Debt of Cogentrix Energy in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and fees and expenses related to such exchange or refinancing), the amount so exchanged or refinanced being equal to the lesser of (x) the principal amount or involuntary liquidation preference of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such refinancing; provided that such Debt of Cogentrix Energy will rank pari passu with or expressly subordinated in right of payment to the Senior Notes and the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced; (ii) Debt of Cogentrix Energy to any of its Subsidiaries and to any Joint Ventures in which Cogentrix Energy is a direct or indirect partner, shareholder, member or other participant if such Debt of Cogentrix Energy is expressly subordinated in right of payment to the Senior Notes; provided that any transfer of such Debt by a Subsidiary or a Joint Venture (other than to another Subsidiary or Joint Venture) will be deemed to be an Incurrence of Debt; (iii) Debt issued under or in respect of Permitted Working Capital Facilities; (iv) Debt in an aggregate principal amount not to exceed $10 million at any one time outstanding; (v) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements; and (vi) Debt outstanding as of the date of original issuance of the Senior Notes.

     For purposes of determining any particular amount of Debt under this covenant, Guarantees of, or obligations with respect to letters of credit supporting, Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Cogentrix Energy, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

  Limitation on Subsidiary Debt

     Cogentrix Energy shall not permit any Subsidiary to Incur, assume or otherwise cause or suffer to exist, directly or indirectly, any Debt.

     Notwithstanding the foregoing, each and all of the following Debt may be Incurred by a Subsidiary: (i) Debt outstanding as of the date of the original issuance of the Senior Notes; (ii) Debt owed by a Subsidiary to Cogentrix Energy; (iii) Debt Incurred to finance the development, acquisition, construction or operation of a Power Generation Facility in which such Subsidiary has a direct or indirect interest; provided that such Debt shall be permitted under this clause (iii) only to the extent of the amount thereof which is Non-Recourse to Cogentrix Energy and is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility; (iv) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt of such Subsidiary otherwise permitted under the Indenture in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and fees and expenses related to such exchange or refinancing), the amount so exchanged or refinanced being equal to the lesser of (x) the principal amount or involuntary liquidation preference of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such refinancing; provided that (A) the new Debt shall be Non-Recourse to Cogentrix Energy to no lesser extent than the Debt to be exchanged or refinanced, (B) the new Debt shall be Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility to no lesser extent than the Debt to be exchanged or refinanced, (C) the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced; (v) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt of such Subsidiary otherwise permitted under the Indenture in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) in excess of the amount so exchanged or refinanced (plus accrued interest and fees and expenses related to such exchange or refinancing); provided that (A) the new Debt shall be Non-Recourse to Cogentrix Energy to no lesser extent than the Debt to be exchanged or refinanced, (B) the new Debt shall be Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility to no lesser extent than the Debt to be exchanged or refinanced, (C) the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced; provided further that, after giving effect to the incurrence of such new Debt and the retirement of the Debt to be exchanged or refinanced, the Fixed Charge Ratio of Cogentrix Energy would be equal to or greater than 2.0 to 1; (vi) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt which is not Non-Recourse to the Company or to any other Subsidiary in an amount (or if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and fees and expenses related to such exchange or refinancing), the amount so exchanged or refinanced being equal to the lesser of (x) the principal amount of the Debt so exchanged or refinanced and (y) if the Debt being so exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such refinancing; provided that the Average Life of the new Debt shall be equal to or greater than the Average Life of the Debt to be exchanged or refinanced; (vii) Debt Incurred to support the performance obligations of a Subsidiary engaged in providing construction management or operating services to a Power Generation Facility; provided that such Debt shall be permitted under this clause (vii) only to the extent of the amount thereof which is Non-Recourse to Cogentrix Energy and is Non-Recourse to any other Subsidiary with a direct or indirect interest in any other Power Generation Facility; (viii) Debt of a Subsidiary, provided that after giving effect to the incurrence of such new Debt and the retirement of any Debt to be exchanged or refinanced, the Fixed Charge Ratio of Cogentrix Energy would be equal to or greater than 2.0 to 1; (ix) Debt Incurred by a Person prior to the time: (A) such Person became a Subsidiary of Cogentrix Energy; (B) such Person merges with or into a Subsidiary of Cogentrix Energy; or (C) another Subsidiary of the Company merges with or into such Person (in a transaction in which such Person becomes a Subsidiary of Cogentrix Energy); provided that, giving effect to such transaction, such Debt could have been Incurred at the time of such merger or acquisition by Cogentrix Energy pursuant to the covenant described in the first paragraph of "Limitation on Debt" above or by the Subsidiary pursuant to either of the covenants described in clauses (iii) or
(iv) of this paragraph; (x) Debt Incurred by a Subsidiary of which at least 80% of each class of Common Stock is owned, directly or indirectly, by Cogentrix Energy, to another Subsidiary of which at least 80% of each class of Common Stock is owned, directly or indirectly, by Cogentrix Energy; and (xi) Debt issued by Cogentrix Delaware Holdings, Inc. under or in respect of Permitted Working Capital Facilities.

     For purposes of determining any particular amount of Debt under this covenant, Guarantees of, or obligations with respect to letters of credit supporting, Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Cogentrix Energy, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

  Limitation on Restricted Payments

     Cogentrix Energy will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment after the date of the original issuance of the Senior Notes if at the time of such Restricted Payment and after giving effect thereto: (a) an Event of Default or an event that, after the giving of notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; (b) Cogentrix Energy could not Incur at least $1 of Debt under the covenant described in the first paragraph of "Limitation on Debt" above; (c) the aggregate amount of all Restricted Payments made by Cogentrix Energy and its Subsidiaries (the amount so made, if other than in cash, to be determined in good faith by the Board of Directors, as evidenced by a Board resolution) after the date of original issuance of the Senior Notes shall exceed the sum (without duplication) of: (i) $25 million plus 50% of the Net Income of Cogentrix Energy and its consolidated Subsidiaries for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Senior Notes are issued and ending on the last day of the fiscal quarter immediately prior to the date of such calculation; provided that if Net Income for such period is less than zero, then minus 100% of the amount of such net loss; plus (ii) the aggregate net proceeds (including the fair market value of proceeds other than cash, as determined in good faith by the Board of Directors) received by Cogentrix Energy from and after the date of original issuance of the Senior Notes from the issuance and sale (other than to a Subsidiary) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for, Redeemable Stock or securities other than its Capital Stock), and warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock convertible (whether at the option of Cogentrix Energy or the holder thereof or upon the happening of any event) into (x) any security other than its Capital Stock or (y) its Redeemable Stock; plus (iii) the net reduction in Investments of the type specified in clause (iv) of the definition of Restricted Payment resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets to Cogentrix Energy or other Person that made the original Investment from the Person in which such Investment was made; provided that such payment shall not exceed the amount of the original Investment; plus (iv) any amount previously included as a Restricted Payment on account of an obligation by Cogentrix Energy or any Subsidiary to make a Restricted Payment which has not actually been made by Cogentrix Energy or any Subsidiary and which is no longer required to be made by Cogentrix Energy or any Subsidiary; provided that the foregoing clause (c) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration without violation of the provisions of the "Limitation on Restricted Payments" covenant.

     Restricted Payments are defined in the Indenture to exclude Permitted Payments which include Permitted Investments. See "Certain Definitions" below.

  Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

     Cogentrix Energy will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary owned by Cogentrix Energy or any other Subsidiary, (b) make payments in respect of any Debt owed to Cogentrix Energy or any other Subsidiary of Cogentrix Energy, (c) make loans or advances to Cogentrix Energy or any other Subsidiary of the Company or (d) transfer any of its Property to Cogentrix Energy or any other Subsidiary, other than those encumbrances and restrictions created or existing (i) on the date of the original issuance of the Senior Notes, (ii) pursuant to the Indenture, (iii) in connection with the Incurrence of any Debt permitted under the covenant described in clauses (iii) and (vii) of the second paragraph of "Limitation on Subsidiary Debt" above; provided that the President or the Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required in order to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through
(d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable transactions, (iv) in connection with the execution and delivery of an electric power or thermal energy purchase contract to which such Subsidiary is the supplying party or other contracts with customers, suppliers and contractors to which such Subsidiary is a party and where such Subsidiary is engaged, directly or indirectly, in the development, construction, acquisition or operation of a Power Generation Facility; provided that the President or the Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required in order to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable transactions, (v) in connection with any Debt of a Person outstanding when such Person becomes a Subsidiary permitted under the covenant described in clause (ix) of the second paragraph of "Limitation on Subsidiary Debt" above; provided that such encumbrance or restriction was not Incurred in contemplation of such Subsidiary becoming a Subsidiary, (vi) in connection with the Incurrence of any Debt permitted under clause (iv), (v), (vi), (viii) or (to the extent not covered by (iii) above)
(iii) of the covenant described in the second paragraph of "Limitation on Subsidiary Debt" above; provided that the President or the Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions taken as a whole are not materially more restrictive on the ability of the applicable Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than those, taken as a whole,
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

customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financing transactions of the same nature as the Debt being Incurred, and (vii) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business of Cogentrix Energy or any Subsidiary and (viii) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of any Subsidiary or Joint Venture that apply pending the closing of such sale or disposition.

  Restrictions on Dispositions

     Subject to the provisions of "Restrictions on Mergers, Consolidations and Sales of Assets" below, Cogentrix Energy will not make and will not permit any of its Subsidiaries to make any Asset Disposition unless Cogentrix Energy (or the Subsidiary, as the case may be) receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the securities or assets sold or otherwise disposed of (determined in good faith by the Board of Directors, as evidenced by a Board resolution); and first, the Net Cash Proceeds of such Asset Disposition are applied within 90 days from the later of the date of such Asset Disposition or the receipt of Net Cash Proceeds related thereto, to the payment of the principal of and premium, if any, and interest on any Senior Debt of Cogentrix Energy (including to cash collateralize letters of credit) if required by the terms, of any Senior Debt and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid; second, to the extent such Net Cash Proceeds are not required by the terms of the Senior Debt to be applied in accordance with the foregoing or, if after being so applied there remain Net Cash Proceeds, then at Cogentrix Energy's election, such Net Cash Proceeds are either (A) applied to the permanent repayment, prepayment or purchase of other senior indebtedness or invested in the business or businesses of Cogentrix Energy or any of its Subsidiaries; provided that such Net Cash Proceeds are applied within 365 days from the later of the date of such Asset Disposition or the receipt of the Net Cash Proceeds related thereto or (B) in the case of any Asset Disposition by a Subsidiary, applied to the payment of any Debt (or as otherwise required under the terms of such Debt) of such Subsidiary or any Wholly-Owned Subsidiary (other than Debt owed to Cogentrix Energy or another Subsidiary), and in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced by an amount equal to the principal amount so repaid; provided that such Net Cash Proceeds are so applied within the 365-day period referred to in clause (A) above; and third, to the extent of any Net Cash Proceeds from Asset Dispositions that are not applied as provided in clause first or second above, the balance of such Net Cash Proceeds shall be applied to make a tender offer to purchase any outstanding 2004 Senior Notes pursuant and subject to the conditions of the 2004 Indenture at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date. Any Net Cash Proceeds from Asset Dispositions that are not applied as provided in clauses first, second and third above shall constitute "Excess Proceeds." In the event the Company or any Subsidiary shall receive any Excess Proceeds, such Excess Proceeds shall be applied in the manner described below to make a tender offer to purchase the then outstanding Senior Notes.

     To the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Cogentrix Energy will agree to promptly take or cause the applicable Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation). Once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation shall be promptly effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this provision as if such Asset Disposition had occurred on the date of such repatriation.

     To the extent that the Board of Directors determines, in good faith, that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would have a material adverse tax consequence to Cogentrix Energy, the Net Cash Proceeds so affected may be retained outside of the United States by the applicable Subsidiary for so long as such material adverse tax consequence would continue.

     In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to the covenant described in the last sentence of the first paragraph of "Restrictions on Dispositions" above, Cogentrix Energy will be required to make an offer to all holders of the Senior Notes to purchase the maximum principal amount of Senior Notes (the "Offer") to which the Asset Disposition offer applies that may be purchased out of the Excess Proceeds at an offering price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures set forth in the Indenture. If the aggregate purchase price of the Senior Notes tendered pursuant to the Offer is less than the Excess Proceeds, Cogentrix Energy may use the remaining Excess Proceeds for general corporate purposes. If the aggregate purchase price of the Senior Notes tendered pursuant to the Offer exceeds the amount of Excess Proceeds, Cogentrix Energy shall purchase tendered Senior Notes on a pro rata basis. Cogentrix Energy will not be required to make an Offer if the Excess Proceeds available therefor are less than $10 million (which lesser amounts will be carried forward and cumulated for each 36 consecutive month period for purposes of determining whether an Offer is required with respect to any Excess Proceeds of any subsequent Asset Dispositions). Any lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes.

     Cogentrix Energy will make such required Offer by mailing to each Holder, within 30 days from the receipt of any Excess Proceeds, a written notice specifying the purchase date, which shall be not less than 10 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain certain information concerning the business of Cogentrix Energy which Cogentrix Energy believes in good faith will enable the Holders to make an informed decision. Holders electing to have their Senior Notes purchased will be required to surrender such Senior Notes at least one Business Day prior to the Purchase Date.

     In the event Cogentrix Energy is unable to purchase Senior Notes from Holders in an Offer because of provisions of applicable law, Cogentrix Energy need not make an Offer.

     Cogentrix Energy will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with an Offer under the provisions of the covenant described in "Restrictions on Dispositions."

  Limitations on Transactions with Affiliates

     Cogentrix Energy will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction after the date of the original issuance of the Senior Notes (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) involving aggregate consideration with respect to such transaction in excess of $2 million with any Affiliate or holder of 5% or more of any class of Capital Stock of Cogentrix Energy except for transactions (including, subject to the covenant described in the first paragraph of "Limitation on Restricted Payments" above, any loans or advances by or to, or guarantee on behalf of, any Affiliate or holder) made in good faith the terms of which are fair and reasonable to Cogentrix Energy or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by Cogentrix Energy or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not such a holder or Affiliate; provided that if such transaction is approved by a majority of the members of the Board of Directors of Cogentrix Energy (including a majority of Cogentrix Energy's independent directors) and the related resolutions of the Board of Directors specifically state that such directors have found the transaction to be on terms which are fair and reasonable to Cogentrix Energy or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's-length basis with Persons who are not such a holder or Affiliate, then such transaction shall be presumed to be on such terms; and provided further that with respect to the purchase or disposition of assets of Cogentrix Energy or any of its Subsidiaries having a net book value in excess of $10 million, in addition to such approval of its Board of Directors, Cogentrix Energy shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to Cogentrix Energy or its Subsidiary, as the case may be, from a financial point of view; and provided further that the fairness, reasonableness and arm's-length nature of the terms of any transaction which is part of a series of related transactions may be determined on the basis of the terms of the series of related transactions taken as a whole. This covenant shall not apply to (a) transactions between Cogentrix Energy or any of its

Subsidiaries and any employee of Cogentrix Energy or any of its Subsidiaries (who is not a holder of 5% or more of any class of Capital Stock of Cogentrix Energy, or a member of such holder's immediate family) that are approved by the Board of Directors or any committee of the Board of Directors consisting of Cogentrix Energy's independent directors, (b) the payment of reasonable and customary regular fees to directors of Cogentrix Energy or a Subsidiary of Cogentrix Energy (including directors who are employees), (c) any transaction between Cogentrix Energy and any of its Subsidiaries or between any of its Subsidiaries, (d) any Permitted Payment and any Restricted Payment not otherwise prohibited by the covenant described in "Limitations on Restricted Payments" above or (e) equipment and real property lease transactions with and loans to ELP outstanding on the date of the Indenture, indebtedness of the shareholders of Cogentrix Energy outstanding on the date of the Indenture and the agreements with George T. Lewis, Jr., David J. Lewis and Robert W. Lewis.

  Limitations on Liens

     Cogentrix Energy may not Incur any Debt which is secured, directly or indirectly, with, nor will Cogentrix Energy grant or cause or suffer to exist, a Lien on the Property of Cogentrix Energy now owned or hereafter acquired unless contemporaneous therewith or prior thereto the Senior Notes are equally and ratably secured except for (a) any such Debt secured by Liens existing on the assets of any entity at the time such assets are acquired by the Company, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens (x) are not created, incurred or assumed in contemplation of such assets being acquired by Cogentrix Energy and (y) do not extend to any other Property of Cogentrix Energy; (b) any other Debt required to be equally and ratably secured as a result of the Incurrence of such Debt; (c) Liens on Cogentrix Energy's interest in Subsidiaries and Joint Ventures in which Cogentrix Energy is a partner, shareholder, member or other participant, which Liens are granted in good faith in connection with the acquisition of such assets or as part of the financing of a Power Generation Facility; provided that the President or Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate that such Liens are required in order to effect such financing and are not materially more restrictive, taken as a whole, than Liens, taken as a whole, customarily accepted (or in the absence of any industry custom, reasonably acceptable) in substantially Non-Recourse project financing; (d) Liens on the stock or partnership interests of Subsidiaries and interests in Joint Ventures in which Cogentrix Energy directly or indirectly becomes a partner, shareholder, member or other participant, which Liens are granted in good faith as part of a project financing or the development of a project; provided that the President or Chief Financial Officer of Cogentrix Energy determines in good faith, as evidenced by an Officers' Certificate, that such Liens are required in order to effect such transaction and are not materially more restrictive, taken as a whole, than Liens, taken as a whole, customarily accepted (or in the absence of industry custom, reasonably acceptable) in substantially Non-Recourse project financing; (e) Liens existing on the date of the original issuance of the Senior Notes; (f) purchase money Liens incurred to secure Debt incurred by Cogentrix Energy as permitted by the "Limitation on Debt" covenant, which Debt finances the purchase price of Property acquired in the ordinary course of business, and which Liens will not cover any property other than that being purchased, improved or constructed; (g) Liens on any assets of Cogentrix Energy securing up to $50 million in obligations pursuant to Permitted Working Capital Facilities and any Guarantees thereof; (h) Liens incurred in connection with Capitalized Lease Obligations incurred by Cogentrix Energy as permitted by the "Limitation on Debt" covenant;
(i) Liens in respect of extensions, renewals, refunding or refinancing of any Debt secured by the Liens referred to in clauses (a), (b), (c), (d), (e), (f),
(g) or (h) above, provided that the Liens in connection with such renewal, extension, refunding or refinancing shall be limited to all or part of the specific Property which was subject to the original Lien; (j) any Lien arising by reason of (A) any judgment, decree or order or any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired,
(B) taxes not yet delinquent or which are being contested in good faith, (C) security for payment of worker's compensation or other insurance, (D) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, (E) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business, (F) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialman, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof,
(G) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not material, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Cogentrix Energy or (H) leases and subleases of real property which do not interfere with the ordinary conduct of the business of Cogentrix Energy, and which are made on customary and usual terms applicable to similar properties; or (k) Liens in addition to the foregoing, provided that the amount of the obligations secured by such Liens does not exceed in the aggregate $1 million.

  Repurchase of Senior Notes Upon a Change of Control

     Upon a Change of Control, each Holder of the Senior Notes shall have the right to require that Cogentrix Energy repurchase such Holder's Senior Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. A Change of Control shall not be deemed to have occurred if, after giving effect thereto, the Senior Notes are rated BB+ or better by Standard & Poor's Corporation and Ba1 or better by Moody's Investors Service, Inc.

     The Change of Control provisions may not be waived by the Trustee or by the Board of Directors, and any modification thereof must be approved by each Holder. Nevertheless, the Change of Control provisions will not necessarily afford protection to Holders, including protection against an adverse effect on the value of the Senior Notes, in the event that the Company or its Subsidiaries Incur additional Debt, whether through recapitalizations or otherwise.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require Cogentrix Energy to repurchase such Holder's Senior Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase (the "Change of Control Offer"); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be a Business Day and be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the "Repurchase Date"); (4) that interest on any Senior Note not tendered will continue to accrue; (5) that interest on any Senior Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue after the Repurchase Date; (6) that Holders electing to have a Senior Note purchased pursuant to a Change of Control Offer will be required to surrender the Senior Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date; (7) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Senior Notes purchased; and (8) that Holders which elect to have their Senior Notes purchased only in part will be issued new Senior Notes in a principal amount equal to the unpurchased portion of the Senior Notes surrendered.

     On the Business Day preceding the Repurchase Date, Cogentrix Energy shall
(i) accept for payment Senior Notes or portions thereof tendered pursuant to the Change of Control, (ii) deposit with the Trustee money sufficient to pay the purchase price of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Senior Notes so accepted together with an Officers' Certificate identifying the Senior Notes or portions thereof tendered to Cogentrix Energy. The Trustee shall promptly mail to the Holders of the Senior Notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such Holders a new Senior
Note in a principal amount equal to any
unpurchased portion of the Senior Notes surrendered. Cogentrix Energy will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

     Cogentrix Energy will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

RESTRICTIONS ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Cogentrix Energy may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless: (i) Cogentrix Energy shall be the continuing Person, or the Person (if other than Cogentrix Energy) formed by such consolidation or into which Cogentrix Energy is merged or to which properties and assets of Cogentrix Energy are transferred shall be a corporation organized and existing under the laws of the U.S. or any State thereof or the District of Columbia and shall expressly assume in writing all the obligations of Cogentrix Energy under the Indenture and the Senior Notes; (ii) immediately after giving effect to such transaction, no Event of Default or event or condition which through the giving of notice or lapse of time or both would become an Event of Default shall have occurred and be continuing; (iii) the Net Worth of Cogentrix Energy or the surviving entity, as the case may be, on a pro forma basis after giving effect to such transaction, is not less than the Net Worth of Cogentrix Energy immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, Cogentrix Energy or the surviving entity would be able to Incur at least $1 of Debt under the first paragraph of the "Limitation on Debt" covenant described above. Notwithstanding the foregoing, clause (iv) of this covenant shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the Board of Directors and evidenced by a Board resolution) to change the state of incorporation of Cogentrix Energy, if such transaction does not have as one of its purposes the evasion of the limitations imposed by the covenant described in this paragraph.

CHANGE IN COVENANTS WHEN SENIOR NOTES ARE RATED INVESTMENT GRADE

     Following the first date upon which the Senior Notes are rated Investment Grade (the "Rating Event Date"), and provided that no Event of Default or event which with notice or passage of time would constitute an Event of Default shall exist on the Rating Event Date, the provisions and covenants described under "Certain Covenants" above (other than "-- Limitations on Transactions with Affiliates" and "-- Limitations on Liens") and clause (iv) under "Restrictions on Mergers, Consolidations and Sales of Assets" will no longer be applicable to the Senior Notes. In addition to the covenants and provisions that will remain applicable, the covenant described below under "Limitations on Sale/Leaseback Transactions" will also be applicable. There can be no assurance that a Rating Event Date will occur or, if one occurs, that the Senior Notes will continue to be rated Investment Grade. In the event that subsequent to the Rating Event Date an Event of Default or event which with notice or passage of time would constitute an Event of Default shall exist with respect to the Senior Notes or the Senior Notes shall thereafter be rated less than Investment Grade, the provisions and covenants contained in the Indenture at the time of issuance of the Senior Notes that cease to be applicable after the Rating Event Date will not be reinstated.

  Limitations on Sale/Leaseback Transactions

     The Indenture provides that, following the Rating Event Date, so long as any of the Senior Notes remain outstanding, neither Cogentrix Energy nor any Subsidiary shall enter into any arrangement with any Person providing for the leasing by Cogentrix Energy or a Subsidiary of any assets which have been or are to be sold or transferred by Cogentrix Energy or such Subsidiary to such Person (a "Sale/Leaseback Transaction") unless: (i) such transaction involves a lease for a term, including renewals, of not more than three years; (ii) such transaction is between Cogentrix Energy or a Subsidiary, on the one hand, and a Subsidiary of Cogentrix Energy on the other hand; (iii) Cogentrix Energy would be entitled to incur Debt secured by a Lien on the assets or property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the Senior Notes, pursuant to "-- Limitations on Liens" above; or (iv) Cogentrix Energy (or the Subsidiary, as the case may be) receives
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

consideration at the time of each such Sale/Leaseback Transaction at least equal to the fair market value of the property sold or otherwise disposed of (determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution) and Cogentrix Energy or a Subsidiary within 365 days following the later of the date of such Sale/Leaseback Transaction or the receipt of Net Cash Proceeds related thereto, regardless of whether such sale or transfer may have been made by Cogentrix Energy or such Subsidiary, as the case may be, applies, in the case of a sale or transfer for cash, an amount equal to the Net Cash Proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution) to (a) the retirement of Indebtedness of Cogentrix Energy or any Subsidiary owed to a Person other than an Affiliate of Cogentrix Energy or (b) investment in properties or assets that will be used in the business of Cogentrix Energy or a Subsidiary, as the case may be, existing on the date that the Senior Notes are issued or in businesses reasonably related thereto.

     To the extent that any or all of the Net Cash Proceeds of any Foreign Sale/Leaseback Transaction is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Cogentrix Energy will agree to promptly take or cause the applicable Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation). Once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation shall be promptly effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this provision as if such Sale/Leaseback Transaction had occurred on the date of such repatriation.

     To the extent that the Board of Directors determines, in good faith, that repatriation of any or all of the Net Cash Proceeds of any Foreign Sale/Leaseback Transaction would have a material adverse tax consequence to Cogentrix Energy, the Net Cash Proceeds so affected need not be repatriated to the United States by the applicable Subsidiary for so long as such material adverse tax consequence would continue.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting Cogentrix Energy and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Senior Notes except that no such modification shall (i) extend the final maturity of any of the Senior Notes or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any Holder to institute suit for the payment thereof or make any change in the covenant regarding a Change of Control without the consent of the Holder of each of the Senior Notes so affected, or (ii) reduce the percentage of outstanding Senior Notes, the consent of the Holders of which is required for any such modification, without the consent of the Holders of all outstanding Senior Notes.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture as being: (i) default as to the payment of principal, the Change of Control purchase price or premium, if any, when due on any Senior Note; (ii) default as to the payment of interest on any Senior Note 30 days after payment is due; (iii) default on any other Debt of Cogentrix Energy or any Significant Subsidiary if either (x) such default results from failure to pay principal of such Debt in excess of $10 million at final maturity of such Debt, or (y) as a result of such default, the maturity of such Debt has been accelerated, so that the same shall be or becomes due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not be rescinded or annulled within 30 days, and the principal amount of such Debt, together with the principal amount of any other Debt of Cogentrix Energy or any Significant Subsidiary in default, or the maturity of which has been accelerated, aggregates $10 million or more; provided that such default shall not be an Event of Default if such Debt is Debt of a Significant Subsidiary, is Non-Recourse to Cogentrix Energy in respect of
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

the amounts not paid or due upon acceleration and Cogentrix Energy could, at the time of default, Incur at least $1 of Debt under the covenant described in the first paragraph of "Limitation on Debt" above, (iv) default in the performance, or breach, of any other of the covenants or agreements contained in the Indenture and the Senior Notes and such failure continues for 30 days after written notice is given to Cogentrix Energy by the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Notes, as provided in the Indenture, (v) the entry by a court of one or more judgments or orders against Cogentrix Energy or any Significant Subsidiary for the payment of money which in the aggregate exceeds $3 million (excluding the amount thereof covered by insurance or by a bond written by third parties) and which judgments or orders have not been vacated, discharged or satisfied or stayed pending appeal within 30 days from the entry thereof; provided, that such a judgment or order shall not be an Event of Default if such judgment or order is against a Significant Subsidiary and does not require any payment by Cogentrix Energy and Cogentrix Energy could, at the expiration of the applicable 30 day period, Incur at least $1 of Debt under the covenant described in the first paragraph of "Limitation on Debt" above; and (vi) certain events involving bankruptcy, insolvency or reorganization of Cogentrix Energy.

     The Indenture provides that the Trustee may withhold notice to the Holders of any default (except in payment of principal of, premium, if any, the Change of Control purchase price or interest, on the Senior Notes) if the Trustee considers it in the interest of Holders to do so.

     The Indenture provides that if an Event of Default (other than an event of bankruptcy, insolvency or reorganization of Cogentrix Energy) shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Senior Notes may declare the principal of all Senior Notes to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, or Change of Control purchase price or premium, if any, or interest on the Senior Notes) may be waived by the Holders of a majority in principal amount of the then outstanding Senior Notes. If an Event of Default due to the bankruptcy, insolvency or reorganization of Cogentrix Energy occurs, all unpaid principal, premium, if any, and interest will become immediately due and payable.

     The Holders of a majority in principal amount of the then outstanding Senior Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to the Senior Notes, subject to certain limitations specified in the Indenture; provided that the Holders of Senior Notes shall have offered to the Trustee reasonable indemnity against expenses and liabilities. The Indenture requires the annual filing by Cogentrix Energy with the Trustee of a written statement as to compliance with the principal covenants contained in the Indenture.

DEFEASANCE

  Defeasance and Discharge

     The Indenture provides that Cogentrix Energy will be deemed to have paid and will be discharged from any and all obligations in respect of the Senior Notes, on the 123rd day after the deposit referred to below has been made, and the provisions of the Indenture will cease to be applicable with respect to the Senior Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Senior Notes, to replace stolen, lost or mutilated Senior Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) Cogentrix Energy has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Senior Notes, on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Notes, (B) Cogentrix Energy has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Cogentrix Energy's exercise of its option under the "Defeasance" provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a

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

change in applicable federal income tax law or related treasury regulations after the date of the Indenture or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Cogentrix Energy is a party or by which Cogentrix Energy is bound, and (D) if at such time the Senior Notes are listed on a national securities exchange, Cogentrix Energy has delivered to the Trustee an Opinion of Counsel to the effect that the Senior Notes will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default

     The Indenture further provides that the provisions of the Indenture will cease to be applicable with respect to the covenant described in clauses (iii) and (iv) under "Restrictions on Mergers, Consolidations and Sales of Assets" and all the covenants described herein under "Certain Covenants" and "Changes in Covenants When Senior Notes are Rated Investment Grade," clause (iv) under "Events of Default" with respect to such covenants and with respect to clauses
(iii) and (iv) under "Restrictions on Mergers, Consolidations and Sales of Assets," and clauses (iii) and (v) under "Events of Default" shall be deemed not to be Events of Default under the Indenture upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Senior Notes, on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Notes, the satisfaction of the provisions described in clauses (B)(ii), (C), and (D) of the preceding paragraph and the delivery by Cogentrix Energy to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default

     If Cogentrix Energy exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Senior Notes as described in the immediately preceding paragraph and the Senior Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Notes at the time of their Stated Maturity, but may not be sufficient to pay amounts due on the Senior Notes at the time of acceleration resulting from such Event of Default. However, Cogentrix Energy shall remain liable for such payments.

THE TRUSTEE

     First Union National Bank is the Trustee under the Indenture.

GOVERNING LAW

     The Indenture and the Senior Notes are governed by, and construed in accordance with, the law of the State of New York.

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

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Senior Notes will be issued, and the Old Senior Notes were issued, in fully registered form without interest coupons. Old Senior Notes sold in offshore transactions in reliance on Regulation S were initially represented by one global note, in definitive, fully registered form without interest coupons (the "Regulation S Global Note") and was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), and Cedel Bank, S.A. ("Cedel"). On or prior to the 40th day after the Issue Date, beneficial interests in the Regulation S Global Note may be held only through Euroclear or Cedel, unless delivery is made through the applicable Restricted Global Note (as defined below) or IAI Global Note (as defined below) in accordance with the certification requirements described below. Beginning 40 days after the Issue Date (but not earlier), transfers of beneficial interests in a Regulation S Global Note will not be subject to any restrictions on transfer or certification requirements.

     Old Senior Notes sold in reliance on Rule 144A were initially represented by one permanent global note in definitive, fully registered form without interest coupons (the "Restricted Global Note" and, together with the Regulation S Global Note and the IAI Global Note, the "Global Notes") and was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Global Notes are subject to certain restrictions on transfer, and will bear the legend regarding such restrictions, set forth under "Notice to Investors." Beneficial interests in a Global Note may be transferred to a Person who takes delivery in the form of a beneficial interest in a Restricted Global Note only upon receipt by the Trustee of a written certification (substantially in the form provided in Exhibit B to the Indenture) to the effect that such transfer is being made in accordance with Rule 144A or to an Institutional Accredited Investor (as defined herein) in a transaction exempt from the registration requirements of the Securities Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. Beneficial interests in a Global Note may be transferred inside the United States to an Institutional Accredited Investor that (i) is acquiring such securities for its own account or for the account of an Institutional Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and (ii) prior to such transfer, furnishes to Cogentrix Energy a letter substantially in the form of Exhibit D to the Indenture. Beneficial interests in a Global Note may be transferred to a Person who takes delivery in form of an interest in a Regulation S Global Note (whether before or after the 40th day after the Issue Date, with respect to transfers of beneficial interests in a Restricted Global Note or IAI Global Note), only upon receipt by Cogentrix Energy of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. Except in the limited circumstances described below under "-- The Global Notes," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of individual notes in registered form without coupons ("Certificated Notes"). The Old Senior Notes were not issuable, and the Exchange Senior Notes will not be issuable, in bearer form.

     Old Senior Notes transferred to Institutional Accredited Investors who are not Qualified Institutional Buyers were represented by one permanent global note in definitive, fully registered form without interest coupons (the "IAI Global Note").

     The Exchange Senior Notes exchanged for Old Senior Notes represented by any of the Global Notes will continue to be represented by such respective Global Note unless the beneficial holders thereof request otherwise.

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

THE GLOBAL NOTES

     Upon the issuance of each Regulation S Global Note, Restricted Global Note and IAI Global Note, DTC or the custodian credited, on its internal system, the respective principal amount of the individual beneficial interest represented by such Global Note to the accounts of Persons who have accounts with such depository. Such accounts initially were designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers and Institutional Accredited Investors may hold their interests in the Restricted Global Note and IAI Global Note, respectively, directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Beginning 40 days after the Issue Date (but not earlier), investors may also hold such interests through organizations other than Euroclear and Cedel that are participants in the DTC system. Cedel and Euroclear will hold interests in a Regulation S Global Note on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Note for all purposes under the Indenture and the Senior Notes. Unless DTC notifies Cogentrix Energy that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in individual definitive form and will not be considered the owners or holders of the Global Note (or any Senior Notes represented thereby) under the Indenture or the Senior Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel.

     Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Cogentrix Energy, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

     Cogentrix Energy expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Cogentrix Energy also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in next-day funds. If a Holder requires physical delivery of a Certificated Note for any reason, including to sell Senior Notes to Persons in states which require such delivery of such Senior Notes or to pledge such Senior Notes, such Holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cogentrix Energy understands that DTC will take any action permitted to be taken by a Holder including the presentation of Senior Notes for exchange) only at the direction of one or more participants to whose

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

account the DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Senior Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Notes which it will distribute to its participants and which, if representing interests in the Restricted Global Note or IAI Global Note, will bear the legend as set forth under the heading "Notice to Investors."

     Cogentrix Energy understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Bank Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Cogentrix Energy nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depository for the Global Notes and a successor depository is not appointed by Cogentrix within 90 days, Cogentrix will issue Certificated Notes in exchange for the Global Notes which, in the case of Senior Notes issued in exchange for a Restricted Global Note or IAI Global Note, will bear the legend referred to under the heading "Transfer Restrictions."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquisition Debt" is defined to mean Debt of any Person existing at the time such Person became a Subsidiary of Cogentrix Energy (or such Person is merged into Cogentrix Energy or one of its Subsidiaries) or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Cogentrix Energy (but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person becoming a Subsidiary of Cogentrix Energy).

     "Adjusted Consolidated Net Income" is defined to mean for any period, for any Person the aggregate Net Income (or loss) of such Person and its consolidated Subsidiaries for such period determined in conformity with GAAP plus the Net Income of any Subsidiary of such Person for prior periods to the extent such Net Income is actually paid in cash to such Person during such period plus the Net Income of such Person (other than a Subsidiary thereof) in which any third Person has a joint interest for prior periods to the extent such Net Income is actually paid in cash to such Person during such period; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the Net Income (or loss) of such Person (other than a Subsidiary thereof) in which any third Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person during such period by such Person in which the joint interest is held, which dividends and distributions shall be included in such computation; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be
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

made pursuant to the covenant described in clause (c)(i) or (c)(ii) of the first paragraph of "Limitations on Restricted Payments" above (and in such case, except to the extent includable pursuant to clause (i) above), the Net Income (if positive) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries;
(iii) the Net Income of any Subsidiary of such Person, except to the extent that
(A) such Net Income (if positive) is actually paid in cash to such Person during such period and (B) such Net Income (if negative) is actually paid in cash to such Subsidiary during such period; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) the cumulative effect of a change in accounting principle; and (vi) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person.

     "Affiliate" of any Person is defined to mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" is defined to mean (i) an investment by Cogentrix Energy or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of Cogentrix Energy or any of its Subsidiaries or shall be merged into or consolidated with Cogentrix Energy or any of its Subsidiaries or (ii) an acquisition by Cogentrix Energy or any of its Subsidiaries of the Property of any Person other than Cogentrix Energy or any of its Subsidiaries that constitutes substantially all of an operating unit or business of such Person.

     "Asset Disposition" is defined to mean, with respect to any Person, any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by such Person or any of its Subsidiaries to any Person (other than to such Person or a Subsidiary of such Person and other than in the ordinary course of business) of (i) any Property of such Person or any of its Subsidiaries or (ii) any shares of Capital Stock of such Person's Subsidiaries. For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law shall not constitute an Asset Disposition. In addition, the term "Asset Disposition" shall not include (i) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or assets of Subsidiaries pursuant to the terms of any power sales agreements or steam sales agreements to which such Subsidiaries are parties on the date of the original issuance of the Senior Notes or pursuant to the terms of any power sales agreements or steam sales agreements to which such Subsidiaries become a party after such date if the Board of Directors determines in good faith (evidenced by a Board resolution) that such provisions are necessary in order to effect such agreements and are reasonable, (ii) any sale, transfer, conveyance, lease or other disposition of assets governed by the "Restrictions on Mergers, Consolidations and Sales of Assets" covenant described above, (iii) the sale, transfer, conveyance, lease or other disposition of the Capital Stock or assets of the following: (A) Cogentrix of Pennsylvania, Inc.; and (B) ReUse Technology, Inc. and (iv) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or assets with a fair market value aggregating less than $5 million. The term "Asset Disposition" also shall not include (i) the grant of a Lien by any Person in any assets or shares of Capital Stock securing a borrowing by, or contractual performance obligation of, such Person or any Subsidiary of such Person or any Joint Venture in which such Person has an interest, which Lien is not prohibited under the covenant described in "Limitations on Liens" above or the exercise of remedies thereunder or (ii) a sale-leaseback transaction involving substantially all of the assets of a Power Generation Facility where a Subsidiary of Cogentrix Energy sells the Power Generation Facility to a Person in exchange for the assumption by that Person of the Debt financing the Power Generation Facility and the Subsidiary leases the Power Generation Facility from such Person.

     "Asset Sale" is defined to mean the sale or other disposition by Cogentrix Energy or any of its Subsidiaries (other than to Cogentrix Energy or another Subsidiary of Cogentrix Energy) of (i) all or
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

substantially all of the Capital Stock of any Subsidiary of Cogentrix Energy or
(ii) all or substantially all of the Property that constitutes an operating unit or business of Cogentrix Energy or any of its Subsidiaries.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Average Life" is defined to mean, at any date of determination with respect to any Debt security or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal or involuntary liquidation value payment of such Debt security or Preferred Stock, respectively, multiplied by (B) the amount of such principal or involuntary liquidation value payment by (ii) the sum of all such principal or involuntary liquidation value payments.

     "Board of Directors" is defined to mean either the Board of Directors of Cogentrix Energy or any committee of such Board duly authorized to act on behalf of such Board.

     "Business Day" is defined to mean a day which in the city (or in any of the cities, if more than one) where amounts are payable in respect of the Senior Notes is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty

     "Change of Control" is defined to mean the occurrence of one or more of the following events:

          (i) prior to the initial Public Equity Offering Consummation Date, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
     Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, or has the absolute power to direct the vote of, with respect to the election of directors of Cogentrix Energy, shares of Capital Stock entitled to cast more than the greater of (x) 35% or (y) the Original Group Percentage of the votes entitled to be cast with respect to the election of directors of Cogentrix Energy. The "Original Group Percentage" shall mean, as of any date of determination, the percentage of the votes entitled to be cast with respect to the election of directors of the Company, by the Permitted Holders and by persons who have agreed to vote as directed by the Permitted Holders with respect to the election of such directors;

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

          (ii) subsequent to the initial Public Equity Offering Consummation Date, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Cogentrix Energy; provided, however, that the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Cogentrix Energy than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), any person shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

          (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors elected by such Board of Directors or nominated for election by the shareholders of Cogentrix Energy by a vote of at least a majority of the directors of Cogentrix Energy then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if one or more of the above events occur or circumstances exist and, after giving effect thereto, the Senior Notes are rated Ba1 or better by Moody's Investors Service, Inc. and BB+ or better by Standard & Poor's Corporation.

     "Common Stock" is defined to mean with respect to any Person, Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated EBITDA" of any Person for any period is defined to mean the Adjusted Consolidated Net Income of such Person, plus (i) income taxes, excluding income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or Asset Sales, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, (ii) Consolidated Fixed Charges, (iii) depreciation and amortization expense, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, (iv) all other non-cash items reducing Adjusted Consolidated Net Income for such period, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP and (v) the aggregate amount actually received in cash by such Person during such period relating to non-cash items increasing Adjusted Consolidated Net Income for prior periods, and less (i) all non-cash items increasing Adjusted Consolidated Net Income during such period and (ii) the aggregate amount actually paid in cash by such Person during such period relating to non-cash items reducing Adjusted Consolidated Net Income for prior periods; provided that depreciation and amortization expense of any Subsidiary of such Person and any other non-cash item of any Subsidiary of such Person that reduces Adjusted Consolidated Net Income shall be excluded (without duplication) in computing Consolidated EBITDA, except to the extent that the positive cash flow associated with such depreciation and amortization expense and other non-cash items is actually distributed in cash to such Person during such period.

     "Consolidated Fixed Charges" of any Person is defined to mean, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a

Subsidiary that is Non-Recourse to such Person and (iii) cash and noncash dividends due (whether or not declared) on the Preferred Stock of any Subsidiary of such Person and any Redeemable Stock of such Person.

     "Consolidated Interest Expense" of any Person is defined to mean, for any period, the aggregate interest expense in respect of Debt (including amortization or original issue discount and non-cash interest payments or accruals) of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized; provided that Consolidated Interest Expense of Cogentrix Energy shall not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements) in respect of that portion of Debt of a Subsidiary of Cogentrix Energy that is Non-Recourse to Cogentrix Energy; and provided further that Consolidated Interest Expense of Cogentrix Energy in respect of a Guarantee by Cogentrix Energy of Debt of a Subsidiary shall be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under a bank credit agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) Cogentrix Energy is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require Cogentrix Energy on an unconsolidated basis to record such Debt as a liability of Cogentrix Energy.

     "Consolidated Total Assets" is defined to mean, with respect to any Person at any time, the total assets of such Person and its consolidated Subsidiaries at such time determined in conformity with GAAP.

     "Currency Protection Agreement" is defined to mean with respect to any Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

     "Debt" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) the Attributable Value of all obligations of such Person as lessee under Capitalized Leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such Person under Currency Protection Agreements and Interest Rate Protection Agreements.

     "Excess Cash Flow" of any Person for any period is defined to mean Consolidated EBITDA less Consolidated Fixed Charges less any income taxes actually paid during such period.

     "Fixed Charge Ratio" is defined to mean the ratio, on a pro forma basis, of
(i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Fixed Charges of such Person during such Reference Period; provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to (1) above) shall be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person or any of its Subsidiaries is a party to an Interest Rate Protection Agreement (which shall remain in effect for the twelve month period after the Transaction Date) which has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (5) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause (4)) (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or (y) pursuant to the covenant described in clause (iii) in the second paragraph of "Limitation on Debt" above. For the purpose of making this computation, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Subsidiary of Cogentrix Energy or been merged with or into Cogentrix Energy or any Subsidiary of Cogentrix Energy during the Reference Period, or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in clauses (1) through (5) above assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period).

     "Foreign Asset Disposition" means an Asset Disposition in respect of the Capital Stock or assets of a Foreign Subsidiary or a Foreign Joint Venture to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     "Foreign Joint Venture" means a Joint Venture organized under the laws of a jurisdiction other than the United States of America or a State thereof or the District of Columbia.

     "Foreign Sale/Leaseback Transaction" means a Sale/Leaseback Transaction in respect of the Capital Stock or assets of a Foreign Subsidiary or a Foreign Joint Venture to the extent that the proceeds of such Sale/Leaseback Transaction are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     "Foreign Subsidiary" means a Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or a State thereof or the District of Columbia.

     "GAAP" is defined to mean generally accepted accounting principles in the U.S. as in effect as of the date of the Indenture applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of Cogentrix Energy's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.
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

     "Holder", "holder of Senior Notes", "Senior Noteholder" and other similar terms are defined to mean the registered holder of any Senior Note.

     "Incur" is defined to mean with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

     "Independent Financial Advisor" is defined to mean a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in Cogentrix Energy and (ii) which, in the sole judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

     "Interest Rate Protection Agreement" is defined to mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

     "Investment" in a Person is defined to mean any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to, such Person.

     "Investment Grade" is defined to mean, with respect to the Senior Notes, a rating of Baa3 or better by Moody's Investors Service, Inc. and a rating of BBB-or better by Standard & Poor's Corporation.

     "Joint Venture" is defined to mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

     "Lien" is defined to mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property; provided, however, that the term "Lien" shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, licenses, sublicenses, restrictions on the use of property or defects in the title thereto. For purposes of the Indenture, Cogentrix Energy shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

     "Net Cash Proceeds" from an Asset Disposition or a Sale/Leaseback Transaction is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or Sale/Leaseback Transaction, as the case may be, or received in any other noncash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred or payable, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP (i) as a consequence of such Asset Disposition or Sale/Leaseback Transaction, as the case may be, (ii) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (iii) as a result of any repatriation to the U.S. of any proceeds of such Asset Disposition or Sale/Leaseback Transaction, as the case may be, and in each case net of a reasonable reserve for the after-tax-cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by Cogentrix Energy or any of its Subsidiaries in connection with such Asset Disposition or Sale/Leaseback Transaction, as the case may be, (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made prior to the Stated Maturity of the Senior Notes), and net of all payments made on any Debt which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition or Sale/Leaseback Transaction, as the case may be, and net of all distributions and other payments made to holders of minority interests in Subsidiaries or Joint Ventures as a result of such Asset Disposition or Sale/Leaseback Transaction, as the case may be.

     "Net Income" of any Person for any period is defined to mean the net income
(loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

     "Net Worth" of any Person is defined to mean, as of any date the aggregate of capital, surplus and retained earnings (including any cumulative translation adjustment) of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

     "Non-Recourse" to a Person as applied to any Debt (or portion thereof) is defined to mean that such Person is not, directly or indirectly, liable to make any payments with respect to such Debt (or portion thereof), that no Guarantee of such Debt (or portion thereof) has been made by such Person other than a Guarantee limited in recourse to the Capital Stock of the Person incurring such Debt (or any shareholder, partner, member or participant of such Person) and that such Debt (or portion thereof) is not secured by a Lien on any asset of such Person other than the Capital Stock of the Person incurring such Debt (or any shareholder, partner, member or participant of such Person) or of the Person whose obligations were Guaranteed, provided that for purposes of this definition the status of a Subsidiary as a general partner of a partnership or Joint Venture shall not, without more, cause such Person to be, directly or indirectly, liable to make payments with respect to such Debt or constitute a Guarantee of such Debt for purposes of determining whether Debt is Non-Recourse, and provided further that none of the following shall cause any Debt to fail to be Non-Recourse: the incurrence of Debt, Guarantees or Liens jointly by (i) Cogentrix Eastern Carolina Corporation and Cogentrix of North Carolina, Inc. (or a successor to the merger or other combination of such entities) with respect to the cogeneration facilities located at Elizabethtown, Kenansville, Lumberton, Southport and Roxboro, North Carolina; (ii) Cogentrix Virginia Leasing Corporation and James River Cogeneration Company (or a successor to the merger or other combination of such entities) with respect to the cogeneration facilities located at Portsmouth and Hopewell, Virginia; and (iii) Subsidiaries or Joint Ventures in which Cogentrix Energy or one of its Subsidiaries is a partner, shareholder, member or other participant, which become such after the date of the Indenture, incurred thereafter with respect to the future development or acquisition of multiple Power Generation Facilities.

     "Officers' Certificate" is defined to mean a certificate signed by the Chairman of the Board of Directors or any Vice Chairman of the Board of Directors or the President or any Vice President or by the Chief Financial Officer or the Secretary or any Assistant Secretary of Cogentrix Energy and delivered to the Trustee. Each such certificate shall comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture if and to the extent required thereby.

     "Opinion of Counsel" is defined to mean an opinion in writing signed by legal counsel satisfactory to the Trustee, who may be an employee of or counsel to Cogentrix Energy. Each such opinion shall comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture, if and to the extent required thereby.

     "Permitted Holders" is defined to mean George T. Lewis, Jr., Betty G. Lewis, Robert W. Lewis, David J. Lewis, James E. Lewis (collectively, the "Current Holders"), members of the immediate families of the Current Holders, trusts for the benefit of the Current Holders or members of the immediate families of the Current Holders, and a non-profit corporation or foundation controlled by any of the Permitted Holders. Members of a Person's "immediate family" shall mean such Person's parents, brothers, sisters, spouse and lineal descendants.

     "Permitted Investment" is defined to mean any Investment of the type specified in clause (iv) of the definition of Restricted Payment which is made directly or indirectly by the Company and its Subsidiaries; provided that the Person in which the Investment is made is (a) a Subsidiary which, directly or indirectly, is or will be engaged in the development, construction, marketing, management, acquisition, ownership or operation of a Power Generation Facility or (b) a Joint Venture; provided further, that, in the case of an Investment in a Joint Venture, (i) at the time such Investment is made, Cogentrix Energy could Incur at least $1 of Debt under the covenant described in "Limitation on Debt" above;
(ii) at the time such Investment is made, no Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and (iii) such Investment is in a Joint Venture which, directly or indirectly, is or will be engaged in the development, construction, marketing, management, acquisition, ownership or operation of a Power Generation Facility.

     "Permitted Payments" is defined to mean with respect to Cogentrix Energy or any of its Subsidiaries (i) any dividend on shares of Capital Stock payable (or to the extent paid) solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock); (ii) any dividend or other distribution payable to Cogentrix Energy by any of its Subsidiaries or by a Subsidiary to a Wholly-Owned Subsidiary; (iii) the repurchase or other acquisition or retirement for value of any shares of Cogentrix Energy's Capital Stock, or any option, warrant or other right to purchase shares of Cogentrix Energy's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock (unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was by its terms required to be redeemed); (iv) any defeasance, redemption, repurchase or other acquisition for value of any Debt which by its terms ranks subordinate in right of payment to the Senior Notes with the proceeds from the issuance of (x) Debt which is also subordinate to the Senior Notes at least to the extent and in the manner as the Debt to be defeased, redeemed, repurchased or otherwise acquired is subordinate in right of payment to the Senior Notes; provided that such subordinated Debt provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by Cogentrix Energy (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to an "asset disposition" or a "change of control" covenant which is no more favorable to the holders of such Debt than the provisions contained in the "Asset Disposition" or the "Change of Control" covenant described above and such Debt provides that the Company will not repurchase such Debt pursuant to such provisions prior to Cogentrix Energy's repurchase of the Senior Notes required to be repurchased by Cogentrix Energy pursuant to the "Change of Control" or the "Asset Disposition" covenant described above) prior to, or in an amount greater than, any Stated Maturity of the Debt being replaced and the proceeds of such subordinated Debt are utilized for such purpose within 45 days of issuance or (y) Capital Stock (other than Redeemable Stock); (v) in respect of any actual payment on account of an Investment (other than a Permitted Investment) which is not fixed in amount at the time when made, the amount determined by the Board of Directors to be a Restricted Payment on the date such Investment was originally deemed to have been made (the "Original Restricted Payment Charge") plus an amount equal to the interest on a hypothetical investment in a principal amount equal to the Original Restricted Payment Charge assuming interest at a rate of 7% per annum compounded annually for a period beginning on the date the Investment was originally deemed to have been made and ending with respect to any portion of the Original Restricted Payment Charge actually paid on the date of actual payment less any actual payments previously made on account of such Investment; provided that the Permitted Payment under this clause (v) shall in no event exceed the payment actually made; (vi) any amount required to be paid with respect to an obligation outstanding on the date of the original issuance of the Senior Notes or (vii) a Permitted Investment.

     "Permitted Working Capital Facilities" is defined to mean one or more credit agreements providing for the extension of credit to Cogentrix Energy and/or its Subsidiary Cogentrix Delaware Holdings, Inc. for working capital purposes in an aggregate principal amount at any one time outstanding not to exceed $125 million, provided, however, that such limit shall not apply following the Rating Event Date.

     "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Power Generation Facility" is defined to mean an electric power or thermal energy generation or cogeneration facility or related facilities (including residual waste management and, to the extent such facilities are in existence on the date of original issuance of the Senior Notes or are required by contract or applicable law, rule or regulation, facilities that use thermal energy from a cogeneration facility), and its or their related electric power transmission, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management or operation of the foregoing, as well as other contractual arrangements with customers, suppliers and contractors.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of original issuance of the Senior Notes.

     "Property" of any Person is defined to mean all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

     "Public Equity Offering" means a public offering (registered under the Securities Act of 1933) of Common Stock of Cogentrix Energy made after the date of original issuance of the Senior Notes.

     "Public Equity Offering Consummation Date" means the date on which Cogentrix Energy receives any proceeds from a Public Equity Offering.

     "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Senior Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Senior Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of the Senior Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require Cogentrix Energy to repurchase or redeem such Capital Stock upon the occurrence of an "asset disposition" or a "change of control" occurring prior to the Stated Maturity of the Senior Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described in "Restrictions on Dispositions" and "Change of Control" above and such Capital Stock specifically provides that Cogentrix Energy will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to Cogentrix Energy's repurchase of the Senior Notes required to be repurchased by Cogentrix Energy under the covenants described in "Restrictions on Dispositions" and "Change of Control" above.

     "Reference Period" is defined to mean the four complete fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

     "Restricted Payment" is defined to mean, with respect to any Person, (i) any dividend or other distribution on any shares of such Person's Capital Stock;
(ii) any payment on account of the purchase, redemption, retirement or acquisition for value of such Person's Capital Stock; (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to the Stated Maturity of any Debt ranked subordinate in right of payment to the Senior Notes; and (iv) any Investment made in an Affiliate (other than Cogentrix Energy or Delaware Holdings). Notwithstanding the foregoing, "Restricted Payment" shall not include any Permitted Payment.

     "Senior Debt" is defined to mean the principal of and interest on all Debt of Cogentrix Energy whether created, Incurred or assumed before, on or after the date of original issuance of the Senior Notes (other than the Senior Notes); provided that Senior Debt shall not include (i) Debt that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was Non-Recourse to Cogentrix Energy, (ii) Debt of Cogentrix Energy to any Affiliate and (iii) any Debt of Cogentrix Energy which by the terms of the instrument creating or evidencing the same is specifically designated as not being senior in right of payment to the Senior Notes.

     "Significant Subsidiary" of a Person is defined to mean, as of any date, any Subsidiary, or two or more Subsidiaries taken together in the event of a cross-collateralization of such multiple Subsidiaries' Debt, which has two or more of the following attributes: (i) it contributes 20% or more of such Person's Excess Cash Flow for its most recently completed fiscal quarter or (ii) it contributed 15% or more of Net Income before tax of such Person and its consolidated Subsidiaries for such Person's most recently completed fiscal quarter or (iii) it constituted 20% or more of Consolidated Total Assets of such Person at the end of such Person's most recently completed fiscal quarter.

     "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining years to Stated Maturity of the Senior Notes; provided that if the number of years to Stated Maturity of the Senior Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the average life to Stated Maturity of the Senior Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "U.S. Government Obligations" is defined to mean securities which are (i) direct obligations of the U.S. for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S., the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., which, in either case are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors (or persons fulfilling similar responsibilities) of such Person.

     "Wholly-Owned Subsidiary" is defined to mean, with respect to any Person, any Subsidiary of such Person if all of the Capital Stock or other ownership interests in such Subsidiary having ordinary voting power to elect the entire board of directors or entire group of other persons performing similar functions (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly, by one or more Wholly-Owned Subsidiaries of such Person's Wholly-Owned Subsidiaries, by such Person.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

THE 2004 SENIOR NOTES

     On March 15, 1994, the Company issued $100 million aggregate principal amount of 2004 Senior Notes in an underwritten public offering. The 2004 Senior Notes are unsecured obligations of the Company and will rank pari passu with the Senior Notes offered hereby.

     The 2004 Senior Notes bear interest at a rate of 8.10% per annum payable semiannually on March 15 and September 15 of each year and mature on March 15, 2004. They are redeemable at any time at the option of the Company at a redemption price equal to (i) the then outstanding principal amount of the 2004 Senior Notes plus accrued and unpaid interest thereon to the date of redemption plus (ii) a premium equal to the excess of (A) the present value at the time of redemption of the principal amount of the 2004 Senior Notes plus any required interest payments due on the 2004 Senior Notes through Stated Maturity (as defined) computed using a discount rate equal to the Treasury Rate (as defined) plus 50 basis points over (B) the then outstanding principal amount of the 2004 Senior Notes. Upon a Change of Control (as defined), each holder of 2004 Senior Notes will have the right to require the Company to repurchase such 2004 Senior Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. The 2004 Indenture contains covenants that are substantially the same as the covenants contained in the Indenture and which, among other things, limit (i) the incurrence of additional debt by the Company and its subsidiaries, (ii) the payment of dividends on and redemptions of capital stock by the Company and its subsidiaries, (iii) the use of proceeds from the sale of assets and subsidiary stock, (iv) transactions with affiliates, (v) the incurrence of liens, (vi) sale and leaseback transactions and (vii) consolidations, mergers and certain transfers of assets.

     The foregoing summary describes certain provisions of the 2004 Indenture and the 2004 Senior Notes. A copy of the 2004 Indenture is available upon request made to the Company or any of the Initial Purchasers. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 2004 Indenture and the form of 2004 Senior Notes.

CORPORATE CREDIT FACILITY

     The Corporate Credit Facility is a revolving credit facility that provides for direct advances to, or the issuance of letters of credit for, the benefit of the Company in an amount up to $100 million. The Corporate Credit Facility is unsecured and imposes covenants on the Company substantially the same as the covenants contained in the Indentures as well as certain financial condition covenants. The Company has used approximately $54 million of the credit availability under the Corporate Credit Facility for the letter of credit issued in connection with the acquisition of the Company's interest in the Batesville Facility. See "Business -- Facility under Construction." The balance of the commitment under the Corporate Credit Facility is available, subject to any limitations imposed by the covenants contained therein and in the Indentures, to be drawn upon by the Company to repay other outstanding indebtedness or for general corporate purposes, including equity investments in new projects or acquisitions of existing electric generating facilities or those under development.

                             TRANSFER RESTRICTIONS

     Unless and until an Old Senior Note is exchanged for an Exchange Senior Note pursuant to the Exchange Offer, it will bear the following legend on the face thereof,

             "THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A OR REGULATION S THEREUNDER. THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (d) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(A)(1), (2),
        (3) OR (7) OF THE SECURITIES ACT (AN "INSTITUTIONAL ACCREDITED INVESTOR") THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF LESS THAN $250,000, AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT OR (e) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASERS FROM IT OF THIS NOTE OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The discussion set forth in this summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations may be forthcoming that could affect the tax consequences to holders of Old Senior Notes and Exchange Senior Notes.

     This summary is for general information only and does not purport to address all of the federal income tax consequences that may be applicable to a holder of Old Senior Notes or Exchange Senior Notes. The tax treatment of a holder of Old Senior Notes or Exchange Senior Notes may vary depending on its particular situation. For example, certain holders, including individual retirement and other tax-deferred accounts, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States, may be subject to special rules not discussed below. In addition, this discussion addresses the tax consequences to the initial holders of the Old Senior Notes and not the tax consequences to subsequent transferees of the Old Senior Notes or Exchange Senior Notes.

     EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW AND ANY OTHER FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD SENIOR NOTES FOR EXCHANGE SENIOR NOTES AND OF HOLDING AND DISPOSING OF THE OLD SENIOR NOTES AND EXCHANGE SENIOR NOTES.

EXCHANGE OFFER

     Under Section 1001 of the Code modifications in debt instruments may in certain cases be deemed to constitute a taxable exchange of the existing debt instrument for a new debt instrument. The Internal Revenue Service (the "IRS") has issued Regulations providing rules for determining when a modification of a debt instrument constitutes a taxable exchange. Because the terms of the Exchange Senior Notes are identical to the terms of the Old Senior Notes (except that the Exchange Senior Notes will not contain terms with respect to transfer restrictions), each Exchange Senior Note will be viewed as a continuation of the corresponding Old Senior Note, the issuance of the Exchange Senior Note will be disregarded for federal income tax purposes, and a holder exchanging an Old Senior Note for an Exchange Senior Note (as well as a non-exchanging holder) will not recognize any gain or loss as a result of the exchange (or the Registered Exchange Offer).

STATED INTEREST

     A holder of an Old Senior Note or an Exchange Senior Note will be required to report as income for federal income tax purposes interest earned on an Old Senior Note or an Exchange Senior Note in accordance with the holder's method of tax accounting. A holder of an Old Senior Note or an Exchange Senior Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest income when cash payments are received (or made available for receipt) by such holder.

ORIGINAL ISSUE DISCOUNT

     Because the Old Senior Notes were issued with original issue discount ("OID") within the meaning of Sections 1272 and 1273 of the Code and the pertinent Treasury Regulations, holders of the Old Senior Notes and Exchange Senior Notes generally will be required to include such OID in gross income as it accrues. The total amount of OID with respect to each Old Senior Note or Exchange Senior Note is the excess of its "stated redemption price at maturity" over its "issue price". The "issue price" of the Old Senior Notes and Exchange Senior Notes was 99.518% of the aggregate principal amount of Old Senior Notes and Exchange Senior Notes outstanding which was the first price at which a substantial amount of Old Senior Notes were sold. The "stated redemption price at maturity" of the Old Senior Notes or Exchange Senior Notes is the sum of all payments provided by the Old Senior Notes or Exchange Senior Notes other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. A holder of an Old Senior Note or an Exchange Senior Note is required to include the OID in income for federal income tax purposes as it accrues under a "constant yield method" regardless of such holder's method of accounting for tax purposes. The Company will furnish to the IRS and to record holders of the Old Senior Notes and the Exchange Senior Notes information with respect to the OID accruing during the calendar year (as well as interest paid during that year).

SALE, EXCHANGE, OR REDEMPTION OF AN OLD SENIOR NOTE OR AN EXCHANGE SENIOR NOTE

     Upon the sale, exchange (other than pursuant to the Exchange Offer as discussed above), or redemption of an Old Senior Note or an Exchange Senior Note, a holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received (other than amounts received attributable to interest not previously taken into account, which amount will be treated as interest received), and (ii) the holder's adjusted tax basis in the Old Senior Note or Exchange Senior Note. A holder's adjusted tax basis in an Old Senior Note or Exchange Senior Note generally will equal the cost of the Old Senior Note or Exchange Senior Note to the holder, increased by the amount of any OID previously included in income by the holder with respect to the Old Senior Note or Exchange Senior Note and reduced by any payments previously received by the holder with respect to the Old Senior Note or Exchange Senior Note, other than qualified stated interest payments, and by any premium amortization deductions previously claimed by the holder. Provided that the Old Senior Note or Exchange Senior Note is a capital asset in the hands of the holder and has been held for more than one year, any gain or loss recognized by the holder will generally be a long-term capital gain or loss.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of an Old Senior Note or an Exchange Senior Note may be subject to a backup withholding at the rate of 31% on interest paid on the Old Senior Note or Exchange Senior Note or on any cash payment with respect to the sale or redemption of the Old Senior Note or Exchange Senior Note unless (i) such holder is a corporation or comes under certain other exempt categories and when required demonstrates this fact or (ii) such holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules in the Treasury Regulations.

     The Company will report to the holders of the Old Senior Notes and Exchange Senior Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Old Senior Notes and Exchange Senior Notes.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information in furnished to the IRS.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE WITH RESPECT TO THE CONSEQUENCES OF THE EXCHANGE, OWNERSHIP, AND DISPOSITION OF THE OLD SENIOR NOTES AND EXCHANGE SENIOR NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX
LAWS).

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired as a result of market-making activities or other trading activities. Cogentrix Energy has agreed that it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Senior Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Senior Notes and resold by such broker-dealers.

     Cogentrix Energy will not receive any proceeds from any sale of Exchange Senior Notes by broker-dealers. Exchange Senior Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Senior Notes. Any broker-dealer that resells Exchange Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Senior Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Senior Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Senior Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Senior Notes and resold by such broker-dealers, Cogentrix Energy will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Cogentrix Energy has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Senior Notes offered hereby will be passed upon for the Company by Moore & Van Allen, PLLC, Charlotte, North Carolina.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of the Company as of December 31, 1997 and June 30, 1997 and 1996 and for the six-month period ended December 31, 1997 and for each of the three fiscal years in the period ended June 30, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

     The financial statements of LSP-Cottage Grove L.P. and LSP-Whitewater Limited Partnership as of December 31, 1997 and for the year then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

     The financial statements of LSP-Cottage Grove L.P. and LSP-Whitewater Limited Partnership as of December 31, 1996 and for each of the two fiscal years in the period ended December 31, 1996 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their report appearing herein.

     The combined financial statements of Logan Generating Company, L.P., Keystone Urban Renewal Limited Partnership, Northampton Generating Company, L.
P. and its subsidiaries, Chambers Cogeneration Limited Partnership and Scrubgrass Generating Company, L.P. and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

     The combined financial statements of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation and Panther Creek Leasing, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Indiantown Cogeneration, L.P. and Cedar Bay Generating, L.P. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as stated in their report appearing herein.

     The consolidated financial statements of J. Makowski Company, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as stated in their report appearing herein.

     The combined financial statements of Selkirk Cogen Partners, LP and Mass Power as of December 31, 1997 and 1996 and for each of the three fiscal years in the period ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen, LLP, independent public accountants, as stated in their report appearing herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Cogentrix Energy's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, its Transition Report on Form 10-K for the six-month period ended December 31, 1997, its Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 1998 and the quarterly period ended June 30, 1998, its Current Reports on Form 8-K filed January 12, 1998, March 10, 1998 and March 23, 1998, April 6, 1998, September 4, 1998 and November 4, 1998 and its Current Reports on Form 8-K/A filed June 2, 1998 and November 12, 1998 have been filed by Cogentrix Energy with the Commission and are incorporated herein by reference.

     All documents filed by Cogentrix Energy with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of Senior Notes made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Cogentrix Energy, Inc., 9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273, telephone number (704) 525-3800.

                                    INDEX TO

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2

Consolidated Balance Sheets at June 30, 1998 (unaudited),
  December 31, 1997, June 30, 1997 and June 30, 1996........   F-4

Consolidated Statements of Operations for the Six-Month
  Periods Ended June 30, 1998 (unaudited) and 1997
  (unaudited), the Six-Month Periods Ended December 31, 1997 and 1996 (unaudited), and the Years Ended June 30, 1997,
  1996 and 1995.............................................   F-5

Consolidated Statements of Changes in Shareholders' Equity
  for the Six-Month Period Ended June 30, 1998 (unaudited),
  the Six-Month Period Ended December 31, 1997, and the
  Years Ended June 30, 1997, 1996 and 1995..................   F-6

Consolidated Statements of Cash Flows for the Six-Month
  Periods Ended June 30, 1998 (unaudited) and 1997
  (unaudited), the Six-Month Periods Ended December 31, 1997 and 1996 (unaudited), and the Years Ended June 30, 1997,
  1996 and 1995.............................................   F-7

Notes to Consolidated Financial Statements..................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO COGENTRIX ENERGY, INC.:

     We have audited the accompanying consolidated balance sheets of Cogentrix Energy, Inc. (a North Carolina corporation) and subsidiary companies as of December 31, 1997, June 30, 1997 and June 30, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The summarized financial data for Bolivian Power Company Limited contained in Note 4 are based on the financial statements of Bolivian Power Company Limited which were audited by other auditors. Their report has been furnished to us and our opinion, insofar as it relates to the data in Note 4, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Cogentrix Energy, Inc. and subsidiary companies as of December 31, 1997, June 30, 1997 and June 30, 1996, and the results of their operations and their cash flows for the six-month period ended December 31, 1997 and for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
  March 20, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS:

Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited

     We have audited the consolidated financial statements of Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income of cash flows and of shareholders' equity for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Compania Boliviana de Energia Electrica S.A. -- Bolivian Power Company Limited and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with accounting principles generally accepted in the United States of America.

                                          PRICE WATERHOUSE

                                          La Paz, Bolivia

                                          February 28, 1997

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS
    JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997, AND JUNE 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                               JUNE 30,     DECEMBER 31,   JUNE 30,   JUNE 30,
                                                                 1998           1997         1997       1996
                                                              -----------   ------------   --------   --------
                                                              (UNAUDITED)
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   31,611      $ 71,833     $ 62,596   $ 33,351
  Restricted cash...........................................      50,840        27,742       30,888     42,203
  Marketable securities.....................................           0        42,118       21,494          0
  Restricted investments....................................           0             0       20,000          0
  Accounts receivable.......................................      62,247        49,781       57,880     57,331
  Inventories...............................................      18,054        15,210       15,723     19,086
  Other current assets......................................       4,465         2,465        5,779      2,883
                                                              ----------      --------     --------   --------
         Total current assets...............................     167,217       209,149      214,360    154,854
NET INVESTMENT IN LEASES....................................     497,332             0            0          0
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation: June 30, 1998, $206,961; December 31, 1997,
  $188,227; June 30, 1997, $169,761; June 30, 1996,
  $156,215..................................................     488,186       496,589      514,449    604,491
LAND AND IMPROVEMENTS.......................................       2,540         2,540        2,540      2,424
DEFERRED FINANCING, START-UP AND ORGANIZATION COSTS, net of
  accumulated amortization: June 30, 1998, $13,681; December
  31, 1997, $16,592; June 30, 1997, $17,509; June 30, 1996,
  $19,653...................................................      31,414        21,085       22,601     25,105
RESTRICTED INVESTMENTS......................................           0             0            0     63,695
NATURAL GAS RESERVES........................................       1,958         2,384        2,829      3,611
INVESTMENTS IN UNCONSOLIDATED AFFILIATES....................      77,503        79,072       84,599     56,028
OTHER ASSETS................................................      21,555        12,155       18,450     11,433
                                                              ----------      --------     --------   --------
                                                              $1,287,705      $822,974     $859,828   $921,641
                                                              ==========      ========     ========   ========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $   84,493      $ 74,680     $ 62,370   $ 48,416
  Accounts payable..........................................      27,734        13,755       22,147     21,453
  Accrued compensation......................................       4,290         4,923       12,290      4,393
  Accrued interest payable..................................       3,491         2,935        3,308      4,063
  Accrued dividends payable.................................           0         2,140        5,000      4,759
  Other accrued liabilities.................................      12,070         8,182       13,040      8,816
                                                              ----------      --------     --------   --------
         Total current liabilities..........................     132,078       106,615      118,155     91,900
LONG-TERM DEBT..............................................     964,820       595,112      631,624    670,900
DEFERRED INCOME TAXES.......................................      32,064        25,872       23,074     46,971
MINORITY INTERESTS..........................................      56,752        15,131       14,354     22,044
OTHER LONG-TERM LIABILITIES.................................      24,231        21,946       22,912      6,816
                                                              ----------      --------     --------   --------
                                                               1,209,945       764,676      810,119    838,631
                                                              ----------      --------     --------   --------
COMMITMENTS AND CONTINGENCIES (NOTES 8 AND 10)
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 300,000 shares authorized;
    282,000 shares issued and outstanding...................         130           130          130        130
  Net unrealized gain on available for sale securities......           0            26            0          0
  Accumulated earnings......................................      77,630        58,142       49,579     82,880
                                                              ----------      --------     --------   --------
                                                                  77,760        58,298       49,709     83,010
                                                              ----------      --------     --------   --------
                                                              $1,287,705      $822,974     $859,828   $921,641
                                                              ==========      ========     ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED),
     THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED) AND
                  THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
      (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS (LOSS) PER COMMON SHARE)

                                                    SIX-MONTH                 SIX-MONTH
                                                  PERIOD ENDED               PERIOD ENDED
                                                    JUNE 30,                 DECEMBER 31,             YEAR ENDED JUNE 30,
                                            -------------------------   ----------------------   ------------------------------
                                               1998          1997         1997        1996         1997       1996       1995
                                            -----------   -----------   --------   -----------   --------   --------   --------
                                            (UNAUDITED)   (UNAUDITED)              (UNAUDITED)
OPERATING REVENUE
  Electric................................   $146,368      $152,294     $154,810    $162,909     $315,203   $356,459   $357,674
  Steam...................................     13,705        13,402       12,721      13,284       26,686     27,703     23,320
  Lease revenue...........................     12,433             0            0           0            0          0          0
  Service revenue under sales-type capital
    leases................................     13,252             0            0           0            0          0          0
  Income from unconsolidated investments
    in power projects.....................      1,797           226        1,186         348          574      3,862      1,116
  Other...................................      7,301         5,735        9,229       4,608       10,343     22,522      2,992
                                             --------      --------     --------    --------     --------   --------   --------
                                              194,856       171,657      177,946     181,149      352,806    410,546    385,102
                                             --------      --------     --------    --------     --------   --------   --------
OPERATING EXPENSES:
  Fuel expense............................     38,924        60,055       60,500      71,350      131,405    171,310    168,184
  Operations and maintenance..............     32,272        36,043       33,189      36,998       73,041     74,272     66,822
  Cost of services under sales-type
    capital leases........................     15,339             0            0           0            0          0          0
  General, administrative and development
    expenses..............................     19,152        23,408       18,242      16,017       39,425     29,983     30,499
  Depreciation and amortization...........     20,615        21,345       20,407      18,610       40,047     37,842     37,642
  Loss on impairment and cost of removal
    of cogeneration facilities............          0             0            0      65,628       65,628          0          0
                                             --------      --------     --------    --------     --------   --------   --------
                                              126,302       140,851      132,338     208,603      349,546    313,407    303,147
                                             --------      --------     --------    --------     --------   --------   --------
OPERATING INCOME (LOSS)...................     68,554        30,806       45,608     (27,454)       3,260     97,139     81,955
OTHER INCOME (EXPENSE):
  Interest expense........................    (33,085)      (28,184)     (25,680)    (28,144)     (56,328)   (58,354)   (59,621)
  Investment and other income.............      3,865         5,455        4,334       7,729       13,184      7,478      8,269
  Equity in net income (loss) of
    unconsolidated affiliates, net........        (85)          183       (1,813)     (1,088)        (813)    (1,758)     8,696
                                             --------      --------     --------    --------     --------   --------   --------
INCOME (LOSS) BEFORE MINORITY INTERESTS IN
  INCOME, INCOME TAXES AND EXTRAORDINARY
  LOSS....................................     39,249         8,260       22,449     (48,957)     (40,697)    44,505     39,299
MINORITY INTERESTS IN INCOME BEFORE
  EXTRAORDINARY LOSS......................     (5,613)       (2,399)      (2,273)     (1,614)      (4,013)    (4,749)    (4,789)
                                             --------      --------     --------    --------     --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS......................     33,636         5,861       20,176     (50,571)     (44,710)    39,756     34,510
BENEFIT (PROVISION) FOR INCOME TAXES......    (13,405)       (1,783)      (7,971)     18,895       17,112    (15,961)   (13,337)
                                             --------      --------     --------    --------     --------   --------   --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS...     20,231         4,078       12,205     (31,676)     (27,598)    23,795     21,173
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT
  OF DEBT, net of minority interest and
  income tax benefit......................       (743)            0       (1,502)       (703)        (703)         0          0
                                             --------      --------     --------    --------     --------   --------   --------
NET INCOME (LOSS).........................   $ 19,488      $  4,078     $ 10,703    $(32,379)    $(28,301)  $ 23,795   $ 21,173
                                             ========      ========     ========    ========     ========   ========   ========
EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary
    loss..................................   $  71.74      $  14.46     $  43.28    $(112.32)    $ (97.87)  $  84.38   $  75.08
  Extraordinary loss......................      (2.63)         0.00        (5.33)      (2.49)       (2.49)      0.00       0.00
                                             --------      --------     --------    --------     --------   --------   --------
                                             $  69.11      $  14.46     $  37.95    $(114.81)    $(100.36)  $  84.38   $  75.08
                                             ========      ========     ========    ========     ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING.............................    282,000       282,000      282,000     282,000      282,000    282,000    282,000
                                             ========      ========     ========    ========     ========   ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
 FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED), THE SIX-MONTH PERIOD
   ENDED DECEMBER 31, 1997, AND THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
         (DOLLARS IN THOUSANDS, EXCEPT FOR DIVIDENDS PER COMMON SHARE)

                                                        NET UNREALIZED
                                                        GAIN (LOSS) ON
                                              COMMON     AVAILABLE FOR     ACCUMULATED
                                              STOCK     SALE SECURITIES     EARNINGS       TOTAL
                                              ------    ---------------    -----------    --------
Balance, June 30, 1994....................     $130          $(476)         $ 46,906      $ 46,560
Net unrealized gain on available for sale
  securities, net of deferred income tax
  provision of $34........................        0            120                 0           120
Net income................................        0              0            21,173        21,173
Common stock dividends ($15.01 per common
  share)..................................        0              0            (4,235)       (4,235)
                                               ----          -----          --------      --------
Balance, June 30, 1995....................      130           (356)           63,844        63,618
Net unrealized gain on available for sale
  securities, net of deferred income tax
  provision of $256.......................        0            356                 0           356
Net income................................        0              0            23,795        23,795
Common stock dividends ($16.88 per common
  share)..................................        0              0            (4,759)       (4,759)
                                               ----          -----          --------      --------
Balance, June 30, 1996....................      130              0            82,880        83,010
Net loss..................................        0              0           (28,301)      (28,301)
Common stock dividends ($17.73 per common
  share)..................................        0              0            (5,000)       (5,000)
                                               ----          -----          --------      --------
Balance, June 30, 1997....................      130              0            49,579        49,709
Net unrealized gain on available for sale
  securities, net of deferred income tax
  provision of $14........................        0             26                 0            26
Net income................................        0              0            10,703        10,703
Common stock dividends ($7.59 per common
  share)..................................        0              0            (2,140)       (2,140)
                                               ----          -----          --------      --------
Balance, December 31, 1997................      130             26            58,142        58,298
Net unrealized loss on available for sale
  securities, net of deferred income tax
  benefit of $14..........................        0            (26)                0           (26)
Net income (unaudited)....................        0              0            19,488        19,488
                                               ----          -----          --------      --------
Balance, June 30, 1998 (unaudited)........     $130          $   0          $ 77,630      $ 77,760
                                               ====          =====          ========      ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED), THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996 (UNAUDITED) AND THE YEARS
                       ENDED JUNE 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                      SIX-MONTH                 SIX-MONTH
                                                    PERIOD ENDED               PERIOD ENDED
                                                      JUNE 30,                 DECEMBER 31,             YEAR ENDED JUNE 30,
                                              -------------------------   ----------------------   ------------------------------
                                                 1998          1997         1997        1996         1997       1996       1995
                                              -----------   -----------   --------   -----------   --------   --------   --------
                                              (UNAUDITED)   (UNAUDITED)              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................   $  19,488     $  4,078     $ 10,703    $(32,379)    $(28,301)  $ 23,795   $ 21,173
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Depreciation and amortization...........      20,615       21,345       20,407      18,610       40,047     37,842     37,642
    Loss on impairment and cost of removal
      of cogeneration facilities............           0            0            0      65,628       65,628          0          0
    Deferred income taxes...................       6,192          295        4,628     (24,192)     (27,585)     8,569      7,718
    Extraordinary loss on early
      extinguishment of debt, non-cash
      portion...............................       2,145            0        1,395       1,173        1,173          0          0
    Minority interests in income, net of
      dividends.............................     (18,909)       1,158          777      (8,848)      (7,690)     3,407      3,680
    Gain on sale of investment in Bolivian
      Power.................................           0                         0      (3,243)      (3,137)         0          0
    Equity in net (income) loss of
      unconsolidated affiliates.............       1,716         (409)         627         740          239     (2,104)   (11,057)
    Dividends received from unconsolidated
      affiliates............................           0            0        8,491         288        7,152        617     14,853
    Loss on sale of securities, net.........           0            0            0           0            0        890          0
    Minimum lease payments received.........      11,742            0            0           0            0          0          0
    Amortization of unearned lease income...     (12,433)           0            0           0            0          0          0
    Decrease (increase) in accounts
      receivable............................      (2,939)      (4,662)       8,099       4,113         (549)      (795)    (1,313)
    Decrease (increase) in inventories......        (787)       3,041          958         718        4,145        667        317
    Increase (decrease) in accounts
      payable...............................      (1,989)      (1,098)      (8,392)      1,792          (61)     1,628     (2,708)
    Increase (decrease) in accrued
      liabilities...........................      (6,348)      13,097      (12,598)     (1,731)      12,121      3,809        585
    Decrease (increase) in other............      (2,827)      (1,565)       6,710        (550)         866        141        564
                                               ---------     --------     --------    --------     --------   --------   --------
  Net cash flows provided by operating
    activities..............................      15,666       35,280       41,805      22,119       64,048     78,466     71,454
                                               ---------     --------     --------    --------     --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Property, plant and equipment
      additions.............................      (1,994)      (1,788)        (732)       (837)      (2,956)    (1,555)    (8,171)
    Decrease (increase) in marketable
      securities............................      42,118       22,201         (834)          0       22,201    (12,456)     1,506
    Investments in affiliates...............        (146)     (50,807)      (3,591)       (750)     (58,222)    (6,516)   (48,323)
    Acquisition of Facilities, net of cash
      acquired..............................    (155,324)           0            0           0            0          0          0
    Proceeds from sale of investment in
      Bolivian Power, net...................           0                         0      25,504       25,398          0          0
    Decrease (increase) in restricted
      cash..................................      12,716       (1,614)       3,146      12,929       11,315     (8,190)    (4,157)
                                               ---------     --------     --------    --------     --------   --------   --------
  Net cash flows provided by (used in)
    investing activities....................    (102,630)     (32,008)      (2,011)     36,846       (2,264)   (28,717)   (59,145)
                                               ---------     --------     --------    --------     --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds of notes payable and long-term
      debt..................................     150,400        2,612       62,728      67,750       70,661        406      1,622
    Repayments of notes payable and
      long-term debt........................    (102,640)     (32,017)     (86,761)    (63,535)     (95,552)   (46,642)   (42,513)
    Increase in deferred financing costs....      (1,018)        (459)      (1,524)     (2,584)      (2,889)         0        (93)
    Common stock dividends paid.............           0            0       (5,000)     (4,759)      (4,759)    (4,235)    (3,328)
                                               ---------     --------     --------    --------     --------   --------   --------
  Net cash flows (used in) provided by
    financing activities....................      46,742      (29,864)     (30,557)     (3,128)     (32,539)   (50,471)   (44,312)
                                               ---------     --------     --------    --------     --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................     (40,222)     (26,592)       9,237      55,837       29,245       (722)   (32,003)
CASH AND CASH EQUIVALENTS, beginning of
  period....................................      71,833       89,188       62,596      33,351       33,351     34,073     66,076
                                               ---------     --------     --------    --------     --------   --------   --------
CASH AND CASH EQUIVALENTS, end of period....   $  31,611     $ 62,596     $ 71,833    $ 89,188     $ 62,596   $ 33,351   $ 34,073
                                               =========     ========     ========    ========     ========   ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Cogentrix Energy, Inc. and subsidiary companies (collectively, the "Company") is principally engaged in the business of acquiring, developing, owning and operating independent power generating facilities (individually, a "Facility," or collectively, the "Facilities"). As of December 31, 1997, the Company owned or had interests in eleven Facilities in the United States with an aggregate installed capacity of approximately 1,140 megawatts. Two of the eleven Facilities are owned 50% by the Company and 50% by other independent power producers. Electricity generated by each Facility is sold to an electric utility (the "Utility") and steam is sold to an industrial company (the "Steam Purchaser"), all under long-term contractual agreements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation -- The accompanying consolidated financial statements include the accounts of Cogentrix Energy, Inc., its subsidiary companies and a 50% owned joint venture in which the Company has effective control through majority representation on the board of directors of the managing general partner. Investments in other affiliates in which the Company has a 20% to 50% interest and/or the ability to exercise significant influence over operating and financial policies are accounted for on the equity method. All material intercompany transactions and balances among Cogentrix Energy, Inc. and its subsidiary companies and its consolidated joint venture have been eliminated in the accompanying consolidated financial statements.

     Information presented as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 and the six-month period ended December 31, 1996 is unaudited. In the opinion of management however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the Company as of June 30, 1998 and the results of operations and cash flows for the six-month periods ended June 30, 1998 and 1997 and the six-month period ended December 31, 1996. The results of operations for these interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

     Cash and Cash Equivalents -- Cash and cash equivalents include bank deposits, commercial paper, government securities and certificates of deposit that mature within three months of their purchase. Amounts in debt service accounts which might otherwise be considered cash equivalents are treated as current restricted cash.

     Marketable Securities -- Marketable securities include commercial paper, corporate obligations, government securities, and certificates of deposit with maturity dates in excess of three months from their date of purchase. All investments in debt securities held by the Company are classified as available for sale securities and are reported at fair value. Realized gains or losses are determined on the specific identification method and are reflected in income. Unrealized gains and losses are reported net of taxes as a separate component of shareholders' equity, except those unrealized losses that are deemed to be other than temporary, which are reflected in income.

     Construction Agreement -- In December 1994, the Company executed an engineering, procurement and construction agreement (the "Construction Agreement") with Public Utility District No. 1 of Clark County, Washington ("Clark"). Under this Construction Agreement, the Company is engineering, procuring equipment for and constructing a 248-megawatt combined-cycle, gas-fired electric generation facility (the "Clark Facility"). The Company is accounting for the construction under the completed-contract method, and, as such, all third-party construction costs and reimbursements are deferred until the contract is completed. Costs incurred as of December 31, 1997, June 30, 1997 and June 30, 1996 of $121,396,000, $104,960,000 and $37,117,000, respectively, are netted against the related reimbursed costs of $120,531,000, $99,552,000 and $35,572,000, respectively, and the difference is included in accounts receivable on the accompanying consolidated balance sheets.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Inventories -- Coal inventories consist of the contract purchase price of coal and all transportation costs incurred to deliver the coal to each Facility. Gas inventories represent the cost of natural gas purchased as fuel reserves for a Facility that is forecasted to be consumed during the next fiscal year. Spare parts inventories consist of major equipment and recurring maintenance supplies required to be maintained in order to facilitate routine maintenance activities and minimize unscheduled maintenance outages. As of December 31, 1997, June 30, 1997 and June 30, 1996, fuel and spare parts inventories are comprised of the following (dollars in thousands):

                                                         DECEMBER 31,   JUNE 30,   JUNE 30,
                                                             1997         1997       1996
                                                         ------------   --------   --------
Coal...................................................    $ 8,230      $ 8,274    $11,951
Natural gas............................................        700          700        700
Spare parts............................................      6,280        6,749      6,435
                                                           -------      -------    -------
                                                           $15,210      $15,723    $19,086
                                                           =======      =======    =======

     Coal inventories at certain Facilities are recorded at last-in, first-out ("LIFO") cost, with the remaining Facilities' coal inventories recorded at first-in, first-out ("FIFO") cost. The cost of coal inventories recorded on a LIFO basis was $427,000, $900,000 and $1,458,000 less than the cost of these inventories on a FIFO basis as of December 31, 1997, June 30, 1997 and June 30, 1996, respectively. Spare parts inventories are recorded at average cost.

     Property, Plant and Equipment -- Property, plant and equipment is recorded at actual cost. Substantially all property, plant and equipment consists of cogeneration facilities which are depreciated on a straight-line basis over their estimated useful lives (ranging from 9 to 30 years). Other property and equipment is depreciated on a straight-line basis over the estimated economic or service lives of the respective assets (ranging from 3 to 10 years). Maintenance and repairs are charged to expense as incurred. Emergency and rotatable spare parts inventories are included in plant and are depreciated over the useful life of the related components.

     Deferred Financing, Start-up and Organization Costs -- Financing costs, consisting primarily of legal and other direct costs incurred to obtain financing for the Facilities, are deferred and amortized over the permanent financing term. Start-up and organization costs include payroll costs and fees paid to consultants, technicians and vendors associated with the formation of each entity and the start-up of the Facilities. All start-up costs were fully amortized as of June 30, 1997.

     Natural Gas Reserves -- Natural gas reserves consist of the cost of natural gas purchased as long-term fuel reserves for a Facility. These reserves are recorded at cost.

     Investments in Affiliates -- Investments in affiliates include investments in unconsolidated entities which own or derive revenues from power projects currently in operation, investments in unconsolidated entities which own and operate greenhouses, and investments in unconsolidated development joint venture entities. The Company's share of income or loss from investments in operating power projects is included in operating revenues in the accompanying consolidated statements of operations. The Company's share of income or loss from investments in greenhouses and development joint venture entities is included in other income (expense) in the accompanying consolidated statements of operations.

     Project Development Costs -- Project development costs represent costs incurred after executing a power sales contract or obtaining a viable project site or signing a letter of intent and prior to obtaining project financing and starting physical construction. These costs represent amounts incurred for professional services, salaries, permits, options and other direct and incremental costs and are included in construction in progress when project financing is obtained or expensed at the time the Company determines the project will not be developed.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Revenue Recognition -- Revenues from the sale of electricity and steam are recorded based upon output delivered and capacity provided at rates specified under contract terms. Significant portions of the Company's revenues have been derived from certain electric utility customers. Two customers accounted for 63% and 22% of revenues in the six-month period ended December 31, 1997, 62% and 25% of revenues in the year ended June 30, 1997, 55% and 33% of revenues in the year ended June 30, 1996, and 57% and 34% of revenues in the year ended June 30, 1995.

     Interest Rate Protection Agreements -- The Company enters into interest-rate protection agreements with major financial institutions to fix or limit the volatility of interest rates on its variable-rate, long-term debt. The differential paid or received is recognized as an adjustment to interest expense. Any premiums associated with interest rate protection agreements are capitalized and amortized to interest expense over the term of the agreement. Unamortized premiums are included in other assets in the accompanying consolidated balance sheets.

     Income Taxes -- Deferred income tax assets and liabilities are recognized for the estimated future income tax effects of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are also established for the estimated future effect of net operating loss and tax credit carryforwards when it is more likely than not that such assets will be realized. Deferred taxes are calculated based on provisions of the enacted tax law.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. This statement will be adopted by the Company effective January 1, 1998. The Company believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS No. 131 will be adopted by the Company effective January 1, 1998. The Company believes this pronouncement will not have a material effect on its financial statements.

     Change of Fiscal Year -- Effective January 1, 1998, the Company changed its fiscal year to commence on January 1 and conclude on December 31 of each year. The Company's fiscal year previously commenced each July 1, concluding on June 30 of the following calendar year.

     Reclassifications -- Certain amounts included in the accompanying consolidated financial statements for the fiscal years ended June 30, 1997, 1996 and 1995 have been reclassified from their original presentation to conform with the presentation for the six-month period ended December 31, 1997.

3. INVESTMENT IN DEBT SECURITIES

     At December 31, 1997, investments in debt securities included in marketable securities in the accompanying consolidated balance sheet consisted of government securities and corporate obligations. The

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

Company's net unrealized gain of $40,000 on its investment in debt securities is reported in the accompanying consolidated statements of changes in shareholders' equity, net of $14,000 in deferred income taxes.

     At June 30, 1997, investments in debt securities included in restricted cash and marketable securities in the accompanying consolidated balance sheet consisted of government securities and corporate obligations. These securities are recorded at their fair market value which approximates cost. Restricted investments consist of an investment in a certificate of deposit which collateralizes the Company's obligation under a letter of credit (Note 10).

     At June 30, 1996, there were no debt securities held in restricted cash or marketable securities. Restricted investments consisted of investments in certificates of deposit which collateralized the Company's obligations under certain letters of credit.

     At June 30, 1995, the Company's net unrealized loss of $834,000 on its investment in debt securities is reported in the accompanying consolidated statements of changes in shareholders' equity, net of $222,000 allocated to minority interest in joint venture and net of $256,000 in deferred income taxes.

4. INVESTMENTS IN UNCONSOLIDATED POWER PROJECTS

Bolivian Power Company Limited

     In November 1994, the Company acquired 719,206 shares of common stock of Bolivian Power Company Limited ("Bolivian Power"), representing approximately 17.1% of Bolivian Power's issued and outstanding shares of common stock, for a purchase price of approximately $18 million. In conjunction with the transaction, three executive officers of the Company were elected to the seven-member board of directors of Bolivian Power. In addition, the Company was providing to Bolivian Power general administrative and management services, as well as significant advisory services with respect to financial, regulatory and governmental matters, pursuant to a management agreement. The investment in Bolivian Power was accounted for using the equity method, because the Company had the ability to exercise significant influence over Bolivian Power's operating and financial policies.

     In January 1996, Bolivian Power closed the sale of its distribution subsidiaries, realizing an after-tax gain of approximately $13.5 million. The Company's share of this gain was approximately $2.3 million. In December 1996, the Company sold its investment in Bolivian Power pursuant to a cash tender offer made for all of the outstanding common stock of Bolivian Power at a price of $43 per share. The Company received proceeds from the sale of $25.4 million, net of transaction costs, which included payments to certain unaffiliated individuals who performed development activities for Bolivian Power. The resulting book gain of $3.1 million is included in investment and other income in the accompanying consolidated statement of operations for the year ended June 30, 1997. The Company recognized approximately $0.4 million, $3.9 million and $1.1 million in income from unconsolidated investments in power projects in the accompanying consolidated statements of operations for the years ended June 30, 1997, 1996 and 1995, respectively, related to its investment in Bolivian Power. The following table presents summarized financial information for

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

Bolivian Power as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 (dollars in thousands):

                                                           1996       1995
                                                         --------   --------
BALANCE SHEET DATA:
  Current assets.......................................  $ 72,550   $ 54,686
  Noncurrent assets....................................    81,211     93,849
                                                         --------   --------
          Total assets.................................  $153,761   $148,535
                                                         ========   ========
  Current liabilities..................................  $ 12,818   $ 12,237
  Noncurrent liabilities...............................    15,036     20,138
  Shareholders' equity.................................   125,907    116,160
                                                         --------   --------
                                                         $153,761   $148,535
                                                         ========   ========

                                                           1996       1995       1994
                                                         --------   --------   --------
INCOME STATEMENT DATA:
  Operating revenues...................................  $ 20,009   $ 52,874   $ 45,969
  Operating income (loss)..............................    (4,159)     6,929      5,848
  Net income...........................................     8,434      7,963      7,712

Birchwood Power Partners, L.P.

     In December 1994, the Company acquired a 50% interest in Birchwood Power Partners, L.P. ("Birchwood Power"), a partnership formed to construct and own a 240-megawatt coal-fired cogeneration facility (the "Birchwood Facility") in King George County, Virginia, from two indirect wholly-owned subsidiaries of The Southern Company. The Company initially paid $29.5 million for its 50% interest in Birchwood Power. In addition, pursuant to the equity funding obligation under Birchwood Power's project financing arrangements, the Company provided an equity contribution to Birchwood Power of approximately $43.7 million in March 1997. The initial distribution of $6.9 million received by the Company from Birchwood Power in April 1997 was also subsequently paid to a subsidiary of The Southern Company in accordance with the terms of the original transaction agreement and was treated as part of the purchase price of the Company's interest in Birchwood Power.

     The Birchwood Facility, which commenced commercial operations in November 1996, sells electricity to a utility and provides thermal energy to a 36-acre greenhouse under long-term contracts. The Birchwood Facility is operated by an affiliate of The Southern Company under a long-term operations and maintenance agreement. The Company has 50% representation on Birchwood Power's management committee, which must approve all material transactions of Birchwood Power. The Company is accounting for its investment in Birchwood Power under the equity method. The Company's share of net income of Birchwood Power is recorded net of the amortization of the $36.4 million premium paid to purchase the Company's 50% share interest in Birchwood Power. This premium is being amortized on a straight-line basis over the estimated useful life of the Birchwood Facility. The Company recognized approximately $1,727,000 and $147,000 in income from unconsolidated investments in power projects, net of premium amortization, in the accompanying consolidated statements of operations for the six-month period ended December 31, 1997 and for the year ended June 30, 1997, respectively, related to its investment in Birchwood Power. The following table presents

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES summarized financial information for Birchwood Power as of and for the years ended December 31, 1997, 1996, and 1995 (dollars in thousands):

                                                           1997       1996       1995
                                                         --------   --------   --------
BALANCE SHEET DATA:
  Current assets.......................................  $ 30,577   $ 25,701   $  1,234
  Noncurrent assets....................................   374,560    385,171    313,402
                                                         --------   --------   --------
          Total assets.................................  $405,137   $410,872   $314,636
                                                         ========   ========   ========
  Current liabilities..................................  $  6,818   $ 89,599   $ 92,968
  Noncurrent liabilities...............................   335,134    321,247    221,668
  Partners' capital....................................    63,185         26          0
                                                         --------   --------   --------
                                                         $405,137   $410,872   $314,636
                                                         ========   ========   ========
INCOME STATEMENT DATA:
  Operating revenues...................................  $ 69,275   $  9,745   $      0
  Operating income.....................................    35,087      4,527          0
  Net income...........................................     6,451         26          0

5. INVESTMENT IN OTHER UNCONSOLIDATED AFFILIATES

DEVELOPMENT JOINT VENTURES

     Michigan Cogeneration Partners -- In partnership with Wolverine Energy, Inc., an indirect subsidiary of Northern States Power Company, a Minnesota-based investor-owned electric utility, the Company pursued the development of a 65-megawatt cogeneration power facility in Michigan. Development of this project began in September 1993 when the Company and its joint venture partner (the "Michigan Partnership") purchased from another developer a power sales agreement with Consumers Power Company providing for the sale of up to 65 megawatts of electric power. In July 1994, the Michigan Partnership joined with Consumers Power Company to terminate the power sales agreement pursuant to terms under which the Partnership received $29.9 million. The Company, which owns a 50% interest in the Michigan Partnership, recognized its share of the Michigan Partnership's net income of $22.9 million for the year ended June 30, 1995, which was comprised solely of the proceeds received from this transaction net of project development costs. The Company recorded the $10.2 million gain from this transaction, which consisted of the Company's share of the net income of the Michigan Partnership net of corporate incentive compensation costs related to the transaction, as equity in net income of affiliates in the accompanying consolidated statement of operations for the year ended June 30, 1995. The Michigan Partnership was dissolved in June 1996.

     Other Development Joint Ventures -- The Company makes investments in other joint venture partnerships whose purpose is to develop power projects. The Company utilizes the equity method of accounting for those partnerships in which it holds an ownership interest between 20% and 50%. The Company recognized approximately $103,000 in equity losses for the six-month period ended December 31, 1997, and $1,257,000, $1,758,000 and $1,546,000 in equity losses for the years ended June 30, 1997, 1996 and 1995, respectively, related to its investments in these partnerships. These losses are reflected in equity in income (loss) of affiliates in the accompanying consolidated statements of operations.

GREENHOUSES

     The Company has entered into an agreement with Agro Power Development, Inc., a developer and operator of greenhouse facilities, to make investments in partnerships which develop, construct and operate greenhouses which produce tomatoes. As of December 31, 1997, the Company held a 50% interest in four limited partnerships which had a combined 107 acres of production capacity in operation. The Company is

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES accounting for its investment in these partnerships under the equity method. The Company recognized approximately $1,710,000 in equity losses and $444,000 in equity income from affiliates in the accompanying consolidated statements of operations for the six-month period ended December 31, 1997 and the year ended June 30, 1997, respectively, related to its investments in these partnerships.

6. LONG-TERM DEBT

     The following long-term debt was outstanding as of December 31, 1997, June 30, 1997, and June 30, 1996, respectively (dollars in thousands):

                                                     DECEMBER 31,   JUNE 30,    JUNE 30,
                                                         1997         1997        1996
                                                     ------------   ---------   ---------
PROJECT FINANCING DEBT:
HOPEWELL FACILITY:
  As of December 31, 1997 and June 30, 1997 -- Note
     payable to banks; As of June 30,
     1996 -- commercial paper notes payable, net of
     unamortized issue discount of $87.............    $ 45,417     $  49,513   $  42,403
PORTSMOUTH FACILITY:
  Note payable to banks............................      61,489        60,500      68,250
ROCKY MOUNT FACILITY:
  Note payable to financial institution............     125,761       126,409     127,576
RINGGOLD FACILITY:
  Note payable to banks............................      15,737        16,900      18,799
RICHMOND FACILITY:
  Commercial paper notes payable, net of
     unamortized issue discount of $365, $409 and
     $319, respectively, and tax-exempt bonds......     198,113       203,651     214,379
ELIZABETHTOWN, LUMBERTON AND KENANSVILLE
  FACILITIES:
  Notes payable to banks...........................      26,716        31,688      44,464
ROXBORO AND SOUTHPORT FACILITIES:
  Note payable to banks............................      93,036       102,074      99,750
OTHER..............................................       1,436           959         967
                                                       --------     ---------   ---------
Total Project Financing Debt.......................     567,705       591,694     616,588
SENIOR NOTES (including unamortized gain on hedge
  transaction of $2,087, $2,300 and $2,728,
  respectively)....................................     102,087       102,300     102,728
                                                       --------     ---------   ---------
Total Long-Term Debt...............................     669,792       693,994     719,316
Less: Current portion..............................     (74,680)      (62,370)    (48,416)
                                                       --------     ---------   ---------
Long-term portion..................................    $595,112     $ 631,624   $ 670,900
                                                       ========     =========   =========

     Information related to each of these borrowings is as follows:

HOPEWELL FACILITY

     In July 1996, the Hopewell Facility's project debt agreement was amended, which effectively replaced commercial paper notes with a note payable to banks and resulted in a $13,000,000 increase in the amount of outstanding indebtedness. The amended project debt accrues interest at an annual rate equal to the applicable London Interbank Offering Rate ("LIBOR") as chosen by the Company, plus .875% per annum through July 1999 and 1.125% thereafter (6.81% at December 31, 1997). Principal is payable quarterly with interest

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES payable the earlier of the maturity of the applicable LIBOR term or quarterly through June 2002. The Hopewell Facility's project debt agreement was amended in February 1998 (see Note 14).

PORTSMOUTH FACILITY

     The Portsmouth Facility's project debt agreement was amended in December 1997, resulting in the extension of the final maturity of the loan by three months to December 31, 2002. The amended terms of the loan agreement also increased the outstanding credit commitment from the project lenders by $40.5 million in the form of a revolving credit facility. As of December 31, 1997, there were no outstanding balances under this credit facility. The amended terms of the loan agreement provide for interest to accrue at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through December 1998 and 1.0% thereafter (6.845% at December 31,
1997). The banks' outstanding credit commitment under the loan agreement is reduced quarterly, with interest payable the earlier of the maturity of the applicable LIBOR term or quarterly through December 2002. The loan agreement also provides for a $6 million letter of credit to secure the project's obligations to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the senior credit facility for any cash deficits the Portsmouth Facility could experience as a result of incurring certain costs, subject to a cap of $30 million.

     An extraordinary loss of $2,458,000 was recorded in the six-month period ended December 31, 1997 related to the write-off of unamortized deferred financing costs from the original senior loan of $1,395,000 and net swap termination fees of $1,063,000 related to interest rate swap agreements hedging the original project debt. This extraordinary loss is shown net of a tax benefit of $956,000 in the accompanying consolidated statements of operations.

ROCKY MOUNT FACILITY

     The note payable to financial institution consists of a $125,761,000 senior loan which accrues interest at a fixed annual rate of 7.58%. Payment of principal and interest is due quarterly through December 2013.

RINGGOLD FACILITY

     The note payable to banks consists of a $15,737,000 senior loan which accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .95% to 1.35% per annum (6.9% at December 31, 1997). Interest is payable the earlier of the maturity of the applicable LIBOR term or quarterly in arrears. Payments of principal under the senior loan are due semiannually through April 2004.

RICHMOND FACILITY

     Commercial paper notes outstanding are supported by an irrevocable, direct-pay letter of credit provided by a syndicate of banks (the "Banks"). The maximum amount of commercial paper notes supported by the letter of credit is $150,114,000 as of December 31, 1997. The annual interest rate incurred is the yield on the commercial paper notes plus a 1.25% to 1.50% per annum fee (weighted average rate of 7.17% at December 31, 1997) paid to the Banks for providing the letter of credit.

     Tax-exempt industrial development bonds (the "Bonds") have been issued to support the purchase of certain pollution control and solid waste disposal equipment for a Facility ($48,000,000 outstanding at December 31, 1997). Principal and interest payments on the Bonds are supported by an irrevocable, direct-pay letter of credit provided by the Banks. The annual interest rate is the yield on the Bonds plus a 1.25% to 1.50% per annum fee (6.875% at December 31, 1997). The letters of credit described above are part of one credit facility (the "Credit Facility"). The Credit Facility provides for commitment reductions through September 2007.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

ELIZABETHTOWN, LUMBERTON AND KENANSVILLE FACILITIES

     The project debt on the Elizabethtown, Lumberton and Kenansville Facilities, which consisted of a senior loan with a syndicate of banks and a subordinated credit facility with a financial institution, was refinanced in September 1996 with the proceeds of a $39 million senior credit facility and $5.5 million capital contribution by the Company. The senior credit facility accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .875% through September 1997 and 1% thereafter (6.94% at December 31, 1997). Principal is payable quarterly with interest payable at the earlier of the maturity of the applicable LIBOR term or quarterly through September 2000. The senior credit facility also provides for a $3.3 million letter of credit to secure the project's obligations to pay debt service. An extraordinary loss of $1.2 million was recorded in the fiscal year ended June 30, 1997 related to the write-off of unamortized deferred financing costs from the original senior loan and subordinated credit facility. This extraordinary loss is shown net of a tax benefit of $470,000 in the accompanying consolidated statements of operations.

ROXBORO AND SOUTHPORT FACILITIES

     The project debt agreement for the Roxboro and Southport Facilities was amended in September 1996, resulting in an $18.4 million increase in the amount of outstanding indebtedness. The revised senior credit facility accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus .875% through September 1997, 1% thereafter through September 2001 and 1.125% thereafter (6.94% at December 31, 1997). Principal is payable quarterly with interest payable at the earlier of the maturity of the applicable LIBOR term or quarterly through June 2002. The senior credit facility also provides for a $6.5 million letter of credit to secure the project's obligations to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the senior credit facility for any cash deficits the Roxboro and Southport Facilities could experience as a result of incurring certain costs, subject to a cap of $11.3 million.

INTEREST RATE PROTECTION AGREEMENTS

     The Company has entered into interest rate cap, interest rate collar and interest rate swap agreements (Note 12) to manage its interest rate risk on its variable-rate project financing debt. The notional amounts of debt covered by these agreements as of December 31, 1997 and June 30, 1997 are $259,191,000 and $391,371,000, respectively. The agreements effectively change the interest rate on the portion of debt covered by the notional amounts from a weighted average variable rate of 7.06% to a weighted average effective rate of 7.29% at December 31, 1997. These agreements expire at various dates through July 2006.

SENIOR NOTES

     On March 15, 1994, the Company issued $100 million of registered, unsecured senior notes due 2004 (the "Senior Notes") in a public debt offering. The Senior Notes were priced at par to yield 8.10%. In February 1994, the Company entered into a forward sale of ten-year U.S. Treasury Notes in order to protect against a possible increase in the general level of interest rates prior to the completion of the Senior Notes offering. This hedge transaction resulted in the recognition of a gain which has been deferred and included as part of the Senior Notes on the accompanying consolidated balance sheets. This deferred gain will be recognized over the term of the Senior Notes, reducing the effective rate of interest on the Senior Notes to 7.5%. The Senior Notes require annual sinking fund payments beginning in March 2001. The impact of the sinking fund requirements has been reflected in the schedule of future maturities of long-term debt contained herein.

CORPORATE CREDIT FACILITY

     In May 1997, the Company entered into a credit agreement with Australia and New Zealand Banking Group Limited, as Agent, which provides for a $50,000,000 revolving credit facility with an initial term of

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES three years (the "Corporate Credit Facility"). The Corporate Credit Facility allows for direct advances or the issuance of letters of credit. The outstanding balance at the end of the three-year term (May 2000) is payable over two years in four equal semiannual repayments of direct advances or collateralization of letters of credit. Borrowings bear interest at LIBOR plus an applicable margin based on the credit rating on the Company's Senior Notes. Commitment fees related to the Corporate Credit Facility are currently 30 basis points per annum, payable each quarter on the outstanding unused portion of the Corporate Credit Facility. As of December 31, 1997, the Company had no borrowings or letters of credit outstanding.

     The project financing debt is substantially non-recourse to the Company (as parent). The project financing agreements of the Company's subsidiaries, the Indenture for the Senior Notes and the Corporate Credit Facility agreement contain certain covenants which, among other things, place limitations on the payment of dividends, limit additional indebtedness, and restrict the sale of assets. The project financing agreements also require certain cash to be held with a trustee as security for future debt service payments. In addition, the Facilities, as well as the long-term contracts which support them, are pledged as collateral for the Company's obligations under the project financing agreements.

     The ability of the Company's project subsidiaries to pay dividends and management fees periodically to the Company (as parent) is subject to certain limitations in their respective project credit documents. Such limitations generally require that: (i) project debt service payments be current, (ii) project debt service coverage ratios be met, (iii) all project debt service and other reserve accounts be funded at required levels, and (iv) there be no default or event of default under the relevant project credit documents. Dividends, when permitted, are declared and paid immediately to the Company at the end of such period.

     The Company's ability to pay dividends to its shareholders is restricted by certain covenants of the Indenture for the Senior Notes and the Corporate Credit Facility agreement. These covenants did not restrict the Company's ability to declare a $2.1 million dividend to the Company's shareholders for the six-month period ended December 31, 1997.

     Future maturities of long-term debt at December 31, 1997, net of unamortized issue discounts on commercial paper notes and excluding the unamortized balance of the deferred gain on the Senior Notes hedge transaction, are as follows (dollars in thousands):

YEAR ENDED
DECEMBER 31,
------------
     1998...................................................  $ 74,680
     1999...................................................    78,823
     2000...................................................    81,442
     2001...................................................    79,099
     2002...................................................    61,417
Thereafter..................................................   292,244
                                                              --------
                                                              $667,705
                                                              ========

     Cash paid for interest on the Company's long-term debt amounted to $29,249,000, $54,458,000, $58,253,000 and $58,952,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

7. INCOME TAXES

     The provision (benefit) for income taxes for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995 consists of the following (dollars in thousands):

                                                 SIX-MONTH
                                                PERIOD ENDED       YEAR ENDED JUNE 30,
                                                DECEMBER 31,   ----------------------------
                                                    1997         1997      1996      1995
                                                ------------   --------   -------   -------
Current
  Federal.....................................     $1,047      $  9,025   $ 6,893   $ 5,264
  State.......................................      1,340           978       499       355
                                                   ------      --------   -------   -------
                                                    2,387        10,003     7,392     5,619
                                                   ------      --------   -------   -------
Deferred
  Federal.....................................      4,917       (23,085)    6,406     6,191
  State.......................................       (289)       (4,500)    2,163     1,527
                                                   ------      --------   -------   -------
                                                    4,628       (27,585)    8,569     7,718
                                                   ------      --------   -------   -------
                                                   $7,015      $(17,582)  $15,961   $13,337
                                                   ======      ========   =======   =======
Statements of Operations Captions
  Tax effect of extraordinary loss............     $ (956)     $   (470)  $     0   $     0
  Provision (benefit) for income taxes........      7,971       (17,112)   15,961    13,337
                                                   ------      --------   -------   -------
                                                   $7,015      $(17,582)  $15,961   $13,337
                                                   ======      ========   =======   =======

     Reconciliations between the federal statutory income tax rate and the Company's effective income tax rate are as follows:

                                                    SIX-MONTH
                                                   PERIOD ENDED     YEAR ENDED JUNE 30,
                                                   DECEMBER 31,    ---------------------
                                                       1997        1997     1996    1995
                                                   ------------    -----    ----    ----
Federal statutory tax rate.......................      35.0%       (35.0)%  35.0%   35.0%
State income taxes, net of loss carryforwards and
  federal tax impact.............................       3.3         (5.0)    4.6     4.2
Other............................................       1.3          1.7      .5     (.6)
                                                       ----        -----    ----    ----
Effective tax rate...............................      39.6%       (38.3)%  40.1%   38.6%
                                                       ====        =====    ====    ====

     The net current and noncurrent components of deferred income taxes reflected in the accompanying consolidated balance sheets as of December 31, 1997, June 30, 1997 and June 30, 1996 are as follows (dollars in thousands):

                                                 DECEMBER 31,      JUNE 30,      JUNE 30,
                                                     1997            1997          1996
                                                 ------------      --------      --------
Net current deferred tax (asset) liability...      $(1,615)        $(3,460)      $   228
Net noncurrent deferred tax liability........       25,872          23,074        46,971
                                                   -------         -------       -------
Net deferred tax liability...................      $24,257         $19,614       $47,199
                                                   =======         =======       =======

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. Significant components of the Company's net deferred tax liability as of December 31, 1997, June 30, 1997 and June 30, 1996 are as follows (dollars in thousands):

                                                        DECEMBER 31,   JUNE 30,   JUNE 30,
                                                            1997         1997       1996
                                                        ------------   --------   --------
Deferred tax liabilities:
  Depreciation/amortization and book/tax basis
     differences......................................    $60,072      $60,575    $ 86,246
  Book/tax timing differences on joint venture
     interest.........................................     11,727        8,528       8,656
  Other...............................................      5,323        5,592       6,554
                                                          -------      -------    --------
                                                           77,122       74,695     101,456
                                                          -------      -------    --------
Deferred tax assets:
  Depreciation/amortization and book/tax basis
     differences......................................     11,626       10,873       6,697
  Operating loss carryforwards........................      2,726        2,194      16,762
  Accrued expenses not currently deductible...........      7,066        8,721       3,005
  Investment tax credit carryforwards.................      2,291          749       5,127
  Alternative minimum tax credit carryforwards........     23,537       25,537      17,227
  Other...............................................      5,619        7,007       5,439
                                                          -------      -------    --------
                                                           52,865       55,081      54,257
                                                          -------      -------    --------
  Net deferred tax liability..........................    $24,257      $19,614    $ 47,199
                                                          =======      =======    ========

     At December 31, 1997, the Company had federal investment tax carryforwards of approximately $1,086,000 expiring 2002 and $1,205,000 expiring in 2006 and alternative minimum tax credit carryforwards of approximately $23,537,000 with no expiration date available to reduce its future federal income tax liabilities.

     Cash paid for income taxes amounted to $4,142,000, $8,271,000, $7,023,000 and $4,664,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

8. LEASE COMMITMENTS

     The Company leases an office building and land from Equipment Leasing Partners ("ELP"), a partnership formed by several of the Company's shareholders, with remaining initial lease terms of 7 years and 50 years, respectively. The Company also leases certain equipment from ELP used to transport and handle coal and ash at certain Facilities. Future minimum lease payments under the agreements with ELP and agreements with other equipment providers at December 31, 1997 are as follows (dollars in thousands):

                                                                        OTHER
                        YEAR ENDED                                    EQUIPMENT
                       DECEMBER 31,                           ELP     PROVIDERS   TOTAL
                       ------------                          ------   ---------   ------
  1998.....................................................  $1,633     $411      $2,044
  1999.....................................................   1,316      317       1,633
  2000.....................................................   1,275      257       1,532
  2001.....................................................   1,260       93       1,353
  2002.....................................................   1,260        0       1,260
Thereafter.................................................   6,073        0       6,073

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

9. LOSS ON IMPAIRMENT AND COST OF REMOVAL OF COGENERATION FACILITIES

     During the fiscal year ended June 30, 1997, the Company undertook an analysis of the post-contract operating environment for all of its operating facilities in light of the dramatic market changes that are taking place in the power generation industry. The analysis included assumptions regarding future levels of operations, operating costs and market prices for equivalent generation available from other sources. As a part of this analysis, in accordance with the Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company assessed whether any impairment of the Company's Facilities had occurred. This assessment included comparing the projected future cash flows to be provided by these assets to the net book value of such assets. Based on this assessment, the Company determined that an impairment loss had occurred on the Elizabethtown, Lumberton, Kenansville and Ringgold Facilities. This loss on impairment of cogeneration facilities of $57.3 million represents the excess of the net book value of these cogeneration facilities over their current fair value, determined by discounting to present value projected future cash flows to be provided by such assets. The Company believes that its projections of future cash flows are based upon reasonable assumptions about the future performance of these assets. Because of the risks and uncertainties associated with any projections, there can be no assurances, however, that actual events will be consistent with the assumptions made, and future cash flows may be greater or less than those projected. The analysis also resulted in the recognition of an $8.3 million liability related to the Company's estimated cost of removal obligations under the land leases for the Elizabethtown, Lumberton and Kenansville Facilities. The total impairment loss and cost of removal of $65.6 million has been reflected in the accompanying consolidated statements of operations for the year ended June 30, 1997.

     Also in connection with the overall assessment of the post-contract operating environment for its cogeneration facilities, the Company concluded that the estimated useful lives of the Elizabethtown, Lumberton, Kenansville, Roxboro and Southport Facilities should be adjusted to reflect the economic lives of the plants as determined by the remaining terms of their respective power purchase agreements. The annual depreciation expense for these five facilities, in aggregate, increased approximately $6.1 million per year as a result of the changes in estimated useful lives and the impairment loss recognized during the fiscal year ended June 30, 1997.

10. COMMITMENTS AND CONTINGENCIES

     Long-Term Contracts -- The Company has several long-term contractual commitments that comprise a significant portion of its financial obligations. These contractual commitments with original terms varying in length from 10 to 25 years are the basis for a major portion of the revenue and operating expenses recognized by the Company and provide for specific services to be provided at fixed or indexed prices. The major long-term contractual commitments are as follows:

          (i) The Company is required to sell electricity generated by each Facility to a Utility and the Utility is required to purchase this electricity at pre-established or annually escalating prices.

          (ii) The Company is required to sell and the Steam Purchaser is required to purchase a minimum amount of process steam from each Facility for each contract year. The Steam Purchaser is generally required to purchase its entire steam requirements from the Company. The purchase price of steam under these contracts escalates annually or is fixed and determinable during the term of the contracts.

          (iii) The Company is obligated to purchase and fuel suppliers are required to supply all the fuel requirements of each Facility. Fuel requirements include the quality and estimated quantity of fuel required to operate each Facility. The price of fuel escalates annually for the term of each contract. In addition, the Company has transportation contracts with various entities to deliver the fuel to each Facility. These contracts also provide for annual escalations throughout the term of the contracts.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Effective September 1996, the Company amended the power sales agreements on its Lumberton, Elizabethtown, Kenansville, Roxboro and Southport Facilities. These amendments provide the purchasing utility additional rights related to the dispatch of the Facilities and eliminated the purchase options which the utility held related to the Roxboro and Southport Facilities.

     Effective December 1997, the Company amended the power sales agreement on its Portsmouth Facility. This amendment provided the purchasing utility additional rights related to the dispatch of the Facility. The terms of the amended power sales agreement also eliminated Portsmouth's accrued obligation to return previously disallowed capacity payments to the purchasing utility.

     Under terms of contracts with one Utility, the Company is obligated to pay up to $8,850,000 in liquidated damages to the Utility if two of the Company's Facilities do not demonstrate certain operating and reliability standards. A bank has issued letters of credit in favor of the Utility which secure the Company's obligations to the Utility under this provision of the contracts.

     Under certain contracts with one Utility, the Utility is permitted, subsequent to the maturity date of the original project financing debt, to reduce future payments or recover certain payments previously made in the event that a state utility commission prohibits the Utility from recovering such payments made under a power sales agreement.

     Construction Agreement -- In October 1995, the Company delivered to Clark a $20 million letter of credit, provided by a bank, which was collateralized with a pledge of marketable securities. This letter of credit supported certain contingent obligations of the Company under the Construction Agreement. In December 1997, the Company substantially completed construction of the Clark Facility and earned a construction fee of $4.5 million, which is included in other operating revenue in the accompanying consolidated statement of operations for the six-month period ended December 31, 1997. The $20 million letter of credit was also released to the Company at this time. Upon final completion of the Clark Facility and acceptance by the owner, the Company will earn an additional $500,000 fee. The Company will also share in 50% of the amount, if any, equal to the excess of the contract amount over the costs and expenses incurred in constructing the Clark Facility.

     Management Incentive Compensation Plans -- The Company has entered into various incentive compensation plans with certain employees which provide for compensation to the employees (during the period of employment) equal to a percentage, as determined by the board of directors, of the Company's income before income taxes or certain subsidiaries' cash flow. The Company incurred expense under these plans of $3,710,000 for the fiscal year ended June 30, 1996 and $3,950,000 for the fiscal year ended June 30, 1995. During the fiscal year ended June 30, 1997, the Company incurred $10.7 million of expenses in connection with the restructuring or termination of these incentive compensation plans. During the six-month period ended December 31, 1997, the Company incurred $1,067,000 of expense related to these incentive compensation plans.

     Employee Benefit Plans -- The Company sponsors a defined contribution 401(k) savings plan for its full-time employees. The Company matches employees' contributions to the plan up to specified limitations. Company contributions to the plan were $804,000 in the six-month period ended December 31, 1997, $1,618,000 in the fiscal year ended June 30, 1997, $1,629,000 in fiscal 1996 and $1,612,000 in fiscal 1995.

     The Company has a non-qualified Supplemental Retirement Plan agreement with certain directors and officers. Under the plan, the participants may elect to have up to 35% of their compensation deferred. In addition, the Company will credit the participant's deferral account, up to specified limitations, with an amount equal to the participant deferral. The participants' account balances are distributable upon termination of employment or death. The Company purchases insurance on the participants' lives (cash surrender value of $2,685,000 at December 31, 1997) which is used to fully fund the liability under the plan on an annual basis. The Company is owner and beneficiary of the policies.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

     Guarantees -- In connection with its substantially non-recourse project financings and certain other subsidiary contracts, the Company and its subsidiary, Cogentrix, Inc. have expressly undertaken certain limited obligations and commitments, most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments include guarantees by Cogentrix, Inc. of a certain subsidiary's obligation capped at $1.5 million and certain subsidiaries' performance under their contracts with one Utility. In addition, Cogentrix Energy, Inc. has indemnified the project lenders of certain subsidiaries for any cash deficits such subsidiaries could experience as a result of incurring certain costs, subject to an aggregate cap of $51.9 million, which includes the impact of the JRCC refinancing in February 1998 (see Note 14).

     Pending Claims and Litigation -- Effective September 1996, the Company amended the power sales agreements on its Elizabethtown, Lumberton, Kenansville, Roxboro and Southport facilities. Under the amended terms of these power sales agreements, the purchasing utility has exercised its right of economic dispatch resulting in significant reductions in fuel requirements at each of these facilities. In response to this reduction in fuel requirements, one of the coal suppliers for these facilities initiated an arbitration proceeding and another filed a civil action against certain subsidiaries of the Company. The arbitration proceeding was completed in October, 1997, with the arbitration panel denying any recovery to the coal supplier. The coal supplier subsequently challenged the arbitration panel's ruling. Management believes that the coal supplier's claims provide no basis by which a court could vacate an arbitration ruling. With respect to the civil action filed by the other coal supplier, management believes that there is no basis for certain claims and there are meritorious defenses as to the remainder. The Company intends to vigorously defend the pending civil action.

     Effective December 1997, the Company amended the power sales agreement on its Portsmouth facility. Under the amended terms, the purchasing utility has exercised its right of economic dispatch which has led to significant reductions in that facility's fuel requirements. In response to the reduced fuel requirements, the coal supplier for the Portsmouth facility has filed a civil action against a subsidiary of the Company. Management believes that there is no basis for certain claims of the coal supplier and there are meritorious defenses as to the remainder. The Company intends to vigorously defend the pending civil action.

     The Company has established reserves which management believes to be adequate to cover any costs resulting from these matters. Management believes that the resolution of these disputes will not have a material adverse impact on the Company's consolidated financial position or results of operations.

     In addition, the Company experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the consolidated financial position or results of operations of the Company.

11. FUNDS HELD BY TRUSTEES

     The majority of revenue received by the Company is required by the terms of various credit agreements to be deposited in accounts administered by certain banks (the "Trustees"). The Trustees invest funds held in these accounts at the direction of the Company. These accounts are established for the purpose of depositing all receipts and monitoring all disbursements of each Facility. In addition, special accounts are established to provide debt service payments and income taxes. The funds in these accounts are pledged as security under the project financing agreements of each subsidiary.

     Funds held by the Trustees were $42,170,000 at December 31, 1997, $49,187,000 at June 30, 1997,and $59,287,000 at June 30, 1996. Debt service account balances are reflected as restricted cash, whereas all other accounts are classified as cash and cash equivalents in the accompanying consolidated balance sheets.

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

12. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The Company invests its temporary cash balances in U.S. government obligations, corporate obligations and financial instruments of highly-rated financial institutions. A substantial portion of the Company's accounts receivable are from two major regulated electric utilities and the associated credit risks are limited.

     The carrying values reflected in the accompanying consolidated balance sheets at December 31, 1997, June 30, 1997, and June 30, 1996 approximate the fair values for cash and cash equivalents and variable-rate long-term debt. Investments in debt securities and certificates of deposit included in restricted cash, marketable securities and restricted investments are also reported at fair market value, which approximates cost, at December 31, 1997, June 30, 1997, and June 30, 1996 (Note 3). The fair value of the Company's fixed-rate borrowings at December 31, 1997 is $8,376,000 greater than the historical carrying value of $225,761,000. At June 30, 1997, the fair value of the Company's fixed-rate borrowings was $1,759,000 lower than the historical carrying value of $226,409,000, and at June 30, 1996, the fair value of the Company's fixed-rate borrowings was $3,631,000 lower than the historical carrying value of $238,018,000. In making such calculations, the Company utilized credit reviews, quoted market prices and discounted cash flow analyses, as appropriate.

     The Company is exposed to credit-related losses in the event of non-performance by counterparties to the Company's interest rate protection agreements (Note 6). The Company does not obtain collateral or other security to support such agreements but continually monitors its positions with, and the credit quality of, the counterparties to such agreements. As of December 31, 1997, the gross unrealized loss on the interest rate protection agreements was $2,670,000. As of June 30, 1997, the gross unrealized gains and losses on the Company's interest rate protection agreements were $3,130,000 and $2,102,000, respectively, resulting in an estimated net unrealized gain of $1,028,000, and as of June 30, 1996, the gross unrealized gains and losses on the Company's interest rate protection agreements were $4,984,000 and $4,185,000, respectively, resulting in an estimated net unrealized gain of $799,000.

13. RELATED PARTY TRANSACTIONS

     The Company has notes receivable and advances due from shareholders and an affiliated entity of approximately $118,000, $450,000 and $678,000 as of December 31, 1997, June 30, 1997 and June 30, 1996, respectively. The notes receivable bear interest at various rates, all of which are in excess of the prime rate in effect from time to time, and have specified repayment terms. These notes have been classified as other assets in the accompanying consolidated balance sheets.

     The Company leases certain equipment, its principal executive office building and land from an affiliated entity. Payments by the Company under these lease agreements were approximately $869,000, $1,968,000, $2,041,000, and $2,158,000 for the six-month period ended December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

     In September 1991, the Company entered into a consulting agreement with a shareholder, director and former executive officer to provide consulting services related to general business matters. The agreement provided for monthly payments of $12,500 through December 1995 and monthly payments of $8,333 thereafter through December 1996. In addition, the shareholder was a participant in management incentive compensation plans (Note 10) while employed as an executive officer of the Company and continues to receive incentive compensation annually pursuant to such plans equal to a percentage of net cash flow, as defined, of certain subsidiaries. Total compensation to the shareholder under the consulting agreement and incentive compensation plans was approximately $100,000, $374,000, $442,000, and $510,000 for the six-month period ended
December 31, 1997 and the years ended June 30, 1997, 1996 and 1995, respectively.

     Three shareholders, who are also employees of the Company, terminated their participation in certain management incentive compensation plans during the fiscal year ended June 30, 1997 (Note 10). The

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

Company recognized $3.5 million of expense related to the termination of the shareholders' participation in these plans.

14. SUBSEQUENT EVENTS

COGENTRIX OF PENNSYLVANIA, INC.

     In January 1998, the Company signed an agreement with Pennsylvania Electric Company ("Penelec") to terminate the Ringgold Facility's power purchase agreement. This termination agreement was the result of a request for proposals to buy-back or restructure power sales agreements issued to all operating IPP projects in Penelec's territory in April 1997. The termination agreement with Penelec provides for a payment to the Company of approximately $25 million which will be sufficient to retire all of Cogentrix of Pennsylvania, Inc.'s ("CPA") outstanding project debt. The buy-back of the power purchase agreement is subject to the issuance of an order by the Pennsylvania Public Utility Commission granting Penelec the authority to fully recover from its customers the consideration paid to CPA under the buyout agreement. Management does not expect this event to have an adverse impact on the Company's consolidated results of operations or financial position.

JAMES RIVER COGENERATION COMPANY

     Effective February 1998, James River Cogeneration Company ("James River"), a joint venture owned 50% by the Company, which owns a cogeneration facility located in Hopewell, Virginia (the "Hopewell Facility"), amended its power sales agreement with Virginia Power to provide Virginia Power additional rights related to the dispatch of the Hopewell Facility. In connection with the amendment of the power sales agreement, the Company amended the terms of the existing project debt on the Hopewell Facility.

     The amended terms of the Hopewell project debt resulted in an extension of the final maturity of the note payable by six months to December 31, 2002 and increased outstanding borrowings $34.6 million, the proceeds of which (net of transaction costs) were paid as a distribution to the James River partners. The amended note payable accrues interest at an annual rate equal to the applicable LIBOR rate, as chosen by the Company, plus an additional margin of .875% through February 1998 and 1.00% thereafter. The amended note payable also provides for a $5 million letter of credit to secure the project's obligation to pay debt service. Cogentrix Energy, Inc. has indemnified the lenders of the note payable for any cash deficits the Hopewell Facility could experience as a result of incurring certain costs, subject to a cap of $10.6 million. An extraordinary loss of $2.4 million will be recorded in the first quarter of 1998 related to the write-off of unamortized deferred financing costs from the original project debt and a swap termination fee on an interest rate swap agreement hedging the original project debt.

     The pro forma future maturities of long-term debt as of December 31, 1997, excluding unamortized issue discounts on commercial paper notes and the unamortized balance of the deferred gain on the Senior Notes hedge transaction and taking into account the amended project debt agreement for the Hopewell Facility, are as follows (dollars in thousands):

YEAR ENDED
DECEMBER 31,
------------
     1998...................................................  $ 78,261
     1999...................................................    85,625
     2000...................................................    87,663
     2001...................................................    84,578
     2002...................................................    73,553
Thereafter..................................................   292,608
                                                              --------
                                                              $702,288
                                                              ========

                COGENTRIX ENERGY, INC. AND SUBSIDIARY COMPANIES

WHITEWATER AND COTTAGE GROVE TRANSACTION

     In March 1998, the Company acquired from LS Power Corporation an approximate 74% ownership interest in two power generation facilities in Whitewater, Wisconsin (the "Whitewater Facility") and in Cottage Grove, Minnesota (the "Cottage Grove Facility"). Each of the Cottage Grove and Whitewater Facilities are 245-megawatt gas-fired, combined-cycle cogeneration facilities. Commercial operations of the facilities commenced in the last half of calendar 1997. The Cottage Grove Facility sells capacity and energy to Northern States Power Company under a 30-year power sales contract terminating in 2027. The Whitewater Facility sells capacity and energy to Wisconsin Electric Power Company under a 25-year power sales contract terminating in 2022. The aggregate acquisition price for the equity interest in the Cottage Grove and Whitewater Facilities was $158.0 million. In addition, the Company pre-funded a $16.7 million distribution to the previous owners. This distribution represented unused construction contingency and cash flows that were accumulated by the Cottage Grove and Whitewater Facilities prior to January 1, 1998. Cogentrix Energy, Inc. will be entitled to a distribution of the $16.7 million in calendar 1998. The purchase price was funded with proceeds of the Corporate Credit Facility and corporate cash balances.

BGCI ACQUISITION

     In March 1998, the Company signed an agreement with Bechtel Generating Company, Inc. ("BGCI") to acquire an ownership interest in 12 electric generating facilities, comprising a net equity interest of approximately 365 megawatts, and one interstate natural gas pipeline in the United States (the "BGCI Acquisition"). The closing of the BGCI Acquisition, which is subject to customary conditions including the obtaining of certain consents and regulatory approvals, is currently expected to occur in calendar 1998. Management anticipates accounting for these investments under the equity method.

     In connection with the BGCI Acquisition, the Company plans to issue up to $250 million of senior notes in a Rule 144A offering with a covenant to register exchange notes with the U.S. Securities and Exchange Commission. These senior notes will be unsecured and will rank pari passu with the Company's $100 million of outstanding Senior Notes due 2004. The proceeds will be used by the Company to finance the BGCI Acquisition and to repay the outstanding borrowings under the Corporate Credit Facility. In connection with this anticipated debt offering, the Company executed an interest rate agreement in March 1998 covering a notional amount of $237 million to hedge against fluctuations in interest rates prior to the completion of the debt offering.

15. CLOSING OF THE BGCI ACQUISITION (UNAUDITED)

     On October 20, 1998, the Company consummated the BGCI Acquisition. The total consideration paid for the BGCI Acquisition was approximately $189 million and is subject to adjustment either upward or downward based on the final determination of the "Net Unrestricted Cash Differential" as defined in the purchase agreement with BGCI. The Company financed the BGCI Acquisition with net proceeds from the issuance of $220 million of unsecured 8.75% senior notes due 2008 in a Rule 144A offering.

                                    INDEX TO

             HISTORICAL FINANCIAL STATEMENTS OF RECENT ACQUISITIONS

                                                                   PAGE
                                                                   -----
LS POWER ACQUISITION

 I.  LSP-Cottage Grove, L.P.

     Financial Statements as of June 30, 1998 (unaudited),
     December 31, 1997 and 1996 and for the Six-Month Periods
     Ended June 30, 1998 (unaudited) and 1997 (unaudited) and for
     the Years Ended December 31, 1997, 1996, and 1995...........   F-27

II.  LSP-Whitewater Limited Partnership

     Financial Statements as of June 30, 1998 (unaudited),
     December 31, 1997 and 1996 and for the Six-Month Periods
     Ended June 30, 1998 (unaudited) and 1997 (unaudited) and for
     the Years Ended December 31, 1997, 1996 and 1995............   F-42

BGCI ACQUISITION

 I.  Logan Generating Company, L.P., Keystone Urban Renewal
     Limited Partnership, Northampton Generating Company L.P. and
     Subsidiaries, Chambers Cogeneration Limited Partnership, and
     Scrubgrass Generating Company, L.P. and Subsidiaries

     Combined Financial Statements as of June 30, 1998
     (unaudited), December 31, 1997 and 1996 and for the
     Six-Month Periods Ended June 30, 1998 (unaudited) and 1997
     (unaudited) and for the Years Ended December 31, 1997, 1996
     and 1995....................................................   F-58

II.  Birch Power Corporation, Cedar Power Corporation, Hickory
     Power Corporation, Palm Power Corporation, and Panther Creek
     Leasing, Inc.

     Combined Financial Statements as of June 30, 1998
     (unaudited), December 31, 1997 and 1996 and for the
     Six-Month Period Ended June 30, 1998 (unaudited) and for the
     Years Ended December 31, 1997, 1996 and 1995................   F-82

III. Indiantown Cogeneration, L.P., Cedar Bay Generating Company,
     L.P.

     Combined Financial Statements as of June 30, 1998
     (unaudited), December 31, 1997 and 1996 and for the
     Six-Month Periods Ended June 30, 1998 (unaudited) and 1997
     (unaudited) and for the Years Ended December 31, 1997, 1996
     and 1995....................................................   F-95

IV.  J. Makowski Company, Inc.

     Consolidated Financial Statements as of June 30, 1998
     (unaudited), December 31, 1997 and 1996 and for the
     Six-Month Periods Ended June 30, 1998 (unaudited) and 1997
     (unaudited) and for the Years Ended December 31, 1997, 1996 and 1995....................................................  F-114

 V.  Selkirk Cogen Partners L.P., Mass Power

     Combined Financial Statements as of June 30, 1998
     (unaudited), December 31, 1997 and 1996 and for the Six
     Months Ended June 30, 1998 (unaudited) and 1997 (unaudited)
     and for the Years Ended December 31, 1997, 1996 and 1995....  F-134

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Partners
LSP-Cottage Grove, L.P.:

     We have audited the accompanying balance sheet of LSP-Cottage Grove, L.P. (a Delaware limited partnership) as of December 31, 1997 and the related statements of income, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of LSP-Cottage Grove, L.P. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
April 9, 1998.

                          INDEPENDENT AUDITORS' REPORT

The Partners
LSP-Cottage Grove, L.P.:

     We have audited the accompanying balance sheet of LSP-Cottage Grove, L.P. as of December 31, 1996, and the related statements of income, changes in partners' capital and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LSP-Cottage Grove, L.P. as of December 31, 1996, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Billings, Montana,
February 13, 1997.

                            LSP-COTTAGE GROVE, L.P.

                                 BALANCE SHEETS
             JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                             JUNE 30,      --------------------
                                                               1998          1997        1996
                                                            -----------    --------    --------
                                                            (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents...............................   $    275      $  8,816    $    103
  Restricted cash.........................................     14,092        11,475      28,108
  Accounts receivable -- trade............................      5,317         4,598           0
  Accounts receivable -- other............................         --         3,012           0
  Fuel inventories........................................        845         1,869           0
  Spare parts inventories.................................        317           443           0
  Other current assets....................................         95            53           0
                                                             --------      --------    --------
          Total current assets............................     20,941        30,266      28,211
                                                             --------      --------    --------
Net investment in lease (Notes 2 and 6)...................    234,783       234,034           0
Construction in process...................................          0             0     125,597
Debt issuance and financing costs, net of accumulated
  amortization of $736 (unaudited), $605 and $348.........      6,386         6,517       6,774
Investment in unconsolidated affiliate....................          1             1           1
                                                             --------      --------    --------
          Total assets....................................   $262,111      $270,818    $160,583
                                                             ========      ========    ========

                         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable........................................   $  7,092      $  8,360    $  5,582
  Accrued expenses........................................      1,094            72           0
                                                             --------      --------    --------
          Total current liabilities.......................      8,186         8,432       5,582
First Mortgage Bonds payable..............................    155,000       155,000     155,000
                                                             --------      --------    --------
          Total liabilities...............................    163,186       163,432     160,582
Commitments and contingencies (Note 11)
Partners' capital.........................................     98,925       107,386           1
                                                             --------      --------    --------
          Total liabilities and partners' capital.........   $262,111      $270,818    $160,583
                                                             ========      ========    ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                            LSP-COTTAGE GROVE, L.P.

                              STATEMENTS OF INCOME
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                         SIX-MONTH PERIODS ENDED
                                                 JUNE 30,               YEARS ENDED DECEMBER 31,
                                        --------------------------    -----------------------------
                                           1998           1997         1997       1996       1995
                                        -----------    -----------    -------    -------    -------
                                        (UNAUDITED)    (UNAUDITED)
Operating revenue:
  Lease revenue.......................    $10,553        $     0      $ 5,265    $     0    $     0
  Service revenue.....................      9,020              0        4,879          0          0
  Other...............................      2,078              0          594          0          0
                                          -------        -------      -------    -------    -------
                                           21,651              0       10,738          0          0
                                          -------        -------      -------    -------    -------
Operating expenses:
  Cost of services....................     12,018              0        5,851          0          0
                                          -------        -------      -------    -------    -------
Operating income......................      9,633              0        4,887          0          0
Non-operating income (expense):
  Gain on sales-type capital lease....          0              0       87,056          0          0
  Interest expense....................     (6,174)             0       (3,087)         0          0
  Interest income.....................        608              0          362          0          0
                                          -------        -------      -------    -------    -------
Net income............................    $ 4,067        $     0      $89,218    $     0    $     0
                                          =======        =======      =======    =======    =======

  The accompanying notes to financial statements are an integral part of these statements.

                            LSP-COTTAGE GROVE, L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
            FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                 LIMITED       GENERAL
                                                                 PARTNERS      PARTNER    TOTAL
                                                              --------------   -------   --------
Capital contributions at inception..........................     $      1       $  0     $      1
                                                                 --------       ----     --------
Balance, December 31, 1995 and 1996.........................            1          0            1
Capital contributions.......................................       18,167          0       18,167
Net income..................................................       88,326        892       89,218
                                                                 --------       ----     --------
Balance, December 31, 1997..................................      106,494        892      107,386
Partner distributions.......................................      (12,486)       (42)     (12,528)
Net income..................................................        4,027         40        4,067
                                                                 --------       ----     --------
Balance, June 30, 1998 (unaudited)..........................     $ 98,035       $890     $ 98,925
                                                                 ========       ====     ========

  The accompanying notes to financial statements are an integral part of these statements.

                            LSP-COTTAGE GROVE, L.P.

                            STATEMENTS OF CASH FLOWS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                SIX-MONTH PERIODS ENDED
                                                       JUNE 30,                YEARS ENDED DECEMBER 31,
                                               -------------------------   --------------------------------
                                                  1998          1997         1997        1996       1995
                                               -----------   -----------   ---------   --------   ---------
                                               (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating Activities:
  Net income.................................   $  4,067      $      0     $  89,218   $      0   $       0
  Adjustments to reconcile net income to net
    cash used in operating activities
  Gain on sales-type capital lease...........          0             0       (87,056)         0           0
  Amortization of unearned lease income......    (10,553)            0        (5,265)         0           0
  Amortization of debt issuance and financing
    costs....................................        131             0            66          0           0
  Minimum lease payments received............      9,804             0         4,866          0           0
  (Increase) decrease in accounts
    receivable -- trade......................      2,293             0        (4,598)         0           0
  (Increase) decrease in fuel inventories....      1,024             0        (1,648)         0           0
  (Increase) decrease in spare parts
    inventories..............................        126             0          (134)         0           0
  Increase in other current assets...........        (42)            0           (53)         0           0
  Increase (decrease) in accounts payable....     (1,268)            0         2,032          0           0
  Increase in accrued expenses...............      1,022             0            72          0           0
                                                --------      --------     ---------   --------   ---------
Cash provided by (used in) operating
  activities.................................      6,604             0        (2,500)         0           0
                                                --------      --------     ---------   --------   ---------
Cash Flows from Investing Activities:
  Acquisition of land and improvements.......          0             0             0          0         (97)
  Payments on construction in process........          0       (18,025)      (24,771)   (87,157)    (40,289)
  Investments held by Trustee................          0       (18,167)      (18,167)         0    (155,000)
  Investments drawn..........................          0        18,026        35,984     87,358      47,410
  Investment in Funding......................          0             0             0          0          (1)
  Increase in restricted cash................     (2,617)            0             0          0           0
                                                --------      --------     ---------   --------   ---------
Cash provided by (used in) investing
  activities.................................     (2,617)      (18,166)       (6,954)       201    (147,977)
                                                --------      --------     ---------   --------   ---------
Cash Flows from Financing Activities:
  Debt issuance and financing costs..........          0             0             0       (153)     (6,969)
  Proceeds from First Mortgage Bonds.........          0             0             0          0     155,000
  Capital contributions......................          0        18,167        18,167          0           0
  Partner distributions......................    (12,528)            0             0          0           0
                                                --------      --------     ---------   --------   ---------
Cash provided by (used in) financing
  activities.................................    (12,528)       18,167        18,167       (153)    148,031
                                                --------      --------     ---------   --------   ---------
Increase (decrease) in cash and cash
  equivalents................................     (8,541)            1         8,713         48          54
Cash and cash equivalents, beginning of
  period.....................................      8,816           103           103         55           1
                                                --------      --------     ---------   --------   ---------
Cash and cash equivalents, end of period.....   $    275      $    104     $   8,816   $    103   $      55
                                                ========      ========     =========   ========   =========
RECONCILIATION OF CHANGES IN CONSTRUCTION IN
  PROCESS
Decrease (increase) in total construction in
  process....................................          0      $(19,475)    $ 125,499   $(82,877)  $ (42,622)
Construction in process sold in lease
  transaction................................          0             0      (146,481)         0           0
Amortization of debt issuance and financing
  costs......................................          0           126           191        239         109
Interest income on investments held by
  Trustee....................................          0          (806)       (1,184)    (4,163)     (3,713)
Increase in accounts receivable -- other.....          0             0        (3,012)         0           0
Decrease (increase) in other current
  assets.....................................          0             0             0         13         (13)
Increase in fuel inventories.................          0             0          (221)         0           0
Increase in spare parts inventories..........          0             0          (309)         0           0
Increase (decrease) in accounts payable......          0         2,130           746       (369)      5,950
                                                --------      --------     ---------   --------   ---------
Payments on construction in process..........   $      0      $(18,025)    $ (24,771)  $(87,157)  $ (40,289)
                                                ========      ========     =========   ========   =========
Supplemental disclosure of cash flow
  information:
Cash paid for interest during the year.......                              $  12,085   $ 12,085   $   6,043
                                                                           =========   ========   =========

  The accompanying notes to financial statements are an integral part of these statements.

                            LSP-COTTAGE GROVE, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     LSP-Cottage Grove, L.P. (the "Partnership") is a Delaware limited partnership that was formed on December 14, 1993 to develop, finance, construct and own a gas fired cogeneration facility with a design capacity of approximately 245 megawatts located in Cottage Grove, Minnesota (the "Facility"). Construction and start-up of the Facility was substantially completed and commercial operation commenced October 1, 1997 (the "Commercial Operations Date"). As of December 31, 1997, the 1% general partner of the Partnership was LSP-Cottage Grove, Inc., a wholly owned subsidiary of Granite Power Partners, L.P., a Delaware limited partnership ("Granite"). Granite and TPC Cottage Grove, Inc., a Delaware corporation ("TPC"), were the sole limited partners of the Partnership, owning approximately 72% and 27% limited partnership interests, respectively. The general partner of Granite is LS Power Corporation ("LS Power"), a Delaware corporation. See Note 15 for discussion of a change in ownership which occurred on March 20, 1998.

     The Partnership holds a 50% equity ownership interest in LS Power Funding Corporation ("Funding"), which was established on June 23, 1995 as a special purpose funding corporation to issue debt securities (the "Senior Secured Bonds") in connection with financing construction of the Facility and a similar gas fired cogeneration facility located in Whitewater, Wisconsin (the "Whitewater Facility"). On June 30, 1995, a portion of the proceeds from the offering and sale of the Senior Secured Bonds issued by Funding was used to purchase $155 million of First Mortgage Bonds issued simultaneously by the Partnership.

     All of the electric capacity and energy generated by the Facility is sold to Northern States Power Company ("NSP" or, as the context requires, the "Utility") under a 30-year power purchase agreement (the "Power Purchase Agreement"). The thermal energy generated by the Facility is sold in the form of steam to Minnesota Mining and Manufacturing Company ("3M" or, as the context requires, the "Steam Purchaser") under a 30-year thermal energy sales agreement (the "Steam Supply Agreement").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     The financial statements as of June 30, 1998 and for the periods ended June 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include unrestricted short-term investments with original maturities of three months or less.

RESTRICTED INVESTMENTS

     Restricted Investments represent overnight repurchase obligations secured by U.S. Treasury notes. These investments are carried at cost, which approximated market at December 31, 1997 and 1996. Amounts held by the trustee under the trust indenture for the First Mortgage Bonds (the "Trustee") in accounts designated for debt service, major maintenance and construction, which might otherwise be considered cash equivalents, are treated as restricted investments.

                            LSP-COTTAGE GROVE, L.P.

COMMENCEMENT OF POWER PURCHASE AGREEMENT

     The Power Purchase Agreement described in Note 11 has characteristics similar to a lease in that the agreement confers to the purchasing utility the right to use specific property, plant and equipment. At the Commercial Operations Date, the Partnership accounted for the Power Purchase Agreement as a "sales-type" capital lease in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases" (see Note 6).

CONSTRUCTION IN PROCESS

     Prior to commercial operation, all costs incurred to develop and construct the Facility, including net costs associated with performance testing prior to the Commercial Operation Date, as well as interest costs (including amortization of debt issuance and financing costs), net of interest income on excess proceeds, were capitalized and classified as construction in process.

     In recording the Partnership's gain on sales-type capital lease, all construction in process costs were included in the historical cost basis of the Facility. All interest costs subsequent to the Commercial Operations Date have been charged to expense. As of December 31, 1996, capitalized interest including amortization of debt issuance and financing costs was $10,600,000, ($10,251,000, before amortization).

DEBT ISSUANCE AND FINANCING COSTS

     Debt issuance and other financing costs are deferred and amortized over the term of the related debt. Amortization of deferred financing costs was capitalized as part of construction in process prior to commercial operations and is included in interest expense subsequent to commercial operations in the accompanying financial statements.

CURRENT LIABILITIES

     As of December 31, 1997 and 1996, $6,328,000 and $5,582,000 of current liabilities were considered project costs and were eligible for payment from funds held by the Trustee included in restricted investments in the accompanying balance sheets.

LEASE REVENUE

     Lease revenue represents the amortization of unearned income on lease using the effective interest rate method as well as contingent rentals that result from changes in payment escalators occurring subsequent to the Commercial Operations Date. These contingent rentals are not expected to materially change the lease revenue recognized over the life of the Power Purchase Agreement.

SERVICE REVENUE

     Service revenue represents reimbursement to the Partnership of costs incurred to operate the Facility and to provide variable electric energy to the Utility and thermal energy to the Steam Purchaser.

OTHER REVENUES

     Other revenues consist primarily of commodity sales of excess natural gas fuel inventory, including amounts remarketed directly to third parties.

COST OF SERVICES

     Cost of services represent expenses related to operating the Facility and providing variable electric energy to the Utility as well as thermal energy to the Steam Purchaser.

                            LSP-COTTAGE GROVE, L.P.

INCOME TAXES

     Under current tax laws, income or loss of partnerships is included in the income tax returns of the partners. Accordingly, the Partnership makes no provision for federal and state income taxes. The tax returns of the Partnership are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes with respect to the Partnership qualification, or in changes in distributable partnership income or loss, the tax liability of the partners would be changed accordingly.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. This statement will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS No. 131 will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

3. ACCOUNTS RECEIVABLE -- OTHER

     Accounts Receivable-Other represents amounts due from Westinghouse Electric Corporation ("Westinghouse Electric"), the Partnership's construction contractor, for delay liquidated damages and extension fees due as a result of Westinghouse Electric's failure to complete the construction and start-up of the Facility by May 31, 1997. Such liquidated damages and extension fees were capitalized as a reduction of construction in process.

4. FUEL INVENTORIES

     Fuel inventories consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Natural Gas.................................................     $1,490           $0
Fuel Oil....................................................        379            0
                                                                 ------           --
                                                                 $1,869           $0
                                                                 ======           ==

     Natural Gas is stated at weighted average cost and fuel oil is stated at cost based on the first-in first-out method.

                            LSP-COTTAGE GROVE, L.P.

5. RESTRICTED INVESTMENTS

     Restricted investments consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Overnight repurchase obligations............................    $19,908        $28,108
Less: Unrestricted accounts.................................     (8,433)             0
                                                                -------        -------
Restricted accounts.........................................    $11,475        $28,108
                                                                =======        =======

     Overnight repurchase obligations are secured by U.S. Treasury notes. The majority of revenue received by the Partnership is required to be deposited into accounts administered by the Trustee. The Trustee invests funds held in these accounts at the direction of the Partnership. These accounts are established for the purpose of depositing all receipts and monitoring all disbursements of the Partnership. In addition, special accounts are established to provide for debt service reserves and payments and major maintenance reserves. The use of funds held by the Trustee prior to the Commercial Operations Date was restricted to payment of project costs, including payment of interest on the First Mortgage Bonds. Debt service reserves, major maintenance reserves and construction fund account balances are reflected as restricted investments, whereas all other account balances are classified as cash and cash equivalents in the accompanying balance sheets.

6. SALES-TYPE CAPITAL LEASE

     Upon the Commercial Operations Date of the Facility, the Partnership recognized a gain on sales-type capital lease of $87.1 million reflecting the difference between the estimated fair market value ($233.6 million) and the historical cost ($146.5 million) of the Facility. The interest rate implicit in the lease is 9.01%. The estimated residual value of the Facility at the end of the lease term is $0. The components of the net investment in lease at December 31, 1997, are as follows (dollars in thousands):

Gross Investment in Lease...................................  $ 567,415
Unearned Income on Lease....................................   (333,381)
                                                              ---------
Net Investment in Lease.....................................  $ 234,034
                                                              =========

     Gross investment in lease represents total capacity payments receivable over the life of the Power Purchase Agreement, net of executory costs, which are considered minimum lease payments in accordance with SFAS No. 13.

     Estimated minimum lease payments over the remaining term of the Power Purchase Agreement as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $ 19,609
1999........................................................    20,175
2000........................................................    21,140
2001........................................................    21,058
2002........................................................    22,109
Thereafter..................................................   463,324
                                                              --------
          Total.............................................  $567,415
                                                              ========

                            LSP-COTTAGE GROVE, L.P.

7. INVESTMENT IN UNCONSOLIDATED AFFILIATE

     Investment in unconsolidated affiliate represents the Partnership's 50% ownership interest in Funding. The Partnership's investment in Funding is accounted for using the equity method. The following is summarized financial information for Funding (dollars in thousands):

STATEMENT OF INCOME DATA

                                          FOR THE YEAR ENDED   FOR THE YEAR ENDED   INCEPTION (JUNE 23, 1995)
                                           DECEMBER 31,1997    DECEMBER 31, 1996      TO DECEMBER 31, 1995
                                          ------------------   ------------------   -------------------------
  Interest income.......................       $25,886              $25,886                  $12,943
  Interest expense......................        25,886               25,886                   12,943
                                               -------              -------                  -------
  Net income............................       $     0              $     0                  $     0
                                               =======              =======                  =======

BALANCE SHEET DATA

                                                              DECEMBER 31,
                                                              1997 AND 1996
                                                              -------------
Current assets..............................................    $      1
Investment in First Mortgage Bonds..........................     332,000
                                                                --------
          Total assets......................................    $332,001
                                                                ========
Senior Secured Bonds payable................................    $332,000
Stockholders' equity........................................           1
                                                                --------
          Total liabilities and stockholders' equity........    $332,001
                                                                ========

8. FIRST MORTGAGE BONDS PAYABLE

     First Mortgage Bonds payable consists of the following at December 31, 1997 and 1996 (dollars in thousands):

7.19% First Mortgage Bonds
  due June 30, 2010 ("2010 Bonds")..........................  $ 49,278
8.08% First Mortgage Bonds
  due December 30, 2016 ("2016 Bonds")......................   105,722
                                                              --------
                                                              $155,000
                                                              ========

     On June 30, 1995, the Partnership issued and sold $155,000,000 of First Mortgage Bonds to Funding. The bonds are secured by substantially all assets of the Partnership. Interest is payable semi-annually on June 30 and December 30 of each year, commencing December 30, 1995. Principal on the First Mortgage Bonds is also payable semi-annually in varying amounts beginning on June 30, 2000 for the 2010 Bonds, and beginning

                            LSP-COTTAGE GROVE, L.P.

on December 30, 2010 for the 2016 Bonds. Collective future maturities of the First Mortgage Bonds as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $      0
1999........................................................         0
2000........................................................     1,084
2001........................................................     1,547
2002........................................................     2,129
Thereafter..................................................   150,240
                                                              --------
                                                              $155,000
                                                              ========

     The trust indenture and other financing documents for the First Mortgage Bonds include a number of covenants with which the Partnership must comply. These covenants include, among others, compliance with certain reporting requirements and limitations of activities relating to the bond proceeds, additional debt, new and existing agreements, partnership distributions and other activities. The trust indenture also describes events of default of the First Mortgage Bonds which include, among others, certain events involving bankruptcy of the Partnership and failure to maintain and comply with agreements made by the Partnership.

9. CREDIT AGREEMENT

     The Partnership has a Credit Agreement which provides for working capital loans of up to $3,000,000 and letter of credit commitments of up to $5,500,000. The interest rate for loans made under the Credit Agreement is based upon various short-term indices at the Partnership's option and is determined separately for each draw. These commitments expire on June 30, 2000. The Credit Agreement includes commitment fees, payable quarterly in arrears, ranging from
 .25% to .375% on the daily average unused amount of the commitment until the Credit Agreement is terminated. For all periods through December 31, 1997, no working capital loans had been issued under the Credit Agreement. In October 1997, a $500,000 letter of credit, in favor of NSP pursuant to the Power Purchase Agreement, was issued under the Credit Agreement.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The majority of the Company's accounts receivables are from a major regulated utility (NSP) and the associated credit risk is considered limited. The carrying amounts of the Partnership's cash and cash equivalents, accounts receivables, restricted investments held by Trustee, accounts payable and accrued expenses approximate fair value. The fair value of the Partnership's First Mortgage Bonds at December 31, 1997, is $14,181,000 higher than the historical carrying value of $155,000,000. At December 31, 1996, the fair value of the Partnership's First Mortgage Bonds approximated carrying value.

11. COMMITMENTS AND CONTINGENCIES

CONSTRUCTION

     The Partnership has a $107 million turnkey construction contract (inclusive of executed change orders) with Westinghouse Electric. Westinghouse Electric had committed to complete the construction and start-up of the Facility to specified performance levels by May 31, 1997 and is required under the contract to reimburse the Partnership for extension fees paid under the Power Purchase Agreement with NSP, and to pay certain liquidated damages in the event of a delay. During 1997, Westinghouse Electric was required to pay $1,333,000 and $5,073,000 of reimbursable extension fees and delay liquidated damages, respectively. The Partnership has recorded receivables from Westinghouse Electric of $3,012,000 at December 31, 1997, which is comprised of reimbursable extension fees of $267,000 and delay liquidated damages of $2,745,000 (see Note
3).

                            LSP-COTTAGE GROVE, L.P.

POWER PURCHASE AGREEMENT

     Under and subject to the terms of the Power Purchase Agreement, the Utility is obligated to purchase all of the electric capacity made available to it and all associated energy which the Utility chooses to dispatch from the Facility beginning on the Commercial Operations Date. Payments by the Utility to the Partnership under the Power Purchase Agreement consist of capacity payments and energy payments which fluctuate based upon published indices and/or a fixed schedule.

THERMAL ENERGY SALES

     The Steam Supply Agreement obligates the Partnership to supply all of the Steam Purchaser's steam requirements up to a maximum of 664 million pounds of steam annually at a rate not to exceed 190,000 pounds per hour when the Facility's cogeneration process is operating and 160,000 pounds per hour when the steam is generated by the Facility's auxiliary boilers.

GAS SUPPLY

     The Partnership has 20-year gas supply contracts with two fuel suppliers to provide 100% of the Facility's natural gas requirements. The gas supply contracts each provide for the sale of up to 17,060 MMBtu per day of gas to the Partnership. The price paid by the Partnership under the gas supply contracts fluctuates based upon published indices.

     Under the gas supply contracts, the Partnership is subject to annual minimum take requirements which may be satisfied by delivering gas to the Facility, taking gas into storage or remarketing gas to third parties.

GAS TRANSPORTATION

     The Partnership has various gas transportation agreements with fuel transportation companies which provide for delivery of gas to the Facility. The price paid by the Partnership under the gas transportation contracts fluctuate based on published indices.

OPERATIONS AND MAINTENANCE

     The Facility is operated and maintained under an operations and maintenance agreement with Westinghouse Operating Services Company, Inc. ("Westinghouse Services"). Under the terms of the operations and maintenance agreement, the Partnership is required to pay Westinghouse Services an annual management fee of $350,000 as well as reimbursement of payroll, fringe benefits, insurance and certain subcontractor costs and a bonus based on a targeted plant performance. If targeted plant performance is not attained, Westinghouse Services is required to pay a performance penalty to the Partnership. The management fee is adjusted annually based on certain published indices. The term of the operations and maintenance agreement extends for an initial period of seven years (through October, 2004). The Partnership has the option to extend the term of the agreement for two additional seven-year terms, provided that the Partnership and Westinghouse Services mutually agree in writing as to the terms of such extension.

PARTS AGREEMENT

     The Partnership has a spare parts agreement (the "Parts Agreement") with Westinghouse Electric. Under the terms of the Parts Agreement, Westinghouse Electric provides (i) certain combustion turbine parts and refurbishment services, (ii) other spare parts at discounted prices and (iii) other repair services at direct cost plus a percent mark-up to the Partnership. The compensation payable to Westinghouse Electric is an annual fee of $977,000 (escalated annually based on published indices) payable for 12 years.

                            LSP-COTTAGE GROVE, L.P.

LITIGATION

     The Partnership experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the financial position or results of operations of the Partnership.

12. DEPENDENCE ON THIRD PARTIES

     The Partnership is highly dependent on a single utility for purchases of electric generating capacity and energy from its Facility, a single operator to perform the operation and maintenance of its Facility, and a single steam purchaser for purchases of thermal energy. In addition, the Partnership has contracted with two gas companies to supply the gas requirements of the Facility, and has contracted with a single interstate gas transporter to transport gas. Any material breach by any one of these parties of their respective obligations to the Partnership could affect the ability of the Partnership to make payments under its First Mortgage Bonds. In addition, bankruptcy or insolvency of certain other parties or defaults by such parties relative to their contractual or regulatory obligations could adversely affect the ability of the Partnership to make payments under its First Mortgage Bonds. If an agreement were to be terminated due to a breach of such agreement, the Partnership's ability to enter into a substitute agreement having substantially equivalent terms and conditions, or with an equally creditworthy third party, is uncertain.

13. RELATED PARTY TRANSACTIONS

     The initial costs incurred to develop the Facility, consisting principally of site development costs, engineering fees, legal fees, permitting costs, interest and LS Power employee costs, were incurred by Granite. At June 30, 1995, the Partnership paid development fees and reimbursed certain costs totaling approximately $11,730,000 to Granite. These payments were capitalized and included in construction in process.

     LS Power provided certain management services to the Partnership pursuant to management services agreements. Under these agreements, LS Power managed the business affairs of the Partnership during construction and operation of the Cottage Grove Project. As compensation for its services, LS Power received a monthly management fee of $60,000 during construction, and $50,000 during operation (both in 1995 dollars). These fees were escalated annually beginning on January 1, 1996 pursuant to the rate of change in a consumer-price related index. LS Power was also reimbursed for its reasonable and necessary expenses incurred in performing its services, including salaries of its personnel to the extent related to services provided under the agreements. Under these agreements, the Partnership incurred expenses of approximately $1,406,000, $1,391,000 and $515,000 during the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Partnership recorded accounts payable to LS Power of approximately $231,000 and $57,000, respectively. See
Note 15 for discussion of assignment of the management services agreements which occurred on March 20, 1998.

14. PARTNERS' CAPITAL

     In 1997, TPC contributed $18,167,000 of equity for financing the construction of the Facility. TPC received a limited partner interest in the Partnership of approximately 27% and equity commitment fees of $350,000.

     Profits, losses and distributions will be allocated based on the respective partnership interests. Distributions will be made in accordance with the trust indenture and other financing documents. Such distributions are subject to the prior satisfaction of a number of conditions including, among others, maintenance of required funding levels in various Trustee accounts and compliance with minimum levels of current and projected debt service coverage.

                            LSP-COTTAGE GROVE, L.P.

15. SUBSEQUENT EVENT -- CHANGE IN CONTROL

     On March 6, 1998, LS Power and Granite (collectively, the "Sellers") entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Cogentrix Mid America, Inc. (CMA) and Cogentrix Cottage Grove, LLC (collectively, the "Purchasers") and Cogentrix Energy, Inc. ("Cogentrix Energy") which controls each of the Purchasers as wholly -- owned indirect subsidiaries.

     On March 20, 1998, pursuant to the Securities Purchase Agreement, the Sellers sold all of the Sellers' capital stock of LSP Cottage Grove, Inc., and all of the Sellers' limited partnership interest in the Partnership to the Purchasers. As a result, Cogentrix Cottage Grove, LLC, a wholly-owned subsidiary of CMA, acquired all of the capital stock of LSP-Cottage Grove, Inc., the 1% general partner of the Partnership, as well as a 72.22% limited partnership interest in the Partnership for a combined total ownership interest of 73.22% in the Partnership.

     On the same date that the wholly-owned indirect subsidiaries of Cogentrix Energy identified above acquired their ownership interests in the Partnership, Cogentrix Energy and LS Power entered into an Assignment and Assumption Agreement, by the terms of which LS Power assigned, and Cogentrix Energy assumed, all of the rights and obligations of LS Power under certain management services agreements between LS Power and each of LSP-Cottage Grove, Inc. and the Partnership.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Partners
LSP-Whitewater Limited Partnership:

     We have audited the accompanying balance sheet of LSP-Whitewater Limited Partnership (a Delaware limited partnership) as of December 31, 1997 and the related statements of income, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LSP-Whitewater Limited Partnership as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
April 9, 1998.

                          INDEPENDENT AUDITORS' REPORT

The Partners
LSP-Whitewater Limited Partnership:

     We have audited the accompanying balance sheet of LSP-Whitewater Limited Partnership as of December 31, 1996 and the related statements of income, changes in partners' capital and cash flows for each of the years in the two-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LSP-Whitewater Limited Partnership as of December 31, 1996 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Billings, Montana,
February 13, 1997.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                                 BALANCE SHEETS
             JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                               DECEMBER 31,
                                                             JUNE 30,      --------------------
                                                               1998          1997        1996
                                                            -----------    --------    --------
                                                            (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents...............................   $    952      $  7,749    $    101
  Restricted cash.........................................     13,431        13,752      34,415
  Accounts receivable -- trade............................      5,694         4,983           0
  Accounts receivable -- other............................          0         2,195           0
  Fuel inventories........................................        280         1,361           0
  Spare parts inventories.................................        604           432           0
  Other current assets....................................        785           682           1
                                                             --------      --------    --------
          Total current assets............................     21,746        31,154      34,517
                                                             --------      --------    --------
Net investment in lease (Notes 2 and 6)...................    262,549       262,072           0
Construction in process...................................          0             0     149,232
Greenhouse facility, net..................................      8,304         8,281           0
Debt issuance and finance costs, net of accumulated
  amortization of $749 (unaudited), $616 and $355.........      6,474         6,607       6,868
Investment in unconsolidated affiliate....................          1             1           1
                                                             --------      --------    --------
          Total assets....................................   $299,074      $308,115    $190,618
                                                             ========      ========    ========
                         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable........................................   $  7,421      $ 11,492    $ 13,617
  Accrued expenses........................................      1,703            64           0
                                                             --------      --------    --------
          Total current liabilities.......................      9,124        11,556      13,617
First Mortgage Bonds payable..............................    177,000       177,000     177,000
                                                             --------      --------    --------
          Total liabilities...............................    186,124       188,556     190,617
Commitments and contingencies (Note 12)
Partners' capital.........................................    112,950       119,559           1
                                                             --------      --------    --------
          Total liabilities and partners' capital.........   $299,074      $308,115    $190,618
                                                             ========      ========    ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                              SIX-MONTH PERIODS ENDED
                                                      JUNE 30,                  DECEMBER 31,
                                             --------------------------    -----------------------
                                                1998           1997         1997      1996    1995
                                             -----------    -----------    -------    ----    ----
                                             (UNAUDITED)    (UNAUDITED)
Operating revenue:
  Lease revenue............................    $11,673         $  0        $ 6,579    $  0    $  0
  Service revenue..........................     12,793            0          5,944       0       0
  Other....................................      1,107            0            825       0       0
                                               -------         ----        -------    ----    ----
                                                25,573            0         13,348       0       0
                                               -------         ----        -------    ----    ----
Operating expenses:
  Cost of services.........................     14,320            0          6,948       0       0
  Greenhouse operating expenses............          0            0            799       0       0
                                               -------         ----        -------    ----    ----
                                                14,320            0          7,747       0       0
                                               -------         ----        -------    ----    ----
Operating income...........................     11,253            0          5,601       0       0
Non-operating income (expense):
  Gain on sales-type capital lease.........          0            0         97,042       0       0
  Interest expense.........................     (7,034)           0         (4,024)      0       0
  Interest income..........................        545            0            383       0       0
                                               -------         ----        -------    ----    ----
Net income.................................    $ 4,764         $  0        $99,002    $  0    $  0
                                               =======         ====        =======    ====    ====

  The accompanying notes to financial statements are an integral part of these statements.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
            FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                 LIMITED       GENERAL
                                                                 PARTNERS      PARTNER    TOTAL
                                                              --------------   -------   --------
Capital contributions at inception..........................     $      1       $  0     $      1
                                                                 --------       ----     --------
Balance, December 31, 1995 and 1996.........................            1          0            1
Capital contributions.......................................       20,556          0       20,556
Net income..................................................       98,012        990       99,002
                                                                 --------       ----     --------
Balance, December 31, 1997..................................      118,569        990      119,559
Partner distributions.......................................      (11,332)       (41)     (11,373)
Net income..................................................        4,717         47        4,764
                                                                 --------       ----     --------
Balance, June 30, 1998 (unaudited)..........................     $111,954       $996     $112,950
                                                                 ========       ====     ========

  The accompanying notes to financial statements are an integral part of these statements.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                  SIX-MONTH PERIODS ENDED
                                                         JUNE 30,                      DECEMBER 31,
                                                 -------------------------   --------------------------------
                                                    1998          1997         1997        1996       1995
                                                 -----------   -----------   ---------   --------   ---------
                                                 (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating Activities:
  Net income...................................   $  4,764      $      0     $  99,002   $      0   $       0
  Adjustments to reconcile net income to net
    cash used in operating activities
    Gain on sales-type capital lease...........          0             0       (97,042)         0           0
    Amortization of unearned lease income......    (11,673)            0        (6,579)         0           0
    Amortization of debt issuance and finance
      costs....................................        133             0            76          0           0
    Minimum lease payments received............     11,196             0         6,247          0           0
    Depreciation...............................        199             0           112          0           0
    (Increase) decrease in accounts
      receivable -- trade......................      1,484             0        (4,983)         0           0
    (Increase) decrease in fuel inventories....      1,081             0          (984)         0           0
    Increase in spare parts inventories........       (172)            0          (136)         0           0
    Increase in other current assets...........       (103)            0          (682)         0           0
    Increase (decrease) in accounts payable....     (4,071)            0         2,865          0           0
    Increase in accrued expenses...............      1,639             0            64          0           0
                                                  --------      --------     ---------   --------   ---------
         Net cash provided by (used in)
           operating activities................      4,477             0        (2,040)         0           0
                                                  --------      --------     ---------   --------   ---------
Cash Flows from Investing Activities:
  Sales (acquisition) of land and
    improvements...............................          0             0           939       (146)     (3,394)
  Payments on construction in process..........          0       (24,557)      (33,847)   (96,746)    (43,983)
  Investments held by Trustee..................          0       (20,556)      (20,556)         0    (177,000)
  Investments drawn............................          0        24,904        42,596     97,075      54,518
  Investment in Funding........................          0             0             0          0          (1)
  Purchases of equipment.......................       (222)            0             0          0           0
  Decrease in restricted cash..................        321             0             0          0           0
                                                  --------      --------     ---------   --------   ---------
         Net cash provided by (used in)
           investing activities................         99       (20,209)      (10,868)       183    (169,860)
                                                  --------      --------     ---------   --------   ---------
Cash Flows from Financing Activities:
  Debt issuance and financing costs............          0             0             0       (153)     (7,070)
  Proceeds from First Mortgage Bonds...........          0             0             0          0     177,000
  Capital contributions........................          0        20,556        20,556          0           0
  Partner distributions........................    (11,373)            0             0          0           0
                                                  --------      --------     ---------   --------   ---------
         Net cash provided by (used in)
           financing activities................    (11,373)       20,556        20,556       (153)    169,930
                                                  --------      --------     ---------   --------   ---------
Net increase (decrease) in cash and cash
  equivalents..................................     (6,797)          347         7,648         30          70
Cash and cash equivalents, beginning of year...      7,749           101           101         71           1
                                                  --------      --------     ---------   --------   ---------
Cash and cash equivalents, end of year.........   $    952      $    448     $   7,749   $    101   $      71
                                                  ========      ========     =========   ========   =========
RECONCILIATION OF CHANGES IN
CONSTRUCTION IN PROCESS
  Decrease (increase) in total construction in
    process....................................   $      0      $(18,031)    $ 145,694   $(99,555)  $ (46,139)
  Construction in process sold in lease
    transaction................................          0             0      (170,493)         0           0
  Amortization of debt issuance and financing
    costs......................................          0           128           185        244         111
  Increase in accounts receivable -- other.....          0             0        (2,195)         0           0
  Interest income on investments held by
    Trustee....................................          0          (866)       (1,375)    (4,802)     (4,206)
  Increase in fuel inventories.................          0             0          (378)         0           0
  Increase in spare parts inventories..........          0             0          (296)         0           0
  Decrease in other current assets.............          0             1             1          0           1
  Increase (decrease) in accounts payable......          0        (5,789)       (4,990)     7,367       6,250
                                                  --------      --------     ---------   --------   ---------
  Payments on construction in process..........   $      0      $(24,557)    $ (33,847)  $(96,746)  $ (43,983)
                                                  ========      ========     =========   ========   =========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest during the year.......                              $  13,801   $ 13,801   $   6,900
                                                                             =========   ========   =========

  The accompanying notes to financial statements are an integral part of these statements.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     LSP-Whitewater Limited Partnership (the "Partnership") is a Delaware limited partnership that was formed on December 14, 1993 to develop, finance, construct and own a gas-fired cogeneration facility with a design capacity of approximately 245 megawatts located in Whitewater, Wisconsin (the "Facility"). Construction and start-up of the Facility was substantially completed and commercial operation commenced September 18, 1997 (the "Commercial Operations Date"). As of December 31, 1997, the 1% general partner of the Partnership was LSP-Whitewater I, Inc., a wholly owned subsidiary of Granite Power Partners, L.P., a Delaware limited partnership ("Granite"). Granite and TPC Whitewater, Inc., a Delaware corporation ("TPC"), were the sole limited partners of the Partnership, owning approximately 73% and 26% limited partnership interests, respectively. The general partner of Granite is LS Power Corporation ("LS Power"), a Delaware corporation. See Note 16 for discussion of a change in ownership which occurred on March 20, 1998.

     The Partnership holds a 50% equity ownership interest in LS Power Funding Corporation ("Funding"), which was established on June 23, 1995 as a special purpose Delaware corporation to issue debt securities (the "Senior Secured Bonds") in connection with financing construction of the Facility and a similar gas-fired cogeneration facility located in Cottage Grove, Minnesota (the "Cottage Grove Facility"). On June 30, 1995, a portion of the proceeds from the offering and sale of the Senior Secured Bonds issued by Funding was used to purchase $177 million of First Mortgage Bonds issued simultaneously by the Partnership.

     The Partnership sells up to 236.5 megawatts of electric capacity and associated energy generated by the Facility to Wisconsin Electric Power Company ("WEPCO" or, as the context requires, the "Utility") pursuant to a 25-year power purchase agreement (the "Power Purchase Agreement"). The Partnership may also sell to third parties up to 12 megawatts of electric capacity and any energy which is not dispatched by WEPCO. The thermal energy generated by the Facility is provided in the form of steam to the University of Wisconsin-Whitewater under a steam supply agreement expiring on June 30, 2005 and in the form of hot water to a greenhouse (the "Greenhouse") owned by the Partnership (collectively, the "Steam Purchasers").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     The financial statements as of June 30, 1998 and for the periods ended June 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash equivalents include unrestricted short-term investments with original maturities of three months or less.

RESTRICTED INVESTMENTS

     Restricted investments represent overnight repurchase obligations secured by U.S. Treasury notes. These investments are carried at cost, which approximated market at December 31, 1997 and 1996. Amounts held by the trustee under the trust indenture for the First Mortgage Bonds (the "Trustee") in accounts designated for debt service, major maintenance and construction, which might otherwise be considered cash equivalents, are treated as restricted investments.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

COMMENCEMENT OF POWER PURCHASE AGREEMENT

     The Power Purchase Agreement described in Note 12 has characteristics similar to a lease in that the agreement confers to the purchasing utility the right to use specific property, plant and equipment. At the Commercial Operations Date, the Partnership accounted for the Power Purchase Agreement as a sales type capital lease in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases" (see Note 6).

CONSTRUCTION IN PROCESS

     Prior to commercial operation, all costs incurred to develop and construct the Facility, including net costs associated with performance testing prior to the Commercial Operation Date, as well as interest costs (including amortization of debt issuance and financing costs), net of interest income on excess proceeds, were capitalized and classified as construction in process.

     In recording the Partnership's gain on sales-type capital lease, all construction in process costs related to the Facility were included in the historical cost basis of the Facility. All interest costs subsequent to the Commercial Operations Date have been charged to expense. As of December 31, 1996, capitalized interest including amortization of debt issuance and financing costs was $12,048,000 ($11,694,000, before amortization).

GREENHOUSE FACILITY

     Depreciation on the Greenhouse Facility and related equipment is computed using the straight-line method over 25 years and 10 years, respectively (see
Note 7).

DEBT ISSUANCE AND FINANCING COSTS

     Debt issuance and financing costs are deferred and amortized over the term of the related debt. Amortization of deferred financing costs was capitalized as part of construction in process prior to commercial operations and is included in interest expense subsequent to commercial operations in the accompanying financial statements.

CURRENT LIABILITIES

     As of December 31, 1997 and 1996, $8,632,000 and $13,617,000 of current liabilities were considered project costs and were eligible for payment from funds held by the Trustee included in restricted investments in the accompanying balance sheets.

LEASE REVENUE

     Lease revenue represents the amortization of unearned income on lease using the effective interest rate method as well as contingent rentals that result from changes in payment escalators occurring subsequent to the Commercial Operations Date. These contingent rentals are not expected to materially change the lease revenue recognized over the life of the Power Purchase Agreement.

SERVICE REVENUE

     Service revenue represents reimbursement to the Partnership of costs incurred to operate the Facility and to provide variable electric energy to the Utility and thermal energy to the Steam Purchasers.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

OTHER REVENUES

     Other revenues consist primarily of commodity sales of excess natural gas fuel inventory, including amounts remarketed directly to third parties, as well as sales of horticultural products produced by the Partnership's Greenhouse Facility.

COST OF SERVICES

     Cost of services represent expenses related to operating the Facility and providing variable electric energy to the Utility as well as thermal energy to the Steam Purchasers.

GREENHOUSE OPERATING EXPENSES

     Greenhouse operating expenses include all operating costs specifically related to greenhouse activities including depreciation on the Greenhouse Facility.

INCOME TAXES

     Under current tax laws, income or loss of partnerships is included in the income tax returns of the partners. Accordingly, the Partnership makes no provision for federal and state income taxes. The tax returns of the Partnership are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes with respect to the Partnership qualification, or in changes in distributable partnership income or loss, the tax liability of the partners would be changed accordingly.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. This statement will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This pronouncement establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS No. 131 will be adopted by the Partnership effective January 1, 1998. The Partnership believes this pronouncement will not have a material effect on its financial statements.

3. ACCOUNTS RECEIVABLE -- OTHER

     Accounts Receivable -- Other represents amounts due from Westinghouse Electric Corporation ("Westinghouse Electric"), the Partnership's construction contractor, for delay liquidated damages and extension fees due as a result of Westinghouse Electric's failure to complete the construction and start-up of the Facility

                       LSP-WHITEWATER LIMITED PARTNERSHIP
by May 31, 1997. Such liquidated damages and extension fees were capitalized as a reduction of construction in process.

4. FUEL INVENTORIES

     Fuel inventories consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Natural Gas.................................................     $  983           $0
Fuel Oil....................................................        378            0
                                                                 ------           --
                                                                 $1,361           $0
                                                                 ======           ==

     Natural gas inventory is stated at weighted average cost and fuel oil inventory is stated at cost based on the first-in first-out method.

5. RESTRICTED INVESTMENTS

     Restricted investments consist of the following (dollars in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Overnight repurchase obligations............................    $21,070        $34,415
Less: Unrestricted accounts.................................     (7,318)             0
                                                                -------        -------
Restricted accounts.........................................    $13,752        $34,415
                                                                =======        =======

     Overnight repurchase obligations are secured by U.S. Treasury notes. The majority of revenue received by the Partnership is required to be deposited into accounts administered by the Trustee. The Trustee invests funds held in these accounts at the direction of the Partnership. These accounts are established for the purpose of depositing all receipts and monitoring all disbursements of the Partnership. In addition, special accounts are established to provide for debt service reserves and payments and major maintenance reserves. The use of funds held by the Trustee prior to the Commercial Operations Date was restricted to payment of project costs, including payment of interest on the First Mortgage Bonds. Debt service reserves, major maintenance reserves and construction fund account balances are reflected as restricted investments, whereas all other account balances are classified as cash and cash equivalents in the accompanying balance sheets.

6. SALES-TYPE CAPITAL LEASE

     Upon the Commercial Operations Date of the Facility, the Partnership recognized a gain on sale-type capital lease of $97.0 million reflecting the difference between the estimated fair market value ($261.7 million) and the historical cost ($164.7 million) of the Facility. The interest rate implicit in the lease is 8.93%. The estimated residual value of the Facility at the end of the lease term is $0. The components of the net investment in lease at December 31, 1997, are as follows (dollars in thousands):

Gross Investment in Lease...................................  $615,489
Unearned Income on Lease....................................  (353,417)
                                                              --------
Net Investment in Lease.....................................  $262,072
                                                              ========

     Gross investment in lease represents total capacity payments receivable over the life of the Power Purchase Agreement, net of executory costs, which are considered minimum lease payments in accordance with SFAS No. 13.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

     Estimated minimum lease payments over the remaining term of the Power Purchase Agreement as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $ 22,392
1999........................................................    22,944
2000........................................................    24,036
2001........................................................    24,132
2002........................................................    25,140
Thereafter..................................................   496,845
                                                              --------
          Total.............................................  $615,489
                                                              ========

7. GREENHOUSE FACILITY

     Greenhouse Facility consists of (dollars in thousands):

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Building....................................................     $7,488
Equipment...................................................        905
                                                                 ------
                                                                  8,393
Less: Accumulated Depreciation..............................       (112)
                                                                 ------
                                                                 $8,281
                                                                 ======

     Building and equipment comprise the cost of the Greenhouse under a turnkey construction contract inclusive of change orders and interest capitalized during the construction period.

8. INVESTMENT IN UNCONSOLIDATED AFFILIATE

     Investment in unconsolidated affiliate represents the Partnership's 50% ownership interest in Funding. The Partnership's investment in Funding is accounted for using the equity method. The following is summarized financial information for Funding (dollars in thousands):

     STATEMENT OF INCOME DATA

                                        FOR THE YEAR        FOR THE YEAR           INCEPTION
                                            ENDED               ENDED           (JUNE 23, 1995)
                                      DECEMBER 31, 1997   DECEMBER 31, 1996   TO DECEMBER 31, 1995
                                      -----------------   -----------------   --------------------
Interest income.....................       $25,886             $25,886              $12,943
Interest expense....................        25,886              25,886               12,943
                                           -------             -------              -------
Net income..........................       $     0             $     0              $     0
                                           =======             =======              =======

                       LSP-WHITEWATER LIMITED PARTNERSHIP

     BALANCE SHEET DATA

                                                              DECEMBER 31,
                                                              1997 AND 1996
                                                              -------------
Current assets..............................................    $      1
Investment in First Mortgage Bonds..........................     332,000
                                                                --------
          Total assets......................................    $332,001
                                                                ========
Senior Secured Bonds payable................................    $332,000
Stockholders' equity........................................           1
                                                                --------
          Total liabilities and stockholders' equity........    $332,001
                                                                ========

9. FIRST MORTGAGE BONDS PAYABLE

     First Mortgage Bonds payable consists of the following at December 31, 1997 and 1996 (dollars in thousands):

7.19% First Mortgage Bonds due June 30, 2010 ("2010
  Bonds")...................................................  $ 56,273
8.08% First Mortgage Bonds due December 30, 2016 ("2016
  Bonds")...................................................   120,727
                                                              --------
                                                              $177,000
                                                              ========

     On June 30, 1995, the Partnership issued and sold $177,000,000 of First Mortgage Bonds to Funding. The bonds are secured by substantially all assets of the Partnership. Interest is payable semi-annually on June 30 and December 30 of each year, commencing December 30, 1995. Principal on the First Mortgage Bonds is also payable semi-annually in varying amounts beginning on June 30, 2000 for the 2010 Bonds, and beginning on December 30, 2010 for the 2016 Bonds. Collective future maturities of the First Mortgage Bonds as of December 31, 1997, are as follows (dollars in thousands):

1998........................................................  $      0
1999........................................................         0
2000........................................................     1,239
2001........................................................     1,767
2002........................................................     2,430
Thereafter..................................................   171,564
                                                              --------
                                                              $177,000
                                                              ========

     The trust indenture and other financing documents for the First Mortgage Bonds include a number of covenants with which the Partnership must comply. These covenants include, among others, compliance with certain reporting requirements and limitations of activities relating to the bond proceeds, additional debt, new and existing agreements, partnership distributions and other activities. The trust indenture also describes events of default of the First Mortgage Bonds which include, among others, certain events involving bankruptcy of the Partnership and failure to maintain and comply with agreements made by the Partnership.

10. CREDIT AGREEMENT

     The Partnership has entered into a Credit Agreement which provides for working capital loans of up to $3,000,000 and letter of credit commitments of up to $5,000,000. The interest rate for loans made under the Credit Agreement is based upon various short-term indices at the Partnership's option and is determined separately for each draw. These commitments expire on June 30, 2000. The Credit Agreement includes commitment fees, payable quarterly in arrears, ranging from .25% to .375% on the daily average unused amount of the commitment until the Credit Agreement is terminated. There were no letters of credit

                       LSP-WHITEWATER LIMITED PARTNERSHIP
outstanding under the Credit Agreement at December 31, 1997 and 1996. For all periods through December 31, 1997, no working capital loans had been made to the Partnership under the Credit Agreement.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The majority of the Company's accounts receivables are from a major regulated utility (WEPCO) and the associated credit risk is considered limited. The carrying amounts of the Partnership's cash and cash equivalents, accounts receivables, restricted investments, accounts payable and accrued expenses approximate fair value. The fair value of the Partnership's First Mortgage Bonds at December 31, 1997, is $16,194,000 higher than the historical carrying value of $177,000,000. At December 31, 1996, the fair value of the Partnership's First Mortgage Bonds approximated carrying value.

12. COMMITMENTS AND CONTINGENCIES

CONSTRUCTION

     The Partnership has a $115 million turnkey construction contract (inclusive of executed change orders) with Westinghouse Electric. Westinghouse Electric had committed to complete the construction and start-up of the Facility to specified performance levels by May 31, 1997 and is required under the contract to reimburse the Partnership for extension fees paid under its Power Purchase Agreement with WEPCO, and to pay certain liquidated damages in the event of a delay. During 1997, Westinghouse Electric was required to pay $110,000 and $4,539,000 of reimbursable extension fees and delay liquidated damages, respectively. The Partnership has recorded receivables from Westinghouse Electric of $2,195,000 at December 31, 1997, which is comprised of reimbursable extension fees of $35,000 and delay liquidated damages of $2,160,000 (see Note
3).

POWER PURCHASE AGREEMENT

     Under and subject to the terms of the Power Purchase Agreement, the Utility is obligated to purchase the electric capacity made available to it up to 236.5 megawatts and associated energy which the Utility chooses to dispatch from the Facility beginning on the Commercial Operations Date. Payments by the Utility to the Partnership under the Power Purchase Agreement consist of capacity payments and energy payments which fluctuate based upon published indices and/or a fixed schedule.

     In accordance with the Power Purchase Agreement, the Partnership was responsible for reimbursing the Utility for the actual increased costs of capacity and energy acquired to replace the capacity and energy, which were to be provided by the Facility. The Partnership's obligation to reimburse the Utility for these "Replacement Power" costs began on June 23, 1997 and continued through September 17, 1997. The Partnership had an obligation for Replacement Power costs if the Utility's actual costs of capacity and energy exceeded the amounts, which would have been paid to the Partnership under the Power Purchase Agreement. For the period from June 23, 1997 through September 17, 1997, the Partnership was required to pay the Utility approximately $3,300,000 for Replacement Power costs. The Partnership has recorded remaining accounts payable to the Utility of $2,060,000 at December 31, 1997 for Replacement Power in the accompanying balance sheet.

THERMAL ENERGY SALES

     The Partnership has a thermal energy sales agreement with the Department of Administration of the State of Wisconsin ("DOA") which provides for the Partnership to supply the steam requirements of UWW (the "Thermal Energy Agreement"). The initial term of the agreement runs through June 30, 2005. The DOA has the option to extend the agreement for up to four extension periods of four years each. The Thermal Energy Agreement obligates the Partnership to supply all of UWW's steam requirements up to a maximum of 350 million pounds of steam annually at a rate not to exceed 100,000 pounds per hour.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

GAS SUPPLY

     The Partnership has 20-year gas supply agreements with two fuel suppliers to provide 100% of the Facility's natural gas requirements. The gas supply contracts provide for the sale of up to 11,855 MMBtu per day of gas to the Partnership. The price paid by the Partnership to the fuel suppliers under the gas supply contracts fluctuate based on published indices.

     Under the gas supply contracts, the Partnership is subject to annual minimum take requirements which may be satisfied by delivering gas to the Facility, taking gas into storage or remarketing gas to third parties.

GAS TRANSPORTATION

     The Partnership has entered into various gas transportation agreements with fuel transportation companies which provide for delivery of gas to the Facility. The price paid by the Partnership under the gas transportation contracts fluctuate based upon published indices.

OPERATIONS AND MAINTENANCE

     The Facility is operated and maintained under an operations and maintenance agreement with Westinghouse Operating Services Company, Inc. ("Westinghouse Services"). Under the terms of the operations and maintenance agreement, the Partnership is required to pay Westinghouse Services an annual management fee of $350,000, reimbursement of payroll, fringe benefits, insurance, and certain subcontractor costs and a bonus based on target plant performance. If targeted plant performance is not attained, Westinghouse Services is required to pay a performance penalty to the Partnership. The management fee is adjusted annually based on certain published indices. The term of the operations and maintenance agreement extends for an initial period of seven years (through September, 2004). The Partnership has the option to extend the term of the agreement for two additional seven-year terms, provided that the Partnership and Westinghouse Services mutually agree in writing as to the terms of such extension.

PARTS AGREEMENT

     The Partnership has a spare parts agreement (the "Parts Agreement") with Westinghouse Electric. Under the terms of the Parts Agreement, Westinghouse Electric provides (i) certain combustion turbine parts and refurbishment services, (ii) other spare parts at discounted prices and (iii) other repair services at direct cost plus a percent mark-up to the Partnership. The compensation payable to Westinghouse Electric is an annual fee of $977,000 (escalated annually based upon published indices) payable for 12 years.

GREENHOUSE

     Construction of the Greenhouse was substantially complete on June 2, 1997. The Partnership has an operational services agreement with Floriculture, Inc. ("Floriculture"), an affiliate of the Partnership, which operates the Greenhouse for the benefit of the Partnership. Under the terms of the operational services agreement, Floriculture is required to provide all the services to produce, market, and sell horticulture products and maintain the Greenhouse. As compensation for its services Floriculture is reimbursed on a monthly basis for its approved costs in connection with conducting the Greenhouse business and operating the Greenhouse, and will receive an annual management fee equal to 12% of the Partnership's net profit from the operation of the Greenhouse. The term of the operational services agreement will expire on May 31, 2002. For the year ended December 31, 1997, Floriculture received payments pursuant to the operations services agreement of approximately $669,000. The Partnership has recorded accounts payable to Floriculture of approximately $197,000 at December 31, 1997.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

LITIGATION

     The Partnership experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the financial position or results of operations of the Partnership.

13. DEPENDENCE ON THIRD PARTIES

     The Partnership is highly dependent on a single utility for purchases of electric generating capacity and energy from its Facility, and a single operator to perform the operation and maintenance of its Facility. In addition, the Partnership has contracted with two gas companies to supply the gas requirements of the Facility, and has contracted with a single interstate gas transporter to transport gas. Any material breach by any one of these parties of their respective obligations to the Partnership could affect the ability of the Partnership to make payments under its First Mortgage Bonds. In addition, bankruptcy or insolvency of certain other parties or defaults by such parties relative to their contractual or regulatory obligations could adversely affect the ability of the Partnership to make payments under its First Mortgage Bonds. If an agreement were to be terminated due to a breach of such agreement, the Partnership's ability to enter into a substitute agreement having substantially equivalent terms and conditions, or with an equally creditworthy third party, is uncertain.

14. RELATED PARTY TRANSACTIONS

     The initial costs incurred to develop the Facility, consisting principally of site acquisition and development costs, engineering fees, legal fees, permitting costs, interest and LS Power employee and office costs, were incurred by Granite. At June 30, 1995, the Partnership paid development fees and reimbursed certain costs totaling approximately $12,160,000 to Granite. These payments were capitalized and included in construction in process.

     LS Power provided certain management services to the Partnership pursuant to management services agreements. Under these agreements, LS Power managed the business affairs of the Partnership during construction and operation of the Whitewater Project. As compensation for its services, LS Power received a monthly management fee of $60,000 during construction, and $50,000 during operation (both in 1995 dollars). These fees were escalated annually beginning on January 1, 1996 pursuant to the rate of change in a consumer-price related index. LS Power was also reimbursed for its reasonable and necessary expenses incurred in performing its services, including salaries of its personnel to the extent related to services provided under the agreements. Under these agreements, the Partnership incurred expenses of approximately $1,534,000, $1,392,000 and $544,000 during the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Partnership recorded accounts payable to LS Power of approximately $235,000 and $53,000, respectively. See
Note 16 for discussion of assignment of the management services agreements which occurred on March 20, 1998.

15. PARTNERS' CAPITAL

     In 1997, TPC, contributed $20,556,000 of equity for financing the construction of the Facility. TPC received a limited partner interest in the Partnership of approximately 26% and equity commitment fees of $350,000.

     Profits, losses and distributions will be allocated based on the respective partnership interests. Distributions will be made in accordance with the trust indenture and other financing documents. Such distributions are subject to the prior satisfaction of a number of conditions including, among others, maintenance of required funding levels in various Trustee accounts and compliance with minimum levels of current and projected debt service coverage.

                       LSP-WHITEWATER LIMITED PARTNERSHIP

16. SUBSEQUENT EVENT -- CHANGE IN CONTROL

     On March 6, 1998, LS Power and Granite (collectively, the "Sellers") entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Cogentrix Mid American, Inc. (CMA) and Cogentrix Cottage Grove, LLC (collectively, the "Purchasers") and Cogentrix Energy, Inc. ("Cogentrix Energy") which controls each of the Purchasers as wholly-owned indirect subsidiaries.

     On March 20, 1998, pursuant to the Securities Purchase Agreement, the Sellers sold all of the Sellers' capital stock of Floriculture, Inc. ("Floriculture") and LSP-Whitewater I, Inc., as well as all of the Sellers' limited partnership interest in the Partnership to the Purchasers. As a result, CMA acquired all of the capital stock of Floriculture, and Cogentrix Whitewater, LLC, a wholly-owned subsidiary of CMA, acquired all of the capital stock of LSP-Whitewater I, Inc., the 1% general partner of the Partnership, as well as a 73.17% limited partnership interest in the Partnership for a combined total ownership interest of 74.17% in the Partnership.

     On the same date that the indirect subsidiaries of Cogentrix Energy identified above acquired their ownership interests in the Partnership, Cogentrix Energy and LS Power entered into an Assignment and Assumption Agreement, by the terms of which LS Power assigned, and Cogentrix Energy assumed, all of the rights and obligations of LS Power under certain management service agreements between LS Power and LSP-Whitewater, Inc. and the Partnership.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Logan Generating Company, L.P.,
Keystone Urban Renewal Limited Partnership,
Northampton Generating Company, L.P.,
Chambers Cogeneration Limited Partnership, and
Scrubgrass Generating Company, L.P.:

     We have audited the accompanying combined balance sheets of Logan Generating Company, L.P. (a Delaware limited partnership), Keystone Urban Renewal Limited Partnership (a Delaware limited partnership), Northampton Generating Company, L.P. (a Delaware limited partnership) and subsidiaries, Chambers Cogeneration Limited Partnership (a Delaware limited partnership) and Scrubgrass Generating Company, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Logan Generating Company, L.P., Keystone Urban Renewal Limited Partnership, Northampton Generating Company, L.P. and subsidiaries, Chambers Cogeneration Limited Partnership and Scrubgrass Generating Company, L.P. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
January 15, 1998

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
          AS OF JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                            JUNE 30,     -----------------------
                                                              1998          1997         1996
                                                           -----------   ----------   ----------
                                                           (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $   13,325    $    8,559   $    3,459
  Restricted cash........................................       2,103         4,171        4,539
  Accounts receivable....................................      29,908        28,735       27,138
  Notes and loans receivable -- current portion..........          --           912          385
  Fuel inventory.........................................       8,152         7,603        7,691
  Prepaid expenses and other.............................       8,022         3,332        4,651
                                                           ----------    ----------   ----------
          Total current assets...........................      61,510        53,312       47,863
INVESTMENTS HELD BY TRUSTEE..............................      28,414        25,509       29,469
RESTRICTED CASH..........................................          --         1,208       31,792
NET INVESTMENT IN LEASE..................................     230,101       228,936      226,228
LAND AND EASEMENTS.......................................      15,646        15,646       15,646
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation of $112,177 (unaudited), $106,282 and
  $76,376, respectively..................................   1,176,082     1,192,523    1,216,839
LONG-TERM NOTES RECEIVABLE...............................       2,864         4,400        2,312
DEFERRED FINANCING COSTS, net of accumulated amortization
  of $17,482 (unaudited), $13,706 and $10,531,
  respectively...........................................      20,446        21,347       22,365
OTHER CAPITALIZABLE COSTS, net of accumulated
  amortization of $11,991 and $8,970, respectively.......          --           490          654
OTHER LONG-TERM ASSETS...................................         225           463          445
                                                           ----------    ----------   ----------
                                                           $1,535,288    $1,543,834   $1,593,613
                                                           ==========    ==========   ==========
                         LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current portion of long-term debt......................  $   29,476    $   35,262   $   40,366
  Accounts payable.......................................       7,509         6,537        7,688
  Interest payable.......................................      12,049        10,743       11,517
  Accrued liabilities....................................      10,632         9,263        6,125
                                                           ----------    ----------   ----------
          Total current liabilities......................      59,666        61,805       65,696
MAJOR MAINTENANCE RESERVE................................       6,590         5,682        4,024
LONG-TERM DEBT...........................................   1,198,101     1,209,802    1,226,723
                                                           ----------    ----------   ----------
          Total liabilities..............................   1,264,357     1,277,289    1,296,443
PARTNERS' CAPITAL........................................     270,931       266,545      297,170
                                                           ----------    ----------   ----------
                                                           $1,535,288    $1,543,834   $1,593,613
                                                           ==========    ==========   ==========

 The accompanying notes are an integral part of these combined balance sheets.

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                          SIX-MONTH PERIODS ENDED
                                                 JUNE 30,               YEARS ENDED DECEMBER 31,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)
OPERATING REVENUE:
  Electric capacity and capacity
     bonus.............................   $ 50,261      $ 50,304     $101,001   $100,112   $ 94,683
  Electric energy revenue..............     60,917        59,337      117,015    113,243     76,420
  Steam revenue........................      4,673         5,238        9,423      9,318      9,662
  Interest rate mode agreement.........     15,636        15,314       30,628     31,336     33,719
  Lease revenues.......................      8,287         8,212       16,172     17,151     18,474
  Other revenue........................      5,839           576        2,374      2,205         --
                                          --------      --------     --------   --------   --------
                                           145,613       138,981      276,613    273,365    232,958
                                          --------      --------     --------   --------   --------
OPERATING EXPENSES:
  Fuel and ash.........................     30,817        31,350       63,957     62,675     52,686
  Operating and maintenance............     22,004        15,662       35,246     33,059     26,149
  General and administrative...........      2,776         3,334        5,248      6,116      4,189
  Insurance and taxes..................      3,473         3,474        7,136      7,749      7,229
  Depreciation and amortization........     16,540        15,429       30,176     37,667     32,725
                                          --------      --------     --------   --------   --------
                                            75,610        69,249      141,763    147,266    122,978
                                          --------      --------     --------   --------   --------
OPERATING INCOME.......................     70,003        69,732      134,850    126,099    109,980
                                          --------      --------     --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest expense.....................    (42,669)      (45,572)     (96,362)   (97,702)   (85,798)
  Other................................     (1,658)        1,048        3,124      3,805      4,361
                                          --------      --------     --------   --------   --------
                                           (44,327)      (44,524)     (93,238)   (93,897)   (81,437)
                                          --------      --------     --------   --------   --------
NET INCOME BEFORE INCOME TAXES.........     25,676        25,208       41,612     32,202     28,543
BENEFIT (PROVISION) FOR INCOME TAXES...         --            --           42        (41)        --
                                          --------      --------     --------   --------   --------
NET INCOME.............................   $ 25,676      $ 25,208     $ 41,654   $ 32,161   $ 28,543
                                          ========      ========     ========   ========   ========

   The accompanying notes are an integral part of these combined statements.

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
            FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

PARTNERS' CAPITAL, DECEMBER 31, 1994........................         $245,421
  Capital contributions.....................................           15,658
  Net income................................................           28,543
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1995........................          289,622
  Capital distributions.....................................          (24,613)
  Net income................................................           32,161
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1996........................          297,170
  Capital distributions.....................................          (72,279)
  Net income................................................           41,654
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1997........................          266,545
  Capital distributions.....................................          (21,290)
  Net income................................................           25,676
                                                                     --------
PARTNERS' CAPITAL, JUNE 30, 1998 (UNAUDITED)................         $270,931
                                                                     ========

   The accompanying notes are an integral part of these combined statements.

                         LOGAN GENERATING COMPANY, L.P.
                   KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                     SIX-MONTH PERIODS ENDED
                                                            JUNE 30,               YEARS ENDED DECEMBER 31,
                                                    -------------------------   -------------------------------
                                                       1998          1997         1997       1996       1995
                                                    -----------   -----------   --------   --------   ---------
                                                    (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................   $ 25,676      $ 25,208     $ 41,654   $ 32,161   $  28,543
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................     16,615        16,486       33,342     40,510      33,465
    Amortization of unearned lease income.........     (9,382)       (8,169)     (18,384)   (17,888)    (17,855)
    Decrease in restricted cash...................       (838)           --           83        763       3,332
    (Increase) decrease in accounts receivable....     10,296         8,378       14,179     14,578      (3,947)
    Decrease (increase) in fuel inventory.........       (549)       (1,131)          88     (1,450)      1,153
    Decrease (increase) in deposits...............         (4)           (3)         (18)      (133)      2,265
    Decrease (increase) in prepaid expenses.......     (1,904)       (8,211)       1,319       (464)     (1,058)
    Increase in notes receivable..................       (553)          349       (2,615)    (1,068)        (20)
    Increase (decrease) in accounts payable and
      other accrued liabilities...................      2,340         6,509        1,987     (4,005)      2,215
    Increase in major maintenance reserve.........        908          (516)          84      1,556       2,396
    Increase (decrease) in interest payable.......      1,306          (479)         800       (472)        844
                                                     --------      --------     --------   --------   ---------
         Net cash provided by operating
           activities.............................     43,911        38,421       72,519     64,088      51,333
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in investment held by trustee..........         --          (528)       3,960      2,643      27,123
  Payment for construction in progress, including
    capitalized interest..........................         --            --           --         --     (32,991)
  Additions to property, plant and equipment......     (1,493)       (1,019)      (5,597)    (2,720)    (74,541)
  Adjustments to property, plant and equipment....         --            --           --        120          --
                                                     --------      --------     --------   --------   ---------
         Net cash (used in) provided by investing
           activities.............................     (1,493)       (1,547)      (1,637)        43     (80,409)
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease (increase) in restricted cash for
    financing.....................................      1,208        28,672       30,869     (4,801)     (7,930)
  Decrease (increase) in deferred financing
    costs.........................................         --          (163)      (2,347)        14      (2,547)
  Proceeds from long-term debt....................         --         2,191       19,775      8,662     415,496
  Repayment of long-term debt.....................    (17,488)      (11,226)     (41,800)   (41,630)   (396,086)
  Increase in other equity........................        (82)          (82)          --         --          --
  Capital (distributions) contributions...........    (21,290)      (47,526)     (72,279)   (24,613)     15,658
                                                     --------      --------     --------   --------   ---------
         Net cash (used in) provided by financing
           activities.............................    (37,652)      (28,134)     (65,782)   (62,368)     24,591
                                                     --------      --------     --------   --------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................      4,766         8,740        5,100      1,763      (4,485)
CASH AND CASH EQUIVALENTS, beginning of year......      8,559         3,459        3,459      1,696       6,181
                                                     --------      --------     --------   --------   ---------
CASH AND CASH EQUIVALENTS, end of year............   $ 13,325      $ 12,199     $  8,559   $  3,459   $   1,696
                                                     ========      ========     ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................                              $ 89,398   $ 91,951   $  96,249
                                                                                ========   ========   =========

   The accompanying notes are an integral part of these combined statements.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1997, 1996 AND 1995

1. ORGANIZATION AND BUSINESS

LOGAN GENERATING COMPANY, L.P.

     Logan Generating Company, L.P. ("Logan"), formerly Keystone Energy Service Company, L.P., is a Delaware limited partnership formed on October 4, 1991. The general partners of Logan are Aspen Power Corporation ("Aspen"), a Delaware corporation and a wholly owned subsidiary of Bechtel Generating Company, Inc. ("BGCI") and Eagle Power Corporation ("Eagle"), a California corporation and a wholly-owned subsidiary of PG&E Generating Company ("PGC"). Eagle is also a limited partner of Logan.

     PGC will transfer its entire ownership interest in Eagle to U.S. Generating Company, LLC ("USGenLLC") pending approval by the Federal Energy Regulatory Commission ("FERC"). The transfer will be retroactive to December 31, 1997.

     The net operating profits and losses of Logan are allocated to Aspen and Eagle (collectively, the "Logan Partners") based on the following ownership percentages:

GENERAL PARTNERS:
  Aspen.....................................................   50%
  Eagle.....................................................   49%
LIMITED PARTNER:
  Eagle.....................................................    1%

     All distributions other than liquidating distributions will be made based on the Logan Partners' percentage interests as shown above, in accordance with the project documents and at such times and in such amounts as the Board of Control of Logan determines.

KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP

     Keystone Urban Renewal Limited Partnership ("Urban") is a Delaware limited partnership formed on September 13, 1991. The general partner of Urban is Keystone Cogeneration Company Limited Partnership ("Keystone"), a Delaware limited partnership whose general partners are Aspen (50%) and Eagle (49%), and whose limited partner is Eagle (1%). The limited partner of Urban is Granite Generating Company, L.P. ("Granite"), a Delaware limited partnership whose general partners are Aspen (50%) and Eagle (49%), and whose limited partner is Eagle (1%).

     The operating profits and losses of Urban are allocated to Keystone and Granite based on the following ownership percentages:

GENERAL PARTNER:
  Keystone..................................................   99%
LIMITED PARTNER:
  Granite...................................................    1%

     All distributions other than liquidating distributions will be made based on the percentage interests as shown above, in accordance with the project documents and at such times and in such amounts as the general partner determines.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Logan and Urban (collectively, the "Logan Partnerships") were formed to develop, construct, own and operate a 217 megawatt ("mw") pulverized coal-fired cogeneration station (the "Logan Project") in the Township of Logan, New Jersey. Urban holds title to the land upon which the Logan Project is situated as well as the Logan Project itself. Logan leases the Logan Project from Urban pursuant to a facilities lease agreement dated April 1, 1992. The lease commenced on the first funding date of the Logan Project's construction, and will terminate upon
1) the merger of the Logan Partnerships, 2) mutual consent between the Logan Partnerships and the Township of Logan, or 3) final payment of the Logan Partnerships' obligations incurred to finance the Logan Project. The Logan Project is designed to produce electricity for sale to Atlantic City Electric Company ("ACEC") and process steam for sale to Monsanto Chemical Company ("Monsanto") for use in its industrial operations. Logan assigned the Monsanto steam and electricity sales agreement to ACEC effective September 24, 1996. The Logan Project entered commercial operations and achieved final completion in 1994.

NORTHAMPTON GENERATING COMPANY, L.P.

     Northampton Generating Company, L. P. ("Northampton") is a Delaware limited partnership formed on July 2, 1991. The partners are Jaeger Power Corporation ("Jaeger"), a wholly-owned indirect subsidiary of USGenLLC and Poplar Power Corporation ("Poplar"), a wholly-owned subsidiary of BGCI.

     Northampton was formed to construct, own and operate a 98 mw anthracite waste coal-fired electric generating project (the "Northampton Project") located in Northampton, Pennsylvania. The Northampton Project is designed to produce electricity for sale to Metropolitan Edison Company. The Northampton Project also sells a minimum of 104 million pounds per year of process steam to an unrelated third party for use in its industrial operations.

     The net operating profits and losses of Northampton are allocated to Jaeger and Poplar (collectively, the "Northampton Partners") based on the following ownership percentages:

Jaeger......................................................   50%
Poplar......................................................   50%

     All distributions other than liquidating distributions will be made based on the Northampton Partners' percentage interests as shown above, in accordance with the Northampton Project documents and at such times and in such amounts as the Board of Control of the partnership determines. The Northampton Partners have entered into equity commitment agreements which require funding up to $11,225,000 for certain Northampton Project conditions defined in the Northampton Project documents.

     Northampton Fuel Supply Company, Inc. (the "Fuel Company") is a wholly-owned subsidiary of Northampton. The Fuel Company was formed to (1) obtain, hold or dispose of culm, silt, tailings or other fuel components for the Northampton Project, (2) to build, construct, own or lease, operate, maintain, repair, replace or refurbish facilities, equipment, systems, components, parts, supplies or other materials necessary to obtain, handle or process or prepare such fuel components, and (3) to provide such fuel components to Northampton or any other owner or operator of the Northampton Project.

     Northampton Water Company, Inc. (the "Water Company") is a wholly-owned subsidiary of Northampton. The Water Company was formed to own, lease or otherwise acquire certain rights and interests and to perform certain obligations relating to the water supply for the Northampton Project.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

CHAMBERS COGENERATION LIMITED PARTNERSHIP

     Chambers Cogeneration Limited Partnership ("Chambers") is a Delaware limited partnership formed on August 17, 1988. The general partners of Chambers are Peregrine Power Corporation ("Peregrine"), a California corporation and a wholly-owned indirect subsidiary of USGenLLC, and Maple Power Corporation ("Maple"), a Delaware corporation and a subsidiary of BGCI. TIFD III-T, Inc. ("TIFD"), a wholly-owned subsidiary of General Electric Capital Corporation ("GECC"), is a limited partner. Chambers is not to continue in existence beyond December 31, 2028.

     Chambers was formed to construct, own and operate a 262 mw coal-fired cogeneration station (the "Chambers Project") at DuPont's Chambers Works chemical complex near Carneys Point, New Jersey. The Chambers Project is designed to produce electricity for sale to ACEC, and electricity and process steam for sale to E.I. DuPont de Nemours & Company ("DuPont") for use in its industrial operations. The Chambers Project entered commercial operations and achieved final completion in 1994.

     Chambers is managed by U.S. Generating Company ("USGen") pursuant to a Management Services Agreement (the "MSA"). The Facility is operated by U.S. Operating Services Company ("USOSC") pursuant to an Operation and Maintenance Agreement (the "O&M Agreement"). USGen and USOSC are general partnerships originally formed between affiliates of PG&E Enterprises and Bechtel Enterprises. On September 19, 1997, USGen and USOSC each separately redeemed Bechtel Enterprises' interests in USGen and USOSC so that PG&E Enterprises now indirectly owns all of the interests in USGen and USOSC. This will not affect USGen's obligations under the MSA or USOSC's obligations under the O&M Agreement. In addition, on September 19,1997, Peregrine purchased one-third of Maple's interest in Chambers, which represents a 5% ownership interest.

     The net income and losses of Chambers are allocated to Peregrine, Maple and TIFD (collectively, the "Chambers Partners") based on the following ownership percentages.

                                                            POST       PRE
                                                           9/20/97   9/20/97
                                                           -------   -------
Peregrine................................................    50%       45%
Maple....................................................    10%       15%
TIFD.....................................................    40%       40%

     All distributions other than liquidating distributions are made based on the Chambers Partners' percentage interests as shown above, in accordance with the Chambers Project documents and at such times and in such amounts as the Board of Control of Chambers determines.

SCRUBGRASS GENERATING COMPANY, L.P.

     Scrubgrass Generating Company, L.P. ("Scrubgrass") is a Delaware limited partnership formed on December 1, 1990. The general partners of Scrubgrass are Falcon Power Corporation ("Falcon"), a California corporation and a wholly-owned indirect subsidiary of USGenLLC; Scrubgrass Power Corporation ("SPC"), a Pennsylvania corporation and a wholly-owned subsidiary of Falcon; and Pine Power Leasing, Inc. ("Pine"), a Delaware corporation and a wholly-owned subsidiary of BGCI. Falcon is also a limited partner in Scrubgrass. DCC Project Finance Four, Inc. ("DCC"), a Delaware corporation and a wholly-owned subsidiary of Dana Commercial Credit Corporation, was admitted as a limited partner after acquiring a portion of Falcon's interest in Scrubgrass. Scrubgrass is not to continue in existence after December 31, 2030.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The purpose of Scrubgrass is to participate in the developing, financing, engineering, construction, ownership, operation, maintenance, and leasing of a waste coal-fired 87 mw (net) electrical generating facility located in Venango County, Pennsylvania (the "Scrubgrass Project"). The Scrubgrass Project commenced commercial operations in 1993, and Scrubgrass entered into a lease agreement with Buzzard Power Corporation ("Buzzard"), a wholly-owned subsidiary of Environmental Power Corporation ("EPC"), effective June 17, 1994. (See Note
4).

     Scrubgrass formed two subsidiaries: Clearfield Properties, Inc. ("Clearfield"), for the purpose of purchasing a 175-acre site in Clearfield County, Pennsylvania, and acquiring access to certain coal fines material, and Leechburg Properties, Inc. ("Leechburg"), for the purpose of acquiring access rights to certain waste coal sites.

     The net operating profits and losses of Scrubgrass are allocated to Falcon, SPC, Pine, and DCC (collectively, the "Scrubgrass Partners") based on the following sharing ratios, in accordance with the amended partnership agreement:

GENERAL PARTNERS:
  Falcon....................................................  24.63%
  SPC.......................................................  24.87%
  Pine......................................................  20.00%
LIMITED PARTNERS:
  Falcon....................................................   0.50%
  DCC.......................................................  30.00%

     Distributions are made pursuant to the amended partnership agreement. Generally, distributions of basic rent (contractually scheduled payments in the lease) are made in accordance with the Scrubgrass Partners' sharing ratios as shown above, and distributions of additional rent (variable based on Buzzard's monthly distributable residual operating cash) are to be 20 percent to Pine and 80 percent to Falcon. During 1996, as a result of the expiration of the bond interest rate swap (see Note 3), Falcon began sharing a portion of its additional rent with DCC based on a formula of the lesser of 10 percent of the Falcon distribution or 4 percent of the savings differential between bond interest calculated at 6.5 percent per annum and the actual monthly all-in cost of the bonds including actual interest, the cost of credit support and remarketing fees payable by Scrubgrass.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRESENTATION

     The accompanying financial statements of Logan, Urban, Northampton, Chambers, and Scrubgrass (collectively, the "Partnerships") are presented on a combined basis due to the common management of the underlying projects of the Partnerships. All inter-partnership transactions have been eliminated in combination.

     The accompanying combined financial statements were prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     Information presented as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the combined entities as of June 30, 1998 and the results of their operations and cash flows for the six-month periods ended June 30, 1998 and 1997. The results of operations for these interim periods are not necessarily indicative of results which may be expected for any other interim period or for the years as a whole.

CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash equivalents include short-term investments with original maturities of three months or less.

RESTRICTED CASH

     Restricted cash includes cash and cash equivalent amounts, as defined above, which are restricted under the terms of certain of the Partnerships' agreements. Restricted cash includes amounts restricted for debt service, major maintenance, subordinated operations and maintenance costs, and amounts escrowed with the Township of Logan and Logan Municipal Utilities Authority. Restricted cash amounts held for long-term use are classified as non-current assets.

FUEL INVENTORY

     Fuel inventory is stated at the lower of cost or market using the average cost method.

PREPAID EXPENSES

     Prepaid expenses include $358,101 and $540,644 of prepaid insurance expenses related to property damage and other general liability policies, $1,751,573 and $2,436,563 of advance funding for expenses related to operations and maintenance, $57,500 and $60,597 of prepaid agency and bond rating fees, $886,582 and $343,511 in prepaid fuel and ash site development costs, $132,418 and $978,300 in future relocation reserves, and $145,933 and $292,025 in other prepaid expenses at December 31, 1997 and 1996, respectively.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, which consist primarily of the projects, are recorded at actual cost. The projects are depreciated on a straight-line basis over 35 years. As of January 1, 1997, two of the Partnerships prospectively revised their calculation of depreciation to include a residual value on the projects approximating 25 percent of the gross project costs. This change increased net income for 1997 by approximately $7.9 million.

     Other property, plant and equipment are depreciated on a straight-line basis over the estimated remaining economic or service lives of the respective assets (ranging from 5 to 10 years). Routine maintenance and repairs are charged to expense as incurred.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

LEASE ACCOUNTING

     The lease described in Note 4 meets the criteria for a "sales-type" capital lease. Accordingly, the investment in lease, unearned lease income, and lease revenues are accounted for in conformity with Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS 13").

RIGHT TO FUEL INVENTORY

     Scrubgrass amortizes the right to remove fuel from their fee property located in Clearfield County over the estimated minimum life of available waste fuel fines using the straight-line method. For the years ended December 31, 1997, 1996 and 1995, $161,000 of annual amortization related to these costs has been included in amortization in the accompanying combined statements of operations.

ORGANIZATION COSTS

     The Partnerships amortize organization costs over the life of the projects using the straight-line method. Annual amortization of these costs has been included in amortization expense in the accompanying combined statements of operations.

DEFERRED FINANCING COSTS

     Financing costs, consisting primarily of the costs incurred to obtain project financing, are deferred and amortized using the effective interest rate method over the term of financing. Financing costs related to the Debt Service Reserve Letter of Credit (see Note 3) were capitalized and accrued in 1995. Actual total costs were less than estimated; accordingly, deferred financing costs were reduced by $175,750 in 1996. Deferred financing costs incurred to obtain the Bond Letter of Credit, the Working Capital Loan commitment and the Debt Service Loan commitment are amortized on a straight-line basis over the term of the related commitment, which is not materially different from the effective interest rate method.

MAJOR MAINTENANCE RESERVE

     The major maintenance reserve represents an accrual for anticipated expenditures for scheduled significant maintenance of the projects. The accrual is recognized ratably over the maintenance cycle of the related equipment.

INTEREST INCOME

     In 1995, interest income included a $513,966 gain related to the sale of zero coupon bonds.

INCOME TAXES

     Under current law, no Federal or state income taxes are paid directly by the Partnerships. All items of income and expense of the Partnerships are allocable to and reportable by the partners in their respective income tax returns. Accordingly, no provision is made in the accompanying combined financial statements for Federal or state income taxes. Income taxes reported on the accompanying combined financial statements are Federal and State income taxes paid or accrued by Clearfield and Leechburg.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. BONDS AND LOANS PAYABLE

     The following represents the total amounts of bonds and notes payable for the Partnerships. All bonds and loans payable are secured by the assets of the projects or the real estate covered by ground leases.

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY ("NJEDA") BONDS

     The NJEDA issued and sold $190,000,000 of its Exempt Facility Revenue Bonds (the "Bonds") in order to finance a portion of the costs of constructing and equipping both the Logan and Chambers Projects. The issuance of the Bonds was made pursuant to an Indenture of Trust, which named First Fidelity, N.A. and Citibank, N.A., respectively, as the bond trustees. The proceeds were lent to the Partnerships pursuant to the NJEDA Authority Loan Agreement. The Bonds, which are secured by an irrevocable letter of credit, provide for interest at variable rates. The weighted-average interest rates on the Bonds were 3.59% and 3.40% at December 31, 1997 and 1996, respectively.

RESOURCE RECOVERY REVENUE BONDS

     In 1994, in order to finance a portion of the costs of constructing and equipping the Northampton Project and the culm facility, Northampton issued and sold $205 million of Resource Recovery Revenue Bonds through the Pennsylvania Economic Development Financing Authority. The bonds were issued in three series and feature maturity dates ranging from January 1, 2007 to January 1, 2021 and interest rates ranging from 6.40% to 6.95%.

VIDA BONDS

     In order to finance a portion of the costs of constructing and equipping the Scrubgrass Project, the Venango Industrial Development Authority ("VIDA") issued and sold $135,600,000 of its resource recovery revenue bonds (Series 1990 A and B, and Series 1993 -- Scrubgrass Project). For the years ended December 31, 1997, 1996 and 1995, tax exempt interest was incurred on the outstanding bonds at an average rate of 3.68 percent, 3.72 percent and 4.00 percent, respectively.

CREDIT AND REIMBURSEMENT AGREEMENTS

     Pursuant to the Third Amended and Restated Reimbursement and Loan Agreement (the "Reimbursement and Loan Agreement") dated as of November 1, 1995, the Logan Partnerships entered into a financing facility with a group of banks (the "Senior Lenders"). Funding from the financing facility is drawn on Union Bank of Switzerland, New York ("UBS"), as the agent for the Senior Lenders. The financing facility provides for a construction/term loan, a bond letter of credit, a debt service reserve letter of credit and a working capital loan. The Reimbursement and Loan Agreement is secured by the Logan Project.

     On January 1, 1994, in order to finance a portion of the costs of constructing and equipping the Northampton Project and the culm facility, Northampton entered into a Credit and Reimbursement Agreement with a group of banks (the "Northampton Banks") wherein the Northampton Banks would provide Northampton with a financing facility. Funding from the financing facility is drawn on ABN AMRO Bank N. V., as the agent for the Northampton Banks.

     In order to finance a portion of the costs of constructing and equipping the Chambers Project, Chambers entered into a credit agreement (the "Original Credit Agreement") in 1991 with a group of banks (the

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

"Chambers Banks"), wherein the Chambers Banks provided Chambers with a financing facility. Funding from the financing facility was drawn on Swiss Bank Corporation, New York ("Swiss Bank") as the agent for the Chambers Banks. The financing facility provided for a construction loan commitment, which was converted to a term loan commitment in 1994 (the "Chambers Conversion Date"), a supplemental loan commitment and a letter of credit commitment.

     On June 9, 1997 the Original Credit Agreement was amended (the "Amendment") and restated (the "Amended and Restated Credit Agreement"). The Amendment replaced Swiss Bank Corporation, New York with ING (U.S.) Capital Corporation ("ING") as the agent bank. The Amendment increased the amount of the debt by $7,939,750, extended the maturity of the debt five years from 2009 to 2014, and consolidated the term loans (the "Term Loans").

     Chambers incurred $3,759,664 in financing costs in conjunction with the Amended and Restated Credit Agreement. Of this total, $2,346,219 representing creditor bank fees (including creditor legal costs) was capitalized as deferred financing costs and is being amortized using the effective interest rate method over the term of the debt as prescribed in EITF 96-19. The remainder was expensed as required by EITF 96-19.

     In order to finance a portion of the costs of constructing and equipping the Scrubgrass Project, Scrubgrass entered into the Reimbursement and Loan Agreement (the "Original RLA") with a group of banks (the "Scrubgrass Banks"), wherein the Scrubgrass Banks would provide Scrubgrass with various financing facilities. Funding from the financing facilities was initially drawn on National Westminster Bank, PLC, New York ("NatWest"), as the Agent for the Scrubgrass Banks. In December 1995, Scrubgrass entered into the Amended and Restated Reimbursement and Loan Agreement (the "New RLA") which provided a new term loan facility of $12,000,000.

     On May 22, 1997, Scrubgrass entered into an agreement to amend the New RLA which restructured the Debt Service Loan Commitment of $6,000,000. As defined in the New RLA, an applicable margin is added to the base component of interest rates for each type of loan under each of the loan facilities provided in the New RLA. The applicable margins consist of a Eurodollar and a base component and range from 1.50% to 1.75% over the term of the New RLA.

CONSTRUCTION AND TERM LOANS

     The Logan term loan commitment was entered into on January 24, 1995 (the "Logan Conversion Date") and was drawn to repay the outstanding balance on the construction loan. The interest rate on the term loan is based upon various short-term indices at the Logan Partnerships' option and may be changed periodically, also at the Logan Partnerships' option.

     Upon the construction loan maturity date of September 22, 1995 (the "Construction Loan Maturity Date"), the Term Loan commitment was made available to Northampton and was drawn upon to repay the Construction Loan.

     The interest rate is based upon various short-term indices at Northampton's option and may be changed periodically, also at Northampton's option. It is calculated as set forth in the Credit and Reimbursement Agreement. For the three years ending September 30, 1998, interest is either (1) the base rate, which approximates the prime rate of interest plus a margin of 0.750 percent, (2) the London Interbank Offering Rate ("LIBOR") plus a margin of 1.500 percent, or (3) the CD rate plus a margin of 1.625 percent. At December 31, 1997 and 1996, the Term Loan interest rate was 7.44 and 7.32 percent respectively.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The original Chambers term loan was drawn in 1994 to repay the construction loan and the supplemental loan was drawn in late 1994 to fund additional construction costs. An additional term loan amount of $7,939,750 was drawn in 1997. The June 1997 Amendment combined the three outstanding loan facilities into one term loan facility ("Term Loan"). The interest on the Term Loan is based upon various short-term rates at Chamber's option and may be changed periodically, also at Chamber's option, within certain limitations as set forth in the Amendment.

     The term loan commitment became available to Scrubgrass on June 30, 1994 (the "Scrubgrass Conversion Date") and was drawn to repay the construction loan. Principal repayments, based on percentages of the outstanding balance ranging from 0.100 percent to 1.617 percent, will be due monthly between July 1995 and January 2006 according to an amortization schedule provided in the New RLA. Type and term for each loan under the facility is determined at Scrubgrass's option. The interest is determined as set forth in the New RLA and is either the Eurodollar rate plus the applicable margin, or a base rate, which is the higher of the Agent's prime rate or the federal funds rate, plus the applicable margin.

BOND LETTER OF CREDIT

     In order to support certain payments of the NJEDA bonds, the Logan Partnerships requested the Senior Lenders to issue an irrevocable letter of credit. The committed amount of the letter of credit is reduced in the same amounts as the related bond principal is repaid. The expiration date may be extended for one-year periods, annually, at the sole discretion of the Senior Lenders.

     Draws upon the letter of credit are to be used for the payment of principal or interest on the bonds and are to be made only when funds are not available or adequate from the debt service fund or the bond redemption fund, as established in the Bond Indenture of Trust dated April 1, 1992. The Logan Partnerships do not expect a draw on the letter of credit. If any draws are made, however, interest is calculated at a default rate that approximates the prime rate of interest plus a margin of 2.0 percent. If there is any balance outstanding on the letter of credit, the Logan Partnerships also have the option of drawing on a liquidity commitment and a refunding notes commitment by the Senior Lenders. Interest on these draws is based on various short-term interest rates as chosen by the Logan Partnerships, plus an applicable margin. The refunding notes are used to repay the liquidity notes. The refunding notes are to be repaid according to amortization schedules set forth in the Reimbursement and Loan Agreement, with final payment on September 30, 2009.

     In order to support certain payments of its NJEDA bonds, Chambers requested the Chambers Banks to issue an irrevocable letter of credit. Interest is calculated at a base rate which approximates the prime rate of interest plus 2.0 percent and is payable upon demand. The letter of credit secures the NJEDA bonds. The letter of credit currently expires June 9, 2007. Upon request of Chambers, the expiration date of the letter of credit may be extended at the sole discretion of the Chambers Banks.

     In order to support principal and interest payments on the VIDA bonds, NatWest has issued an irrevocable letter of credit to Scrubgrass. In 1995, Credit Lyonnais became the Agent, replacing NatWest. Interest on the drawn portion is calculated as a base rate that approximates the prime rate of interest plus an additional margin as defined in the New RLA.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

TERM LETTER OF CREDIT

     At the beginning of commercial operations on August 28, 1995 (the "Commercial Operation Date"), Northampton established an irrevocable letter of credit with a full commitment amount available up to $66.6 million and a stated amount, at the Commercial Operation Date of $7.154 million, determined pursuant to the Power Purchase Agreement. This letter of credit secures the balance in a suspense account, which balance is determined by factoring projected energy deliveries for each generation year (the anniversary of the Commercial Operation
Date) by the excess of the contract energy sales rate over a projected rate. The suspense account and the letter of credit will be provided until the balance in the suspense account becomes a negative amount or until the end of the sixteenth generation year, whichever occurs earlier. If at the end of the sixteenth year a positive balance remains, Northampton will pay the utility the amount of the balance. In accordance with the terms of the Power Purchase Agreement, the stated amount of the term letter of credit was increased to $36,582,155 in January of 1997, and $36,983,156 in January of 1998. No draws were made against the term letter of credit during 1997 or 1996.

DEBT SERVICE RESERVE LETTERS OF CREDIT

     In order to release $15,624,000 from a debt service reserve, the Logan Partnerships requested the Senior Lenders to consent to and issue a $20,000,000 letter of credit in its stead. The Senior Lenders consented and the letter of credit was integrated into the existing financing structure, creating the Reimbursement and Loan Agreement. The funds released were used to pay amounts due the construction contractor, costs to achieve the letter of credit and distributions to the Partners. The initial expiration date was November 15, 2000, with an annual provision of extending the five-year term at the sole discretion of the providers of the letter of credit. The letter of credit currently expires November 15, 2002.

     In accordance with Chambers' Amended and Restated Credit Agreement, the $25,000,000 debt service reserve account was replaced with a $22,750,000 letter of credit issued by the Chambers Banks. Interest on any outstanding balance is payable quarterly and is calculated based on various short-term rates selected by Chambers for each draw. The letter of credit currently expires June 9, 2004. Upon request of Chambers, the expiration date of the letter of credit may be extended at the sole discretion of the Chambers Banks.

     In order to fund general debt service, the Banks have provided Scrubgrass with a debt service loan commitment. The commitment of $6,303,000 under the Original RLA has been reduced to $6,000,000 under the New RLA. On May 22, 1997, Scrubgrass entered into an agreement to amend the New RLA which restructured the debt service loan commitment of $6,000,000. Credit Lyonnais assumed from NatWest a debt service (Series A/B) loan commitment of $3,000,000. At December 31, 1997 Scrubgrass and Buzzard had drawn $3,000,000 on this commitment. This amount has been included as a debt service loan receivable in the accompanying combined balance sheets.

     The debt service (Series A) principal of this loan commitment must be reduced in increments of $600,000 every six months beginning on or before July 1, 1998 and ending on or before July 3, 2000. Principal reductions of the Credit Lyonnais debt service (Series A) loan will result in an increase in the outstanding commitment value of the Credit Lyonnais debt service (Series B) loan until it becomes a $3,000,000 commitment on or before July 3, 2000. The $3,000,000 debt service (Series B) loan commitment balance remained with NatWest. Type and term for each loan under the facility is determined at Scrubgrass's option. The interest is determined as set forth in the New RLA and is either the Eurodollar rate plus the applicable

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

margin, or a base rate, which is the higher of the Agent's prime rate or the federal funds rate, plus the applicable margin.

WORKING CAPITAL LOANS

     A working capital loan commitment provides up to $9,500,000 for the seasonal working capital requirements of the Logan Project. The Logan Partnerships are required to pay down the loan to zero for a minimum of one week per year. Interest on any outstanding balance is payable quarterly and is calculated based on various short-term indices at the Logan Partnerships' option and is determined separately for each draw.

     A working capital loan commitment ("Working Capital Loan") provided for the initial working capital requirements of the Northampton Project. The interest rate is based upon various short-term indices at Northampton's option and is determined separately for each draw. On the Construction Loan Maturity Date, the working capital loan commitment was increased by $3 million and extends for a period of four years from the Construction Loan Maturity Date. No draws were made against the working capital loan commitment during 1997 and 1996.

     The Chambers' Amended and Restated Credit Agreement provides for a working capital loan commitment from the Chambers Banks of up to $5,000,000 to fund operation and maintenance expense requirements of the Project. Chambers is required to repay and maintain a zero balance for a minimum of one week per year. Interest on any outstanding balance is payable quarterly and is calculated based on various short-term rates selected by Chambers, for each draw. The full amount of the principal is due at the earlier of June 9, 2004 or on the date on which all loans under the Amended and Restated Credit Agreement are due in full.

     Pursuant to the New RLA, the working capital loan provides for seasonal working capital requirements of the lessee, occurring after the Conversion Date. The Chambers Banks agreed to make a portion of the working capital facility available to fund net startup costs prior to the Conversion Date; $1,600,000 of proceeds from the new term loan were used to repay these borrowings. Type and term for each working capital loan under the New RLA is determined at Scrubgrass's option. The interest is either the Eurodollar rate plus the applicable margin, or a base rate, which is the higher of the Agent's prime rate or the federal funds rate, plus the applicable margin.

     Pursuant to the New RLA, the core component was set at $2,000,000. The outstanding loan balance is required to be paid down to the core level for 20 consecutive days each calendar year. A commitment fee of 0.125 percent was applied to the undrawn loan commitment through December 31, 1995.

     In 1994, Scrubgrass entered into a lessee working capital loan agreement with Buzzard whereby Scrubgrass is to provide Buzzard with funds for seasonal working capital requirements with regard to the Scrubgrass Project. The terms and conditions set forth in this agreement are consistent with those above for Scrubgrass's working capital loan facility with the Scrubgrass Banks. The commitment extends to any undrawn amounts on Scrubgrass's working capital loan as described above. Pursuant to the New RLA, the lessee working capital loan agreement was amended to maintain consistency with the terms of Scrubgrass's working capital loan facility. At December 31, 1997 and 1996, Buzzard had drawn $2,311,666 and $2,696,143, respectively, on this commitment. These amounts have been included as a note receivable in the accompanying combined balance sheets.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

JUNIOR LOAN AGREEMENT

     On November 1, 1993, in order to finance a portion of the costs of constructing and equipping the Logan Project, the Logan Partnerships renegotiated a junior loan agreement (the "Junior Loan Agreement") with Foster Wheeler Energy Corporation (the "Junior Lender") in the amount of $4,800,000. No cash was advanced to the Logan Partnerships by the Junior Lender. The advances were made by deferring the final $4,800,000 payment due to the Junior Lender from BPC under the construction subcontract between the Junior Lender and BPC. In addition, accrued interest of $143,205 was added to the principal outstanding at the Conversion Date. Interest is due quarterly at the rate equal to the Treasury rate, as defined, plus 4.95 percent. Principal payments are due quarterly between March 31, 1996 and December 31, 2009, according to an amortization schedule provided in the Junior Loan Agreement.

TRANSMISSION LINE INTERCONNECTION LETTER OF CREDIT

     At Funded Closing, which occurred on February 1, 1994, Northampton provided an irrevocable letter of credit in the amount of $100,000 pursuant to the Transmission Service Agreement. This letter of credit secures Northampton's obligation to reimburse the utility owning the transmission line for any improvements, changes or repairs to its regional transmission system that are necessitated by the interconnection of the Project to the system. The transmission line interconnection letter of credit will be maintained throughout the term of the Transmission Service Agreement, which extends until 25 years from the Commercial Operation Date.

CONTRACT LETTER OF CREDIT

     In order to support obligations of Scrubgrass pursuant to the power sales agreement with Pennsylvania Electric Company ("Penelec"), the Scrubgrass Banks have provided Scrubgrass with a contract letter of credit commitment. At December 31, 1997 and 1996, the contract letter of credit had a stated value of $7,410,000 and $10,700,000, respectively. The letter of credit was issued to Penelec during 1993, and it will be drawn only if liquidated damages are due to Penelec. Repayment of any draw is due immediately, at a default rate that approximates the prime rate of interest plus 2.00 percent. Effective January 1, 1997, Amendment Number One to the New RLA assigned all of Credit Lyonnais's rights and obligations as contract letter of credit issuer to Landesbank Hessen-Thuringen Girozentrale Bank ("Helaba"). The stated amount of the contract letter of credit was reduced to $4,100,000 by Helaba on January 1, 1998, as required by Penelec under the power sales agreement.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

VENDOR LOANS

     Vendor loans at December 31, 1997 and 1996, which were entered into at lease commencement and subsequently restructured in December 1995, are as follows:

                                                                1997        1996
                                                              --------   ----------
To USGen, $900,000 with interest payable at eight percent,
  payable in forty-eight equal monthly installments of
  principal and interest, commencing January 1996...........  $504,413   $  718,337
To USGen, $429,000 with interest payable at eight percent,
  payable in two annual installments of principal and
  interest, commencing January 1997.........................   157,610      429,000
To EPC, $452,000 with interest payable at eight percent,
  principal and interest payable on demand, commencing
  January 1996..............................................    85,190      121,319
                                                              --------   ----------
          Total.............................................  $747,213   $1,268,656
                                                              ========   ==========

     Payment of principal and interest on these loans is subordinated to the VIDA bonds and the loans under the New RLA.

NOTE AND MORTGAGE PAYABLE

     On December 22, 1993, in order to finance the purchase of several waste fuel sites, the Fuel Company entered into a $6 million Promissory Note and Purchase Money Mortgage with unrelated third parties.

FUTURE MINIMUM PAYMENTS

     Future minimum principal payments at December 31, 1997, required by the debt instruments outstanding are as follows (in thousands):

1998.....................................................  $   35,262
1999.....................................................      39,187
2000.....................................................      45,731
2001.....................................................      50,511
2002.....................................................      53,511
Thereafter...............................................   1,020,862
                                                           ----------
          Total..........................................  $1,245,064
                                                           ==========

INTEREST RATE SWAP AGREEMENTS

     The Partnerships have entered into a total of sixteen interest rate swap agreements, with an aggregate notional balance of $349,574,000, to manage interest costs and the risk associated with changing interest rates. The agreements have effectively converted the variable rate tax-exempt bond debt into fixed rate debt, as they require the Partnerships to pay fixed rates under the agreements and receive variable rate-based payments in return. Total swap interest cost was $10,329,241, $10,924,438 and $8,867,209 in 1997, 1996 and
1995, respectively. Refer to Note 8 for fair value information related to the swap agreements.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Counterparties to the interest rate swap agreements are major financial institutions. While the Partnerships may be exposed to credit losses in the event of nonperformance by these counterparties, they do not anticipate losses.

4. LEASE AND SUBLEASE AGREEMENTS

GENERAL

     Certain of the Partnerships have long-term lease agreements with third parties for the use of land and equipment and for certain other services. These leases have initial terms expiring between October 1999 and July 2020. Future minimum lease payments under these lease agreements are as follows (in thousands):

1998........................................................  $ 1,208
1999........................................................    1,218
2000........................................................    1,079
2001........................................................      836
2002........................................................      639
Thereafter..................................................   13,903
                                                              -------
          Total.............................................  $18,883
                                                              =======

PROJECT LEASE

     Buzzard agreed to lease the Scrubgrass Project facility and sublease the project site from Scrubgrass (the "Lease") for a term of 22 years with a renewal option for an additional three years. The residual value of the property at the end of the lease term is $0. Estimated minimum lease payments over the term (including the renewal period) of the Lease as of December 31, 1997 are as follows (dollars in thousands):

1998........................................................  $ 16,602
1999........................................................    16,857
2000........................................................    17,581
2001........................................................    17,317
2002........................................................    18,673
Thereafter..................................................   414,489
                                                              --------
          Total.............................................  $501,519
                                                              ========

     The implicit rate in the Lease is 8.34 percent. The components of the net investment in lease at December 31, 1997 are as follows:

Gross investment in lease...................................  $501,519
Unearned income.............................................  (272,583)
                                                              --------
  Net investment in lease...................................  $228,936
                                                              ========

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. SUPPLY AGREEMENTS

COAL SUPPLY

     Certain of the Partnerships have long-term coal supply agreements with third parties to supply the coal requirements of the respective electric generating facilities. These contracts have initial terms of 20 years and do not require the Partnerships to purchase any minimum quantities. Prices under the agreements are either nominated on a periodic basis based on expected dispatch or increase periodically based on price index formulas as defined in the respective agreements.

LIME SUPPLY

     Certain of the Partnerships have long-term lime purchase agreements with third parties to supply the lime requirements of the respective electric generating facilities. These agreements have contract periods ranging from 10 to 25 years. One of the agreements requires the purchase of a minimum of 1,500 tons of limestone per year, at an initial delivered cost of $76 per ton. Prices under the agreements generally increase based on price index formulas as defined in the respective agreements.

OTHER

     Certain of the Partnerships have long-term agreements for ash management services with third parties. These contracts have terms ranging from 15 to 20 years and prices under the agreements generally increase annually based on price index formulas as defined in the respective agreements.

6. SALES AGREEMENTS

POWER PURCHASE AGREEMENTS

     Each of the Partnerships has a long-term power purchase agreement with a public utility for sales of the respective electric generating facilities' power output. These agreements have contract terms ranging from 25 to 30 years and generally provide for both capacity and energy payments. Prices paid by the utilities generally escalate annually based on formulas contained in the respective agreements. One of the Partnerships has entered into a cost-based dispatch agreement with its purchasing utility with a guaranteed minimum dispatch level. Another of the Partnerships has entered into an excess capacity and energy sales agreement with its purchasing utility under which the pricing of capacity and energy is negotiated at market prices.

STEAM AND ELECTRICITY SALES AGREEMENTS

     Certain of the Partnerships have steam and electric sales agreements with third parties which have contract terms ranging from 15 to 30 years. Prices under the agreements are generally adjusted periodically based on formulas contained in the respective agreements.

OTHER

     One of the Partnerships has a 25-year contract with a public utility to provide for the transmission of that facility's electrical output to the ultimate purchasing utility under the power purchase agreement.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED-PARTY TRANSACTIONS

CONSTRUCTION CONTRACT

     Urban and Northampton entered into separate turnkey construction contracts with Bechtel Power Corporation ("BPC"), an affiliate of BGCI, for the design, engineering, procurement, construction, start-up and testing of their respective projects. The Urban contract provided for certain bonuses and fees in addition to the fixed price for the plant. The contract also provided BPC a 50 percent share in net profits, as defined in the contract, from the sale of any excess energy entered into within 2 years of final acceptance, December 19, 1994, for the lesser of the initial term of the excess power sales agreement or 5 years. This provision applies to the Excess Capacity and Energy Sales Agreements described in Note 6. Logan incurred $13,727, $60,234 and $41,079 of expense in 1997, 1996 and 1995, which is included in other accrued liabilities in the accompanying combined balance sheets, related to this provision of the contract.

     Construction of the Northampton Project commenced in October 1993. Substantial completion occurred on August 26, 1995 and final completion on December 22, 1995. All construction contract payments including retainage have been made as of December 31, 1996. A warranty claim receivable to BGCI for items totaling $61,120 is outstanding as of December 31, 1997 and is included in accounts receivable in the accompanying combined balance sheets.

MANAGEMENT SERVICES AGREEMENT

     The Partnerships have separate management services agreements with USGen, a wholly owned indirect subsidiary of USGenLLC. The agreement provides for USGen to provide day-to-day management and administration of the Partnerships' business relating to the projects. The agreement will continue for 33 years from commencement for Logan, 25 years from commencement for Northampton, and until either party terminates the agreement for Chambers. Compensation to USGen under the agreements includes an annual base fee totalling approximately $1,200,000, escalated annually, wages and benefits for employees working on behalf of the Partnerships and other costs directly related to the Partnerships. Total payments to USGen were $4,951,578, $5,345,169 and $4,648,625 in 1997, 1996 and
1995, respectively. At December 31, 1997 and 1996, the Partnerships owed USGen $658,539 and $779,884, respectively, which is included in accounts payable in the accompanying combined balance sheets.

OPERATIONS AND MAINTENANCE AGREEMENT

     The Partnerships have separate operations and maintenance agreements with USOSC, a wholly owned indirect subsidiary of USGenLLC, for operations and maintenance of the Projects during construction and for 10 to 25 years after substantial completion of construction of the Projects. Thereafter, the agreement will be automatically renewed for periods of 5 years for the three of the Projects until terminated by either party with at least 6 to 12 months notice. Compensation to USOSC includes the reimbursement of direct and indirect operational expenses, a base fee totaling $2,115,900 per year, additional fees based on targeted plant performance, safety bonuses of up to approximately $425,000 per year and an employee incentive bonus. These fees are adjusted annually by a measure of inflation as defined in the agreement. If targeted plant performance is not reached, USOSC will pay liquidated damages to the Partnership. Total payments to USOSC were $24,390,226, $25,514,646 and $19,848,237 in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Partnerships owed USOSC $2,777,214 and $2,964,606, respectively, which are

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

included in other accrued liabilities in the accompanying combined balance sheets. At December 31, 1997, $446,000 had been advanced to USOSC and is included in prepaid expenses.

POWER BROKERING/MARKETING AGREEMENT

     The Partnerships of Logan and Chambers have a power brokering/marketing agreement with PG&E ET. The agreement provides for PG&E ET to provide certain services to the Partnerships related to the sale of capacity and energy as well as other power-related services, including but not limited to spinning reserves, operating reserves and emission allowances from the Partnerships to various electric utilities and other entities. The agreements both commenced on April 7, 1995 and shall expire automatically three years from the commencement date; provided, however, that either party may terminate the agreement upon 60 days' prior written notice to the other party. Compensation to PG&E ET is negotiated on a deal-by-deal basis. Payments of $0, $67,341 and $69,830 were made to PG&E ET in 1997, 1996 and 1995, respectively. Payments of $3,969,879, $2,956,473 and
$0 were received from PG&E ET in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, PG&E ET owed the Partnerships $352,769 and $380,718, respectively, which is included in accounts receivable in the accompanying combined balance sheets.

LEASE AGREEMENT

     Chambers has a lease agreement with Carneys Point Generating Company, L.P. ("CPGC"), which is owned 50% by Topaz Power Corporation and 50% by Garnet Power Corporation, both subsidiaries of USGen. CPGC agreed to lease the plant and sublease the site from Chambers. In addition, certain contracts and agreements related to Chambers are assigned to CPGC by Chambers. The lease commenced upon the Chambers Conversion Date pertaining to the Credit Agreement for a period of 24 years.

WASTE DISPOSAL AGREEMENT

     In December 1993, Northampton entered into a Waste Disposal Agreement with the Fuel Company. Under the terms of the agreement, the Partnership will dispose of anthracite coal refuse material which the Fuel Company will make available to Northampton from waste coal sites leased and owned by the Fuel Company. Northampton will supply ash to the Fuel Company for use in the reclamation of the waste coal sites and ash disposal areas. The Fuel Company presently has access to waste coal supplies sufficient to supply approximately 17.8 years of waste coal to Northampton. Northampton is required to reimburse the Fuel Company for all expenses incurred in the excavation, handling and loading of the waste coal and in the unloading and handling of ash. During 1997, 1996 and 1995, this reimbursement amounted to $8,686,684, $9,276,824 and $1,923,560, respectively.

FUEL SERVICES AGREEMENT

     The Fuel Company entered into a Fuel Services Agreement with USOSC effective January 1, 1996. The agreement is effective for five years from the agreement date. At the sole discretion of the Fuel Company, the agreement may be extended for up to two additional 10 year terms. Under the terms of the agreement, USOSC will staff and operate the fuel, ash and silt sites and manage the operation and maintenance of the culm facility. Compensation to USOSC includes the reimbursement of direct and indirect operational expenses. In addition, a base fee of $250,000 is paid annually. If targeted plant performance for each operating year based on fuel recoveries is reached, a recovery earned fee shall be paid by the Fuel Company to USOSC.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Liquidated damages shall be paid by USOSC to the Fuel Company if the targeted fuel recoveries are not met. Similarly, if targeted cost incentives are met, an earned fee shall be paid by the Fuel Company to USOSC. If not met, liquidated damages shall be incurred by USOSC. The cost incentive fee or related liquidated damages were not effective for 1996 and were not incurred in 1997. Payment of the base fee, earned fees, and discretionary fees are subordinated to debt service on the Project. During 1997, 1996 and 1995, $3,032,351, $2,210,991 and
$0, respectively, in cost reimbursement and fees was incurred and is included in fuel inventory in the accompanying consolidated balance sheets and fuel expense in the accompanying consolidated statements of operations. At December 31, 1997, $103,400 had been advanced to USOSC and is carried as a prepaid expense on the accompanying combined balance sheets.

     In December 1993, the Fuel Company entered into a fuel services agreement with an unrelated third party, which was replaced by the agreement described above. During 1995, $2,507,181 in cost reimbursements and fees was capitalized as part of the Fuel Company cost of construction. Cost reimbursement and fees of $1,349,822 incurred during the 4th quarter of 1995 are included in fuel expense in the accompanying combined statement of operations.

EXCESS CAPACITY SALES AGREEMENT

     In June 1996, Northampton entered into an excess capacity sales agreement with PG&E ET. The sales agreement became effective June 1, 1996 and is to extend through May 31, 1998. The agreement states that Northampton will supply to PG&E ET an amount of installed capacity up to 24mw. During 1997, 1996 and 1995, $229,950, $94,050 and $0, respectively, was received from PG&E ET under the provisions of the agreement.

INTERCOMPANY LOAN

     During the period from July through September 1995, Scrubgrass received $375,028 of equity rents from Buzzard. These funds were restricted pending release by the Scrubgrass Banks, which occurred during December 1995. Scrubgrass borrowed $375,028 from USOSC during 1995 to fund scheduled distributions to the Partners. Pursuant to an agreement between USOSC, Scrubgrass and the Agent, restricted cash of this amount was paid directly to USOSC in January 1996.

CONSULTING AND OTHER SERVICES

     In 1996 and 1995, respectively, Chambers incurred and recorded expenses for consulting and other services in the amount of $228 and $6,068 from BGCI and $28,352 and $15,073 from Bechtel Power Corporation, an affiliate of BGCI. No such expenses were incurred in 1997.

     Northampton entered into a services agreement with BGCI to provide management, administrative, procurement, environmental and financial services to the Partnership. Compensation to BGCI includes reimbursement for personnel and other direct costs as defined in the agreement. Payments for 1997, 1996 and 1995 were $416,993, $408,770 and $61,581, respectively, and are included in general and administrative expenses in the accompanying combined statement of operations. At December 31, 1997 and 1996, the Partnership owed BGCI $33,750 and $91,719 respectively, which is included in other accrued liabilities in the accompanying combined balance sheet.

                        LOGAN GENERATING COMPANY, L.P.,
                  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP,
             NORTHAMPTON GENERATING COMPANY, L.P. AND SUBSIDIARIES,
                   CHAMBERS COGENERATION LIMITED PARTNERSHIP
                                      AND
              SCRUBGRASS GENERATING COMPANY, L.P. AND SUBSIDIARIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Partnerships' cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses, accounts payable, interest payable, accrued financing and acquisition costs, working capital loan and other accrued liabilities approximate fair value because of the short maturities of these instruments.

     The carrying amounts of the Partnerships' bonds payable, term loan payable and junior loan payable are equal to their fair value because of the variable nature of the interest obligations thereon. The fair value of the vendor loans approximates their carrying value because market rates of interest approximate the actual rates on these loans. The fair value on other long-term debt is estimated based on currently quoted market prices for similar types of borrowing arrangements and is also considered to approximate its carrying value.

     The fair value of interest rate swap agreements, which are not carried on the accompanying combined balance sheets, is estimated by determining the difference between the fixed payments on the agreements and what the fixed payments would be based on current market fixed rates for the appropriate maturity, then calculating the present value of that difference for the remaining terms of the agreements at current fixed market rates. The estimated fair value of the interest rate swap agreements is a liability of approximately $18.1 million and $27.4 million, respectively, at December 31, 1997 and 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bechtel Enterprises, Inc.
San Francisco, California

     We have audited the accompanying combined balance sheets of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation, and Panther Creek Leasing, Inc. (collectively, the "Entities") as of December 31, 1997 and 1996 and the related combined statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Entities' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Gilberton Power Company; Cedar Bay Generating Company, L.P.; Morgantown Energy Associates (a partnership); or Indiantown Cogeneration, L.P. (collectively, the "Investees"). The Entities' combined investment in the Investees was $23,583,000 and $29,895,000 at December 31, 1997 and 1996,
respectively. The Entities' combined equity income (loss) in the Investees was $801,000, $394,000 and $(2,216,000) for the years ended December 31, 1997, 1996, and 1995, respectively. The financial statements of the Investees were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the Investees, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation, and Panther Creek Leasing, Inc. as of December 31, 1997 and 1996, and the combined results of their operations and their combined cash flows for the years ended December 31, 1997, 1996, and 1995 in conformity with generally accepted accounting principles.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
June 8, 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Control
Gilberton Power Company

     We have audited the balance sheets of Gilberton Power Company as of December 31, 1997 and 1996, and the related statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gilberton Power Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Harrisburg, Pennsylvania
January 16, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Morgantown Energy Associates:

     We have audited the balance sheets of Morgantown Energy Associates (a "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgantown Energy Associates at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Richmond, Virginia
February 25, 1998

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                            COMBINED BALANCE SHEETS
          AS OF JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                           (IN THOUSANDS OF DOLLARS)

                                                      JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                        1998           1997           1996
                                                    ------------   ------------   ------------
                                                    (UNAUDITED)
                                    ASSETS
Current assets:
  Cash............................................    $  2,174       $ 23,268       $  6,593
  Accounts and notes receivable from investees....      18,283         17,088         17,732
                                                      --------       --------       --------
          Total current assets....................      20,457         40,356         24,325
Equity in investees...............................      21,718         23,583         29,895
Investment in leveraged lease.....................      18,541         18,831         31,036
                                                      --------       --------       --------
          Total assets............................    $ 60,716       $ 82,770       $ 85,256
                                                      ========       ========       ========

                                  LIABILITIES
Current liabilities:
  Accounts payable................................    $    286       $    242       $    106
  Accrued expenses................................         670            588            633
  Income taxes payable............................       3,784          4,009            399
                                                      --------       --------       --------
          Total current liabilities...............       4,740          4,839          1,138
Unearned and deferred income......................       6,586          7,120         13,575
Deferred income taxes.............................      20,863         19,462         20,088
Minority interest.................................      14,892         15,010         17,217
                                                      --------       --------       --------
          Total liabilities.......................      47,081         46,431         52,018
                                                      --------       --------       --------
Commitments and contingencies (Note 7)

                             STOCKHOLDER'S EQUITY
Common stock......................................          50             50             50
Additional paid-in capital........................      24,815         48,379         48,379
Accumulated deficit...............................     (11,230)       (12,090)       (15,191)
                                                      --------       --------       --------
          Total stockholder's equity..............      13,635         36,339         33,238
                                                      --------       --------       --------
               Total liabilities and stockholder's
                 equity...........................    $ 60,716       $ 82,770       $ 85,256
                                                      ========       ========       ========

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                       COMBINED STATEMENTS OF OPERATIONS
            FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                           (IN THOUSANDS OF DOLLARS)

                                                                         YEAR ENDED DECEMBER 31,
                                                 SIX-MONTH PERIOD     -----------------------------
                                                ENDED JUNE 30, 1998    1997       1996       1995
                                                -------------------   -------    -------    -------
                                                    (UNAUDITED)
Operating income:
  Income (loss) from investees................        $ 1,077         $   801    $   394    $(2,216)
  Income from leveraged lease.................            534           1,885      2,018      2,201
  Service revenue from investees..............            472           1,081        954        407
                                                      -------         -------    -------    -------
                                                        2,083           3,767      3,366        392
                                                      -------         -------    -------    -------
Operating expenses:
  General and administrative expenses.........            165             373        323        337
  Service costs...............................            307             755        604        269
                                                      -------         -------    -------    -------
                                                          472           1,128        927        606
                                                      -------         -------    -------    -------
          Net operating income (loss).........          1,611           2,639      2,439       (214)
Other income (expense):
  Gain on partial sale of equity in
     investees................................             --           2,721         --         --
  Loss on partial sale of investment in
     leveraged lease..........................             --          (1,919)        --         --
  Interest from investees, net................          1,590           3,397      2,616      3,664
  Other income (expenses).....................              8             (81)       (62)      (213)
                                                      -------         -------    -------    -------
Income before minority interest...............          3,209           6,757      4,993      3,237
Minority share in loss........................             57             238        218        329
                                                      -------         -------    -------    -------
Income before income taxes....................          3,266           6,995      5,211      3,566
Provision for income taxes....................         (2,406)         (3,894)    (1,338)    (4,021)
                                                      -------         -------    -------    -------
          Net income (loss)...................        $   860         $ 3,101    $ 3,873    $  (455)
                                                      =======         =======    =======    =======

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
            FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                           (IN THOUSANDS OF DOLLARS)

                                                          ADDITIONAL                       TOTAL
                                                COMMON     PAID-IN      ACCUMULATED    STOCKHOLDER'S
                                                STOCK      CAPITAL        DEFICIT         EQUITY
                                                ------    ----------    -----------    -------------
Balance, January 1, 1995......................   $50       $48,379       $ (9,865)        $38,564
Net loss......................................    --            --           (455)           (455)
                                                 ---       -------       --------         -------
Balance, December 31, 1995....................    50        48,379        (10,320)         38,109
Net income....................................    --            --          3,873           3,873
Common stock dividends........................    --            --         (8,744)         (8,744)
                                                 ---       -------       --------         -------
Balance, December 31, 1996....................    50        48,379        (15,191)         33,238
Net income....................................    --            --          3,101           3,101
                                                 ---       -------       --------         -------
Balance, December 31, 1997....................   $50       $48,379       $(12,090)        $36,339
Net income (Unaudited)........................    --            --            860             860
Reduction of additional paid-in capital
  (Unaudited).................................    --       (23,564)            --         (23,564)
                                                 ---       -------       --------         -------
Balance, June 30, 1998........................   $50       $24,815       $(11,230)        $13,635
                                                 ===       =======       ========         =======

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
            FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                           (IN THOUSANDS OF DOLLARS)

                                                         SIX-MONTH
                                                          PERIOD
                                                           ENDED        YEAR ENDED DECEMBER 31,
                                                         JUNE 30,     ----------------------------
                                                           1998        1997      1996       1995
                                                        -----------   -------   -------   --------
                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................   $    860     $ 3,101   $ 3,873   $   (455)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Minority share of losses.........................        (57)       (238)     (218)      (329)
     Deferred income taxes............................      1,401        (626)      300      4,587
     Equity in net income (loss) of investees.........     (1,077)       (801)     (394)     2,216
     Income from leveraged lease......................       (534)     (1,885)   (2,018)    (2,201)
     Leveraged lease payment received.................        290         115       133      1,219
     Gain on partial sale of equity in investees......         --      (2,721)       --         --
     Loss on partial sale of investment in leveraged
       lease..........................................         --       1,919        --         --
     Dividends received from investees................      2,942       4,831     5,972      3,834
     Decrease (increase) in accounts and notes
       receivable from investees......................     (1,195)        644    (2,239)    (2,206)
     Increase in accounts payable.....................         44         136        93         12
     Increase (decrease) in accrued liabilities.......         82         (45)      200        225
     Increase (decrease) in income taxes payable......       (225)      3,610       455     (1,168)
                                                         --------     -------   -------   --------
          Net cash flows provided by operating
            activities................................      2,531       8,040     6,157      5,734
                                                         --------     -------   -------   --------
Cash flows from investing activities:
  Additional investment in investees..................         --         (23)      (24)   (16,811)
  Proceeds from partial sale of equity in investees...         --       5,027        --         --
  Proceeds from partial sale of investment in
     leveraged lease..................................         --       5,600        --         --
  Proceeds from sale of equipment.....................         --          --        --      2,022
                                                         --------     -------   -------   --------
          Net cash flows provided by (used in)
            investing activities......................         --      10,604       (24)   (14,789)
                                                         --------     -------   -------   --------
Cash flows from financing activities:
  Common stock dividends paid.........................         --          --    (8,744)        --
  Reduction of additional paid-in capital.............    (23,564)         --        --         --
  Partial redemption of minority interest.............        (61)     (1,969)       --         --
                                                         --------     -------   -------   --------
          Net cash flows used in financing
            activities................................    (23,625)     (1,969)   (8,744)        --
                                                         --------     -------   -------   --------
          Net increase (decrease) in cash.............    (21,094)     16,675    (2,611)    (9,055)
Cash at beginning of period...........................     23,268       6,593     9,204     18,259
                                                         --------     -------   -------   --------
Cash at end of period.................................   $  2,174     $23,268   $ 6,593   $  9,204
                                                         ========     =======   =======   ========
          SUPPLEMENTAL DISCLOSURE OF CASH FLOW
            INFORMATION
Cash paid during the period for taxes.................   $  1,229     $   910   $   583   $    602
                                                         ========     =======   =======   ========

    The accompanying notes are an integral part of these combined financial statements.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

1. NATURE OF BUSINESS

     The accompanying combined financial statements of Birch Power Corporation, Cedar Power Corporation, Hickory Power Corporation, Palm Power Corporation, and Panther Creek Leasing, Inc. (collectively, the Entities) represent a combination of these five Entities which are each wholly-owned subsidiaries of Bechtel Enterprises, Inc. (Parent). Four of these entities hold interests in power plants through equity investments in investees and one holds an interest in a leveraged lease of a power plant through a partnership investment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Information presented as of June 30, 1998 and for the six-month period then ended is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the Entities as of June 30, 1998 and the results of operations and cash flows for the six-month period then ended. The results of operations for this interim period is not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

EQUITY IN INVESTEES

     Equity in investees are investments in investees which own or derive revenues from power projects. The investees are accounted for on the equity basis due to the Entities' ability to exercise significant influence over them. Each Entity's share of income or loss from equity in investees is included in operating revenues in the combined statements of operations.

INCOME TAXES

     The Entities were included in the consolidated federal income tax return of Bechtel Group, Inc. (BGI) in 1996 and 1995 and Bechtel Generating Company, Inc.
(BGCI) in 1997. It is the policy of BGI and BGCI to allocate their consolidated current income tax liability to each profitable company in the group on the basis of the ratio of each profitable company's current income tax liability to the total consolidated current income tax liability, except for companies with separate tax-sharing agreements. No current tax benefit is allocated to loss companies of the consolidated group other than companies with separate tax sharing agreements with BGI in 1996 and 1995 and BGCI in 1997.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes are calculated based on provisions of enacted tax law.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. This pronouncement establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined as the total of net income and all other nonowner changes in equity. This statement will be adopted for the Entities effective January 1, 1998. The Entities' management believes this pronouncement will not have a material effect on the financial statements.

3. EQUITY IN INVESTEES

     The following table summarizes each Entity's percentage equity in investees as of December 31, 1997, 1996, and 1995:

                                                                         DECEMBER 31,
                                                                      ------------------
ENTITY                                         AFFILIATE              1997   1996   1995
------                                         ---------              ----   ----   ----
Birch Power Corporation            Gilberton Power Company             19%    19%    19%
Cedar Power Corporation            Cedar Bay Generating Company,
                                     L.P.                              16     16     16
Hickory Power Corporation          Morgantown Energy Associates
                                     (a partnership)                   15     15     15
Palm Power Corporation             Indiantown Cogeneration, L.P.       10     12     12

     In September 1997, Palm Power Corporation decreased its ownership from 12% to 10% of its equity in Indiantown Cogeneration, L.P. for $5,027 with a gain of $2,721.

     The following table presents summarized financial information for the above four Investees in which the Entities hold interests:

                                                              DECEMBER 31,   DECEMBER 31,
                                                              ------------   ------------
                                                                  1997           1996
                                                              ------------   ------------
Balance sheet data:
  Current assets............................................   $   95,341     $  108,830
  Noncurrent assets.........................................    1,401,621      1,441,600
                                                               ----------     ----------
          Total assets......................................   $1,496,962     $1,550,430
                                                               ==========     ==========
  Current liabilities.......................................   $  104,538     $   99,947
  Noncurrent liabilities....................................    1,209,134      1,242,895
  Partners' equity..........................................      183,290        207,588
                                                               ----------     ----------
          Total liabilities and partners' equity............   $1,496,962     $1,550,430
                                                               ==========     ==========

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1997       1996       1995
                                                         --------   --------   --------
Statement of operations data:
  Operating revenues...................................  $367,311   $362,857   $199,300
  Net income (loss)....................................    12,363      7,160    (11,675)
  The Entities' share of net income (loss).............       801        394     (2,216)

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. INVESTMENT IN LEVERAGED LEASE

     Panther Creek Leasing, Inc. (Panther) is the lessor in a leveraged lease agreement entered into in 1993 under which a power plant having an estimated economic life of 20 years was leased for a term of 19.5 years. Panther's equity investment represented 21 percent of the purchase price; the remaining 79 percent was furnished by third-party financing in the form of long-term debt that provides for no recourse against Panther and is collateralized by a first lien on the property. At the end of the lease term, the power plant will be turned back to Panther. The residual value at that time is estimated to be 20 percent of the cost.

     Panther's net investment in the leveraged lease is composed of the following elements at December 31, 1997 and 1996:

                                                              DECEMBER 31,   DECEMBER 31,
                                                              ------------   ------------
                                                                  1997           1996
                                                              ------------   ------------
Rentals receivable (net of principal and interest on the
  nonrecourse debt).........................................    $13,441        $ 22,186
Estimated residual value of leased assets...................      5,390           8,850
Less: Unearned and deferred income..........................     (7,120)        (13,575)
                                                                -------        --------
Investment in leveraged lease...............................     11,711          17,461
Less: Deferred taxes........................................     (4,917)         (8,580)
                                                                -------        --------
Net investment in leveraged lease...........................    $ 6,794        $  8,881
                                                                =======        ========

     In December 1997, Panther sold 39.1% of its investment in the leveraged lease for $5,600 at a loss of $1,919.

5. COMMON STOCK

     The Common stock of the Entities at December 31, 1997 and 1996 was as follows:

                                                                          NUMBER OF SHARES
                                                                      ------------------------
                                                          PAR VALUE                ISSUED AND
                                                          PER SHARE   AUTHORIZED   OUTSTANDING
                                                          ---------   ----------   -----------
Birch Power Corporation.................................    $1.00      100,000       10,000
Cedar Power Corporation.................................    $1.00       10,000       10,000
Hickory Power Corporation...............................    $1.00       10,000       10,000
Palm Power Corporation..................................    $1.00       10,000       10,000
Panther Creek Leasing, Inc..............................    $1.00       10,000       10,000

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES

     The provision for income taxes for the years ended December 31, 1997, 1996, and 1995 consists of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
Current:
  Federal...................................................  $4,239   $  815   $ (893)
  State.....................................................     281      223      327
                                                              ------   ------   ------
                                                               4,520    1,038     (566)
                                                              ------   ------   ------
Deferred:
  Federal...................................................    (626)     300    4,587
                                                              ------   ------   ------
                                                              $3,894   $1,338   $4,021
                                                              ======   ======   ======

     Reconciliations between the federal statutory income tax rate and the Entities' combined effective tax rates are as follows:

                                              YEAR ENDED DECEMBER 31,
                             ----------------------------------------------------------
                                   1997                 1996                 1995
                             ----------------     ----------------     ----------------
Tax at federal statutory
  rate.....................  $2,448      35.0%    $1,824      35.0%    $1,248      35.0%
State income taxes, net of
  federal tax effect.......     186       2.7        118       2.2        194       5.4
Effect of consolidated tax
  allocation...............   1,311      18.7       (471)     (9.0)     2,813      78.9
Other......................     (51)     (0.7)      (133)     (2.5)      (234)     (6.5)
                             ------     -----     ------     -----     ------     -----
Effective tax rate.........  $3,894      55.7%    $1,338      25.7%    $4,021     112.8%
                             ======     =====     ======     =====     ======     =====

     Significant components of the Entities' net deferred tax liability as of December 31, 1997 and 1996 are as follows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                              ------------   ------------
                                                                  1997           1996
                                                              ------------   ------------
Deferred tax liability:
  Tax loss from investees...................................    $(19,019)      $(15,906)
  Leveraged lease...........................................      (4,917)        (8,580)
  Other.....................................................         (29)            --
                                                                --------       --------
                                                                 (23,965)       (24,486)
                                                                --------       --------
Deferred tax asset:
  Net operating losses......................................       4,503          4,301
  Other.....................................................          --             97
                                                                --------       --------
                                                                   4,503          4,398
                                                                --------       --------
Net deferred tax liability..................................    $(19,462)      $(20,088)
                                                                ========       ========

               BIRCH POWER CORPORATION, CEDAR POWER CORPORATION,
               HICKORY POWER CORPORATION, PALM POWER CORPORATION,
                        AND PANTHER CREEK LEASING, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES

LINE OF CREDIT

     An associate of the Parent has made available to the Entities a total revolving credit facility of $125,000 at December 31, 1997 against which the Entities had no borrowings. An associated company has guaranteed the credit facility which requires the associated company to maintain a minimum level of stockholder's equity.

GUARANTEES AND LETTERS OF CREDIT

     Letters of credit of $762 were outstanding at December 31, 1997.

     At December 31, 1997, the Entities have committed to contribute to certain investee Entities capital of $2,012, all of which is contingent upon certain conditions. The aforementioned capital contributions are secured by letters of credit or collateral of the Parent and the associated company.

TAX CREDITS

     The Internal Revenue Service (IRS) has issued a technical advice memorandum disallowing energy tax credits taken by the partners of Gilberton Power Company
(GPC). GPC is appealing this decision and believes it will prevail. An unsuccessful appeal could nullify the Birch Limited Partnership (BLP) sharing ratio change which occurred on April 1, 1993. As a result, Birch Power Corporation could take a charge to pre-tax book income and owe cash to its BLP partner, ESI Energy Inc. The maximum potential liability is approximately $1,200 through 1997. This estimate does not include interest or any other charges.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Indiantown Cogeneration, L.P. and
Cedar Bay Generating Company, L.P.:

     We have audited the accompanying combined balance sheets of Indiantown Cogeneration, L.P. (a Delaware limited partnership) and Cedar Bay Generating Company, L.P. (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiantown Cogeneration, L.P. and Cedar Bay Generating Company, L.P. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP
Washington, D.C.
January 19, 1998

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                            COMBINED BALANCE SHEETS
          AS OF JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                            JUNE 30,     -----------------------
                                                              1998          1997         1996
                                                           -----------   ----------   ----------
                                                           (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $    2,517    $    3,342   $      407
  Restricted cash........................................       7,282         8,584       18,501
  Accounts receivable....................................      27,448        27,276       28,191
  Inventories............................................       2,471         1,675        3,784
  Prepaid expenses.......................................       2,198         1,861        1,717
  Investments held by Trustee, including restricted funds
     of $2,747 (unaudited), $2,765 and $3,673,
     respectively........................................       2,539        13,009       18,750
                                                           ----------    ----------   ----------
          Total current assets...........................      44,455        55,747       71,350
INVESTMENTS HELD BY TRUSTEE, restricted funds............      13,767        13,501       13,001
DEPOSITS.................................................          70            65           60
LAND.....................................................       8,582         8,582        8,579
PROPERTY, PLANT & EQUIPMENT, net of accumulated
  depreciation of $99,230 (unaudited), $84,614 and
  $55,084, respectively..................................   1,100,991     1,114,688    1,141,711
FUEL RESERVE.............................................       2,397         3,141        3,592
DEFERRED FINANCING COSTS, net of accumulated amortization
  of $51,065 (unaudited), $49,875 and $47,342,
  respectively...........................................      31,180        32,370       34,903
                                                           ----------    ----------   ----------
                                                           $1,201,442    $1,228,094   $1,273,196
                                                           ==========    ==========   ==========
                         LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current portion of long-term debt......................  $   18,715    $   20,052   $   16,278
  Current portion of lease payable.......................         277           267          248
  Accounts payable and accrued liabilities...............      23,717        22,255       24,417
  Accrued interest.......................................       2,319         2,337       12,180
                                                           ----------    ----------   ----------
          Total current liabilities......................      45,028        44,911       53,123
LONG-TERM DEBT:
  Interest payable.......................................      35,648        29,703       18,088
  Bonds and notes payable................................     992,631     1,001,234    1,021,286
  Retainage payable......................................      20,000        20,000       20,000
  Lease payable -- railcars..............................       4,730         4,871        5,138
                                                           ----------    ----------   ----------
          Total long-term debt...........................   1,053,009     1,055,808    1,064,512
                                                           ----------    ----------   ----------
          Total liabilities..............................   1,098,037     1,100,719    1,117,635
PARTNERS' CAPITAL........................................     103,405       127,375      155,561
                                                           ----------    ----------   ----------
                                                           $1,201,442    $1,228,094   $1,273,196
                                                           ==========    ==========   ==========

 The accompanying notes are an integral part of these combined balance sheets.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                       COMBINED STATEMENTS OF OPERATIONS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                          SIX-MONTH PERIOD ENDED
                                                 JUNE 30,            FISCAL YEAR ENDED DECEMBER 31,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)
OPERATING REVENUES:
  Electric capacity and capacity
     bonus.............................   $104,005      $103,476     $206,762   $198,489   $ 83,019
  Electric energy revenue..............     30,755        29,741       68,988     73,068     31,100
  Steam revenue........................      7,823         7,879       15,774     15,355     14,695
                                          --------      --------     --------   --------   --------
                                           142,583       141,096      291,524    286,912    128,814
                                          --------      --------     --------   --------   --------
OPERATING EXPENSES:
  Fuel and ash.........................     41,243        41,672       92,485     95,958     51,390
  Operating and maintenance............     17,670        17,068       39,334     32,356     16,484
  General and administrative...........      7,867         7,325       13,581     14,483     11,998
  Insurance and taxes..................      3,361         3,418        6,705      7,483        222
  Depreciation and amortization........     15,518        13,223       31,201     34,872     15,433
                                          --------      --------     --------   --------   --------
                                            85,659        82,706      183,306    185,152     95,527
                                          --------      --------     --------   --------   --------
OPERATING INCOME.......................     56,924        58,390      108,218    101,760     33,287
OTHER INCOME (EXPENSE):
  Interest expense.....................    (55,633)      (56,137)    (111,867)  (112,674)   (54,332)
  Other................................      1,220         1,797        3,543      5,636      3,390
                                          --------      --------     --------   --------   --------
                                           (54,413)      (54,340)    (108,324)  (107,038)   (50,942)
                                          --------      --------     --------   --------   --------
NET INCOME (LOSS)......................   $  2,511      $  4,050     $   (106)  $ (5,278)  $(17,655)
                                          ========      ========     ========   ========   ========

   The accompanying notes are an integral part of these combined statements.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
        FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED) AND THE
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

PARTNERS' CAPITAL, DECEMBER 31, 1994........................         $ 74,889
  Capital contributions.....................................          140,000
  Net loss..................................................          (17,655)
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1995........................          197,234
  Capital distributions.....................................          (36,395)
  Net loss..................................................           (5,278)
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1996........................          155,561
  Capital distributions.....................................          (28,080)
  Net loss..................................................             (106)
                                                                     --------
PARTNERS' CAPITAL, DECEMBER 31, 1997........................          127,375
  Capital distributions.....................................          (26,481)
  Net Income................................................            2,511
                                                                     --------
PARTNERS' CAPITAL, JUNE 30, 1998 (UNAUDITED)................         $103,405
                                                                     ========

   The accompanying notes are an integral part of these combined statements.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                       COMBINED STATEMENTS OF CASH FLOWS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                     SIX-MONTH PERIOD ENDED
                                                            JUNE 30,            FISCAL YEAR ENDED DECEMBER 31,
                                                    -------------------------   -------------------------------
                                                       1998          1997         1997       1996       1995
                                                    -----------   -----------   --------   --------   ---------
                                                    (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................   $  2,511      $  4,050     $   (106)  $ (5,278)  $ (17,655)
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Depreciation and amortization...............     15,809        14,250       32,063     35,747      15,445
      Decrease (increase) in restricted cash......      1,302         9,057        9,917     (2,553)      5,566
      Decrease (increase) in accounts
         receivable...............................       (171)          549          915     (7,186)     (5,553)
      Decrease (increase) in fuel inventory and
         reserves.................................        (52)        1,647        2,560     (1,743)      3,440
      (Increase) decrease in deposits and other
         prepaid expenses.........................       (343)         (539)        (149)     1,017         (32)
      Increase (decrease) in accounts payable,
         other accrued liabilities, and accrued
         interest.................................      7,431        (5,965)        (389)       695      12,035
                                                     --------      --------     --------   --------   ---------
         Net cash provided by operating
           activities.............................     26,487        23,049       44,811     20,699      13,246
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in investment held by trustee..........     10,205         3,007        5,241     40,001      33,218
  Cash paid for construction in progress..........       (434)           --           --         --    (167,448)
  Additions to property, plant and equipment......       (489)       (1,580)      (2,511)   (12,411)     (5,144)
  Sale of property, plant and equipment...........         --            --           --         --       7,882
  Decrease in retainage payable...................         --            --           --         --     (11,946)
                                                     --------      --------     --------   --------   ---------
         Net cash provided by (used in) investing
           activities.............................      9,282         1,427        2,730     27,590    (143,438)
                                                     --------      --------     --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deferred financing costs............         --            --           --         --      (5,287)
  Proceeds from long-term debt....................         --            --           --         --     142,045
  Repayment of long-term debt.....................     (9,982)       (8,093)     (16,278)   (14,200)   (145,838)
  Decrease in lease payable -- railcars...........       (131)         (122)        (248)      (231)         --
  Capital contributions...........................         --            --           --         --     140,000
  Capital distributions...........................    (26,481)      (16,278)     (28,080)   (36,395)         --
                                                     --------      --------     --------   --------   ---------
         Net cash (used in) provided by
           financing..............................    (36,594)      (24,493)     (44,606)   (50,826)    130,920
                                                     --------      --------     --------   --------   ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS................................       (825)          (17)       2,935     (2,537)        728
CASH AND CASH EQUIVALENTS, beginning of period....      3,342           407          407      2,944       2,216
                                                     --------      --------     --------   --------   ---------
CASH AND CASH EQUIVALENTS, end of period..........   $  2,517      $    390     $  3,342   $    407   $   2,944
                                                     ========      ========     ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
    Cash paid for interest........................                              $107,338   $ 99,184   $ 105,723
                                                                                ========   ========   =========

   The accompanying notes are an integral part of these combined statements.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

INDIANTOWN COGENERATION, L.P.

     Indiantown Cogeneration, L.P. ("Indiantown") is a special purpose Delaware limited partnership formed on October 4, 1991. The general partners are Toyan Enterprises ("Toyan"), a California corporation and a wholly-owned special purpose indirect subsidiary of U.S. Generating Company LLC ("USGenLLC"), and Palm Power Corporation ("Palm"), a Delaware corporation and a special purpose indirect subsidiary of Bechtel Enterprises, Inc. ("BEn"). The sole limited partner is TIFD III-Y, Inc. ("TIFD"), a special purpose indirect subsidiary of General Electric Capital Corporation ("GECC"). During 1994, Indiantown formed its sole, wholly owned subsidiary, Indiantown Cogeneration Funding Corporation ("ICL Funding"), to act as agent for, and co-issuer with, Indiantown in accordance with the 1994 bond offering discussed in Note 5. ICL Funding has no separate operations and has only $100 in assets and capitalization.

     Indiantown was formed to develop, construct, and operate a 330 megawatt
(net) pulverized coal-fired cogeneration facility (the "Facility") located on approximately 240 acres in southwestern Martin County, Florida. The Facility was designed to produce electricity for sale to Florida Power & Light Company ("FP&L") in accordance with the Power Purchase Agreement discussed in Note 7. The Facility also supplies steam to Caulkins Indiantown Citrus Co. ("Caulkins") for its plant located near the Facility in accordance with the Energy Services Agreement discussed in Note 7.

     Indiantown was in the development stage through December 21, 1995 and commenced commercial operations on December 22, 1995 (the "Commercial Operation Date"). Indiantown's continued existence is dependent on its ability to sustain successful operations. Management of Indiantown is of the opinion that its assets are realizable at their current carrying value.

     Indiantown is managed by U.S. Generating Company ("USGen") pursuant to a Management Services Agreement (the "MSA"). The Facility is operated by U.S. Operating Services Company ("USOSC") pursuant to an Operation and Maintenance Agreement (the "O&M Agreement"). USGen and USOSC are general partnerships originally formed between affiliates of PG&E Enterprises and Bechtel Enterprises. On September 19, 1997, USGen and USOSC each separately redeemed Bechtel Enterprises' interests in USGen and USOSC so that PG&E Enterprises through USGenLLC now indirectly owns all of the interests in USGen and USOSC. This will not affect USGen's obligations under the MSA or USOSC's obligations under the O&M Agreement. In addition, on September 19, 1997, Toyan purchased 16.67% of Palm's interest in Indiantown, which represents a 2% ownership interest in the partnership.

     The net profits and losses of Indiantown are allocated to Toyan, Palm and TIFD (collectively, the "Indiantown Partners") based on the following ownership percentages:

                                      FROM SEPTEMBER 20, 1997   UNTIL SEPTEMBER 20, 1997
                                      -----------------------   ------------------------
Toyan...............................            50%                       48%
Palm................................            10%                       12%
TIFD................................            40%                       40%

     All distributions other than liquidating distributions will be made based on the Indiantown Partners' percentage interest as shown above, in accordance with the project documents and at such times and in such amounts as the Board of Control of Indiantown determines. The Indiantown Partners contributed, pursuant to an equity commitment agreement, approximately $140,000,000 of equity when commercial operation commenced in December 1995.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

CEDAR BAY GENERATING COMPANY, L.P.

     Cedar Bay Generating Company, L.P. ("Cedar Bay") is a Delaware limited partnership formed on April 2, 1993. The general partners of Cedar Bay are Cedar Bay Cogeneration, Inc. ("CBCI"), a California corporation and special purpose indirect subsidiary of PG&E Enterprises ("PG&EE"), and Cedar II Power Corporation ("Cedar II"), a Delaware corporation and special purpose indirect subsidiary of BEn. CBCI is also the limited partner of Cedar Bay.

     Cedar Bay was formed to construct, own and operate a 250 megawatt power plant (the "Project") located in Jacksonville, Florida. The Project produces electricity for sale to FP&L. The Project sells a minimum of 3,328 million pounds per year of process steam to Stone Container Corporation ("Stone"), formerly Seminole Kraft, an unrelated third party, for use in its industrial operations.

     Cedar Bay has incurred significant net losses during the three years ended December 31, 1997. The Project is experiencing positive operating cash flow from operations but the level of the operating cash flow is not sufficient to pay full debt service. When Cedar Bay was formed, it was anticipated that there would be recurring net losses (declining over time) until 2005. The reduction of future net losses is the result of gradually increasing rates under the Power Purchase Agreement discussed in Note 7 with FP&L and the related reduction of interest expense due to the pay-down of the bonds and notes payable. The amount of the current net losses has also been impacted negatively by the underpayment of capacity payments by FP&L. Management believes that capacity payments are significantly understated as a result of FP&L's breach of the PPA. Cedar Bay has filed suit against FP&L to recover these additional payments and for declaratory (future) relief. However, until Cedar Bay obtains substantial discovery from FP&L concerning the dispatch of its system, it is not possible to precisely compute the damages claimed (see Note 8). No revenue has been recorded for disputed capacity payments. Cedar Bay's current projections show that, due to the increasing energy rates and the decrease in debt service, positive net earnings will occur in 2003. Cedar Bay's ability to meet its financial obligations is dependent on its ability to sustain successful operations and the successful resolution of its litigation with FP&L.

     The net operating profits and losses of Cedar Bay are allocated to CBCI and Cedar II (collectively, the "Cedar Bay Partners") based on the following ownership percentages:

CBCI........................................................  80%
Cedar II....................................................  20%

     All distributions other than liquidating distributions will be made based on the Cedar Bay Partners' percentage interest as shown above, in accordance with the project documents and at such times and in such amounts as the Board of Control of Cedar Bay determines.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION

     The accompanying financial statements of Indiantown and Cedar Bay, (collectively the "Partnerships"), are presented on a combined basis due to the common management of the operating facilities of the Partnerships.

     The accompanying combined financial statements were prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM FINANCIAL STATEMENTS

     The combined financial statements as of June 30, 1998 and for the periods ended June 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying combined financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash equivalents include short-term investments with original maturities of three months or less.

RESTRICTED CASH

     Restricted cash, which consists of cash and cash equivalent amounts as defined above, includes amounts restricted for use in operations and for capital expenditures.

FUEL INVENTORY

     Coal and lime inventories are stated at the lower of cost or market using the average cost method.

PREPAID EXPENSES

     Prepaid expenses of approximately $1,500,000 as of December 31, 1997, include $968,000 for operation and maintenance funding, $427,000 for insurance costs related to property damage and other general liability policies and $97,000 for prepayments of the annual administrative fees for the letters of credit and for the trustee.

     Prepaid expenses of approximately $1,356,000 as of December 31, 1996, include $363,000 for operation and maintenance funding, $871,000 for insurance costs related to property damage and other liability policies and $121,000 for prepayments of the annual administrative fees for the letters of credit and for the trustee.

DEPOSITS

     Deposits are stated at cost plus accrued interest and include amounts required under certain of Indiantown's agreements, as described in Note 4, and approximately $168,000 for Cedar Bay utility deposits, as of December 31, 1997 and 1996.

INVESTMENTS HELD BY TRUSTEE

     Investments held by the trustee represent bond and equity proceeds held by a bond trustee/disbursement agent and are carried at cost which approximates market. All funds are invested in either Nations Treasury Fund-Class A or other permitted investments for longer periods. The proceeds include $12,501,000 of restricted tax-exempt debt service reserve to be held long term, as required by the financing documents.

     Indiantown maintains restricted investments covering a portion of debt principal and interest payable, as required by the financing documents. These investments are classified as current assets in the accompanying combined balance sheets. A qualifying facility ("QF") reserve of $1 million is also held long term (see Note 5).

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost and is being depreciated over its useful life, estimated to be 35 years, using the straight-line method. As of January 1, 1997, Indiantown prospectively revised its calculation of depreciation to include a residual value on its Facility approximating 25 percent of the gross Facility costs. This charge increased net income for 1997 by approximately $4.5 million.

     Other property, plant and equipment are depreciated on a straight-line basis over the estimated economic or service lives of the respective assets (ranging from 5 to 7 years). Routine maintenance and repairs are charged to expense as incurred.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121, which was adopted by the Partnerships as of January 1, 1996, establishes criteria for recognizing and measuring impairment losses when recover of recorded long-lived asset values is uncertain. The adoption of this pronouncement did not have an impact on the Partnerships' combined financial condition or results of operations in 1997 or 1996.

FUEL RESERVE

     The fuel reserve, carried at cost, represents an approximate thirty-day supply of coal held for emergency purposes.

DEFERRED FINANCING COSTS

     Financing costs, consisting primarily of the costs incurred to obtain project financing, are deferred and amortized using the effective interest rate method over the term of the related permanent financing.

MAJOR MAINTENANCE RESERVE

     The major maintenance reserve represents an accrual for anticipated expenditures for scheduled significant maintenance of the projects. The expense is recognized ratably over the maintenance cycle of the related equipment. The major maintenance reserve was $865,000 and $1,455,000 at December 31, 1997 and 1996, respectively and is included in accounts payable and accrued liabilities in the accompanying combined balance sheets.

INCOME TAXES

     Under current law, no Federal or state income taxes are paid directly by the Partnerships. All items of income and expense of the Partnerships are allocable to and reportable by the Partners in their respective income tax returns. Accordingly, no provision is made in the accompanying combined financial statements for Federal or state income taxes.

RECLASSIFICATIONS

     Certain 1995 and 1996 balances have been reclassified to conform to the current year presentation.

3. DETAIL OF PARTNERS' CAPITAL

     The detail of Partners' capital as reflected in the accompanying combined balance sheets as of December 31, 1997 and 1996 is as follows (dollars in thousands).

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                1997       1996
                                                              --------   --------
INDIANTOWN:
          Toyan Enterprises.................................  $ 53,063   $ 55,775
          Palm Power Corporation............................    10,613     13,943
          TIFD III-Y, Inc...................................    42,450     46,479
                                                              --------   --------
                    Total...................................  $106,126   $116,197
CEDAR BAY:
          Cedar Bay Cogeneration, Inc.......................  $ 16,999   $ 31,491
          Cedar II Power Corporation........................     4,250      7,873
                                                              --------   --------
                    Total...................................    21,249     39,364
                                                              --------   --------
                    Total Partners' Capital.................  $127,375   $155,561
                                                              ========   ========

4. DEPOSITS

     In 1991, in accordance with a contract between Indiantown and Martin County, Indiantown provided Martin County with a security deposit in the amount of $149,000 to secure installation and maintenance of required landscaping materials. This amount is included in current assets as of December 31, 1997 and 1996. The landscaping has been completed and Indiantown has applied to Martin County for a return of funds in excess of the required deposit as security for the first year maintenance.

     In 1991, in accordance with the Planned Unit Development Zoning Agreement between Indiantown and Martin County, Indiantown deposited $1,000,000 in trust with the Board of County Commissioners of Martin County (the "PUD Trustee"). Income from this trust will be used solely for projects benefiting the community of Indiantown. On July 23, 2025, the PUD Trustee is required to return the deposit to Indiantown. As of December 31, 1997 and 1996, estimated present values of this deposit of $65,000 and $60,000, respectively, are included in deposits in the accompanying combined balance sheets. The remaining balance is included in deferred financing costs.

5. BONDS AND NOTES PAYABLE

FIRST MORTGAGE BONDS

     Indiantown and ICL Funding jointly issued $505,000,000 of First Mortgage Bonds (the "First Mortgage Bonds") in a public issuance registered with the Securities and Exchange Commission. Proceeds from the issuance were used to repay outstanding balances of $273,513,000 on a prior construction loan and to complete the Facility. The First Mortgage Bonds are secured by a lien on and security interest in substantially all of the assets of Indiantown. The First Mortgage Bonds were issued in 10 separate series with interest rates ranging from 7.38 to 9.77 percent and with maturities ranging from 1996 to 2020. Interest is payable semi-annually on June 15 and December 15 of each year and commenced on June 15, 1995. Interest expense related to the First Mortgage Bonds was $46,800,091, $47,456,604 and $47,513,881 in 1997, 1996 and 1995,
respectively.

TAX EXEMPT FACILITY REVENUE BONDS

     Indiantown invested the proceeds from the issuance of $113,000,000 of Series 1992A and 1992B Industrial Development Revenue Bonds (the "1992 Bonds") through the Martin County Industrial Development Authority (the "MCIDA") in an investment portfolio with Fidelity Investments Institutional Services Company. On November 22, 1994, Indiantown refunded the 1992 Bonds with proceeds from the issuance of $113,000,000 Series 1994A and of $12,010,000 Series 1994B Tax Exempt Facility Refunding Revenue Bonds

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

which were issued on December 20, 1994 (the Series 1994A Bonds and the Series 1994B Bonds, collectively, the "1994 Tax Exempt Bonds").

     The 1994 Tax Exempt Bonds were issued by the MCIDA pursuant to an Amended and Restated Indenture of Trust between the MCIDA and NationsBank of Florida, N.A. (succeeded by The Bank of New York Trust Company of Florida, N.A.) as trustee (the "Trustee"). Proceeds from the 1994 Tax Exempt Bonds were loaned to Indiantown pursuant to the MCIDA Amended and Restated Authority Loan Agreement dated as of November 1, 1994 (the "Authority Loan"). The Authority Loan is secured by a lien on and a security interest in substantially all of the assets of Indiantown. The 1994 Tax Exempt Bonds, which mature December 15, 2025, carry fixed interest rates of 7.875 percent and 8.05 percent for Series 1994A and 1994B, respectively. Total interest paid related to the 1994 Tax Exempt Bonds was $9,865,555 for each of the years ended December 31, 1997 and 1996 and $10,939,752 for the year ended December 31, 1995. The Tax Exempt Bonds and the First Mortgage Bonds are equal in seniority.

SENIOR PROJECT DEBT

     Cedar Bay's Senior Project Debt consists of borrowings from a syndicate of banks led by Banque Paribas as agent (the "Bank Lenders") and a group of institutions (the "Institutional Lenders") (collectively, the "Senior Lenders"). Senior Project Debt advances funded by the Bank Lenders are accruing interest at the London Interbank Offered Rate ("LIBOR") plus 1.50 percent or a Federal Funds rate plus 0.50 percent. Senior project debt advances funded by the Institutional Lenders are accruing interest at a fixed rate of approximately 12.14 percent.

     Debt due Bank Lenders will be repaid as scheduled quarterly payments through the year 2009. Debt due Institutional Lenders is scheduled to be repaid in quarterly installments throughout the year 2013. Prepayments are permitted. Collateral for the Senior Project Debt consists of the plant and related facilities and all agreements relating to the operation of the Cedar Bay Project. The Senior Project Debt also requires maintenance of certain negative and affirmative covenants.

     Cedar Bay pays a commitment fee of 0.5 percent per annum until completion on the undisbursed portion of the Bank Lenders' commitment. In addition, Cedar Bay shall pay to the agent a fee of $100,000 per annum, adjusted for inflation.

SUBORDINATED PROJECT DEBT

     Cedar Bay's Subordinated Project Debt commitments have been assigned to, and assumed by, Gray Hawk Power Corporation ("GHPC"), a special purpose indirect subsidiary of PG&EE, and Cedar I Power Corporation ("Cedar I"), a special purpose indirect subsidiary of BEn, and the terms of such commitments have been modified. The principal amount of this debt commenced bearing interest on January 1, 1994, and bears interest at an annual rate of 15.6 percent thereafter until the principal amount of such loans is paid in full. The unpaid subordinated interest accrues interest at the prime commercial lending rate announced by The Chase Manhattan Bank plus 3 percentage points. Interest on the Subordinated Project Debt is to be paid at the time cash becomes available to Cedar Bay. Management does not anticipate a positive cash flow sufficient to repay the balance of accrued interest outstanding as of December 31, 1997 within the next twelve months. Accordingly, this amount is classified as a noncurrent liability in the accompanying combined balance sheets. The Subordinated Project Debt is scheduled to be repaid by the year 2019.

     Future minimum lease payments related to outstanding First Mortgage Bonds, 1994 Tax Exempt Bonds, Senior Project Debt, and Subordinated Project Debt at December 31, 1997 are as follows (in thousands).

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1998.............................................  $   20,052
1999.............................................      17,362
2000.............................................       7,928
2001.............................................      13,045
2002.............................................      11,666
Thereafter.......................................     951,233
                                                   ----------
          Total..................................  $1,021,286
                                                   ==========

EQUITY LOAN

     In 1994, with proceeds from the issuance of the First Mortgage Bonds, an equity loan in the amount of $139,000,000 was paid in full and Indiantown and TIFD entered into an Amended and Restated Equity Loan Agreement (the "Equity Loan Agreement") for a maximum loan of $139,000,000 to be drawn at Indiantown's request, incorporating the same terms as the original loan. As of the Commercial Operation Date, the maximum amount of the loan had been drawn and was outstanding. This loan was repaid with an equity contribution on December 26, 1995, as discussed below. Indiantown paid $2,813,357 in interest and $2,561,428 in commitment fees during 1995. No such interest or fees related to this loan were paid in 1997 or 1996.

EQUITY CONTRIBUTION AGREEMENT

     Pursuant to an Equity Contribution Agreement, dated as of November 1, 1994, between TIFD and NationsBank of Florida, N.A. (succeeded by The Bank of New York Trust Company of Florida, N.A.), the Indiantown Partners contributed approximately $140,000,000 of equity on December 26, 1995. Proceeds were used to repay the $139,000,000 outstanding under the Equity Loan Agreement. The remaining $1,000,000 was deposited with the Trustee according to the disbursement agreement among Indiantown, the Trustee and the other lenders and is included in current investments held by trustee in the accompanying combined balance sheet as of December 31, 1997 and 1996.

REVOLVING CREDIT AGREEMENT

     The Revolving Credit Agreement provides for the availability of funds for the working capital requirements of the Indiantown Facility. It has a term of seven years from November 1, 1994, subject to extension at the discretion of the banks party thereto. The interest rate is based upon various short-term indices chosen at Indiantown's option and is determined separately for each draw. This credit facility includes commitment fees, to be paid quarterly, of .375 percent on the unborrowed portion. The face amount of the original working capital letter of credit was increased in November 1994 from $10 million to $15 million. Under the original and new working capital credit facilities, Indiantown paid $57,031, $57,187 and $57,031 in commitment fees in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, no draws for working capital had been made to Indiantown under the Revolving Credit Agreement.

TERMINATION FEE LETTER OF CREDIT

     On or before the Commercial Operation Date, Indiantown was required to provide FP&L with a letter of credit equal to the total termination fee as defined in the Power Purchase Agreement in each year not to exceed $50,000,000. Pursuant to the terms of the Letter of Credit and Reimbursement Agreement, Indiantown obtained a commitment for the issuance of this letter of credit. At the Commercial Operation Date, this letter of credit replaced the completion letter of credit outlined below. The initial amount of $13,000,000 was issued for the first year of operations and increased to $23,000,000 in January of 1997. During

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1997, 1996 and 1995 no draws were made on this letter of credit. Commitment fees of $572,819 and $509,395 were paid on this letter of credit in 1997 and 1996, respectively.

     Cedar Bay has provided FP&L with a letter of credit in the amount of $10 million. The total letter of credit facility is $20 million. FP&L may draw on this letter of credit in the event a termination fee is due and owed under the terms of the Power Purchase Agreement (see Note 7).

FP&L COMPLETION LETTER OF CREDIT

     At financial closing in October 1992, Indiantown provided to FP&L a letter of credit in the amount of $9,000,000 pursuant to the Power Purchase Agreement. This letter of credit was terminated in 1994 and a new one was issued with essentially the same terms. The Power Purchase Agreement (see Note 7) requires that Indiantown pay FP&L for each day beyond December 1, 1995, that the Facility did not achieve commercial operation. Because the commercial operation date did not occur before December 1, 1995, commencing December 1, 1995 and until December 22, 1995, FP&L was entitled to draw on the letter of credit in the amount of $750,000 per calendar month pro-rated for a partial month. In lieu of drawing on the letter of credit, Indiantown paid FP&L $508,065 in delay damages on December 22, 1995. Upon issuance of the above Termination Fee Letter of Credit, the FP&L Completion Letter of Credit was terminated. Commitment fees of $102,656 were paid on this letter of credit in 1995.

FP&L QF LETTER OF CREDIT

     Within 60 days after the Commercial Operation Date, Indiantown was required to provide a letter of credit for use in the event of a loss of QF status under the Public Utility Regulatory Policies Act of 1978 ("PURPA"). The initial amount was $500,000 increasing by $500,000 per agreement year to a maximum of $5,000,000. Pursuant to the terms of the Letter of Credit and Reimbursement Agreement, Indiantown obtained a commitment for the issuance of this letter of credit. The amount will be used by Indiantown as necessary to maintain or reinstate the Facility's qualifying facility status. Indiantown may, in lieu of a letter of credit, make regular cash deposits to a dedicated account in amounts totaling $500,000 per agreement year to a maximum of $5,000,000. In February 1996, Indiantown established a QF account with the trustee. The balance in this account at December 31, 1997 and 1996, was $1,000,000 and $500,000,
respectively, and is included in noncurrent, restricted investments held by trustee in the accompanying combined balance sheets.

STEAM HOST LETTER OF CREDIT

     At financial closing in October 1992, Indiantown provided Caulkins a letter of credit in the amount of $10,000,000 pursuant to the Energy Services Agreement (see Note 7). This letter of credit was terminated in 1994 and a new one was issued with essentially the same terms. In the event of a default under the Energy Services Agreement (see Note 7), Indiantown is required to pay liquidated damages in the amount of $10,000,000. Failure by Indiantown to pay the damages within 30 days allows the steam host to draw on the letter of credit for the amount of damages suffered by Caulkins. As of December 31, 1997, 1996 and 1995, no draws had been made on this letter of credit. Commitment fees of $60,833 were paid relating to this letter of credit in each of 1997, 1996 and 1995.

DEBT SERVICE RESERVE LETTER OF CREDIT

     On November 22, 1994, Indiantown also entered into a debt service reserve letter of credit and reimbursement agreement with Banque Nationale de Paris pursuant to which a debt service reserve letter of credit in the amount of approximately $60 million was issued. Such agreement has a rolling term of five years subject to extension at the discretion of the banks party thereto. Drawings on the debt service reserve letter of credit are available to pay principal and interest on the First Mortgage Bonds, the 1994 Tax-Exempt Bonds

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and interest on any loans created by drawings on such debt service reserve letter of credit. Cash and other investments held in the debt service reserve account will be drawn on prior to any drawings on the debt service reserve letter of credit. As of December 31, 1997, 1996 and 1995, no draws had been made on this letter of credit. Commitment fees of $875,496 and $835,435 were paid on this letter of credit in 1997 and 1996, respectively.

     Cedar Bay has issued a letter of credit in favor of Wilmington Trust Company ("Wilmington Trust"), the trustee, in the amount of $10 million. If, at any time, funds available are insufficient to pay all amounts required to be paid to the Senior Lenders, Wilmington Trust shall make a drawing under the debt service letter of credit. Any payment under the letter of credit converts to a debt service reimbursement obligation which must be repaid prior to any subordinated obligations or distributions.

RETAINAGE LETTER OF CREDIT

     Cedar Bay has provided Multipower Associates ("MPA") with a letter of credit in the amount of $20 million to secure the Partnership's obligation to pay retainage amounts due (see Note 6).

INTEREST RATE SWAP AGREEMENT

     Cedar Bay has entered into an interest rate swap agreement having a total notional principal amount of $156 million. This agreement effectively changes the interest rate on the portion of the debt covered by the notional amounts to a fixed rate of 9.58 percent. At December 31, 1997, the notional amount outstanding under the swap agreement was $130 million. The notional amounts outstanding will vary according to a fixed schedule that is based on scheduled amortization of principal amounts. The swap agreement will terminate on December 31, 2000. Total cash paid under the agreement was $5,113,354, $5,412,154 and $4,451,245 in 1997, 1996 and 1995, respectively.

     Counterparties to the interest rate swap agreement are major financial institutions. While Cedar Bay may be exposed to credit losses in the event of non-performance by these counterparties, Cedar Bay does not anticipate losses.

6. COMMITMENTS AND CONTINGENCIES

ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

     The final fixed price of Cedar Bay's engineering, procurement and construction contract with MPA is $319.5 million. The contract provides for $20 million of the retainage to be paid after five years. Cedar Bay's obligation to pay this amount is secured by a letter of credit (see Note 5). However, Cedar Bay intends to borrow an additional $20 million from the Senior Lenders in 1999 in order to pay the retainage amount due under this contract. Such additional advance has been approved by the Senior Lenders as of December 31, 1997.

     Cedar Bay has entered into an amended and restated contract dated as of March 31, 1993 (the "Contract") with MPA. Cedar Bay had informed MPA that MPA did not complete successfully in January and March 1994 certain performance tests set forth in the Contract. Cedar Bay had also informed MPA that it has failed to provide Cedar Bay a functional ash pelletizer system ("APS"). In 1995, Cedar Bay and MPA reached a settlement which provides a lump sum payment from MPA of $15 million to settle all claims, other than a specific list of open warranty items. The settlement amount has been paid through a release of the $11.9 million held in retention as of December 31, 1994, plus a cash payment of $3.1 million. $7.3 million of the settlement amount representing recovery of incremental operating costs was recorded as a reduction in operating and maintenance expense in 1995. The remaining $7.7 million of the settlement amount, representing recovery of incremental costs incurred during construction and start-up testing, was recorded as a

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

reduction in property, plant and equipment as of December 31, 1995. As part of the settlement, the final performance acceptance was deemed to have been achieved as of March 11, 1994.

GROUND LEASE AGREEMENT

     Commencing April 29, 1991, Stone leased the plant site (approximately 30 acres), along with certain easements, to Cedar Bay for a term of 50 years, unless extended by mutual agreement. For the first 23 years, the rent is $500,000 per year, payable in arrears. After the first 23 years, the rent will be a fair market rate, as defined and as mutually determined by Cedar Bay and Stone. There is also an additional rent provision which is effective if the Steam Services Agreement (see Note 7) is terminated through Cedar Bay's breach.

COAL PURCHASE AND TRANSPORTATION AGREEMENT

     Indiantown entered into a 30-year purchase contract with Lodestar Energy, Inc. ("Lodestar") (formerly known as Costain Coal, Inc.), commencing from the first day of the calendar month following the Commercial Operation Date, for the purchase of the Facility's annual coal requirements at a price defined in the agreement, as well as for the disposal of ash residue. Indiantown has no obligation to purchase a minimum quantity of coal under this agreement.

     In 1997, Indiantown entered into an arrangement with Lodestar and the coal transporter to compensate Indiantown for reduced FP&L revenues when the Facility runs at minimum load during decommit periods. In exchange for Indiantown's continued purchase and transportation of coal during these periods, Lodestar and the coal transporter each pay Indiantown a portion of the foregone FP&L revenues.

     Cedar Bay executed an agreement with Lodestar, for the supply and transportation of coal and ash waste transportation and disposal services. The term of the agreement is for 20 years from January 25, 1994. Lodestar will supply 100 percent of the Project's requirements, expected to be approximately 925,000 tons of coal per year, and the pricing is based on the cost of coal, as defined in the agreement.

LIME PURCHASE AGREEMENT

     On May 1, 1992, Indiantown entered into a lime purchase agreement with Chemical Lime Company of Alabama, Inc. for supply of the Facility's lime requirements for the Facility's dry scrubber sulfur dioxide removal system. The initial term of the agreement is 15 years from the Commercial Operation Date and may be extended for successive 5-year periods. The agreement may be canceled by either party after January 1, 2000, upon proper notice. Indiantown has no obligation to purchase a minimum quantity of lime under the agreement.

7. SALES AND SERVICES AGREEMENTS

INDIANTOWN

  Power Purchase Agreement

     On May 21, 1990, Indiantown entered into a Power Purchase Agreement with FP&L for sales of the Facility's electric output. As amended, the agreement is effective for a 30-year period, commencing with the Commercial Operation Date. The pricing structure provides for both capacity and energy payments.

     Capacity payments remain relatively stable because the amounts do not vary with dispatch. Price increases are contractually provided. Capacity payments include a bonus or penalty payment if actual capacity is in excess of or below specified levels of available capacity. Energy payments are derived from a contractual formula defined in the agreement based on the actual cost of domestic coal at another FP&L plant, St. Johns River Power Park.

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Energy Services Agreement

     On September 30, 1992, Indiantown entered into an Energy Services Agreement with Caulkins. Commencing on the Commercial Operation Date and continuing throughout the 15-year term of the agreement, Caulkins is required to purchase the lesser of 525 million pounds of steam per year or the minimum quantity of steam per year necessary for the Facility to maintain its status as a Qualifying Facility under PURPA. The Facility provided steam to Caulkins in 1995 during start-up and testing of the Facility, and declared Commercial Operation with Caulkins on March 1, 1996.

CEDAR BAY

  Power purchase agreement

     Cedar Bay has a 31-year Power Purchase Agreement with FP&L for the sale of the Project's electric power output. On January 25, 1994, the contract was approved by the Florida Public Service Commission and was effective commencing with commercial operations, as defined in the agreement. The pricing structure provides for both capacity and energy payments. Capacity payments remain relatively stable as the amount does not vary with dispatch and price increases are contractually provided. Energy payments are based on a formula as defined in the agreement. Certain obligations under the agreement are secured on a second lien subordinated basis by all owned assets of Cedar Bay.

  Steam services agreement

     The Steam Services Agreement ("Steam Agreement") between Cedar Bay and Stone has an initial contract term of 22 years from January 25, 1994. The Project will supply up to 380,000 pounds per hour of steam to the Stone mill and Stone must purchase and productively use at least 600 million pounds of steam per year, which is sufficient for the Project to maintain its status as a Qualifying Facility under PURPA. Stone's payments for steam will include a monthly fixed capacity payment escalating at a fixed rate and an energy payment based on the amount of steam actually delivered. Stone's energy payment escalates with the cost of coal delivered to the Project.

     If Cedar Bay causes an interruption in Stone's production through loss of steam supply then Cedar Bay is liable for liquidated damages. At December 31, 1997 and 1996 Cedar Bay owed Stone $226,510 and $289,844, respectively, for liquidated damages, which are included in accounts payable and other accrued liabilities in the accompanying combined balance sheets.

     Stone has taken the position that Cedar Bay may be in default of its obligations under the Steam Agreement for an alleged failure by Cedar Bay to take, utilize, or pay for short recycled fiber rejects. Cedar Bay has informed Stone that it has met its obligations under the Steam Agreement. Stone has instituted legal action against Cedar Bay with respect to this matter. As management of Cedar Bay believes that it currently has no obligation in connection with the fiber reject materials, no such liability has been recorded in the accompanying financial statements. See Note 11 for further discussion of this matter.

     Cedar Bay received a letter of credit in the amount of $10 million from Stone for use in the event of a loss of qualifying status under PURPA. The amount would be used by Cedar Bay as necessary to maintain or reinstate the qualifying status.

8. LEGAL MATTERS

     In December 1997, Cedar Bay filed an action in Circuit Court for Duval County, Florida against FP&L. This action seeks damages and declaratory relief for underpayment of capacity payments arising out of FP&L's breach of the Power Purchase Agreement between FP&L and Cedar Bay (see Note 6), and FP&L's

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

breach of the implied covenant of good faith, fair dealing and commercial reasonableness between the parties. Although Cedar Bay intends to vigorously pursue this matter to recover amounts owed by FP&L, and to have future capacity payments made in a manner consistent with the Power Purchase Agreement, the outcome in this action is uncertain at this time.

9. RELATED PARTY TRANSACTIONS

CONSTRUCTION CONTRACT

     Indiantown entered into a construction agreement with Bechtel Power Corporation ("Bechtel Power"), an affiliate of BEn, for the design, engineering, procurement, construction, start-up and testing of the Facility (the "Construction Contract"). As of December 31, 1997, the total contract value was $440,442,879 including change orders to date. Payments of $440,442,879 have been made to Bechtel Power under the Construction Contract since inception, including $450,000 paid in 1997 as a final settlement for punch list items paid in 1997 for which $900,000 had been retained in 1996.

     Bechtel Power guaranteed that Substantial Completion of the Indiantown Facility would occur on or prior to January 21, 1996, the Guaranteed Completion Date. Substantial Completion is achieved when the Facility demonstrates that it has met emissions guarantees and has achieved 88 percent of guaranteed net electrical output during required test periods. A schedule bonus for Substantial Completion prior to the Guaranteed Completion Date is provided in the Construction Contract. Substantial Completion was declared as of December 22, 1995 and a $6.1 million schedule bonus was paid on April 4, 1996. Performance bonuses of $4.5 million were paid on April 4, 1996, as a portion of the estimate of the total performance bonuses and a final payment of $3.9 million was made on September 17, 1996. Final completion occurred on December 13, 1996.

CONSULTING SERVICES

     In 1997, 1996 and 1995 Indiantown paid engineering consulting fees of $0, $10,159 and $13,279, respectively, to Bechtel Generating Company, a wholly-owned subsidiary of BEn.

RAILCAR LEASE

     Indiantown entered into a 15 year Car Leasing Agreement with GE Capital Railcar Services Corporation, an affiliate of GECC, to furnish and lease 72 pressure differential hopper railcars to Indiantown for the transportation of fly ash and lime. The cars were delivered starting in April 1995, at which time the lease was recorded as a capital lease. The leased asset of $5,753,375 and accumulated depreciation of $1,017,347, is included in property, plant and equipment at December 31, 1997. Payments of $629,856, including principal and interest, were made in 1997, and the lease obligation of approximately $5,138,000 at December 31, 1997 is reported as a lease payable in the accompanying combined balance sheets.

     Future minimum payments related to the Car Leasing Agreement at December 31, 1997, are approximately as follows:

1998.............................................  $  267,000
1999.............................................     287,000
2000.............................................     309,000
2001.............................................     332,000
2002.............................................     383,000
Thereafter.......................................   3,560,000
                                                   ----------
                    Total                          $5,138,000
                                                   ==========

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

DEVELOPMENT COSTS

     At the original financial closing in October 1992, Indiantown paid development fees and reimbursed certain costs, totaling $14.8 million to PG&E Enterprises, $3.9 million to BEn, $11.1 million to GECC and $1.2 million to USGen, related to the development of the Facility.

DISTRIBUTION TO PARTNERS

     On June 16 and December 15, 1997, as provided in the Partnership Agreement, Indiantown distributed approximately $16.3 million and approximately $11.8 million, respectively, to the Indiantown Partners. An additional $3 million of distributable cash was retained for capital projects and is included in cash and cash equivalents as of December 31, 1997, on the accompanying combined balance sheet. Funds distributed were from electric and steam revenues collected during the second full year of commercial operations.

SERVICES AGREEMENT

     Cedar Bay entered into a services agreement with BEn to provide management, administrative, procurement, engineering and financial services to the Partnership. Compensation to BEn includes reimbursement for personnel and other direct costs as defined in the agreement. Payments of $414,716, $450,161 and $412,674 were made to BEn in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, Cedar Bay owed BEn $79,785 and $78,816, respectively, which is included in accounts payable and other accrued liabilities in the accompanying combined balance sheets.

     Cedar Bay entered into a services agreement with Bechtel Power, a related party of BEn, to provide management, technical, administrative, procurement, engineering and financial services to the Partnership. Compensation to Bechtel Power includes reimbursement for personnel and other direct costs as defined in the agreement. Payments of $1,733, $163,381 and $590,321 were made to Bechtel Power in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, there were no amounts owed to Bechtel Power.

MANAGEMENT SERVICES AGREEMENT

     Indiantown and Cedar Bay both have separate Management Services Agreements with USGen. The agreements provide for USGen to provide day-to-day management and administration of each entity's business relating to their respective projects. The Cedar Bay agreement will continue for the term of the Power Purchase Agreement while the Indiantown agreement will last for a term of 34 years. Compensation to USGen under the agreement includes an annual base fee of $1.5 million for Cedar Bay and $650,000 for Indiantown, wages and benefits for employees performing work on behalf of the Partnerships and other costs directly related to the Partnerships. The base fee is subject to an annual adjustment. Payments of $8.4 million, $3.9 million and $6.3 million were made to USGen in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Partnerships' owed USGen $831,741 and $4.3 million, respectively, which is included in accounts payable and other accrued liabilities in the accompanying combined balance sheets.

OPERATIONS AND MAINTENANCE AGREEMENT

     Indiantown and Cedar Bay both have separate Operation and Maintenance Agreements with USOSC for periods of 30 and 31 years, respectively. Under the Indiantown agreement, after the 30 year period the agreement will be automatically renewed for periods of 5 years until terminated by either party with 12 months notice. If targeted plant performance is not reached, USOSC will pay liquidated damages to the Partnerships. Compensation to USOSC under the agreement includes an annual base fee of $1.5 million ($900,000 of which is subordinate to debt service and certain other costs) for Indiantown, $1.0 million for Cedar Bay, certain earned fees and bonuses based on the Facility's performance and reimbursement for certain costs

                         INDIANTOWN COGENERATION, L.P.
                       CEDAR BAY GENERATING COMPANY, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

including payroll, supplies, spare parts, equipment, certain taxes, licensing fees, insurance and indirect costs expressed as a percentage of payroll and personnel costs. The fees are adjusted quarterly by a measure of inflation as defined in the agreement. Payments of $21.0 million, $13.7 million, and $14.7 million were made to USOSC in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, Indiantown owed USOSC $212,458 and $61,802 respectively, which is included in accounts payable and accrued liabilities in the accompanying combined balance sheets. At December 31, 1997 and 1996, Cedar Bay had prepaid USOSC $218,423 and $363,124, respectively, which is included in deposits and other prepaid expenses in the accompanying combined balance sheets.

9. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Partnerships' cash and cash equivalents, accounts receivable, deposits, prepaid expenses, investments held by trustee, accounts payable, accrued liabilities and accrued interest approximate fair value because of the short maturities of these instruments.

     Interest rate swap agreement entered into by Cedar Bay have no carrying value on the accompanying combined balance sheets. The fair value of Cedar Bay's swap agreement is based upon estimated market values provided by an independent investment bank, and is estimated to be a liability of $13,885,900 and $15,872,638 as of December 31, 1997 and 1996, respectively.

     The following table presents the carrying amounts and estimated fair values of certain of the Partnerships' financial instruments at December 31, 1997 and 1996.

                                                              DECEMBER 31, 1997
                   FINANCIAL LIABILITIES                       CARRYING AMOUNT     FAIR VALUE
                   ---------------------                      -----------------   ------------
Tax Exempt Bonds............................................    $125,010,000      $146,016,272
First Mortgage Bonds........................................    $486,504,000      $590,214,789
Senior Project Debt/Subordinated Project Debt...............    $409,772,000      $343,798,018

                                                              DECEMBER 31, 1996
                   FINANCIAL LIABILITIES                       CARRYING AMOUNT     FAIR VALUE
                   ---------------------                      -----------------   ------------
Tax Exempt Bonds............................................    $125,010,000      $143,067,534
First Mortgage Bonds........................................    $496,205,000      $570,178,669
Senior Project Debt/Subordinated Project Debt...............    $416,349,000      $380,502,000

     For the Tax Exempt Bonds and First Mortgage Bonds, the fair values of the Partnerships' bonds payable are based on the stated rates of the Tax Exempt Bonds and First Mortgage Bonds and current market interest rates to estimate market values for the Tax Exempt Bonds and the First Mortgage Bonds. For the Senior Project Debt and Subordinated Project Debt fair values are based upon current market prices for similar instruments.

10. SUBSEQUENT EVENT

     On January 19, 1998, the Florida Department of Environmental Protection issued a Consent Order which resolved Cedar Bay's dispute with Stone regarding the short recycled fiber rejects in favor of Cedar Bay. Cedar Bay expects that Stone will submit an objection to the terms of the order.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of J. Makowski Company, Inc.:

     We have audited the accompanying consolidated balance sheets of J. Makowski Company, Inc. (a Delaware corporation) as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. Makowski Company, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Washington, D.C.                                         /s/ Arthur Andersen LLP
February 5, 1998

                           J. MAKOWSKI COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
          AS OF JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                               JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                                 1998           1997           1996
                                                              -----------   ------------   ------------
                                                              (UNAUDITED)
                                         Assets
Current Assets:
  Cash......................................................   $ 19,775       $ 35,377       $  9,625
  Restricted cash...........................................        562            218            243
  Accounts receivable.......................................     14,790         19,975         27,336
  Due from parent -- income taxes...........................         --          6,437          7,125
  Fuel inventory and supplies...............................      3,566          1,855          2,816
  Prepaid and other.........................................        213            848            391
                                                               --------       --------       --------
         Total current assets...............................     38,906         64,710         47,536
                                                               --------       --------       --------
Notes Receivable -- Long-term...............................      1,525          1,480          1,696
Equity investments..........................................    209,231        211,857        219,133
Property, plant and equipment:
  Feedline facility, net of accumulated depreciation of
    $1,750 (unaudited), $1,543 and $1,173...................      6,356          6,540          6,910
  Office and other equipment, net of accumulated
    depreciation of $559 (unaudited), $2,805 and $1,592.....      1,445          3,239          3,307
                                                               --------       --------       --------
                                                                  7,801          9,779         10,217
Power sales and other deposits..............................         --            343            343
Power sales agreements, net of accumulated amortization of
  $4,804 and $3,597 in 1997 and 1996, respectively..........     15,474         15,333         16,540
Goodwill, net of accumulated amortization of $10,653
  (unaudited), $9,424 and $6,005............................     64,263         65,492         68,911
Management service agreements, net of accumulated
  amortization of $10,795 and $9,785 in 1997 and 1996,
  respectively..............................................         --          5,900          6,910
                                                               --------       --------       --------
         Total assets.......................................   $337,200       $374,894       $371,286
                                                               ========       ========       ========
                          Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable..........................................   $  2,337       $ 11,568       $  4,057
  Accrued expenses..........................................      9,479         19,085         17,270
  Current portion of long-term debt.........................      2,068          3,040          3,054
  Dividend payable..........................................         --         10,000             --
  Notes payable to affiliates...............................     43,804         43,804         43,804
                                                               --------       --------       --------
         Total current liabilities..........................     57,688         87,497         68,185
Deferred lease liability....................................         --             --          1,330
Deferred revenue............................................        475            125             --
Deferred income taxes.......................................     86,652         92,145         89,984
Long-term debt..............................................     21,074         22,130         24,195
Other long-term liabilities.................................      5,742          5,022          3,920
Commitments and contingencies...............................         --             --         16,407
Minority interest...........................................      2,462          1,818          1,761
                                                               --------       --------       --------
         Total liabilities..................................    174,093        208,737        205,782
                                                               --------       --------       --------
Stockholders' equity:
Preferred stock, $.01 par value; 10,000 shares authorized,
  none issued...............................................         --             --             --
Class A common stock, $.01 par value; 2,000,000 shares
  authorized, 1,094,585 issued..............................         11             11             11
Additional paid-in capital..................................    200,929        203,886        202,577
Accumulated deficit.........................................    (37,833)       (37,740)       (37,084)
                                                               --------       --------       --------
         Total stockholders' equity.........................    163,107        166,157        165,504
                                                               --------       --------       --------
         Total liabilities and stockholders' equity.........   $337,200       $374,894       $371,286
                                                               ========       ========       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                           J. MAKOWSKI COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                          SIX-MONTH PERIOD ENDED
                                                 JUNE 30,               YEAR ENDED DECEMBER 31,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)
Revenues:
     Steam and power sales.............    $42,909       $29,530     $ 94,461   $ 87,812   $ 85,275
     Fuel sales........................     14,359        18,034       35,565     35,366     32,517
     Service billings, primarily to
       affiliates......................      1,025         4,512        9,586     13,081     17,791
     Equity in earnings of operational
       projects........................      3,544         8,066       17,172     17,813      5,268
                                           -------       -------     --------   --------   --------
          Total revenues...............     61,837        60,142      156,784    154,072    140,851
                                           -------       -------     --------   --------   --------
Operating expenses:
     Cost of sales -- steam and
       power...........................     18,820        11,204       59,988     56,193     51,072
     Fuel costs........................     14,359        17,993       35,565     35,366     32,517
     Cost related to service
       billings........................        416            --        4,151      4,252      1,905
     Operating lease
       payments-Pittsfield.............     11,220        11,220       24,350     25,197     22,439
     General and administrative........      3,938         5,829        9,436     13,679     23,567
     Depreciation and amortization.....      6,177         5,957       17,452     11,878     11,168
     Feasibility and development.......         --           230          258      1,384      8,991
                                           -------       -------     --------   --------   --------
          Total operating expenses.....     54,930        52,433      151,200    147,949    151,659
                                           -------       -------     --------   --------   --------
Operating income.......................      6,907         7,709        5,584      6,123    (10,808)
Interest income........................        689           295        1,533      1,135        764
Interest expense.......................     (3,653)       (2,722)      (5,428)    (5,520)    (3,140)
Write-down of asset to fair value......         --            --           --    (39,702)        --
Loss on sale of Mason Assets...........     (3,143)           --           --         --         --
Other (expense)/income.................          0        (2,976)      (4,487)     4,344        399
                                           -------       -------     --------   --------   --------
Income (loss) before income taxes and
  minority interest in earnings........        800         2,306       (2,798)   (33,620)   (12,785)
Minority interest in earnings..........       (210)         (203)        (412)      (399)      (342)
                                           -------       -------     --------   --------   --------
Income (loss) before income taxes......        590         2,103       (3,210)   (34,019)   (13,127)
Provision (benefit) for income taxes...        683         1,601       (2,554)    (8,846)    (4,714)
                                           -------       -------     --------   --------   --------
Net income (loss)......................    $   (93)      $   502     $   (656)  $(25,173)  $ (8,413)
                                           =======       =======     ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
     FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 (UNAUDITED) AND THE YEARS
                     ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                             CLASS A            CLASS B
                                          COMMON STOCK        COMMON STOCK
                                        -----------------   ----------------   ADDITIONAL
                                         NUMBER      PAR     NUMBER     PAR     PAID-IN     ACCUMULATED
                                         SHARES     VALUE    SHARES    VALUE    CAPITAL       DEFICIT      TOTAL
                                        ---------   -----   --------   -----   ----------   -----------   --------
Balance at December 31, 1994..........  1,094,585    $11     150,000    $ 2     $237,204     $ (3,498)    $233,719
Retirement of Class B
  Common Stock........................         --     --    (150,000)    (2)     (38,048)          --      (38,050)
Net loss..............................         --     --          --     --           --       (8,413)      (8,413)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at December 31, 1995..........  1,094,585     11          --     --      199,156      (11,911)     187,256
                                        =========    ===    ========    ===     ========     ========     ========
Contributed capital...................         --     --          --     --        3,421           --        3,421
Net loss..............................         --     --          --     --           --      (25,173)     (25,173)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at December 31, 1996..........  1,094,585     11          --     --      202,577      (37,084)     165,504
                                        =========    ===    ========    ===     ========     ========     ========
Contributed capital...................         --     --          --     --       16,559           --       16,559
Dividend, September 1997..............         --     --          --     --       (5,250)          --       (5,250)
Dividend, December 1997...............         --     --          --     --      (10,000)          --      (10,000)
Net loss..............................         --     --          --     --           --         (656)        (656)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at December 31, 1997..........  1,094,585     11          --     --      203,886      (37,740)     166,157
                                        =========    ===    ========    ===     ========     ========     ========
Distribution of MSA's to Bechtel......         --     --          --     --        8,014           --        8,014
Other Equity Adjustment...............         --     --          --     --       (9,944)          --       (9,944)
Dividend, June 1998...................         --     --          --     --       (1,027)          --       (1,027)
Net Loss..............................         --     --          --     --           --          (93)         (93)
                                        ---------    ---    --------    ---     --------     --------     --------
Balance at June 30, 1998
  (Unaudited).........................  1,094,585    $11          --    $--     $200,929     $(37,833)    $163,107
                                        =========    ===    ========    ===     ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                               SIX-MONTH PERIODS ENDED
                                                                      JUNE 30,               YEARS ENDED DECEMBER 31,
                                                              -------------------------   -------------------------------
                                                                 1998          1997         1997       1996       1995
                                                              -----------   -----------   --------   --------   ---------
                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income.......................................   $    (93)      $   502     $   (656)  $(25,173)  $  (8,413)
    Adjustments to reconcile net loss to net cash provided
      by operating activities:
      Write-down of asset to fair value.....................         --            --           --     39,702          --
      Investment earnings on projects.......................     (3,544)       (8,132)     (17,172)   (17,813)     (5,268)
      Cash distributions from projects......................      5,005         6,228       19,724     18,834      11,013
      Write-off of equity investments, net..................       (332)           --        1,240         --          --
      Depreciation and amortization.........................      6,177         6,324       17,452     12,562      11,168
      Provision for deferred income taxes...................        683        (1,949)       2,161    (12,097)      1,372
      Minority interest in earnings.........................        210           203          412        399         342
      Gain on sale of investment............................         --            --           --         --        (773)
      Loss on sale of Mason Assets..........................      3,143            --           --         --          --
      Other equity adjustments..............................     (9,944)           --           --         --          --
      Change in assets and liabilities:
        Restricted cash.....................................       (344)           28           25        697        (705)
        Accounts receivable.................................      5,185        (3,700)       7,361      2,099     (11,847)
        Due to parent.......................................         --            --           --     (2,961)      2,961
        Fuel inventory and supplies.........................     (1,711)          267          961       (512)       (577)
        Prepaid and other...................................        635          (224)        (457)       983        (545)
        Notes receivable long-term..........................        (45)           --           --         --          --
        Goodwill............................................         --            --           --        181          --
        Accounts payable....................................     (9,231)        9,526        7,511     (1,110)      9,980
        Accrued expenses....................................     (9,606)       (1,090)       1,815     (7,063)        617
        Due from parent -- income taxes.....................      6,437            --          688      2,785      (6,011)
        Deferred lease liability............................         --          (592)      (1,330)       331        (102)
        Other long-term liabilities.........................        720           232        1,102     (1,589)       (350)
        Deferred revenue....................................        350            --          125         --          --
        Refundable income taxes.............................         --         3,532           --         --          --
        Commitments and contingencies.......................         --            --      (16,407)        --          --
                                                               --------       -------     --------   --------   ---------
            Net cash (used in) provided by operating
              activities....................................     (6,305)       11,155       24,555     10,255       2,862
                                                               --------       -------     --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Investments in projects.................................      2,731          (450)      (6,621)    (4,215)    (10,254)
    Proceeds from sale of investments.......................         --            --           --         --       8,050
    Plant and equipment.....................................         --          (390)      (1,057)      (980)     (1,155)
                                                               --------       -------     --------   --------   ---------
        Net cash provided by (used in) investing
          activities........................................      2,731          (840)      (7,678)    (5,195)     (3,359)
                                                               --------       -------     --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from notes payable to affiliates...............         --            --           --         --      33,804
    Proceeds from long-term debt............................         --            --           --         --
    Repayment of long-term debt.............................     (2,028)       (1,025)      (2,079)    (2,482)     (1,494)
    Equity contributions....................................      1,027            --       16,559      3,421          --
    Return of capital.......................................         --            --           --         --      (8,050)
    Retirement of Class B common stock......................         --            --           --         --     (30,000)
    Proceeds from other loans...............................         --            --           --        120         130
    Distribution to stockholders............................    (11,027)           --       (5,250)        --          --
    Net increase (decrease) in line of credit...............         --            16           --       (853)        876
    Distributions to minority investor......................         --          (175)        (355)      (367)       (357)
                                                               --------       -------     --------   --------   ---------
        Net cash (used in) provided by financing
          activities........................................    (12,028)       (1,184)       8,875       (161)     (5,091)
                                                               --------       -------     --------   --------   ---------
Net increase (decrease) in cash.............................    (15,602)        9,131       25,752      4,899      (5,588)
Cash at beginning of period.................................     35,377         9,625        9,625      4,726      10,314
                                                               --------       -------     --------   --------   ---------
Cash at end of period.......................................   $ 19,775       $18,756     $ 35,377   $  9,625   $   4,726
                                                               ========       =======     ========   ========   =========
Supplemental disclosure of cash flow information:
Cash paid during the period for:
    Interest, net of amounts capitalized....................                              $  2,481   $  3,705   $   3,128
    Income taxes............................................                                    --         --         252
                                                                                          ========   ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS AND PRINCIPLES OF CONSOLIDATION

     J. Makowski Company, Inc. (the "Company" or "JMC") is principally engaged in the development and management of electric generation and natural gas projects in which it has an equity ownership interest. The Company also provides consulting, managerial, administrative and fuel supply services, under management service agreements, to these projects and other entities engaged in the generation of electricity and steam and the transportation and management of natural gas supplies.

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its majority-owned and controlled partnerships: Pittsfield Generating Company, L.P. ("Pittsfield") and Berkshire Feedline Acquisition, L.P. ("BFALP"). Pittsfield leases and operates the Pittsfield project, a 160-megawatt natural gas-fired cogeneration facility. BFALP owns and operates the pipeline that connects the natural gas transmission line of the Tennessee Gas Pipeline Company to the Pittsfield project (the "Feedline"). All material intercompany accounts and transactions have been eliminated.

     On August 25, 1994, PG&E Enterprises and Bechtel Enterprises through Beale Generating Company, ("Beale") acquired the stock of the Company. The acquisition was accounted for under the purchase method and the related adjustments to the fair value of the assets acquired and liabilities assumed were pushed down to the Company. See Note 13 for discussion of significant transactions affecting the Company and Beale in 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     Information presented as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 is unaudited. In the opinion of management, however, such information reflects all adjustments, which consist of normal recurring adjustments necessary to present fairly the financial position of the Company as of June 30, 1998 and the results of operations and cash flows for the six-month periods ended June 30, 1998 and 1997. The results of operations for these interim periods is not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid securities with a maturity of three months or less to be cash equivalents.

FUEL INVENTORY AND SUPPLIES

     Inventories are stated at the lower of cost or market. Costs for materials, supplies and oil inventories are determined by the first-in, first-out method.

EQUITY INVESTMENTS

     Most of the Company's investments in projects (see Note 3) are accounted for under the equity method. Such investments are carried at cost, determined to be the fair market value assigned at the Beale acquisition

                           J. MAKOWSKI COMPANY, INC.

in 1994, adjusted for the Company's proportionate share of undistributed earnings or losses and project distributions during the year and the differences between the Company's cost and the related underlying book values of the Company's equity investments which are being amortized on a straight-line basis over the estimated remaining lives of the projects (as of August 25, 1994), 25 to 38 years.

DEVELOPMENT COSTS

     Project development costs (included in equity investments) of $1,467,720 and $221,505 as of December 31, 1997 and 1996, respectively, represent costs incurred after executing a power sales contract or obtaining a viable project site or signing a letter of intent and prior to obtaining project financing and starting physical construction. These costs represent amounts incurred for professional services, salaries, permits, options and other direct and incremental costs and are included in construction in progress when the project financing is obtained or expensed at the time the Company determines the project will not be developed.

     Development costs expensed include project-screening costs associated with identifying a potential project and include salaries, feasibility studies, legal and other costs. These costs are expensed as incurred, as they relate to projects not yet under development.

DEPRECIATION

     The cost of property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives:

Feedline facility........................................    22 years
Critical spare parts.....................................    16 years
Furniture and fixtures...................................     7 years
Office equipment.........................................     5 years

CRITICAL SPARE PARTS

     Critical spare parts consist of major replacement equipment and recurring maintenance supplies required to be maintained in order to facilitate routine maintenance activities and minimize unscheduled maintenance outages. These parts are included in office and other equipment in the accompanying consolidated balance sheets and are depreciated using the straight-line method over the remaining useful life of the operating lease, which expires in 2010.

POWER SALES AGREEMENTS

     Power sales agreements are intangible assets resulting from the Beale acquisition and are being amortized using the straight-line method over the remaining terms of the agreements (as of August 25, 1994), 15 years.

GOODWILL

     Goodwill results from the Beale acquisition and is being amortized on a straight-line basis over 30 years.

MANAGEMENT SERVICE AGREEMENTS

     Management service agreements are an intangible asset resulting from the Beale acquisition and are being amortized using the straight-line method over the remaining weighted average term of the agreements (as of August 25, 1994),
17.5 years.

                           J. MAKOWSKI COMPANY, INC.

INCOME TAXES

     Pursuant to the provisions of Statement of Financial Accounting Standards No. 109, deferred income tax assets and liabilities are recorded for the estimated future tax resulting from differences in the carrying value of assets and liabilities for tax and financial reporting purposes.

LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", effective for fiscal years beginning after December 15, 1995. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets and requires that a loss be recognized for those assets if the sum of the expected future cash flows from the use of the asset and its eventual disposition (undiscounted) is less that the carrying amount of the asset. The Company adopted SFAS No. 121 on January 1, 1996.

RECLASSIFICATIONS

     Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

3. EQUITY INVESTMENTS

     The Company holds equity interests in several partnerships, which were formed to build, own and operate various energy production, gas storage and transportation facilities. See Note 13 for discussion of the sale of the Ocean State Power ("OSP") projects in June 1998 and see the discussion later in this note related to the sale of TBG Cogen ("TBG"). The Company also participates in a cost-sharing agreement related to the Portland Pipeline project, for which a partnership has not yet been formed. The investment in the Portland Pipeline project was dividended to Beale in March 1998 (see Note 13). The Company's ownership interest in this project was 6.6%. Debt incurred by the partnerships is nonrecourse to the Company.

     The Company generally has developed its cogeneration projects as "qualifying facilities" ("QF's") under the Public Utility Regulatory Policies Act of 1978, as amended, so that the projects are not subject to rate and operational regulation under the Federal Power Act or state laws, and the Company is not subject to regulation as a public utility holding company under the Public Utility Holding Company Act of 1935, as amended.

     The following is a summary of aggregated financial information for all of the Company's investments, which are accounted for under the equity method:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1997            1996
                                                             ------------    ------------
                                                               (000'S)         (000'S)
COMBINED BALANCE SHEETS
  Current assets...........................................   $  280,538      $  289,478
  Development costs........................................       48,975          49,980
  Property and equipment, net..............................    1,398,750       1,470,130
  Other assets.............................................       68,098          55,159
                                                              ----------      ----------
          Total assets.....................................   $1,796,361      $1,864,747
                                                              ==========      ==========
  Current liabilities......................................      132,876         149,533
  Other liabilities, principally nonrecourse project
     indebtedness..........................................    1,241,654       1,280,052
  Equity...................................................      421,831         435,162
                                                              ----------      ----------
          Total liabilities and equity.....................   $1,796,361      $1,864,747
                                                              ==========      ==========
The Company's share of equity..............................   $   57,727      $   63,686
                                                              ==========      ==========

                           J. MAKOWSKI COMPANY, INC.

                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1997            1996            1995
                                                ------------    ------------    ------------
                                                 (000'S)          (000'S)         (000'S)
COMBINED STATEMENTS OF OPERATIONS
Net sales.....................................    $675,334        $677,814        $626,713
                                                  ========        ========        ========
Operating profit..............................    $233,527        $242,783        $198,739
                                                  ========        ========        ========
Earnings before taxes.........................    $124,863        $125,154        $ 67,434
                                                  ========        ========        ========
The Company's share of equity in earnings of
  operational projects........................    $ 17,172        $ 17,813        $  5,268
                                                  ========        ========        ========

SUMMARY OF INVESTMENTS
The Company's share of equity in the net
  assets of projects..........................    $ 57,727        $ 63,686        $ 55,814
Basis difference in carrying value of
  investees and Company's investments.........     155,610         157,143         213,200
                                                  --------        --------        --------
                                                  $213,337        $220,829        $269,014
                                                  ========        ========        ========

OPERATIONAL PROJECTS

     At December 31, 1997, the Company had investments in six operational facilities (five electric projects and one pipeline project). See Note 13 related to the sale of two of the operational facilities (the OSP projects and a pipeline development project). Also see information later in this note related to the sale of TBG in February 1998. The five electric facilities have contracted to sell electric generating capacity to utilities and other customers under long-term power sales agreements. The facilities are fueled primarily by natural gas purchased under long-term supply agreements and, with a few exceptions, long-term firm transportation contracts. Generally, changes in energy payments under a project's power sales contract correspond approximately to changes in fuel cost, and, in certain cases, prices and costs are directly linked. Each project, except for the OSP projects, which are not QF facilities, also sells steam for industrial and other purposes under a long-term contract to an unaffiliated company located adjacent to the project site. These steam sales contracts require the purchaser to take at least the minimum steam necessary for the project to maintain its QF status. The operations of and the rates charged by the OSP projects and Iroquois Gas Transmission System ("IGTS") are subject to regulation on the federal and state levels in the United States and certain gas transportation agreements are subject to regulation on the federal and provincial levels in Canada. The Company's interests in each of these projects have been pledged as collateral for each of the projects' respective nonrecourse financing.

TBG COGEN

     On February 5, 1998, Calpine Corporation ("Calpine") acquired JMC's interest in TBG Cogen. This 10% interest was held by a wholly-owned subsidiary of JMC. The purchase price included a $125,000 non-refundable good faith deposit paid prior to December 31, 1997, which is included as deferred revenue in the accompanying consolidated balance sheet, and $1,125,000 in cash, paid at the time of sale. Subsequent to the purchase, Calpine assumes all liabilities of the Company's wholly-owned subsidiary, including the $1,000,000 demand notes discussed in Note 6. This sale resulted in an immaterial loss to the Company; accordingly, no adjustments to the Company's investment in TBG Cogen are included in the accompanying consolidated financial statements.

                           J. MAKOWSKI COMPANY, INC.

SELKIRK COGEN PARTNERS, L.P. ("SELKIRK")

     In October 1995, Niagara Mohawk Power Corporation ("NIMO") filed its "Power Choice" proposal with the New York State Public Service Commission and filed a Report on Form 8-K with the Securities and Exchange Commission whereby NIMO described proposals to restructure the utility's business, including the reorganization of its assets and the renegotiations of its contracts with non-regulated generators, like Selkirk. NIMO had proposed that, if it cannot renegotiate its contracts with the non-regulated generators, it would take possession of such independent power projects through the power of eminent domain and subsequently sell such assets. Further, NIMO stated that it had not ruled out the ultimate possibility of a filing for restructuring under Chapter 11 of the U.S. Bankruptcy Code.

     On March 10, 1997, NIMO filed a Form 8-K with the Securities and Exchange Commission in which it announced an agreement in principle to terminate certain power purchase contracts. The Company is committed to negotiate to reach agreement on a restructured power purchase agreement for Selkirk. The Company cannot definitively determine the effect, if any, the restructured power purchase agreement will have on the Selkirk project. At this time the Company believes any agreement with NIMO will not threaten the continued existence of the Selkirk project.

     Given the current facts, the Company believes its investment in Selkirk is probable of recovery. However, should current facts change, there is a reasonable possibility of loss. See Note 13 for additional disclosure related to negotiations with NIMO.

     Consolidated Edison ("ConEd"), a power purchaser at Selkirk, by a letter dated September 19, 1994, claimed the right to acquire a portion of Unit 2's natural gas supply not used in operating Unit 2 (the "excess gas"), when Unit 2 is dispatched off-line or at less than full capacity. The ConEd power purchase agreement contains no express language granting ConEd any rights to such excess gas and Selkirk has stated to ConEd that claims to excess gas are without merit. To date ConEd has paid all amounts invoiced by Selkirk in accordance with the ConEd power purchase agreement.

     If ConEd were to prevail in its claim to Unit 2's excess natural gas volumes, Selkirk would lose its ability to engage in lay-off sales of such volumes at favorable prices relative to their costs, and thus cash flows from gas resale activities would also be materially and adversely affected. The Company is unable to determine the outcome of this uncertainty.

     On June 20, 1990 and October 29, 1992, Selkirk entered into currency exchange agreements to hedge against future exchange rate fluctuations which could result in additional costs incurred under fuel transportation agreements which are denominated in Canadian dollars. Selkirk is exposed to credit loss under the currency agreements. In the unlikely event that a counterparty fails to meet the terms of the agreements, Selkirk's exposure is limited to the currency exchange rate differential. However, Selkirk does not anticipate nonperformance by the counterparties.

MASSPOWER

     MASSPOWER has entered into interest rate exchange agreements to mitigate the interest rate risks associated with its floating-rate term loans. The agreements provide for the exchange of fixed-rate interest payment obligations for floating-rate interest payment obligations on notional amounts of principal. In addition, MASSPOWER has three currency exchange agreements with different banks to mitigate the currency exchange risks associated with MASSPOWER's Canadian fuel transportation costs. In the event of default by any of the bank counterparties to the interest rate and currency exchange agreements, MASSPOWER could be exposed to interest rate and currency exchange rate risks. MASSPOWER does not anticipate nonperformance by any of the counterparties.

                           J. MAKOWSKI COMPANY, INC.

DEVELOPMENT AND CONSTRUCTION PROJECTS

  Altresco Lynn, L.P. ("Riverworks")

     At December 31, 1995, Riverworks had an outstanding development loan due to General Electric Capital Corporation ("GECC") that amounted to $12,568,000, which was used to finance development and pre-construction costs. The note had as a maturity date the earlier of March 31, 1996 or the date of construction financing. The development loan was a liability of Riverworks, the partnership had no assets, and the loan was nonrecourse to the Company. In March 1996, Boston Edison Company ("BECO") and GECC negotiated a tentative agreement that BECO would pay $9.2 million to Riverworks for withdrawing the power bid. In June 1996, $7.025 million was paid to GECC, $700,000 was paid to the Company's former partners in the West Lynn Creamery project and $1.475 million was retained by Riverworks. An additional $550,000 related to the Riverworks project was received by the Company from CommElec. The receipt of $2.025 million by the Company was recognized as income during 1996 and is included as other income in the accompanying statements of operations.

  Avoca Natural Gas Storage Project ("Avoca")

     Brine disposal problems encountered during construction in 1996 caused the Company to evaluate this project for possible impairment. A write-down of $39,702,000 was required and included the purchase price premium and allocated goodwill resulting from the Beale acquisition, cash invested since the Beale acquisition and a liability reflecting the Company's equity commitments related to the project. The carrying value of the investment is zero at December 31, 1997 and 1996, and $0 and $16,407,000 is included as a liability to reflect future equity commitments at December 31, 1997 and 1996, respectively. This equity commitment was satisfied by a $16,559,000 equity infusion by the Beale shareholders during May 1997. The Company believes it has accrued the full extent of the losses incurred or to be incurred with respect to this project.

     Avoca and JMC Avoca, Inc. ("JMC Avoca"), a wholly-owned subsidiary of JMC, filed for protection under Chapter 11 of the U.S. Bankruptcy Code on July 29, 1997 (See Note 10). Management believes this action does not have a material impact on the JMC consolidated financial statements at December 31, 1997.

                           J. MAKOWSKI COMPANY, INC.

  Other

     From time to time, the Company enters into cost-sharing arrangements to fund the feasibility and development of various projects, including nonutility generating projects and gas storage facilities throughout North America. As of December 31, 1997 the Company's share of the one outstanding project was 6.6% (see Note 4). On March 1, 1998, the Company dividended to Beale its interest in this project (See Note 13).

     Details of the Company's projects in operations and development are shown in Table 1.

                           J. MAKOWSKI COMPANY, INC.
                          PROJECTS INVESTMENT SCHEDULE
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                     (000S)

                                                                                                       JMC SHARE OF:
                                                                                                    -------------------
                                       IN-     SIZE                           JMC INVESTMENT (2)     PROJECT EARNINGS
                                     SERVICE    IN                  JMC       -------------------   -------------------
       PROJECT           LOCATION     DATE      MW      TYPE    OWNERSHIP %   12/31/97   12/31/96   12/31/97   12/31/96
----------------------  -----------  -------  ------  --------  -----------   --------   --------   --------   --------
DEVELOPMENT:
Portland(5)...........    ME/NH/       N/A     N/A    Pipeline     6.60%      $  2,242   $    222         --         --
                           VT/MA
OPERATIONS:
TBG Cogen(3)..........   Bethpage,   Aug-89     50     Cogen      10.00%         1,266      1,229   $     (4)  $    154
                            NY
OSP(4)................  Burrillville, Dec-90   250    Combined    10.10%        12,336     12,726      1,655      1,707
                            RI                         Cycle
OSP II(4).............  Burrillville, Oct-91   250    Combined    10.10%         8,393      8,389      1,529      1,565
                            RI                         Cycle
IGTS..................     NY/CT     Dec-91    N/A    Pipeline     4.93%        10,053      9,956      2,808      2,231
Selkirk...............  Selkirk, NY  Sep-94   344.90   Cogen      47.21%(1)    137,161    146,886      8,039      9,688
MASSPOWER.............  Springfield, Sep-93    240     Cogen      30.00%        40,406     39,725      3,145      2,468
                            MA
Total operational..........................................................    209,615    218,911     17,172     17,813
Total equity investments...................................................   $211,857   $219,133   $ 17,172   $ 17,813

                           JMC SHARE OF:
                        -------------------
                        CASH DISTRIBUTIONS
                        -------------------
       PROJECT          12/31/97   12/31/96
----------------------  --------   --------
DEVELOPMENT:
Portland(5)...........        --         --
OPERATIONS:
TBG Cogen(3)..........  $     --   $    (24)
OSP(4)................    (1,939)    (1,878)
OSP II(4).............    (1,495)    (1,980)
IGTS..................    (2,929)    (1,774)
Selkirk...............   (11,979)   (11,075)
MASSPOWER.............    (1,382)    (2,103)
Total operational.....   (19,724)   (18,834)
Total equity investmen  $(19,724)  $(18,834)

---------------

(1) Ownership percentage reflects JMC's effective interest in the project.
(2) Includes the Company's underlying equity in the net assets of each project and the unamortized portion of the basis difference when Beale purchased the Company
(3) Sold in February 1998
(4) Sold in June 1998 (See Note 13)
(5) Interest dividended to Beale in March 1998 (See Note 13).

4. RELATED-PARTY TRANSACTIONS

     The Company provides consulting, managerial and administrative services to several entities in which the Company has an interest. Transactions with these entities represented 84%, 93% and 87% of revenues from service billings for the years ended December 31, 1997, 1996 and 1995, respectively, and 93% and 65% of total accounts receivable at December 31, 1997 and 1996, respectively.

     During the years ended December 31, 1997 and 1996, Orchard Gas, a wholly-owned subsidiary of the Company, purchased from unrelated third parties approximately $35,565,000 and $35,366,000, respectively, in fuel for sale to its customers. Orchard Gas does not generate a profit on its fuel sales, as all natural gas is sold at a cost equal to that incurred by the Company. Approximately 97% and 94% of this fuel was purchased by MASSPOWER, an affiliate of the Company, during 1997 and 1996, respectively. As of December 31, 1997

                           J. MAKOWSKI COMPANY, INC.

and 1996, Orchard Gas was due $2,963,223 and $3,031,279, respectively, from MASSPOWER for fuel sales. This amount due is included in accounts receivable in the accompanying consolidated balance sheets.

     Employees of JMC were merged into U.S. Generating Company's ("USGen"), an affiliated entity, payroll and this payroll cost, for management and administrative services, is billed directly to JMC including a contractual profit margin. JMC also reimburses USGen for other direct costs incurred on their behalf during the year. During 1997 and 1996, labor, benefits and other direct costs incurred by USGen for JMC amounted to $11,778,000 and $11,878,000, respectively.

     The Company funds development costs of projects in which it has an ownership interest in accordance with certain cost-sharing agreements. For the periods ended December 31, 1997, 1996 and 1995, $258,000, $1,384,000 and
$5,216,000, respectively, of such costs were incurred by these projects and is included in feasibility and development expense in the accompanying consolidated statements of operations. Of these balances, $0 and $112,000 is included in accounts payable in the accompanying consolidated balance sheets at December 31, 1997 and 1996, respectively.

     The Company has demand notes for $10,000,000 and $33,803,800 payable to Beale and Pentagen Investors, L.P. ("Pentagen"), respectively. Pentagen is an affiliated partnership and a former subsidiary of the Company whose sole asset is a 53.02% effective interest in Selkirk. The note to Beale accrues interest at the prime rate (8.50%, 8.25% and 8.50% at December 31, 1997, 1996 and 1995,
respectively) and interest expense of approximately $844,000, $827,000 and $879,000 was recorded for the years ended December 31, 1997, 1996 and 1995. The promissory note to Pentagen issued in June 1995, accrues interest at LIBOR plus 0.5% (6.26%, 6.11% and 6.50% at December 31, 1997, 1996 and 1995, respectively)
and interest expense of approximately $2,103,000, $2,054,000 and $1,185,000 was recorded for the years ended December 31, 1997, 1996 and 1995, respectively. No interest has been paid as of December 31, 1997 on either demand note. Under certain conditions, including bankruptcy or insolvency of the Company, and notification from the note holder, the unpaid principal may require prepayment in whole or in part, otherwise the entire principal amount shall be due and payable in June 2000. Interest is payable quarterly in arrears commencing September 29, 1995. The note is secured by a pledge of the Company's partnership interests, via a subsidiary and the affiliated partnership, in the Selkirk project.

5. INCOME TAXES

     For financial reporting purposes, federal income taxes are provided for in accordance with a federal tax-sharing agreement between the Company and its parent, which provides, among other things, that the Company will generally pay the amount required assuming separate Company tax returns were filed. The tax-sharing agreement also provides that a member of the federal consolidated tax group can recognize the tax effects of its separate losses to the extent those losses are used or are expected to be utilized on a consolidated basis. At December 31, 1997 and 1996, the Company was owed by its parent $6,437,000 and $7,125,000, respectively, for current federal income taxes.

     State income taxes are provided for based on amounts, which the Company anticipates paying separately to various states. The Company is currently not operating under any tax sharing agreements relating to state taxes.

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. A valuation allowance of $10,961,000 has been established. Of this total, $ 4,316,000 was created at the Beale acquisition date as a result of certain restrictions on utilization of tax assets due to ownership change limitations and the Company's uncertainty of its ability to realize the tax benefits on a portion of its net operating loss and credit carryforwards. Any subsequent reversal of the valuation allowance relating to net operating losses existing at the acquisition date will first reduce goodwill related to the Company's acquisition, then other noncurrent intangible assets related to the acquisition, and then income tax expense.

                           J. MAKOWSKI COMPANY, INC.

     At December 31, 1997, the Company has unused net investment credits, which may be used to offset future federal taxes payable, of approximately $972,000 which expire in year 2004. The Company also has federal net operating loss carryforwards of approximately $7,804,000 that begin to expire in year 2004. Approximately $3,300,000 of those net operating loss carryforwards resulted from the period prior to the Beale acquisition.

     At December 31, 1997, the Company has Massachusetts net operating loss carryforwards of approximately $27,000,000 which may be used to offset future Massachusetts taxable income and which will expire in years 1997-2000.

     The significant components of net deferred income tax liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                1997        1996
                                                              --------    --------
Deferred income tax liabilities:
  Partnership differences...................................  $  4,147    $     --
  Allocation of premium.....................................    91,301      91,908
                                                              --------    --------
          Total deferred tax liabilities....................    95,448      91,908
Deferred income tax assets:
  Development costs.........................................     1,487       1,723
  Partnership differences...................................        --       2,244
  Deferred state taxes......................................     6,173        (302)
  Other.....................................................       683         510
  Net operating losses......................................     4,425       7,454
  Investment tax credit.....................................       972       1,163
  Alternative minimum tax credit............................       524         524
                                                              --------    --------
          Total deferred tax assets.........................    14,264      13,316
Valuation allowance.........................................   (10,961)    (11,392)
                                                              --------    --------
     Net deferred tax asset.................................     3,303       1,924
                                                              --------    --------
Net deferred tax liability..................................  $ 92,145    $ 89,984
                                                              ========    ========

     Significant components of the Company's income tax expense (benefit) attributable to continuing operations are as follows:

                                                        DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                            1997            1996            1995
                                                        ------------    ------------    ------------
                                                         (000'S)          (000'S)         (000'S)
Current
     Federal..........................................    $(4,588)        $  3,189        $(5,954)
     State............................................       (127)              59            (20)
                                                          -------         --------        -------
          Total current...............................     (4,715)           3,248         (5,974)
Deferred
     Federal..........................................      2,848          (12,356)         1,888
     State............................................       (687)             262           (628)
                                                          -------         --------        -------
          Total deferred..............................      2,161          (12,094)         1,260
          Total income tax benefit....................    $(2,554)        $ (8,846)       $(4,714)
                                                          =======         ========        =======

                           J. MAKOWSKI COMPANY, INC.

     The reconciliation of the differences between the U.S. statutory rate and the effective tax rate based on income before taxes is as follows:

                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1997            1996            1995
                                                ------------    ------------    ------------
Federal statutory income tax rate.............     (35.00)%        (35.00)%        (35.00)%
Items that affect tax expense:
  State taxes, net of federal effect..........     (16.48)           (.55)          (5.75)
  Amortization of goodwill....................      25.71            5.76            4.84
  Other permanent differences.................        .95              --              --
True-up of prior year taxes...................     (54.74)           3.79              --
                                                   ------          ------          ------
Effective tax rate............................     (79.56)%        (26.00)%        (35.91)%
                                                   ======          ======          ======

6. DEBT

SENIOR SECURED NOTES PAYABLE

     In November 1992, a subsidiary of the Company obtained $19,000,000 through the issuance of 12-year senior secured notes to fund its equity commitments to OSP. These notes bear interest, payable quarterly, at a fixed rate of 7.42%. The notes amortize quarterly over the life of the loan and mature on December 31, 2004.

     The subsidiary entered into a collateral agency agreement whereby all distributions from OSP and OSP II are remitted to a cash collateral account and pledged to the agent bank. All required quarterly principal and interest payments are deducted from the account by the bank and any excess is remitted to the subsidiary. The Company pledged all rights, title and interest in the capital stock of the subsidiary to the security agent and the subsidiary assigned all rights, title and interest in the partnerships. The notes are nonrecourse to the Company.

MORTGAGE LOAN PAYABLE

     In March 1993, BFALP obtained a $10,000,000 mortgage loan in order to refinance the remaining construction costs related to the Feedline. The mortgage loan carries a per annum floating rate of interest equal to the 30-day rate for commercial paper, in effect at the end of the month, plus 6.07% (11.65% and 12.02% at December 31, 1997 and 1996, respectively). Interest was payable monthly on the outstanding balance through December 31, 1995. Subsequent to December 31, 1995, principal and interest are due monthly, with a maturity date of December 31, 2010.

     The loan is secured by a first mortgage on the Feedline and collateralized by all the outstanding shares of a subsidiary of the Company and the pledge of all partnership interests. In addition, each of the partners has guaranteed $500,000 of the mortgage loan.

TERM LOAN PAYABLE

     Pittsfield has a term loan agreement with GECC. The loan, which expires in 2009, has a fixed interest rate of 10.38%. Principal and interest are payable quarterly in arrears.

OTHER

     The Company is obligated, as a result of one of its equity investments, to fund $1,000,000 in an escrow account in favor of one of the power purchasers, which will be returned in the years 2003 and 2004. These fundings are financed by noninterest-bearing demand notes, are included in accounts receivable on the accompanying consolidated balance sheets and totaled $1,000,000 at both December 31, 1997 and 1996.

                           J. MAKOWSKI COMPANY, INC.

     As of December 31, 1997 and 1996, the Company's long-term debt consisted of the following:

                                                               1997       1996
                                                              -------    -------
                                                              (000'S)    (000'S)
Senior secured notes payable, interest payable quarterly at
  7.42%.....................................................  $10,429    $11,949
Mortgage loan payable, interest payable monthly at
  commercial paper rate plus 6.07%..........................    9,435      9,745
Term loan payable, interest payable quarterly at 10.38%.....    4,306      4,508
Other.......................................................    1,000      1,047
                                                              -------    -------
                                                               25,170     27,249
Less current portion........................................    3,040      3,054
                                                              -------    -------
                                                              $22,130    $24,195
                                                              =======    =======

     Following are maturities of long-term debt for each of the next five years (in thousands):

1998.......................................................    3,040
1999.......................................................    2,109
2000.......................................................    2,181
2001.......................................................    2,262
2002.......................................................    2,354
Thereafter.................................................   13,224
                                                             -------
          Total............................................  $25,170
                                                             =======

7. DISCLOSURE OF FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, restricted cash, accounts receivable, accounts payable, accrued expenses, notes payable to affiliates and long-term debt. The fair value of these financial instruments, with the exception of the senior secured notes payable and the term loan payable, approximate their carrying value as of December 31, 1997 and 1996. The fair value of the senior secured notes payable and the term loan payable as of December 31, 1997 and 1996 was approximately $13,542,000 and $15,150,000, respectively. The fair value was estimated using discounted cash flows analysis, based on the Company's current incremental borrowing rate. The carrying value of these two notes is $14,735,000 and $16,457,000 at December 31, 1997 and 1996,
respectively.

8. STOCKHOLDERS' EQUITY

COMMON STOCK

     The declaration and payment of dividends on the Class A common stock and the amount thereof, are solely at the discretion of the Board of Directors, and holders of such stock are not entitled to any rights of conversion. In December 1997, the Company declared a $10,000,000 dividend. See Note 13 for discussion of subsequent payment of this dividend.

9. COMMITMENTS

PITTSFIELD

  Operating lease

     The Pittsfield project lease with GECC has been accounted for as an operating lease. The lease has an initial term of 20 years, with two five-year renewal options, exercisable by the Company. Rent is due in quarterly installments of approximately $5,610,000. Supplemental rent is due under certain circumstances and remitted in the form of lessor distributions. The Company has the option to purchase the plant during years 12

                           J. MAKOWSKI COMPANY, INC.

and 20 of the lease agreement; in year 12, at the higher of its then fair market value or the stipulated loss value (as defined in the lease) and in year 20, at its then fair market value.

     For the years ended December 31, 1997, 1996 and 1995, rent expense amounted to $24,349,916, $25,196,731 and $22,445,667, respectively (of which $1,911,000,
$2,758,000 and $6,389,000, respectively, is related to supplemental rents) all of which is included in rent under operating lease payments-Pittsfield in the accompanying consolidated statements of operations.

     Future minimum lease payments (in thousands), at December 31, 1997, under the operating lease are as follows:

1998......................................................    22,439
1999......................................................    22,439
2000......................................................    22,439
2001......................................................    22,439
2002......................................................    22,439
Thereafter................................................   173,905
                                                            --------
          Total...........................................  $286,100
                                                            ========

     In accordance with the lease, GECC provided a funding mechanism for the estimated remaining costs of completing the Pittsfield project (the completion fund). At December 31, 1997 and 1996, approximately $435,000 and $436,000, respectively, was available from GECC in their completion fund for remaining facility costs. These funds are available to the Pittsfield project, subject to GECC approval.

     The Pittsfield project lease is collateralized by the assignment of the Company's rights, title and interest in all project contracts and the pledge of all Company interests to the trustee and is nonrecourse to the individual partners.

     Certain operative documents related to the lease contain warranties and covenants including, among others, a restriction on Company distributions and additional indebtedness. In addition, a lease reserve account is required to be maintained due to lease covenants under certain circumstances. On an annual basis, the funding requirement if any is determined based on the terms of the disbursement and security agreement. This account is not currently required.

  Power sales agreements -- electricity

     Pittsfield has a power sales agreement, as amended, with New England Power Company ("NEPCO") to sell 65.6% of the net electric output of the project through 2010, subject to one six-year extension. In accordance with the agreement, Pittsfield has agreed to provide NEPCO with a security interest in a specified portion of its electric revenues. Should Pittsfield experience an event of default under the terms of the power sales agreement and NEPCO terminates the agreement, Pittsfield is obligated to pay NEPCO the total amount accumulated as liquidated damages. As of December 31, 1997 and 1996, the amount totaled approximately $34,307,000 and $49,612,000 respectively. In January 1995, the liquidating damages began to decline and will continue until eliminated.

     In addition, Pittsfield is required to provide an irrevocable letter of credit to NEPCO to secure payment of liquidated damages in the event of nonperformance under the power sales agreement. The letter of credit increases monthly to the extent of 4% of NEPCO electric revenues received by Pittsfield until the letter of credit equals the lesser of the amount of liquidating damages or $18,000,000. At December 31, 1997 and 1996, the letter of credit totaled approximately $18,000,000 and $18,071,000, respectively.

     Pittsfield has power sales agreements with Cambridge Electric Light Company and Commonwealth Electric Company to sell a total of 34.4% of the net electric output of the Pittsfield project. Delivery of this net

                           J. MAKOWSKI COMPANY, INC.

electric output will continue until December 31, 2011. Pittsfield is required to provide irrevocable letters of credit to Cambridge Electric Light Company and Commonwealth Electric Company to secure its performance under these power sales agreements. At December 31, 1997 and 1996, the letters of credit outstanding were approximately $5,737,000 and $5,109,000 for Cambridge Electric Light Company, respectively, and $4,554,000 and $4,209,000 for Commonwealth Electric Company, respectively. The letters of credit reach a maximum of $11,100,000 for calendar year 1998 and expire on December 31, 2002 and December 31, 2001, respectively.

  Steam sales agreements

     Pittsfield has a steam sales agreement with General Electric ("GE") through 2008, subject to two five-year extensions. GE has committed to purchase a minimum of 700 million pounds (mmlbs.) of steam per year, up to a maximum of 840 mmlbs. per year.

     The basic contract price (subject to escalation or renegotiation) of $1,000,000 annually for up to 840 mmlbs. of steam per year will be reduced if steam sales are less than 840 mmlbs. per year, with the total reduction not to exceed $400,000 annually. Total operating revenue from GE was approximately $712,000, $780,000 and $600,000 for steam delivered during the years ended December 31, 1997, 1996 and 1995, respectively.

  Fuel supply agreements

     Pittsfield has two new long-term gas purchase and sale agreements with Talisman Energy, Inc. ("Talisman") and Home Oil Company Limited ("Home"). The Talisman agreement, which expires on September 1, 2010, calls for a daily fuel supply of 22,420 Mcf/day. The Home agreement expires on October 31, 2011, and calls for a daily fuel supply of 11,759 Mcf/day.

     In addition, Pittsfield provides irrevocable letters of credit to Talisman and Home to secure performance under the agreements. At December 31, 1997 and 1996, the total outstanding amount under the letters of credit was $3,300,000.

  Fuel transportation agreements

     Pittsfield's Canadian fuel suppliers have contracted for the transportation of fuel from the wellhead in Empress, Alberta on the Nova Pipeline ("Nova") to the TCPL interconnect. Pittsfield has entered into a firm transportation agreement for the delivery of fuel from the Nova/TCPL interconnect to the U.S./Canadian border. In addition, Pittsfield entered into a long-term transportation agreement for firm transportation of fuel from the U.S./Canadian border to the Feedline.

     In June 1995, Pittsfield entered into a short-term firm service transportation agreement with TCPL to transport fuel of 21,500 Mcf/day from the Nova/TCPL pipeline interconnect at Empress, Alberta to the U.S./Canadian border at Niagara Falls. This agreement expired on March 31, 1996. In December 1995, the National Energy Board ("NEB") approved Pittsfield's application for long-term transportation service on TCPL. Pittsfield has negotiated to replace the short-term firm service transportation agreement with a firm long-term transportation agreement. The term of the long-term firm transportation agreement commenced on April 1, 1996 and expires on October 31, 2010. Under the terms of this agreement, Pittsfield is required to provide an irrevocable letter of credit to secure performance. At December 31, 1997 and 1996, the total letter of credit outstanding was approximately $1,600,000.

     In October 1995, Pittsfield entered into a temporary capacity assignment agreement with NEPCO for firm transportation on TCPL. Pittsfield took assignment of 10,000 Mcf/day of TCPL capacity effective November 1, 1995. The capacity assignment allows Pittsfield to transport fuel on TCPL from Empress, Alberta to Waddington, New York. In September 1997, the temporary capacity assignment agreement was

                           J. MAKOWSKI COMPANY, INC.

made permanent effective from November 1, 1997 through October 31, 2006. Under the terms of the permanent assignment agreement, Pittsfield is required to provide an irrevocable letter of credit to secure performance. At December 31, 1997, the total letter of credit outstanding was approximately $413,000.

     In October 1997, Pittsfield entered into two temporary capacity assignment agreements with Renaissance Energy, Ltd. ("Renaissance") for firm transportation on TCPL. These agreements exchange delivery points from Waddington, New York to Niagara Falls, New York to allow Pittsfield to deliver Canadian gas supplies to the interconnect at Niagara Falls to match the downstream firm transportation. Effective November 1, 1997, Pittsfield assigned to Renaissance 10,000 Mcf/day of capacity for fuel transportation on TCPL from Empress, Alberta to Waddington, New York. In return, Pittsfield took assignment from Renaissance for 10,000 Mcf/day of capacity for fuel transportation on TCPL from Empress, Alberta to Niagara Falls, New York. The temporary capacity assignment agreements are effective from November 1, 1997 to November 1, 1998. Renaissance and Pittsfield are in the process of executing permanent assignment agreements to be effective November 1, 1998.

  NEPCO contingency

     Pursuant to the rate formula established in the NEPCO power sales agreement, Pittsfield bills NEPCO for reimbursement of transportation charges (including finance charges) related to the Feedline. The NEPCO contingency exists because NEPCO has not acknowledged in writing its obligation to reimburse the Company for such charges using the rate formula or terms set forth in the NEPCO power sales agreement. As of December 31, 1997, NEPCO continued to reimburse the Company for amounts billed for transportation charges related to the Feedline.

  Transmission agreements

     Pittsfield has an interconnection agreement whereby Northeast Utilities ("NU") provides the transmission of electricity to NEPCO through 2010. In December 1994, the agreement was amended and Pittsfield provided NU with a $343,388 application deposit, which is refundable upon expiration of certain agreements (December 31, 2011) and is reflected as a long-term transmission deposit, included as power sales and other deposits in the accompanying consolidated balance sheets as of December 31, 1997 and 1996.

     Pittsfield has agreements with Montaup Electric Company and Boston Edison Company for the transmission of electricity to third-party purchasers terminating on December 31, 2011.

  Operation and maintenance agreement

     Pittsfield and GE entered into a six-year, fee-based agreement whereby GE provides ongoing operating and maintenance services. GE is also entitled to an annual bonus based on the performance of the Pittsfield plant. The agreement with GE expired on September 30, 1996.

     Pittsfield paid GE $375,000 in November 1996 for the bonus earned during the nine months ended September 30, 1996. Pittsfield entered into a new agreement on October 1, 1996 with U.S Operating Services Company ("USOSC"), an affiliated entity, which extends through October 31, 2002 and automatically extends for an additional five years unless terminated by either party. The USOSC agreement provides for ongoing operating and maintenance services similar to those in the GE agreement. Pittsfield paid USOSC $125,000 in February 1997, which was accrued for at December 31, 1996, for the bonus earned during the three months ended December 31, 1996. As of December 31, 1997, Pittsfield has $500,000 in accrued bonuses due to USOSC included in the accompanying consolidated balance sheet and in operating expenses in the accompanying consolidated statement of operations for the year then ended.

                           J. MAKOWSKI COMPANY, INC.

  Site lease

     Pittsfield has a lease with GE for certain property on which its plant is located. The lease term expires the later of April 2028 or the economic useful life of the plant. The lease may be terminated in the event that the steam sales agreement with GE is terminated for default. The lease provides for rent of $1 for the entire lease term.

  Office lease

     In 1989, the Company entered into a ten year operating lease for office space, commencing June 1989, with payments beginning September 1990. The Company provided for the obligation on a straight-line basis over the term of the lease and accrued a deferred lease liability for rent incurred from the commencement date through October 31, 1996.

     This lease was terminated on October 31, 1996 by the Company and assumed by USGen. The Company's deferred lease liability has been relieved to zero. Total rent expense was approximately $1,272,000 and $938,000 for the years ended December 31, 1996 and 1995, respectively, and is included in general and administrative expense in the accompanying consolidated statement of operations.

10. CONTINGENCIES

AVOCA

     During 1997, JMC Avoca was named in several civil suits on behalf of contractors and other vendors seeking damages related to Avoca, an unsuccessful development project. This project, located in Steuben County, New York, was a development project owned by JMC Avoca and two other general partners. In July 1997, Avoca and its partners, including JMC Avoca, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. JMC and the other non-debtor affiliates of JMC named in any such lawsuits are responding to the above claims and undertaking their respective legal defenses. Given the uncertainty associated with this litigation, management cannot predict the outcome or estimate JMC's exposure at this time.

11. CONCENTRATION OF CREDIT RISK

     The Company provides management and consulting services to, and invests in, projects and entities engaged in the generation of electricity and transportation of natural gas. The majority of the Company's service revenues are from affiliated entities; therefore, the Company does not perform credit evaluations of these entities' financial condition and does not require collateral. Credit losses historically have been small, which is consistent with management's expectations.

12. SALE OF MANAGEMENT SALES AGREEMENTS

     On January 1, 1998, the Company sold its management sales agreements with Alberta Northeast Gas and Boundary Gas, Inc., and use of the name Northeast Gas Marketing for approximately $2,000,000. Management does not believe the outcome of this will have a material impact on the financial position, results of operations, or cash flows of the Company.

13. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

     On March 1, 1998, JMC distributed the stock of ten subsidiary companies to Beale. The distribution was intended to complete the purchase and sale transaction entered into in September 1997 between PG&E Generating Company ("PGen"), a wholly owned indirect subsidiary of PG&E Enterprises and Bechtel Generating Company ("BGen"), a wholly owned indirect subsidiary of Bechtel Enterprises. Subsequent to this distribution, the stock of the companies was further distributed or sold.

                           J. MAKOWSKI COMPANY, INC.

     In May 1998, PGen's indirect ownership interest in Beale was transferred to U.S. Generating Company, LLC ("USGenLLC") and subsequently contributed by USGenLLC to its subsidiary, USGen Power Group, LLC ("Power").

     On June 24, 1998, Power and BGen each contributed cash totaling approximately $1 million in exchange for the stock of Mason Generating Company. The cash contribution and the related allocation of stock was consistent with their ownership ratio of Beale. Immediately following the formation of Mason, it purchased six wholly-owned subsidiaries of JMC for approximately $1 million. The sale resulted in a loss of approximately $3 million to JMC. JMC the distributed the cash proceeds from this sale to Beale, who in turn distributed the cash pro rata to Power and BGen.

     On October 15, 1998, Beale was merged with and into JMC. JMC was then renamed Beale Generating Company ("New Beale"), indicating a reverse merger. The surviving company, New Beale, consists of all the assets and liabilities previously held by both Beale and JMC and is owned 89.1% by Power and 10.9% by BGen.

     The transactions described above, except for the transfer of ownership interest in Beale in May 1998, were performed to prepare BGen's 10.9% interest in Beale for sale. Such sale is expected to occur in October 1998 by a subsidiary of Cogentrix Energy, Inc, a North Carolina corporation.

     In June 1998, JMC sold its interest in the OSP projects which resulted in a nominal gain.

     On August 31, 1998 Selkirk and NIMO consummated the transactions relating to the amendment and restatement of the existing power purchase agreement between Selkirk and NIMO pursuant to the Master Restructuring Agreement dated as of July 9, 1997, as amended, among NIMO, Selkirk and certain other independent power producers (the "MRA"). As contemplated by the MRA, on that date (i) Selkirk notified NIMO of Selkirk's determination that the requirements of Selkirk's Trust Indenture, dated as of May 1, 1994 (the "Indenture"), with respect to the restructuring of certain project contracts relating to the operation of Unit 1 of the Selkirk facility had been satisfied: (ii) the Amended ad Restated Power Purchased Agreement, dated as of July 1, 1998 between Selkirk and NIMO became effective; and (iii) NIMO made certain payments into Selkirk's Project Revenue Fund maintained at Bankers Trust Company, as Depository Agent under the May 1, 1994 Deposit and Disbursement Agreement. In addition, Selkirk has delivered notices to Paramount Resources Limited ("Paramount") and TransCanada Pipelines Limited ("TransCanada") that the Second Amended and Restated Gas Purchase Contract, dated as of May 6, 1998 between Selkirk and Paramount, and the Amending Agreement to Gas Transportation Contract, dated as of July 20, 1998, between Selkirk and TransCanada have become effective.

     In June 1998, the $10,000,000 dividend declared in 1997 was paid.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Selkirk Cogen and MASSPOWER:

     We have audited the accompanying combined balance sheets of Selkirk Cogen Partners L.P. (a Delaware limited partnership) and MASSPOWER (a Massachusetts general partnership) as of December 31, 1997 and 1996, and the related statements of income, changes in partner's capital and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Selkirk Cogen Partners L.P. and MASSPOWER as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Washington, D.C.
January 12, 1998

                            SELKIRK COGEN/MASSPOWER

                            COMBINED BALANCE SHEETS
          AS OF JUNE 30, 1998 (UNAUDITED), DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                               JUNE 30,        DECEMBER 31,
                                                              -----------   -------------------
                                                                 1998         1997       1996
                                                              -----------   --------   --------
                                                              (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  2,592     $  8,164   $  9,022
  Restricted funds..........................................     25,136       19,994     18,374
  Accounts receivable.......................................     37,827       34,675     36,253
  Inventories...............................................      9,440        9,205      8,635
  Due from affiliates.......................................         59           14         40
  Other current assets......................................        711          530        664
                                                               --------     --------   --------
          Total current assets..............................     75,765       72,582     72,988
                                                               --------     --------   --------
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
  DEPRECIATION OF $91,995 (unaudited), $81,893 AND
  $61,627...................................................    493,217      503,304    523,776
DEFERRED CHARGES AND OTHER ASSETS:
  Deferred financing cost, net of accumulated amortization
     of $8,980 (unaudited), $8,057 and $6,248...............     14,950       15,873     17,682
  Other assets..............................................      6,949        6,944      5,157
  Prepaid rent..............................................      9,190        8,195      6,010
  Long-term restricted funds................................     24,491       21,494     20,446
                                                               --------     --------   --------
          Total assets......................................   $624,562     $628,392   $646,059
                                                               ========     ========   ========
                               LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Current portion of long-term debt.........................   $  9,478     $  8,811   $  6,630
  Short-term debt...........................................      4,700        8,400     13,000
  Accounts payable and accrued expenses.....................     19,770       24,678     25,122
  Due to affiliated companies...............................      1,405        1,212      1,519
  Accrued interest..........................................      2,480        2,536      1,217
  Customer advances.........................................         --           --         17
                                                               --------     --------   --------
          Total current liabilities.........................     37,833       45,637     47,505
                                                               --------     --------   --------
COMMITMENTS AND CONTINGENCIES
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................    567,377      574,171    584,516
OTHER LIABILITIES...........................................     22,259       18,665     16,522
PARTNERS' CAPITAL...........................................     (2,907)     (10,081)    (2,484)
                                                               --------     --------   --------
          Total liabilities and partners' capital...........   $624,562     $628,392   $646,059
                                                               ========     ========   ========

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

                         COMBINED STATEMENTS OF INCOME
    FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                           SIX MONTHS ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                                          ---------------------------   ------------------------------
                                              1998           1997         1997       1996       1995
                                          ------------   ------------   --------   --------   --------
                                                  (UNAUDITED)
OPERATING REVENUES:
  Electric and steam....................    $138,404       $140,040     $279,344   $261,810   $244,659
  Gas resale............................       6,097          7,180       14,909     26,313     18,974
                                            --------       --------     --------   --------   --------
          Total operating revenues......     144,501        147,220      294,253    288,123    263,633
                                            --------       --------     --------   --------   --------
COST OF REVENUES:
  Fuel costs............................      73,384         79,052      156,847    147,414    143,537
  Operating and maintenance expenses....      13,450         15,561       29,994     30,240     27,405
  Ground lease..........................       1,408          1,408        2,816      4,090      5,000
  Depreciation..........................      10,442         10,447       20,931     20,795     20,604
                                            --------       --------     --------   --------   --------
          Total cost of revenues........      98,684        106,468      210,588    202,539    196,546
                                            --------       --------     --------   --------   --------
GENERAL AND ADMINISTRATIVE
  EXPENSES..............................       4,786          5,000       10,336     10,578     11,206
                                            --------       --------     --------   --------   --------
          Operating income..............      41,031         35,752       73,329     75,006     55,881
INTEREST EXPENSE, NET...................      25,669         25,540       51,386     51,598     52,082
                                            --------       --------     --------   --------   --------
          Net income....................    $ 15,362       $ 10,212     $ 21,943   $ 23,408   $  3,799
                                            ========       ========     ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
             FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               GENERAL    LIMITED
                                                               PARTNERS   PARTNERS    TOTAL
                                                               --------   --------   -------
BALANCE, DECEMBER 31, 1994..................................   $14,221    $ 24,539   $38,760
  Distributions.............................................    (5,599)    (20,321)  (25,920)
  Conversion and assignment of JMCSI Investors L.P.
     interest...............................................     4,411      (4,411)       --
  Net income................................................     2,119       1,680     3,799
                                                               -------    --------   -------
BALANCE, DECEMBER 31, 1995..................................    15,152       1,487    16,639
  Distributions.............................................    (7,379)    (35,152)  (42,531)
  Net income................................................     8,380      15,028    23,408
                                                               -------    --------   -------
BALANCE, DECEMBER 31, 1996..................................    16,153     (18,637)   (2,484)
  Distributions.............................................    (4,861)    (24,679)  (29,540)
  Net income................................................    10,598      11,345    21,943
                                                               -------    --------   -------
BALANCE, DECEMBER 31, 1997..................................    21,890     (31,971)  (10,081)
  Distributions.............................................    (4,897)     (3,291)   (8,188)
  Net income................................................     8,919       6,443    15,362
                                                               -------    --------   -------
BALANCE, JUNE 30, 1998 (UNAUDITED)..........................   $25,912    $(28,819)  $(2,907)
                                                               =======    ========   =======

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

                       COMBINED STATEMENTS OF CASH FLOWS
    FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1997 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                SIX MONTHS ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                                                -------------------------   ------------------------------
                                                  1998            1997        1997       1996       1995
                                                ---------       ---------   --------   --------   --------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................   $ 15,362        $ 10,212    $ 21,943   $ 23,408   $  3,799
  Adjustments to reconcile net income to net
    cash provided by operating activities --
    Depreciation.............................     10,442          10,447      20,931     20,795     20,604
    Amortization of deferred financing
      activities.............................        583             586       1,170      1,173      1,130
    Other....................................        890             239        (472)    (1,053)      (268)
    Decrease (increase) in accounts
      receivable.............................     (3,152)            414       1,728      1,309     (6,022)
    Decrease (increase) in inventory.........       (236)           (333)       (570)    (2,242)       233
    Increase in other current assets.........     (1,221)         (1,077)     (2,019)    (5,314)        (2)
    Decrease (increase) in accounts payable
      and accrued expenses...................     (5,663)         (3,471)      1,006      4,232     (3,331)
    Decrease in other liabilities............      3,596           3,035       2,140      3,903      5,158
                                                --------        --------    --------   --------   --------
         Net cash provided by operating
           activities........................     20,601          20,052      45,857     46,211     21,301
                                                --------        --------    --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net of proceeds......        (14)           (101)         28     (2,973)    (4,497)
  Other long-term assets -- escrow
    deposits.................................     (3,002)         (1,851)     (2,802)      (424)    15,619
                                                --------        --------    --------   --------   --------
         Net cash (used in) provided by
           investing activities..............     (3,016)         (1,952)     (2,774)    (3,397)    11,122
                                                --------        --------    --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt................     (6,127)         (3,801)     (8,164)    (6,330)    (3,998)
  (Repayment) proceeds from short-term debt,
    net......................................     (3,700)         (4,000)     (4,600)     4,900      2,100
  Capital distributions......................     (8,188)        (16,845)    (29,540)   (42,531)   (25,920)
  Advances...................................         --             (17)        (17)      (136)    (5,282)
  Financing costs............................         --              --          --         --       (217)
                                                --------        --------    --------   --------   --------
         Net cash used in financing
           activities........................    (18,015)        (24,663)    (42,321)   (44,097)   (33,317)
                                                --------        --------    --------   --------   --------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................       (430)         (6,563)        762     (1,283)      (894)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR.......................................     28,158          27,396      27,396     28,679     29,573
                                                --------        --------    --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR.......   $ 27,728        $ 20,833    $ 28,158   $ 27,396   $ 28,679
                                                ========        ========    ========   ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest.....   $ 26,539        $ 25,160    $ 51,820   $ 52,877   $ 56,555
                                                ========        ========    ========   ========   ========
  Purchase of inventory -- noncash...........   $     --        $     --    $     --   $    182   $  3,800
                                                ========        ========    ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                            SELKIRK COGEN/MASSPOWER

                     COMBINED NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BUSINESS

ORGANIZATION

     Selkirk Cogen Partners, L.P. (Selkirk) was organized on December 15, 1989 as a Delaware limited partnership. Prior to the Partnership Agreement, the partners had a cost-sharing arrangement for costs incurred from the project's inception in October 1987.

     Selkirk was formed for the purpose of constructing, owning and operating a natural gas-fired combined-cycle cogeneration facility located on General Electric Company's (GE) property in Bethlehem, New York (the Facility). The Facility consists of one unit (Unit 1) with an electric generating capacity of approximately 79.9 megawatts (MW) and a second unit (Unit 2) with an electric generating capacity of approximately 265 MW. Unit 1 and Unit 2 have been designed to operate independently for electrical generation, while thermally integrated for steam generation, thereby optimizing efficiencies in the combined performance of the Facility. Selkirk received construction financing for Unit 1 in June 1990 and commercial operations commenced on April 17, 1992. Unit 2 obtained construction financing in October 1992 and commercial operations commenced September 1, 1994. Both units are fueled by Canadian natural gas purchased under firm 15-year natural gas supply contracts (extendible to 20 years upon satisfaction of certain conditions). Unit 1 is selling at least 79.9 MW of electric capacity and associated energy to Niagara Mohawk Power Corporation (NIMO) under a 20-year contract, and Unit 2 is selling 265 MW of electric capacity and associated energy to Consolidated Edison Company of New York (ConEd) under a 20-year contract. Also, Selkirk makes excess gas layoff sales during periods when Units 1 and 2 are not operating at full capacity (see
Note 4). Historical natural gas resale prices have resulted in significant gas resale margins for Selkirk.

     Unit 1 of Selkirk is currently certified as a qualifying facility (QF) under the Public Utility Regulatory Policy Act of 1978, as amended (PURPA). Accordingly, the prices charged for the sale of electricity and steam are not regulated. When Unit 2 commenced operations, Selkirk was no longer qualified by the State of New York but continues to be certified by the Federal Energy Regulation Commission (FERC) as a QF. However, this is not expected to have a material impact on Selkirk's financial position or operations. Certain fuel transportation agreements entered into by Selkirk are subject to regulation on the federal and provincial levels in Canada. Selkirk has obtained all material Canadian governmental permits and authorizations required for operation.

     MASSPOWER is a Massachusetts General Partnership formed under the terms of a Joint Venture Agreement dated August 8, 1989 and as amended and restated on August 14, 1991. The partnership consists of five general partners and is managed by a committee comprised of one representative from each general partner. MASSPOWER has no employees, and the administration and operation of the project are arranged under various contractual agreements (see Note 4).

     MASSPOWER was formed to construct, own and operate a gas-fired combined cycle cogeneration facility located on the property of Solutia Company (Solutia) in Springfield, Massachusetts. The Facility's average net capacity is approximately 240 MW. The Facility is fueled by Canadian natural gas and revaporized liquefied natural gas (LNG), which are both purchased under firm long-term contracts (see Note 5). The Facility's electrical generation is sold to five utility companies under long-term power purchase agreements (see Note
5). The steam generation is sold to Solutia under a 20-year stream purchase agreement (see Note 5). MASSPOWER also enters into short-term (less than six months) contracts for sale of a portion of its electrical generation capability.

     MASSPOWER is currently certified by the Federal Energy Regulatory Commission as a QF under the PURPA. Accordingly, the prices charged for the sale of electricity and steam are not regulated. However, MASSPOWER and certain agreements entered into by MASSPOWER are subject to regulation by various

                            SELKIRK COGEN/MASSPOWER
federal, state and Canadian authorities. The criteria for QF certification include requirements that a minimum of 5% of the Facility's output be useful thermal energy, that the Facility achieve at least a specified ratio of energy output to energy input, and that the ownership of the Facility by electric utilities be no greater than 50%.

     Construction and term financing was obtained on August 15, 1991, and commercial operations commenced on September 1, 1993.

PARTNERS' CAPITAL

     The general and limited partners of Selkirk, along with their respective equity interests, are as follows:

                                                                             INTEREST
                                                                       --------------------
GENERAL PARTNERS                              AFFILIATE OF             PREFERRED   ORIGINAL
----------------                              ------------             ---------   --------
JMC Selkirk, Inc.                       J. Makowski Company, Inc.          .09%      1.00%
                                          (JMC)
Cogen Technologies Selkirk GP, Inc.     Cogen Technologies, Inc.          1.00%        --%

                                                                             INTEREST
                                                                       --------------------
LIMITED PARTNERS                              AFFILIATE OF             PREFERRED   ORIGINAL
----------------                              ------------             ---------   --------
JMC Selkirk, Inc.                       J. Makowski Company, Inc.         1.95%     21.40%
Pentagen Investors, L.P.                J. Makowski Company, Inc.         5.25%     57.60%
EI Selkirk, Inc.                        GPU International, Inc.          13.55%     20.00%
Cogen Technologies Selkirk L.P., Inc.   Cogen Technologies, Inc.         78.16%        --%

     Under the terms of the Selkirk amended partnership agreement, cash available is distributed 99% to the partners in accordance with their respective equity interest (preferred equity) and 1% is allocated based on the original ownership structure between JMC affiliates and GPU International, Inc. (GPUI). Any additional funds available after the preferred distribution are distributed 99% to the initial equity holders and 1% to the preferred equity holders. Subsequent to the eighteenth anniversary of Unit 1's commercial operations or the date on which all the preferred partners achieve a specified return, distributions will be made in accordance with the residual interest: JMC affiliates at 64.8%, GPUI at 17.7% and Cogen Technologies, Inc. at 17.5%.

     The five general partners of MASSPOWER, along with their respective equity interests, are as follows:

                                                                                  EQUITY
PARTNER                                                    AFFILIATE OF          INTEREST
-------                                                    ------------          --------
MASSPOWER, Inc.                                     PG&E Enterprises               30.0%
Springfield Generating Company, L.P.                PG&E Enterprises               17.5%
MP Cogen, Inc.                                      General Electric Company       17.5%
Bay State Energy Development, Inc.                  Energy Investors Funds         17.5%
EPEC Independent Power I Company                    El Paso Energy                 17.5%

     The net profits or losses and cash distributions of MASSPOWER are allocated to the partners based on their respective equity interests.

                            SELKIRK COGEN/MASSPOWER

     The detail of partners capital, as reflected in the accompanying combined balance sheets as of December 31, 1997 and 1996, is as follows:

                                                                1997       1996
                                                              --------   --------
Selkirk --
  General Partners..........................................  $   (311)  $   (173)
  Limited Partners..........................................   (31,971)   (18,637)
MASSPOWER --
  General Partners..........................................    22,201     16,326

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined financial statements of Selkirk Cogen Partners, L.P. and MASSPOWER (collectively the Partnerships) are presented on a combined basis due to the common management of the operating facilities of the Partnerships. As such, all interpartnership transactions have been eliminated in combination.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The combined financial statements as of June 30, 1998 and for the periods ended June 30, 1998 and 1997 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying combined financial statements reflect all adjustments (which are of normal recurring nature) necessary to present fairly the financial position and results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash equivalents include short-term investments with maturities of three months or less.

RESTRICTED FUNDS AND LONG-TERM RESTRICTED FUNDS

     The Partnerships are required to maintain cash reserve accounts for maintenance costs and debt service requirements as part of their credit agreement with a bank. Certain of the restricted funds are associated with transactions or events that are applicable to periods beyond the current accounting period and are, therefore, classified as long-term. All other funds are classified as current assets.

INVENTORIES

     Inventories are stated at the lower of cost or market. Costs for materials, supplies and oil inventories are determined using the average unit cost method.

                            SELKIRK COGEN/MASSPOWER

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Cogeneration facility.......................................  30 years
Computer systems............................................   7 years
Office equipment............................................   5 years
Furniture, fixtures and other equipment.....................  10 years

DEFERRED FINANCING COSTS

     Deferred financing costs represent the costs incurred to obtain project financing and are amortized using the effective interest rate method over the estimated life of the loans.

OTHER ASSETS

     Included in other assets is a $525 and $491 long-term deposit with Northeast Utilities Service Company (NUSCO) for long-term firm transmission service as of December 31, 1997 and 1996, respectively, and $6,059 and $4,666 in an escrow account to fulfill a potential repayment obligation under the power purchase agreement with Boston Edison Company (BECo) as of December 31, 1997 and 1996, respectively.

REAL ESTATE TAXES

     Real estate tax payments made under the Partnerships' payment in lieu of taxes (PILOT) agreements are recognized on a straight-line basis over the term of the agreement.

INCOME TAXES

     Income taxes have not been recorded in the accompanying combined financial statements because such taxes, if any, are the responsibility of the partners of Selkirk and MASSPOWER.

PLANNED MAJOR OVERHAULS

     Periodic major overhauls of the gas and steam turbines will be necessary to maintain the Facilities' operating capacity. A maintenance and repairs reserve is recorded by Selkirk based on scheduled major maintenance plans for 20 years. MASSPOWER will be conducting its next major overhaul of a gas turbine engine during 1998 at an estimated cost of $1,500. MASSPOWER follows the direct expensing method for these major overhaul costs. Deterioration in existing parts and required work scope could cause the estimates to change in the near term.

CURRENCY AND INTEREST RATE SWAPS

     In connection with its asset and liability management policies, the Partnerships have entered into foreign currency and interest rate swap agreements. Gains and losses on currency exchange contracts are deferred as hedges of firmly committed transactions and recognized in income in the same period that the hedged transactions are realized. In the unlikely event that the underlying transaction terminates, the deferred gains and losses on the associated swap agreement will be recorded in the income statement.

REVENUE RECOGNITION

     Revenues for the sale of electricity and steam are recorded based on monthly output delivered as specified under contractual terms. Revenues for the sale of excess gas are recorded in the month sold.

                            SELKIRK COGEN/MASSPOWER

3. DEBT FINANCING

SELKIRK

     On May 9, 1994, the Selkirk Funding Corporation, a wholly owned subsidiary of Selkirk Cogen, issued an aggregate of $392,000 in bonds, of which a portion was used to refinance the outstanding indebtedness of the Partnerships. The bonds consist of $165,000, which matures on December 26, 2007 at an interest rate of 8.65% with principal and interest payable semiannually on June 26 and December 26 of each year with principal payments commencing June 26, 1996, and $227,000, which matures on June 26, 2012 at an interest rate of 8.98% with principal and interest payable semiannually on June 26 and December 26 of each year with principal payments commencing December 26, 2007.

     The scheduled principal payments on the bonds are as follows:

YEAR                                                           AMOUNT
----                                                          --------
1998........................................................  $  3,298
1999........................................................     4,822
2000........................................................     7,307
2001........................................................    11,062
2002........................................................    13,529
Thereafter..................................................   349,235

     The loans are secured by liens on, and security interests in, substantially all of the assets of Selkirk Cogen. These loans are nonrecourse to the individual partners. The trust indenture restricts the ability of Selkirk to make distributions to the partners under certain circumstances.

     In connection with the bonds, the Partnerships are required to maintain certain restricted funds to finance future debt, interest and maintenance payments. These funds have been included in restricted funds and long-term restricted funds in the accompanying combined balance sheets.

     In 1994, Selkirk entered into a combined working capital and bank reimbursement agreement (Credit Agreement). The Credit Agreement has a maximum available amount of $23,471 to be used by Selkirk for required letters of credit related to various project contracts and working capital purposes. The maximum amount available under the Credit Agreement for working capital purposes is $5,000. No amounts have been drawn under the Credit Agreement.

MASSPOWER

     The MASSPOWER loan payable represents borrowings under a $240,000 construction and term credit facility from a syndicate of banks (the Banks) dated August 15, 1991. The credit facility consists of $210,000 of original principal term loan, $15,000 available for letters of credit and $15,000 available for working capital loans.

TERM LOANS

     The term loans bear interest at the option of MASSPOWER at either 1% through September 14, 1997 and 1 3/8% thereafter, plus the greater of the prime rate or the Federal Funds rate plus 3/8%; or 1 1/2% through September 14, 1997 and 1 7/8% thereafter over the certificate of deposit rate; or 1 3/8% through September 14, 1997 and 1 3/4% thereafter over the LIBOR rate. The credit facility is secured by substantially all of the assets of the Facility. A commitment fee is payable on the letter of credit facility semiannually based on the daily average unused letter-of-credit commitment amount at a rate of 1/4% per annum, and an issuance fee is payable semiannually on the average daily stated amount of all outstanding letters of credit at a rate of 1 1/4% per annum.

                            SELKIRK COGEN/MASSPOWER

     The term credit facility lenders have no recourse to any general partner and do not benefit from a debt guarantee by any general partner.

     The credit agreement contains certain covenants, including restrictions on the distribution of cash or property to the partners, the incurrence of additional indebtedness, the creation of liens, the sale of assets, the creation of contingent obligations and the amendment of certain project contracts.

     At December 31, 1997 and 1996, term loans totaled $193,729 and $199,727, respectively. The effective interest rate on the loans without giving effect to the differences between amounts received and paid under MASSPOWER's interest rate swap agreements was 7.29%, 7.06% and 7.61% for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, approximately $15,000,000 in letters of credit were issued as security deposits under certain power sales agreements and certain other project contracts as of December 31, 1997, 1996 and 1995 (see Note 4). The letters of credit expire at various times through the year 2014.

     The scheduled principal payments on the term loans are as follows:

1998........................................................  $  5,513
1999........................................................     7,350
2000........................................................    11,025
2001........................................................    13,125
2002........................................................    15,750
Thereafter..................................................   140,966

SHORT-TERM DEBT

     As part of the credit facility, MASSPOWER has a $15,000 line of credit available for working capital loans. Working capital loans bear interest at the rate of 5/8% plus the greater of the prime rate or the federal funds rate plus
 3/8%. A commitment fee is payable semiannually on the daily average unused commitment amount at a rate of 3/8% per annum.

     At December 31, 1997 and 1996, $8,400 and $13,000, respectively, were outstanding under the working capital line of credit. The effective interest rates on these borrowings were 9.135%, 9.0% and 9.42% for the years ended December 31, 1997, 1996 and 1995, respectively.

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENTS

     In August 1991, MASSPOWER entered into several intercreditor and security arrangements with the Chase Manhattan Bank, N.A. (on behalf of itself as agent for the Banks), State Street Bank and Trust Company (as the collateral agent), Western Massachusetts Electric Company (WMECO), Commonwealth Electric Company (ComElec) (WMECO and ComElec, together, the Secured Power Purchasers) and Solutia. The credit facility is secured by a first priority lien and security interest granted by MASSPOWER in favor of the collateral agent. The intercreditor agreements have created a procedure for restructuring or selling the Facility in the event the Facility is unable to perform in accordance with its contracts and/or the credit facility.

     The First Intercreditor and Collateral Agency Agreement includes a First Mortgage, a Second Mortgage, an Equipment Security Agreement, and a Power Sales Security Agreement. These agreements subject the leased property, equipment and fixtures on the property, the Power Sales Agreements with the Secured Power Purchasers and related accounts receivable, to liens in favor of the collateral agent to benefit the Banks, and subordinately, to benefit the Secured Power Purchasers. Solutia subordinately benefits under the Equipment Security Agreement.

                            SELKIRK COGEN/MASSPOWER

     The remaining project contracts and all other assets of MASSPOWER, except equipment, are subject to the lien and security interest granted under the Second Intercreditor and Collateral Agency Agreement in favor of the collateral agent to benefit the Banks and WMECO.

4. INTEREST AND CURRENCY SWAP AGREEMENTS

     On June 20, 1990 and October 29, 1992, Selkirk entered into currency exchange agreements to hedge against future exchange rate fluctuations, which could result in additional costs incurred under fuel transportation agreements, which are denominated in Canadian dollars. The June 1990 agreement relates to Unit 1 under which Selkirk exchanges approximately $368 U.S. dollars for $458 Canadian dollars on a monthly basis commencing on December 25, 1992 and terminating December 25, 2002. The October 1992 agreement relates to Unit 2 under which Selkirk exchanges approximately $1,044 U.S. dollars for $1,300 Canadian dollars on a monthly basis commencing on May 25, 1995 and terminating on December 25, 2004.

     On August 22, 1991, MASSPOWER entered into an interest rate exchange agreement, as amended on December 1, 1993, effective from January 18, 1994 to January 15, 2004 at a fixed rate of 8.925% for monthly predetermined notional amounts as scheduled at the time of execution of this agreement. For the years ended December 31, 1997, 1996 and 1995, the weighted average floating rate at which MASSPOWER received interest payments was 5.72%, 5.65% and 6.05%, respectively. The notional amount of debt for which interest rate exchange has been entered into under this agreement is $105,000,000 at December 31, 1997, 1996 and 1995.

     On January 27, 1994, MASSPOWER entered into an additional interest rate exchange agreement with a bank. The agreement will be effective from January 16, 1996 to January 15, 2002 for predetermined interest rates and notional amounts as scheduled at the time of execution of the agreement. For the years ended December 31, 1997 and 1996, the weighted average floating rate at which MASSPOWER received interest payments was 5.72% and 5.65% respectively. The notional amount of debt for which interest rate exchange agreements have been entered into under this agreement at December 31, 1997 and 1996 is $50,000 and $55,000, respectively.

     On August 22, 1991, MASSPOWER entered into a currency exchange agreement with a bank to mitigate the currency exchange rate risks associated with MASSPOWER's Canadian fuel transportation costs (see Note 4), which are denominated in Canadian dollars. The currency exchange agreement commenced on February 20, 1994 and terminates on February 20, 2004. MASSPOWER will exchange U.S. dollars for Canadian dollars at an exchange rate of 1.20 Canadian dollars for each U.S. dollar on amounts scheduled at the time of the execution of the agreement.

     On October 6, 1994, MASSPOWER entered into two other currency exchange agreements with different banks to further mitigate its currency exchange risks associated with its Canadian fuel transportation costs. Both agreements commenced on October 20, 1994 and terminate on February 20, 2004. MASSPOWER will exchange U.S. dollars for Canadian dollars at various exchange rates on $CDN 400 per month as scheduled at the time of the execution of the agreement. Gross deferred unrealized gains from hedging firm purchase commitments were $787, $717 and $579, as of December 31, 1997, 1996 and 1995, respectively, and are expected to be realized by the end of the agreements.

     The monthly notional amount of transportation costs for which currency exchange agreements have been entered into is $CDN 1,301 at December 31, 1997 and 1996 and $CDN 1,450 at December 31, 1995.

     In the event of default by any of the bank counterparties to the interest rate and currency exchange agreements, the Partnerships could be exposed to interest rate and currency exchange rate risks. The Partnerships do not anticipate nonperformance by any of the counterparties.

                            SELKIRK COGEN/MASSPOWER

     The Partnerships have only the above-mentioned limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks (see Note 7 for fair value of financial instruments).

5. COMMITMENTS AND AGREEMENTS

     Selkirk and MASSPOWER have entered into respective site lease, property tax, fuel supply and transportation, power sales, steam sales, electric interconnection and transmission, operations and maintenance, water supply and project administrative agency agreements. In connection with the construction and operation of these facilities, Selkirk and MASSPOWER are obligated under the following agreements:

SITE LEASE

     Selkirk has entered into an agreement with General Electric to lease the property on which that facility is located. The amended lease term expires on the twentieth anniversary of the commercial operations date of Unit 2 and is renewable for the greater of five years or until termination of any power sales contract, to a maximum of 20 years. The lease may be terminated by Selkirk under certain circumstances with the appropriate written notice during the initial term. Annual rent payments under this agreement are $1,000.

     MASSPOWER has entered into an operating lease agreement, as amended in July 1991, to lease the property on which the Facility is located from Solutia. The original lease agreement was amended in 1996. The amendment gives MASSPOWER the right to extend the lease an additional 15 years. The amended lease term expires in 2028. At the end of the term, the lease may be renewed, or if not renewed, Solutia has the right to purchase the Facility at a fair market value or require that the site be restored to its original condition at the partnership's expense. The lease provides for annual rent of $5,000.

     In addition, Solutia has agreed to supply MASSPOWER with wastewater equalization and cooling water supply for 20 years or cancellation of the site lease agreement under a separate services agreement.

     Lease expense for MASSPOWER has been recorded ratably over the term of the amended lease with the difference between the lease expense and lease payments recorded as prepaid rent.

FUEL SUPPLY AND TRANSPORTATION PURCHASE AGREEMENTS

     Selkirk has entered into a firm natural gas supply agreement, as amended, with Paramount Resources Ltd., a Canadian corporation, for Unit 1. The agreement has an initial term of 15 years, which began in November 1992, with an option to extend for an additional five years upon satisfaction of certain conditions.

     Selkirk has entered into firm natural gas supply agreements with various suppliers for Unit 2. The agreements have an initial term of 15 years, which began November 1, 1994, and an option to extend for an additional five-year term upon satisfaction of certain conditions.

     Each Unit 2 gas supply contract requires that Selkirk purchase a minimum of 75% of the maximum annual contract volumes each year. If the partnership fails to take this minimum quantity, then the shortfall amount between the minimum required volumes and the actual nominations must be made up in the following year(s). The partnership is allowed up to two years under these contracts, during which time the partnership may make up any shortfall. If the partnership does not make up the shortfall within these periods, then the suppliers have a right to reduce the maximum daily contract quantity by the shortfall. The partnership purchased approximately $38,279 and $35,191 in gas from these suppliers for the years ended December 31, 1997 and 1996, respectively.

     Selkirk has entered three 20-year agreements for firm fuel transportation service to supply Unit 1 commencing November 1, 1992. In accordance with one of these agreements, Selkirk posted a letter of credit in the amount of approximately $586 in October 1992.

                            SELKIRK COGEN/MASSPOWER

     Selkirk has entered into three agreements for firm fuel transportation service for Unit 2. The agreements commenced in November 1994 and have terms of 20 years. Upon the execution of the transportation agreement with one transporter, the various fuel suppliers posted letters of credit totaling approximately $10,007,000 Canadian dollars for the benefit of the transporter on behalf of Selkirk, which was subsequently reduced to approximately $9,814 Canadian dollars in February 1997. Selkirk will reimburse all costs related to obtaining and maintaining the letters of credit. Selkirk also posted two letters of credit related to the remaining two firm fuel transportation agreements for approximately $796 and $2,090.

     MASSPOWER and Granite State Gas Transmission, Inc. (Granite State), a subsidiary of Bay State Gas Company (Bay State), designated Orchard Gas Corporation (Orchard Gas), an affiliate of J. Makowski Company, Inc. (JMC), as their agent to purchase Canadian natural gas and to enter into gas transportation contracts on their behalf for one half of the Facility's annual fuel supply.

     Orchard Gas entered into an 18.5-year Gas Purchase Contract with ProGas Limited (ProGas), a Canadian corporation. Orchard Gas also entered into a 20-year Firm Gas Transportation Agreement with Iroquois Gas Transmission System, L.P., and a 20-year Firm Gas Transportation Contract with Tennessee Gas Pipeline Company. Local transportation is provided by Bay State through a 20-year transportation agreement with MASSPOWER.

     MASSPOWER entered into a gas supply contract for the purchase of revaporized LNG from Distrigas of Massachusetts Corporation for a term of 20 years from the date of commercial operations for the remaining one-half of the Facility's gas supply.

     Additionally, MASSPOWER entered into two gas supply contracts with Bay State to supply MASSPOWER with natural gas in the event of nonperformance by MASSPOWER's primary gas supplier. Under the first contract, Bay State will provide a 305-day sales service contract. Under the second contract, Bay State will provide an interruptible sales service contract to facilitate the purchase of incremental gas supplies. MASSPOWER also entered into a Gas Peaking Service Agreement with Bay State for any 20 days during the period from November through March.

     MASSPOWER and Granite State entered into a release gas agreement whereby MASSPOWER agreed to release and Granite State agreed to accept the difference between the daily amount of gas required for use in the facility and 75% of the daily contracted ProGas supply.

ENERGY SALES AGREEMENT -- STEAM

     In February 1990, Selkirk entered into a steam sales agreement for Unit 1, as amended, with GE for an initial term of 20 years, effective from the date of commercial operations. On October 21, 1992, Selkirk and GE entered into a new steam sales agreement, as amended, with a term of 20 years from the commercial operations date of Unit 2 and may be extended under certain circumstances. The Unit 1 steam sales agreement terminated upon the commercial operations of Unit 2.

     Until Unit 2 achieved commercial operations, GE had agreed to forego (subject to later repayment plus interest) the discount on a certain quantity of steam supplied by Selkirk during a quarter to the extent necessary for Selkirk to maintain a quarterly debt service coverage ratio of 1.2 to 1, and the advances, with interest, are repayable to the extent Selkirk's quarterly debt service coverage ratio exceeds 1.3 to 1. Under this agreement, Selkirk had invoiced and received from GE approximately $5,022. In April 1995, the partnership paid off the outstanding principal amount and approximately 75% of the associated accrued interest. The partnership paid the remaining accrued interest in January 1996 and February 1997.

     GE is obligated under the steam sales agreement to purchase the minimum quantities of steam necessary for the Facility to maintain its QF status. In the event that GE were to fail to purchase and take this minimum

                            SELKIRK COGEN/MASSPOWER
quantity, the partnership could acquire title to the Facility site, terminating the lease agreement, at no cost to the partnership.

     The agreement provides GE the right of first refusal to purchase the Facility, subject to certain pricing considerations. Additionally, GE has the right to purchase the boiler facility that produces the steam at a mutually agreed-upon price if and when the steam sales agreement is terminated. The steam sales agreement may be terminated by Selkirk with one year's written notice if either the NIMO or ConEd power sales agreement is terminated. It may also be terminated by GE with two years' written notice if GE's plant no longer has a requirement for steam.

     In July 1990, MASSPOWER entered into an Energy Purchase Agreement (EPA) with Solutia. Under the terms of the EPA, MASSPOWER is obligated to sell Solutia steam for the period of 20 years from the date of commercial operations.

ENERGY/POWER SALES AGREEMENTS -- ELECTRICITY

     In December 1987, Selkirk entered into a power sales agreement, as amended, with NIMO for the sale of electricity for an initial term of 20 years commencing on the date of commercial operations, April 17, 1992. The agreement may be terminated upon two years' written notice to NIMO and payment of a termination fee or upon the loss of Selkirk's status as a QF.

     In April 1994, the power sales agreement with NIMO was amended and pursuant to this amended agreement Selkirk paid NIMO $1,250,000 as a consent fee from the proceeds of the bond offering. In addition, Selkirk posted a letter of credit for approximately $15,000 under the Credit Agreement.

     On October 6, 1996, NIMO filed its "PowerChoice" proposal with the New York State Public Service Commission (NYPSC). On October 12, 1995, NIMO filed a Report on Form 8-K with the Securities and Exchange Commission (the Commission) explaining the PowerChoice proposal (the PowerChoice Statement). In the PowerChoice Statement, NIMO describes a number of related proposals to restructure the utility's business, including the reorganization of its assets and the renegotiation of its contracts with generators which, like Selkirk, are not regulated as utilities (nonutility generators). On July 10, 1997, NIMO filed a Report on Form 8-K with the Commission stating that NIMO had entered into a Master Restructuring Agreement (MRA) pursuant to which it and the 29 independent power producers that had signed the MRA proposed to terminate, restate or amend their respective power sales agreements. On October 17, 1997, NIMO filed a Report on Form 8-K with the Commission stating that on October 11, 1997, NIMO filed its Power Choice settlement with the NYPSC which incorporates the terms of the MRA. On February 24, 1998, the NYPSC approved NIMO's Power Choice settlement proposal, which includes the implementation of the MRA.

     The consideration for the independent power sellers' agreement varies by party and may consist of cash, short term notes, shares of NIMO's common stock or certain swap contracts. Among the contracts proposed to be restructured is the NIMO power sales agreement for the electric output of Unit 1. Pursuant to the MRA and subject to implementation as described below, the parties proposed to restructure the NIMO power sales agreement to provide for the sale of electricity by Selkirk pursuant to a predetermined schedule of output at a price based on certain indices for a period of 10 years in lieu of the delivery and price provisions of the NIMO power sales agreement as currently in effect. Selkirk anticipates that if and when a restructured power sales agreement goes into effect, NIMO will relinquish its right to direct dispatch of Unit 1, the electrical output of Unit 1 will be sold to NIMO and other purchasers based on market conditions then in effect, and Selkirk will receive certain fixed payments from NIMO under the restructured power sales agreement and other payments under the MRA.

     The details of the physical delivery and pricing arrangements are subject to final agreement with NIMO, and possible modifications to other Selkirk contracts for Unit 1 continue to be the subject of extensive

                            SELKIRK COGEN/MASSPOWER
negotiations. Implementation of the MRA is subject to a number of significant conditions, including, without limitation, NIMO and Selkirk negotiating the restructured Unit 1 power sales agreement, the receipt of all regulatory approvals, the receipt of all consents by third parties necessary for the transaction contemplated by the MRA (including satisfying certain standards under Selkirk's trust indenture relating to the absence of material adverse changes or receiving any required approval of bondholders or other creditors), Selkirk's entering into new third-party arrangements that will enable Selkirk to restructure its project on a reasonably satisfactory economic basis, and the receipt by NIMO and Selkirk of all necessary approvals from their respective boards of directors, shareholders and partners. Should NIMO and Selkirk satisfy all of the conditions to effectuating the transactions contemplated by the MRA with respect to Selkirk, NIMO may nevertheless terminate the MRA if NIMO determines that as a result of the failure to satisfy the conditions of the MRA by other independent power producers the benefits anticipated to be received by NIMO pursuant to the MRA have been materially and adversely affected. Further, final implementation of the MRA is conditioned upon NIMO's successful completion of financing required to fund certain of its payment obligations under agreements to implement the MRA.

     Selkirk, as a party to the MRA, is committed to negotiate with NIMO and other parties to reach agreement on contractual arrangements required to restructure the NIMO power sales agreement pursuant to the MRA; however, Selkirk expresses no opinion with respect to the likelihood that all of the conditions to implementation of the MRA will be met. Further, Selkirk expresses no opinion with respect to the viability of NIMO's proposed alternatives should the implementation of the MRA not be completed, such as NIMO's proposal in the context of the Power Choice Statement to take possession of independent power projects through the power of eminent domain and to thereafter sell such projects or NIMO's position that it has not ruled out the ultimate possibility of a filing for restructuring under Chapter 11 of the U.S. Bankruptcy Code as set forth in the Power Choice Statement. Nevertheless, in the absence of agreement on a definitive restructured power sales agreement, Selkirk continues to believe that the NIMO power sales agreement is a valid and binding contract with NIMO. Given the uncertainties with respect to such implementation, Selkirk is unable to determine what effect, if any, the restructured power sales agreement or the Power Choice proposal will have on Selkirk, its business or net operating revenues. For the year ended December 31, 1997, electric sales to NIMO accounted for approximately 19.3% of total project revenues.

     Previously, in connection with NIMO's March 10, 1997 announcement of the agreement in principle, Standard & Poor's placed the bonds on creditwatch "with negative implications," based in part on its analysis of the current reports on Form 8-K filed in March 1997 by NIMO and Selkirk, respectively, and its belief that the restructuring has the potential to erode cash flow coverage derived from long-term contracts supporting the bonds. To date, Standard & Poor's has not changed its outlook on the bonds. Additionally, as of the date of this report, Moody's Investors Service has not changed its rating or its previous "negative outlook" on the bonds as a result of the developments.

     Selkirk has also entered into a power sales agreement with ConEd for the sale of electricity for an initial term of 20 years commencing on September 1, 1994, the date of Unit 2 commercial operations. The contract is extendible under certain circumstances.

     The power sales agreements with NIMO and ConEd each provide the purchasing utility with the contractual right to schedule the related Unit for dispatch on a daily basis at full capability, partial capability or off-line. Each purchasing utility's scheduling decisions are required to be based in part on economic criteria which, pursuant to the governing rules of the New York Power Pool, take into account the variable cost of the electricity to be delivered. Certain payments under these agreements are unaffected by levels of dispatch. However, certain payments may be rebated or reduced to NIMO and ConEd if Selkirk does not maintain a minimum availability level.

     ConEd, by a letter dated September 19, 1994, claimed the right to acquire that portion of Unit 2's natural gas supply not used in operating Unit 2 (the excess gas), when Unit 2 is dispatched off-line or at less than full

                            SELKIRK COGEN/MASSPOWER
capability. The ConEd power sales agreement contains no express language granting ConEd any rights to such excess gas and the partnership has stated to ConEd that claims to excess gas are without merit. To date, ConEd has paid all amounts invoiced by the partnership in accordance with the ConEd power purchase agreement.

     If ConEd were to prevail in its claim to Unit 2's excess natural gas volumes, Selkirk would lose its ability to engage in layoff sales of such volumes at favorable prices relative to their costs, and thus Selkirk's cash flows from gas resale activities would also be materially and adversely affected. Selkirk is unable to determine the outcome of this uncertainty.

     In August 1992, NIMO filed a petition requesting the NYPSC to authorize NIMO to curtail purchases from, and avoid payment obligations to, nonutility generators, including QFs such as the Facility, during certain periods. NIMO claimed that such curtailment would be consistent with PURPA, and the regulations promulgated thereunder, which contemplate utilities' curtailing purchases from QFs under certain circumstances. In October 1992, the NYPSC initiated a proceeding to investigate whether conditions existed justifying the exercise of the PURPA curtailment rights and, if so, to determine the procedures for implementing PURPA curtailment rights. ConEd also filed a petition in this proceeding seeking to implement PURPA curtailment rights during certain periods. An administrative law judge appointed by the NYPSC held hearings during the spring of 1993; however, his opinion was never released. On August 30, 1996, the NYPSC reopened the curtailment proceedings and directed an administrative law judge to prepare a recommended decision under an abbreviated deadline. On March 18, 1998, the NYPSC announced that an order instituting a curtailment policy would be forthcoming; however, a written order has not yet been issued. Selkirk expects that any agreement that it enters into with NIMO to implement the MRA will waive NIMO's right, if any, to curtail purchases from Selkirk.

     In any event, Selkirk has taken the position in this proceeding that it should not be subject to curtailment as a result of this proceeding, even if the NYPSC grants NIMO and ConEd some measure of generic curtailment rights. Selkirk's position is based in part on the fact that neither NIMO nor ConEd bargained for an express curtailment right in its power sales agreement and Selkirk agreed to permit NIMO and ConEd to direct the dispatch of the relevant Unit. Nevertheless, both NIMO and ConEd have refused to expressly waive their claimed curtailment rights against dispatchable facilities and have not agreed to exempt the Facility from curtailment, notwithstanding the absence of contractual language in the power sales agreements granting the utilities this right. If NIMO and ConEd were to receive NYPSC authorization to curtail power purchases from QFs, including dispatchable facilities, they may seek to implement curtailment with respect to Selkirk by avoiding not only energy payments but also capacity payments during periods in which the Facility is curtailed. Such a reduction in energy payments and capacity payments could materially and adversely affect Selkirk's net operating revenues.

     MASSPOWER has entered into long-term "take-and-pay" capacity and energy sales contracts with Massachusetts Municipal Wholesale Electric Company for 20 years, ComElec (Commonwealth I) for 15 years, ComElec (Commonwealth II) for 20 years, WMECO for 15 years and BECo for 20 years. These contracts account for 98% and 95% of the Facility's net stated capacity for the Summer and Winter period, respectively. The pricing methods for these contracts vary, but in general, are based on variable costs with inflation and other escalators, plus fixed amounts with annual escalation adjustments. In addition, MASSPOWER has entered into a 20-year energy-only contract with Consolidated Edison Company of New York, Inc. MASSPOWER has also entered into short-term sales agreements with various other parties.

ELECTRIC TRANSMISSION AND INTERCONNECTION AGREEMENTS

     Selkirk constructed an interconnection facility to transfer power from Unit 1 to NIMO and transferred title of the facility to NIMO. Selkirk has agreed to reimburse NIMO $150 annually for the operation and

                            SELKIRK COGEN/MASSPOWER
maintenance of the facility. The term of the agreement is for 20 years from the commercial operations date of Unit 1 and may be extended if the power sales agreement with NIMO is extended.

     In December 1990, Selkirk entered into a 20-year firm interruptible transmission agreement with NIMO, as amended, to transmit power from Unit 2 to ConEd, beginning with commercial operations. In connection with this agreement, Selkirk constructed an interconnection facility and transferred title to NIMO in 1995. Under the terms of this agreement, Selkirk will reimburse NIMO $450 annually for the maintenance of the facility.

     There are three transmission service agreements associated with transmitting power from the MASSPOWER facility. MASSPOWER entered into a firm service agreement with NUSCO to allow transmission of energy through the NUSCO system to all power purchasers and a non-firm transmission agreement to provide additional transmission capabilities. MASSPOWER also entered into an agreement with Montaup Electric Company (Montaup) to allow for transmission of energy from Montaup's interconnection with NUSCO to BECo, Commonwealth I and Commonwealth II.

     In March of 1997, MASSPOWER signed a Memorandum of Understanding and Settlement Agreement (Agreement) with Northeast Utilities Service Company (NU) and with Montaup. The Agreements are intended to provide for certain rights and obligations of the parties with respect to the Transmission Service Agreements with NU and Montaup under and in light of the Restated New England Power Pool Agreement (NEPOOL Agreement), filed with the Federal Energy Regulatory Commission on December 31, 1996, which filing includes a NEPOOL Open Access Transmission Tariff. These Agreements provide for firm transmission rates to be set as $14 per kilowatt-year and $8 per kilowatt-year for NU and Montaup, respectively. These Agreements are awaiting FERC approval, which is anticipated to occur in early 1998.

     MASSPOWER agreed to construct certain interconnection facilities to enable the Facility to interconnect with the NUSCO system. The costs of these facilities are included in property, plant and equipment in the accompanying combined financial statements. Under the terms of the interconnection agreement with WMECO, ownership of these facilities was transferred, without consideration, to WMECO after energization of the Facility. During 1997, 1996 and 1995, MASSPOWER reimbursed WMECO $133, $122 and $133, respectively, for the operation and maintenance costs of these facilities under a service agreement.

PROPERTY TAXES

     In October 1992, Selkirk entered into a PILOT agreement with the Town of Bethlehem Industrial Development Agency, a corporate governmental agency, which exempts Selkirk from all property taxes, except for special assessments. The agreement commenced on January 1, 1993 and terminates on December 31, 2012.

     MASSPOWER has entered into an agreement with the City of Springfield, Massachusetts, providing for payments in lieu of property taxes. Payments are due twice per year in equal installments. The combined PILOT payments of Selkirk and MASSPOWER scheduled for fiscal years are as follows:

1998........................................................  $3,766
1999........................................................   3,960
2000........................................................   4,173
2001........................................................   4,387
2002........................................................   4,601
Thereafter..................................................  55,832

                            SELKIRK COGEN/MASSPOWER

OTHER AGREEMENTS

     Selkirk has an operations and maintenance services agreement with GE whereby GE will provide certain operation and maintenance services during the operations of Unit 1 and the construction of Unit 2 and for seven years after the Unit 2 commercial operations date on a cost plus fixed fee basis. In addition, Selkirk has entered into a 20-year take or pay water supply agreement with the Town of Bethlehem under which Selkirk is committed to make minimum annual purchases of approximately $1,000, subject to adjustment for changes in market rates beginning in the tenth year.

6. RELATED PARTIES

     An affiliate of JMC Selkirk, Inc. has been appointed project administrative agent to manage the day-to-day affairs of Selkirk. This affiliate is compensated at agreed-upon billing rates, which are adjusted quadrennially in accordance with an administrative services agreement. For the years ended December 31, 1997 and 1996, approximately $2,852 and $2,715, respectively, were incurred for services rendered and are reflected in general and administrative expenses in the accompanying combined statements of operations.

     During the years ended December 31, 1997 and 1996, Selkirk purchased approximately $346 and $16, respectively, and sold approximately $26 and $238, respectively, in fuel at its fair market value in transactions with affiliates of JMC Selkirk, Inc. Purchases are included in fuel costs and sales are included in gas resales in the accompanying combined statements of operations.

     During the year ended December 31, 1996, Selkirk entered into an Enabling Agreement with US Gen Power Services, L.P. (USGEN PS), an affiliate of JMC Selkirk Inc., to enter into certain transactions for the purchase and sale of energy and other services. During the years ended December 31, 1997 and 1996, Selkirk entered into energy and capacity sales transactions with USGEN PS totaling approximately $100 and $45, respectively.

     Selkirk has two agreements with Iroquois Gas Transmission System (IGTS) to provide firm transportation of natural gas from Canada. An affiliate of JMC Selkirk, Inc. has a partnership interest in IGTS.

     MASSPOWER entered into an agreement with GE whereby GE provided certain operations and maintenance services for the one-year period prior to commercial operations (mobilization/start-up) and will continue to provide services for the seven-year period commencing on the date of commercial operations. For the years ended December 31, 1997, 1996 and 1995, respectively, MASSPOWER paid GE approximately $4,448, $4,519 and $4,222 for services rendered under this contract. In addition, certain plant equipment was purchased from GE through the construction contractor.

     An affiliate of JMC was appointed the project administrator to manage the day-to-day affairs of MASSPOWER. This affiliate is compensated at agreed-upon billing rates, which are adjusted annually. JMC's affiliate was paid approximately $1,729, $1,647 and $1,708 for the years ended 1997, 1996 and 1995, respectively. Orchard Gas, an affiliate of JMC, was reimbursed by MASSPOWER for fuel purchases it made acting in its capacity as agent for MASSPOWER. Orchard Gas was compensated $47, $52 and $62 for services performed during the years ended December 31, 1997, 1996 and 1995, respectively.

7. DISCLOSURE OF FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Partnerships in estimating their fair value disclosures for financial instruments as of December 31, 1997 and 1996:

     Cash -- The carrying amount reported in the accompanying combined balance sheets for cash approximates its fair value of $8,164 and $9,022 at December 31, 1997 and 1996, respectively.

                            SELKIRK COGEN/MASSPOWER

     Restricted funds -- The carrying amount reported in the accompanying combined balance sheets for restricted funds approximates its fair value of $41,488 and $38,820 at December 31, 1997 and 1996, respectively.

     Due from affiliates -- Management believes that the fair market value of these advances approximates market value.

     Due to affiliates -- The carrying amount reported in the accompanying combined balance sheets for amounts due to affiliates approximates its fair value due to the short-term maturities of these amounts.

     Long-term bonds -- The fair value of the long-term bonds is based on the current market rates for the bonds. The fair value of the long-term bonds (including the current portion) at December 31, 1997 and 1996 is approximately $598,010 and $591,451, respectively. The recorded value of these bonds is $574,171 and $584,516 at December 31, 1997 and 1996, respectively.

     Currency swap agreements -- The fair value of the currency exchange arrangements represents the termination value (liability) of approximately $(18,554) and $(8,433) at December 31, 1997 and 1996, respectively, estimated using current exchange rates.

     Interest rate swap agreements -- The fair value of the interest rate swap arrangements represents the termination value (liability) of approximately $14,680 at December 31, 1997 and 1996, respectively.

     The carrying amounts of other short-term liabilities (short-term debt, accrued interest and accounts payable and accrued expenses) reported in the accompanying combined balance sheet approximate market due to their short-term nature.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COGENTRIX ENERGY OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF COGENTRIX ENERGY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................     1
Summary Consolidated Historical and
  Unaudited Pro Forma Financial
  Information..............................    11
Risk Factors...............................    12
Capitalization.............................    19
Use of Proceeds............................    20
The Exchange Offer.........................    21
Selected Consolidated Historical Financial
  Information..............................    30
Unaudited Pro Forma Consolidated Financial
  Data.....................................    32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    40
Business...................................    53
Management.................................    75
Principal Stockholders.....................    80
Certain Relationships and Related
  Transactions.............................    81
Description of Senior Notes................    82
Description of Certain Other
  Indebtedness.............................   108
Transfer Restrictions......................   109
Certain Federal Income Tax
  Considerations...........................   109
Plan of Distribution.......................   112
Legal Matters..............................   112
Independent Public Accountants.............   112
Incorporation of Certain Documents by
  Reference................................   113
Index to Cogentrix Energy, Inc. and
  Subsidiary Companies Consolidated
  Financial Statements.....................   F-1
Index to Historical Financial Statements of
  Recent Acquisitions......................  F-26

    UNTIL           , 1998, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                  $220,000,000
                                   COGENTRIX
                                  ENERGY, INC.
                            OFFER TO EXCHANGE 8.75%
                             SENIOR NOTES DUE 2008
                           FOR ALL OUTSTANDING 8.75%
                             SENIOR NOTES DUE 2008

                                (COGENTRIX LOGO)
                             ---------------------

                                   PROSPECTUS

                             Dated           , 1998

                             ---------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for
(i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. Cogentrix Energy's Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors and officers under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director or officer of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director or officer of the corporation, or is or was serving at the request of such corporation as a director, officer, agent or employee of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses, including attorneys' fees, incurred in connection with a proceeding; provided that no such indemnification may be granted unless such director or officer (i) conducted himself or herself in good faith, (ii) reasonably believed that (A) any action taken in his or her official capacity with the corporation was in the best interests of the corporation and (B) in all other cases, his or her conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In accordance with Section 55-8-55 of the Business Corporation Act, the determination of whether a director has met the requisite standard of conduct for the type of indemnification set forth above is made by the board of directors, a committee of directors, special legal counsel or the shareholders. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation in its articles of incorporation or bylaws or by contract or resolution to indemnify or agree to indemnify any of its directors or officers against liability and expenses, including attorneys' fees, in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Pursuant to this nonstatutory scheme, Cogentrix Energy's bylaws provide for indemnification to the fullest extent permitted by law of (i) any person who at any time serves or has served as an officer, serving in a capacity of vice president or any more senior officer, or a director of Cogentrix Energy, (ii) any person who serves or has served in such capacity at the request of Cogentrix Energy for another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan or
(iii) any other persons as the directors of Cogentrix Energy may determine; provided such persons have not engaged in activities known or believed by the person who undertook them to be clearly in conflict with Cogentrix Energy's best interests when they occurred.

     Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify against reasonable expenses incurred by a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be made, a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

     In addition, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify such party.

     Cogentrix Energy (sometimes referred to herein as the "Registrant") maintains a directors and officers insurance policy which, subject to certain exceptions, insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
   2.1          Purchase Agreement, dated as of March 6, 1998, between
                Cogentrix Energy, Inc. and Bechtel Generating Company, Inc.
                (10.2).(*)(17)
   2.1(a)       Amendment No. 1, dated October 14, 1998, to Purchase
                Agreement, dated March 6, 1998, between Cogentrix Energy,
                Inc. and Bechtel Generating Company, Inc. (2.1(a)). (23)
   2.2          Securities Purchase Agreement, dated March 6, 1998, by and among LS Power Corporation, Granite Power Partners, L.P.,
                Cogentrix Mid-America, Inc., Cogentrix Cottage Grove, LLC,
                Cogentrix Whitewater, LLC and Cogentrix Energy, Inc.
                (2).(16)
   3.1          Articles of Incorporation of Cogentrix Energy, Inc.
                (3.1).(1)
   3.2          Amended and Restated Bylaws of Cogentrix Energy, Inc., as
                amended (3.2).(15)
   4.1          Indenture, dated as of March 15, 1994, between Cogentrix
                Energy, Inc. and First Union National Bank of North
                Carolina, as Trustee, including form of 8.10% 2004 Senior
                Note (4.1).(3)
   4.2          Indenture, dated as of October 20, 1998, between Cogentrix
                Energy, Inc. and First Union National Bank, as Trustee,
                including form of 8.75% Senior Note.
   4.3          First Supplemental Indenture, dated as of October 20, 1998, between Cogentrix Energy, Inc. and First Union National
                Bank, as Trustee.
   4.4          Registration Agreement, dated as of October 20, 1998, by and among Cogentrix Energy, Inc., Salomon Smith Barney Inc.,
                Goldman, Sachs & Co. and CIBC Oppenheimer Corp.
   5.1          Opinion of Moore & Van Allen, PLLC.
  10.1          Electric Power Purchase Agreement, dated as of June 13,
                1984, among Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation), Cogentrix, Inc. (then known as Cogentrix of North Carolina, Inc.) and Carolina Power &
                Light Company, as amended (assigned to and assumed by
                Cogentrix Eastern Carolina Corporation) (Elizabethtown
                Facility) (10.1).(1)
  10.1(a)       Second Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix Eastern Carolina
                Corporation and Carolina Power & Light Company
                (Elizabethtown Facility) (10.1(a)).(*)(11)

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
DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.2          Electric Power Purchase Agreement, dated as of June 13,
                1984, among Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation), Cogentrix, Inc. (then known as Cogentrix of North Carolina, Inc.) and Carolina Power &
                Light Company, as amended (assigned to and assumed by
                Cogentrix Eastern Carolina Corporation) (Lumberton Facility)
                (10.2).(1)
  10.2(a)       Second Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix Eastern Carolina
                Corporation and Carolina Power & Light Company (Lumberton
                Facility) (10.2(a)).(*)(11)
  10.3          Electric Power Purchase Agreement, dated as of June 13,
                1984, among Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation), Cogentrix, Inc. (then known as Cogentrix of North Carolina, Inc.) and Carolina Power &
                Light Company, as amended (assigned to and assumed by
                Cogentrix Eastern Carolina Corporation) (Kenansville
                Facility) (10.3).(1)
  10.3(a)       Second Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix Eastern Carolina
                Corporation and Carolina Power & Light Company (Kenansville
                Facility) (10.3(a)).(*)(11)
  10.4          Electric Power Purchase Agreement, dated as of December 17,
                1985, among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation),
                Cogentrix, Inc. (then known as Cogentrix of North Carolina,
                Inc.) and Carolina Power & Light Company, as amended
                (Roxboro Facility) (10.4).(1)
  10.4(a)       Third Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix of North Carolina,
                Inc. and Carolina Power & Light Company (Roxboro Facility)
                (10.4(a)).(*)(11)
  10.5          Electric Power Purchase Agreement, dated as of December 17,
                1985, among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation),
                Cogentrix, Inc. (then known as Cogentrix of North Carolina,
                Inc.) and Carolina Power & Light Company, as amended
                (Southport Facility) (10.5).(1)
  10.5(a)       Third Amendment to Electric Power Purchase Agreement, dated as of August 5, 1996, between Cogentrix of North Carolina,
                Inc. and Carolina Power & Light Company (Southport Facility)
                (10.5(a)).(*)(11)
  10.6          Power Purchase and Operating Agreement, dated as of December
                31, 1985, between Cogentrix of Virginia, Inc. and Virginia
                Electric and Power Company, as amended (assigned to and
                assumed by James River Cogeneration Company) (Hopewell
                Facility) (10.6).(1)
  10.6(a)       Amendment No. 4 to Power Purchase and Operating Agreement,
                dated as of January 1, 1996, by and between James River
                Cogeneration Company and Virginia Electric and Power Company
                (Hopewell Facility) (10.1).(10)
  10.6(b)       Fifth Amendment and Restatement of the Power Purchase and
                Operating Agreement, dated January 28, 1998, between James
                River Cogeneration Company and Virginia Electric and Power
                Company (Hopewell Facility) (10.6(b)).(15)
  10.7          Power Purchase and Operating Agreement, dated as of July 21,
                1986, between Cogentrix of Virginia, Inc. and Virginia
                Electric and Power Company, as amended (assigned to and
                assumed by Cogentrix Virginia Leasing Corporation)
                (Portsmouth Facility) (10.7).(1)
  10.7(a)       Third Amendment and Restatement of the Power Purchase and
                Operating Agreement, dated December 5, 1997, between
                Cogentrix Virginia Leasing Corporation and Virginia Electric
                and Power Company (Portsmouth Facility) (10.7(a)).(15)

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
DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.8          Power Purchase and Operating Agreement, dated as of January
                24, 1989, between Cogentrix of Rocky Mount, Inc. and
                Virginia Electric and Power Company, doing business in North
                Carolina as North Carolina Power, as amended (Rocky Mount
                Facility) (10.8).(1)
  10.9          Agreement, dated as of June 23, 1986, for the Sale of Energy from the Ringgold Cogeneration/Greenhouse Plant, between
                Xiox Corporation and Pennsylvania Electric Company, as
                amended (assigned to and assumed by Cogentrix of
                Pennsylvania, Inc.) (Ringgold Facility) (10.9).(1)
  10.10         Power Purchase and Operating Agreement, dated as of January
                24, 1989, between Cogentrix of Richmond, Inc. (formerly
                named Cogentrix of Petersburg, Inc.) and Virginia Electric and Power Company, as amended. (Richmond Facility, Unit I)
                (10.10).(1)
  10.11         Power Purchase and Operating Agreement, dated as of January
                24, 1989, between WV Hydro, Inc. and Virginia Electric and
                Power Company, as amended (assigned to and assumed by
                Cogentrix of Richmond, Inc.) (Richmond Facility, Unit II)
                (10.11).(1)
  10.12         Power Purchase Agreement, dated as of August 4, 1992,
                between Consumers Power Company and Muskegon Generation,
                Inc., as amended (assigned to and assumed by Michigan
                Cogeneration Partners) (Michigan Facility) (10.12).(1)
  10.12(a)      Memorandum of Agreement, dated as of July 18, 1994, among
                Consumers Power Company and Michigan Cogeneration Partners
                Limited Partnership (10.12(a)).(3)
  10.13         Power Purchase and Operating Agreement, dated as of July 13,
                1990, between SEI Birchwood, Inc. (assigned to and assumed by Birchwood Power Partners, L.P.) and Virginia Electric and
                Power Company, as amended (Birchwood Facility) (10.6).(12)
  10.14         Steam Purchase Agreement, dated as of August 23, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and West Point Stevens Inc.
                (then known as West-Point Pepperell, Inc.), as amended
                (assigned to and assumed by Cogentrix Eastern Carolina
                Corporation (Elizabethtown Facility) (10.13).(*)(2)
  10.15         Steam Purchase Agreement, dated as of August 23, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and West Point Stevens Inc.
                (then known as West-Point Pepperell, Inc.), as amended
                (assigned to and assumed by Cogentrix Eastern Carolina
                Corporation) (Lumberton Facility) (10.14).(*)(2)
  10.16         Steam Purchase Agreement, dated as of November 30, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and Guilford Mills, Inc., as
                amended (assigned to and assumed by Cogentrix Eastern
                Carolina Corporation) (Kenansville Facility) (10.15).(*)(2)
  10.17         Steam Purchase Agreement, dated as of December 31, 1985,
                among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation) and Collins &
                Aikman Corporation, as amended (Roxboro Facility)
                (10.16).(*)(2)
  10.18         Steam Purchase Agreement, dated as of December 31, 1985,
                among Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation),
                Roxboro/Southport General Partnership and
                Archer-Daniels-Midland Company (as assignee of Pfizer Inc.), as amended (Southport Facility) (10.17).(*)(2)
  10.19         Steam Purchase Agreement, dated as of January 31, 1986,
                between Cogentrix of Virginia, Inc. and Allied-Signal Inc.
                (then known as Allied Corporation), as amended (assigned to and assumed by James River Cogeneration Company) (Hopewell
                Facility) (10.18).(*)(2)
  10.20         Steam Purchase Agreement, dated as of December 31, 1985,
                between Cogentrix Virginia Leasing Corporation and
                Hoechst-Celanese Corporation (successor to Virginia
                Chemicals Inc.) (Portsmouth Facility) (10.19).(*)(2)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.21         Steam Purchase Agreement, dated as of November 15, 1988,
                between Cogentrix of Rocky Mount, Inc. and Abbott
                Laboratories, as amended (Rocky Mount Facility)
                (10.20).(*)(2)
  10.22         Lease Agreement dated as of September 21, 1993 between
                Cogentrix of Pennsylvania, Inc. and Keystone Village Farms,
                Inc., as amended (Ringgold Facility) (10.21).(*)(2)
  10.23         Steam Purchase Agreement, dated as of May 18, 1990, between
                Cogentrix of Richmond, Inc. and E.I. du Pont de Nemours and
                Company, as amended (Richmond Facility) (10.22).(*)(2)
  10.24         Coal Sales Agreement, dated as of November 15, 1991, among
                Blue Crystal Sales Company, Bell County Coal Corporation and
                Cogentrix Eastern Carolina Corporation (Elizabethtown,
                Lumberton and Kenansville Facilities) (10.23).(*)(2)
  10.24(a)      First Amendment to Coal Sales Agreement, dated as of April
                17, 1995, between James River Coal Sales, Inc. (formerly
                named Blue Crystal Coal Sales Company), Bell County Coal
                Corporation and Cogentrix Eastern Carolina Corporation
                (Elizabethtown, Lumberton and Kenansville Facilities)
                (10.1).(7)
  10.25         Coal Sales Agreement, dated as of March 11, 1986, between
                Martiki Coal Corporation and Cogentrix of North Carolina,
                Inc. (successor by merger to Cogentrix Carolina Leasing
                Corporation) (Roxboro Facility) (10.24).(*)(2)
  10.26         Coal Sales Agreement, dated as of June 30, 1997, by and
                between Pontiki Coal Corporation and Cogentrix of North
                Carolina, Inc. (Roxboro Facility) (10.26).(*)(14)
  10.27         Coal Sales Agreement, dated as of May 19, 1986, among
                Coastal Coal International Inc., Johnson Processing,
                Incorporated and Cogentrix of North Carolina, Inc.
                (successor by merger to Cogentrix Carolina Leasing
                Corporation) (Southport Facility) (10.25).(*)(2)
  10.28         Coal Sales Agreement, dated as of June 30, 1997, by and
                between MC Mining, Inc. and Cogentrix of North Carolina,
                Inc. (Southport Facility) (10.28).(*)(14)
  10.29         Coal Sales Agreement, dated as of December 1, 1986, between
                Pontiki Coal Corporation and Cogentrix of Virginia, Inc.
                (assigned to and assumed by James River Cogeneration
                Company) (Hopewell Facility) (10.26).(*)(2)
  10.30         Coal Sales Agreement, dated as of December 15, 1986, among
                AgipCoal Sales USA, Inc. (formerly named Enoxy Coal Sales,
                Inc.), AgipCoal USA, Inc. (formerly named Enoxy Coal, Inc.)
                and Cogentrix Virginia Leasing Corporation (Portsmouth
                Facility) (10.27).(*)(2)
  10.30(a)      First Amendment to Coal Sales Agreement, dated September 29,
                1995, by and between Arch Coal Sales Company, Inc., and
                Cogentrix Virginia Leasing Corporation (Portsmouth Facility)
                (10.1).(9)
  10.31         Coal Sales Agreement, dated as of October 1, 1989, among
                AgipCoal Sales USA, Inc., Laurel Creek Co., Inc. and
                Cogentrix of Rocky Mount, Inc., as amended (Rocky Mount
                Facility) (10.28).(*)(2)
  10.32         Gas Supply Contract, dated as of June 15, 1989, among
                Cogentrix of Pennsylvania, Inc., Cogentrix, Inc. and J. C.
                Enterprises, as amended (Ringgold Facility) (10.29).(1)
  10.33         Gas Sale and Purchase Agreement, dated as of September 8,
                1989, between Eastern Marketing Corporation and Cogentrix of
                Pennsylvania, Inc. (Ringgold Facility) (10.30).(1)
  10.34         Coal Sales Agreement, dated as of February 15, 1990, among
                Electric Fuels Corporation, Kentucky May Coal Company, Inc.
                and Cogentrix of Richmond, Inc., as amended (Richmond
                Facility, Unit I) (10.31).(*)(2)
  10.35         Coal Sales Agreement, dated as of January 1, 1990, between
                Coastal Coal Sales, Inc., and Cogentrix of Richmond, Inc.,
                as amended (Richmond Facility, Unit II) (10.32).(*)(2)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.36         Coal Supply Agreement, dated as of July 22, 1993, by and
                among Birchwood Power Partners, L.P., AgipCoal Holding USA,
                Inc. and AgipCoal Sales USA, Inc. (assigned to and assumed by Neweagle Coal Sales Corp. and Neweagle Industries, Inc.),
                Laurel Creek Co., Inc. and Rockspring Development, Inc.
                (Birchwood Facility) (10.7).(*)(12)
  10.36(a)      First Amendment to Coal Supply Agreement, dated as of May
                18, 1994, by and among Birchwood Power Partners, L.P.,
                Laurel Creek Co., Inc., Rockspring Development, Inc.,
                Neweagle Coal Sales Corp. and Neweagle Industries, Inc.
                (Birchwood Facility) (10.7(a)).(12)
  10.37         Railroad Transportation Contract, dated December 5, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and CSX Transportation, Inc.
                (then known as The Chesapeake and Ohio Railway Company and
                Seaboard System Railroad, Inc.), as amended (assigned to and assumed by Cogentrix Carolina Leasing Corporation)
                (Elizabethtown Facility) (10.33).(*)(2)
  10.37(a)      Fifth Amendment to Railroad Transportation Contract, dated
                January 21, 1994, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Elizabethtown
                Facility) (10.33(a)).(*)(2)
  10.37(b)      Sixth Amendment to Railroad Transportation Contract, dated
                August 23, 1995, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Elizabethtown
                Facility) (10.33(b)).(*)(8)
  10.38         Railroad Transportation Contract, dated December 5, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and CSX Transportation, Inc.
                (then known as The Chesapeake and Ohio Railway Company and
                Seaboard System Railway, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation)
                (Lumberton Facility) (10.34).(*)(2)
  10.38(a)      Fifth Amendment to Railroad Transportation Contract, dated
                January 21, 1994, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Lumberton
                Facility) (10.34(a)).(*)(2)
  10.38(b)      Sixth Amendment to Railroad Transportation Contract, dated
                August 23, 1995, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Lumberton
                Facility) (10.34(b)).(*)(8)
  10.39         Railroad Transportation Contract, dated December 5, 1984,
                between Cogentrix of North Carolina, Inc. (then known as
                Cogentrix Leasing Corporation) and CSX Transportation, Inc.
                (then known as The Chesapeake and Ohio Railway Company and
                Seaboard System Railway, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation)
                (Kenansville Facility) (10.35).(*)(2)
  10.39(a)      Fifth Amendment to Railroad Transportation Contract, dated
                January 21, 1994, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Kenansville
                Facility) (10.35(a)).(*)(2)
  10.39(b)      Sixth Amendment to Railroad Transportation Contract, dated
                August 23, 1995, between Cogentrix Eastern Carolina
                Corporation and CSX Transportation, Inc. (Kenansville
                Facility) (10.35(b)).(*)(8)
  10.40         Railroad Transportation Contract, dated as of July 15, 1986, between Cogentrix of North Carolina, Inc. (successor by
                merger to Cogentrix Carolina Leasing Corporation), and
                Norfolk Southern Railway Company (Roxboro Facility)
                (10.36).(*)(2)
  10.41         Railroad Transportation Contract, dated as of June 23, 1997, by and between Cogentrix of North Carolina, Inc. and Norfolk
                Southern Railway Company (Roxboro Facility) (10.41).(*)(14)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.42         Railroad Transportation Contract, dated as of July 15, 1986, between Cogentrix of North Carolina, Inc. (successor by
                merger to Cogentrix Carolina Leasing Corporation) and CSX
                Transportation, Inc. (then known as The Chesapeake and Ohio
                Railway Company and Seaboard System Railroad, Inc.), as
                amended (Southport Facility) (10.37).(*)(2)
  10.42(a)      Sixth Amendment to Railroad Transportation Contract,
                effective as of January 1, 1996, between Cogentrix of North
                Carolina, Inc. and CSX Transportation, Inc. (Southport
                Facility) (10.37(a)).(*)(11)
  10.43         Railroad Transportation Contract, dated as of June 30, 1997, by and among Cogentrix of North Carolina, Inc. and CSX
                Transportation, Inc. (Southport Facility) (10.43).(*)(14)
  10.43(a)      Amendment No. 1 to Contract CSXT-C-67123, effective on June
                3, 1998, between Cogentrix of North Carolina, Inc. and CSX
                Transportation, Inc. (Southport Facility).(**)
  10.44         Railroad Transportation Contract, dated as of December 15,
                1986, between Cogentrix of Virginia, Inc., and Norfolk
                Southern Railway Company, as amended (assigned to and
                assumed by James River Cogeneration Company) (Hopewell
                Facility) (10.38).(*)(2)
  10.45         Railroad Transportation Contract, dated as of December 22,
                1986, between Cogentrix Virginia Leasing Corporation, and
                Norfolk Southern Railway Company, as amended (Portsmouth
                Facility) (10.39).(*)(2)
  10.46         Barge Transportation Contract, dated as of December 23,
                1986, between Cogentrix Virginia Leasing Corporation and
                McAllister Brothers, Inc., as amended (Portsmouth Facility)
                (10.40).(1)
  10.47         Railroad Transportation Contract, dated as of September 26,
                1989, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc., as amended (Rocky Mount Facility)
                (10.41).(*)(2)
  10.47(a)      Fourth Amendment, dated as of August 23, 1995, to the
                Railroad Transportation Contract, dated as of September 26,
                1989, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc. (Rocky Mount Facility) (10.41(a)).(8)
  10.47(b)      Fifth Amendment, dated as of January 1, 1996, to the
                Railroad Transportation Contract, dated as of September 26,
                1989, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc. (Rocky Mount Facility) (10.41(b)).(11)
  10.47(c)      Amendment No. 6 to Contract CSXT-C-03951, dated as of
                January 1, 1997, between Cogentrix of Rocky Mount, Inc. and
                CSX Transportation, Inc. (Rocky Mount Facility) (10.9).(12)
  10.47(d)      Amendment No. 7 to Contract CSXT-C-03951, dated as of July
                1, 1997, between Cogentrix of Rocky Mount, Inc. and CSX
                Transportation, Inc. (Rocky Mount Facility) (10.47(d)).(14)
  10.48         Railroad Transportation Contract, dated as of March 1, 1990, between Cogentrix of Richmond, Inc. and CSX Transportation,
                Inc., as amended (Richmond Facility, Unit I) (10.42).(*)(2)
  10.48(a)      Third Amendment to Railroad Transportation Contract, filed with the ICC on December 13, 1994, between Cogentrix of
                Richmond, Inc. and CSX Transportation, Inc. (Richmond
                Facility, Unit I) (10.4).(6)
  10.49         Railroad Transportation Contract, dated as of March 1, 1990, between Cogentrix of Richmond, Inc. and CSX Transportation,
                Inc., as amended (Richmond Facility, Unit II) (10.43).(*)(2)
  10.49(a)      Fourth Amendment to Railroad Transportation Contract, filed with the ICC on December 13, 1994, between Cogentrix of
                Richmond, Inc. and CSX Transportation, Inc. (Richmond
                Facility, Unit II) (10.5).(6)

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
DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.49(b)      Fifth Amendment to Railroad Transportation Contract,
                effective as of November 16, 1995, between Cogentrix of
                Richmond, Inc. and CSX Transportation, Inc. (Richmond
                Facility, Unit II) (10.43(b)).(*)(11)
  10.49(c)      Amendment No. 6 to Contract CSXT-C-04033, effective on June
                9, 1998, between Cogentrix of Richmond, Inc. and CSX
                Transportation, Inc. (Richmond Facility).(**)
  10.50         Coal Transportation Agreement, dated as of July 22, 1993,
                between Birchwood Power Partners, L.P. and ER&L-Birchwood,
                Inc. (Birchwood Facility) (10.8).(*)(12)
  10.50(a)      First Amendment to Coal Transportation Agreement, dated as of April 28, 1994, between Birchwood Power Partners, L.P.
                and ER&L Birchwood, Inc. (Birchwood Facility)
                (10.8(a)).(*)(12)
  10.51         Amended and Restated Senior Term Loan Agreement, dated as of
                September 24, 1996, among Cogentrix Eastern Carolina
                Corporation, the Lenders party thereto, Credit Lyonnais New
                York Branch, as Issuing Bank and Agent (Elizabethtown,
                Lumberton and Kenansville Facilities) (10.44).(11)
  10.51(a)      First Amendment to the Amended and Restated Senior Term Loan
                Agreement, dated as of December 1, 1997, among Cogentrix
                Eastern Carolina Corporation, the Lenders party thereto,
                Credit Lyonnais New York Branch, as Issuing Bank and Agent
                (Elizabethtown, Lumberton and Kenansville Facilities)
                (10.51(a)).(15)
  10.52         Amended and Restated Senior Term Loan Agreement and
                Guarantee, dated as of September 24, 1996, among United
                States Trust Company of New York, as Roxboro Owner Trustee,
                United States Trust Company of New York, as Southport Owner
                Trustee, United States Trust Company of New York in its
                individual capacity only to the extent expressly provided
                therein, Cogentrix of North Carolina, Inc.,
                Roxboro/Southport General Partnership, Credit Lyonnais New
                York Branch, as Lender, Administrative Agent and Issuing
                Bank, and the other lenders party thereto (Roxboro and
                Southport Facilities) (10.45).(11)
  10.52(a)      First Amendment to the Amended and Restated Loan Agreement
                and Guarantee, dated as of December 1, 1997, among United
                States Trust Company of New York, as Roxboro Owner Trustee,
                United States Trust Company of New York, as Southport Owner
                Trustee, United States Trust Company of New York in its
                individual capacity only to the extent expressly provided
                therein, Cogentrix of North Carolina, Inc.,
                Roxboro/Southport General Partnership, Credit Lyonnais New
                York Branch, as Lender, Administrative Agent and Issuing
                Bank, and the other lenders party thereto (Roxboro and
                Southport Facilities) (10.52(a)).(15)
  10.53         Third Amended and Restated Application for Letter of Credit
                and Reimbursement Agreement, dated as of February 11, 1998, among James River Cogeneration Company, the Banks named
                therein, and Credit Lyonnais, as Issuing Bank and Agent
                (Hopewell Facility) (10.53).(15)
  10.54         Third Amended and Restated Loan Agreement, dated as of
                December 22, 1997, among Cogentrix Virginia Leasing
                Corporation, the lenders party thereto and Credit Lyonnais, as the Agent, Issuing Bank and a Lender (Portsmouth
                Facility) (10.54).(15)
  10.55         Amended and Restated Construction and Term Loan Agreement,
                dated as of December 1, 1993, among Cogentrix of Rocky
                Mount, Inc., the Tranche B Lenders party thereto, and The
                Prudential Insurance Company of America, as Credit Facility
                Agent (Rocky Mount Facility) (10.52).(1)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.55(a)      First Amendment, dated as of March 31, 1996, to the Amended and Restated Construction and Term Loan Agreement, dated as of December 1, 1993, among Cogentrix of Rocky Mount, Inc., the Tranche B Lenders party thereto, and The Prudential
                Insurance Company of America, as Credit Facility Agent
                (Rocky Mount Facility) (10.4).(10)
  10.55(b)      Second Amendment, dated as of May 31, 1996, to the Amended and Restated Construction and Term Loan Agreement, dated as of December 1, 1993, among Cogentrix of Rocky Mount, Inc., the Tranche B Lenders party thereto, and The Prudential
                Insurance Company of America, as Credit Facility Agent
                (Rocky Mount Facility)(10.48(b)). (11)
  10.55(c)      Third Amendment, dated as of December 1, 1997, to the
                Amended and Restated Construction and Term Loan Agreement,
                dated as of December 1, 1993, among Cogentrix of Rocky
                Mount, Inc, the Tranche B Lenders party thereto, and The
                Prudential Insurance Company of America, as Credit Facility
                Agent (Rocky Mount Facility) (10.55(c)).(15)
  10.56         Construction and Term Loan Agreement, dated as of June 15,
                1989, among Cogentrix of Pennsylvania, Inc., the lenders
                party thereto and Banque Paribas, New York Branch, as Agent, as amended (Ringgold Facility) (10.53).(1)
  10.56(a)      Third Amendment, dated as of December 1, 1997, to the
                Construction and Term Loan Agreement, dated as of June 15,
                1989, among Cogentrix of Pennsylvania, Inc., the Lenders
                party thereto and Banque Paribas, New York Branch, as Agent
                (Ringgold Facility) (10.56(a)).(15)
  10.57         Amended and Restated Subordinated Note dated April 22, 1994 of Cogentrix of Pennsylvania, Inc. payable to Cogentrix
                Delaware Holdings, Inc. (10.57).(15)
  10.58         Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent, as amended
                (Richmond Facility) (10.55).(1)
  10.58(a)      Fourth Amendment, dated as of February 15, 1995, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.55(a)).(8)
  10.58(b)      Fifth Amendment, dated as of June 1, 1995, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.55(b)).(8)
  10.58(c)      Sixth Amendment, dated as of March 31, 1996, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.5).(10)
  10.58(d)      Seventh Amendment, dated as of December 1, 1997, to the
                Reimbursement and Loan Agreement, dated as of December 1,
                1990, among Cogentrix of Richmond, Inc., Banque Paribas, New
                York Branch, as Issuing Bank, the lenders party thereto and
                Banque Paribas, New York Branch, as Agent (Richmond
                Facility) (10.58(d)).(15)
  10.59         Indenture of Trust, dated as of December 1, 1990, between
                the Industrial Development Authority of the City of
                Richmond, Virginia and Sovran Bank, N.A., as Trustee,
                including First and Second Supplemental Indentures of Trust
                (Richmond Facility) (10.56).(1)

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
DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.60         Sale Agreement, dated as of December 1, 1990, between the
                Industrial Development Authority of the City of Richmond,
                Virginia and Cogentrix of Richmond, Inc., including First
                and Second Supplemental Sale Agreements (Richmond Facility)
                (10.57).(1)
  10.61         Amended and Restated Loan and Reimbursement Agreement, dated as of July 1, 1998, among Birchwood Power Partners, L.P.,
                the Banks party thereto, John Hancock Mutual Life Insurance
                Company, Allstate Insurance Company, New York Life Insurance
                Company and other Institutions party thereto, Banque
                Paribas, New York Branch, Barclays Bank PLC, Credit Suisse
                First Boston, Union Bank of California, as Co-Agents for the
                Banks, and Credit Suisse, as Issuing Bank and as
                Administrative Agent for the Banks (Birchwood Facility)
                (10.1).(22)
  10.62         Amended and Restated Security Deposit and Intercreditor
                Agreement, dated as of July 1, 1998, among Birchwood Power
                Partners, L.P., the Secured Parties named therein, and
                Credit Suisse First Boston, as Security Agent (Birchwood
                Facility) (10.2).(22)
  10.63         First Amendment to Composite Amendment and Consent to
                Project Loan Agreement and Security Deposit Agreement, among
                Birchwood Power Partners, L.P. and the persons party to the
                Loan and Reimbursement Agreement, dated as of May 18, 1994, as amended, and the Security Deposit and Intercreditor
                Agreement, dated as of May 18, 1994, as amended (Birchwood
                Facility) (10.3).(12)
  10.64         Greenhouse Restructure Amendment, dated as of March 27,
                1997, to the Loan and Reimbursement Agreement, the Security
                Deposit and Intercreditor Agreement, the Loan and
                Contribution Agreement and the Steam Sales Agreement, among the parties obligated under such agreements (Birchwood
                Facility) (10.64).(14)
  10.65         Amended and Restated Security Deposit Agreement, dated as of
                September 24, 1996, among Cogentrix Eastern Carolina
                Corporation, Credit Lyonnais New York Branch, as Senior Debt
                Agent and Issuing Bank and The Chase Manhattan Bank, as
                Security Agent (Elizabethtown, Lumberton and Kenansville
                Facilities) (10.54).(11)
  10.66         Amended and Restated Security Deposit Agreement, dated as of
                September 24, 1996, among United States Trust Company of New
                York, as Roxboro Owner Trustee, United States Trust Company
                of New York, as Southport Owner Trustee, Cogentrix of North
                Carolina, Inc., Roxboro/Southport General Partnership,
                Credit Lyonnais New York Branch, as Administrative Agent and
                Issuing Bank, and The Chase Manhattan Bank, as Security
                Agent (Roxboro and Southport Facilities) (10.55).(11)
  10.67         Third Amended and Restated Security Deposit Agreement, dated as of February 11, 1998, among James River Cogeneration
                Company, Cogentrix of Virginia, Inc., Credit Lyonnais, as
                Grantee and Issuing Bank, and First Union National Bank, as
                Security Agent (Hopewell Facility) (10.67).(15)
  10.68         Third Amended and Restated Security Deposit Agreement, dated as of December 22, 1997, among Cogentrix Virginia Leasing
                Corporation, Credit Lyonnais, as Agent and Issuing Bank, and
                First Union National Bank, as Security Agent (Portsmouth
                Facility) (10.68).(15)
  10.69         Amended and Restated Security Deposit Agreement, dated as of
                December 1, 1993, among Cogentrix of Rocky Mount, Inc., The
                Prudential Insurance Company of America, as Credit Facility
                Agent and First Union National Bank of North Carolina, as
                Security Agent (Rocky Mount Facility) (10.65).(1)
  10.70         Security Deposit Agreement, dated as of June 15, 1989, among
                Cogentrix of Pennsylvania, Inc., Banque Paribas, New York
                Branch, as Bank Agent and First Union National Bank of North
                Carolina, as Security Agent (Ringgold Facility) (10.66).(1)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.71         Security Deposit Agreement, dated as of December 1, 1990,
                among Cogentrix of Richmond, Inc., Banque Paribas, New York
                Branch, as Agent and First Union National Bank of North
                Carolina, as Security Agent (Richmond Facility) (10.67).(1)
  10.71(a)      First Amendment to Security Deposit Agreement, dated
                December 15, 1993, among Cogentrix of Richmond, Inc., Banque
                Paribas, New York Branch, as Agent and First Union National
                Bank of North Carolina, as Security Agent (Richmond
                Facility) (10.67(a)).(2)
  10.72         Stock Pledge and Security Agreement, dated as of September
                24, 1996, made by Cogentrix, Inc. in favor of Credit
                Lyonnais New York Branch, as Agent (Elizabethtown, Lumberton
                and Kenansville Facilities) (10.61).(11)
  10.73         Stock Pledge and Security Agreement, dated as of September
                24, 1996, made by Cogentrix of North Carolina Holdings, Inc.
                in favor of Credit Lyonnais New York Branch, as
                Administrative Agent (Roxboro and Southport Facilities)
                (10.62).(11)
  10.74         Stock Pledge and Security Agreement, dated as of September
                24, 1996, made by Roxboro/Southport I, Inc. in favor of
                Credit Lyonnais New York Branch, as Administrative Agent
                (Roxboro and Southport Facilities) (10.63).(11)
  10.75         General Partner Assignment and Security Agreement, dated as of September 24, 1996, made by Roxboro/Southport II, Inc. in favor of Credit Lyonnais New York Branch, as Administrative
                Agent (Roxboro and Southport Facilities) (10.64).(11)
  10.76         General Partner Assignment and Security Agreement, dated as of September 24, 1996, made by Roxboro/Southport I, Inc. in favor of Credit Lyonnais New York Branch, as Administrative
                Agent (Roxboro and Southport Facilities) (10.65).(11)
  10.77         Stock Pledge Agreement, dated as of December 1, 1986,
                between Cogentrix, Inc., as Pledgor, and Banque Paribas, New
                York Branch, as Agent, as amended (Hopewell Facility)
                (10.78).(1)
  10.77(a)      Amendment No. 2 to Pledge and Security Agreement, dated as of July 1, 1996, made by Cogentrix, Inc., as Pledgor to
                Banque Paribas, New York Branch, as Grantee (Hopewell
                Facility) (10.66(a)).(11)
  10.77(b)      Amendment No. 3 to Pledge and Security Agreement, dated as of February 11, 1998, by and between Cogentrix, Inc., as
                Pledgor, and Credit Lyonnais, as Grantee (Hopewell Facility)
                (10.77(b)).(15)
  10.78         Assignment and Security Agreement, dated as of October 1,
                1987, between Cogentrix of Virginia, Inc. and Banque
                Paribas, New York Branch, as Grantee, as amended (Hopewell
                Facility (10.79).(1)
  10.78(a)      Amendment No. 2 to Assignment and Security Agreement, dated as of July 1, 1996, between Cogentrix of Virginia, Inc. and
                Banque Paribas, New York Branch, as Grantee (Hopewell
                Facility) (10.67(a)).(11)
  10.78(b)      Amendment No. 3 to Assignment and Security Agreement, dated as of February 11, 1998, between Cogentrix of Virginia, Inc.
                and Credit Lyonnais, as Grantee (Hopewell Facility)
                (10.78(b)).(15)
  10.79         Third Amended and Restated Pledge Agreement, dated as of
                December 22, 1997, made by Cogentrix, Inc., as Pledgor, and
                Credit Lyonnais, as Agent (Portsmouth Facility) (10.79).(15)
  10.80         Pledge Agreement, dated as of June 15, 1989, between
                Cogentrix, Inc., as Pledgor and Banque Paribas, New York
                Branch, as Agent (Ringgold Facility) (10.81).(1)
  10.81         Amended and Restated Stock Pledge Agreement, dated as of
                November 19, 1996, by and between Cogentrix/Birchwood Two,
                L.P., as Pledgor, and Birchwood Power Partners, L.P., as
                Lender (Birchwood Facility) (10.4).(12)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.82         Ground Lease, dated as of August 23, 1984, between Cogentrix of North Carolina, Inc. (then known as Cogentrix Leasing
                Corporation) and West Point Stevens Inc. (then known as West
                Point-Pepperell, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation) (Elizabethtown
                Facility) (10.82).(1)
  10.83         Ground Lease, dated as of August 23, 1984, between Cogentrix of North Carolina, Inc. (then known as Cogentrix Leasing
                Corporation) and West Point Stevens Inc. (then known as West
                Point-Pepperell, Inc.), as amended (assigned to and assumed by Cogentrix Eastern Carolina Corporation) (Lumberton
                Facility) (10.83).(1)
  10.84         Ground Lease, dated as of November 30, 1984, between
                Cogentrix of North Carolina, Inc. (then known as Cogentrix
                Leasing Corporation) and Guilford Mills, Inc., as amended
                (assigned to and assumed by Cogentrix Eastern Carolina
                Corporation) (Kenansville Facility) (10.84).(1)
  10.85         Lease (SBD 9284; RE-81558) from Seaboard System Railroad,
                Inc. to Cumberland Elkhorn Coal and Coke, Inc., dated
                December 17, 1985, assigned by Cumberland Elkhorn Coal &
                Coke, Inc. to Oxbow Carbon and Minerals Inc. and further
                assigned by Oxbow Carbon & Minerals, Inc. to Cogentrix
                Eastern Carolina Corporation, as amended (Kenansville
                Facility) (10.85).(1)
  10.86         Lease (SBD 8074; RE-81558) from Seaboard System Railroad,
                Inc. to Cumberland Elkhorn Coal & Coke, Inc., dated October
                4, 1985, assigned by Cumberland Elkhorn Coal & Coke, Inc. to
                Oxbow Carbon and Minerals Inc. and further assigned by Oxbow
                Carbon & Minerals, Inc. to Cogentrix Eastern Carolina
                Corporation, as amended (Kenansville Facility) (10.86).(1)
  10.87         Agreement (SBD 8801; RE-81558) dated October 2, 1985, as
                amended, between CSX Transportation, Inc. (as successor to the rights and obligations of Seaboard System Railroad,
                Inc.), and Cogentrix Eastern Carolina Corporation (as
                successor to the rights of Oxbow Carbon & Minerals, Inc.,
                which succeeded to the rights and obligations of Cumberland
                Elkhorn Coal & Coke, Inc. by assignment), as amended
                (Kenansville Facility) (10.87).(1)
  10.88         Agreement (SBD 10257; RE-83767) dated June 18, 1986, as
                amended, between CSX Transportation, Inc. (as successor to the rights and obligations of Seaboard System Railroad,
                Inc.), and Cogentrix Eastern Carolina Corporation (as
                successor to the rights of Oxbow Carbon & Minerals, Inc.,
                which succeeded to the rights and obligations of Cumberland
                Elkhorn Coal & Coke, Inc. by assignment), as amended
                (Elizabethtown and Lumberton Facilities) (10.88).(1)
  10.89         Lease Agreement, dated as of November 10, 1987, between
                United States Trust Company of New York, as Roxboro Owner
                Trustee, as Lessor, and Cogentrix of North Carolina, Inc.
                (successor by merger to Cogentrix Carolina Leasing
                Corporation), as Lessee, as amended (Roxboro Facility)
                (10.89).(1)
  10.89(a)      Fourth Amendment to Lease Agreement, dated as of September
                24, 1996, between United States Trust Company, as Roxboro
                Owner Trustee and Cogentrix of North Carolina, Inc. (Roxboro
                Facility) (10.77(a)).(11)
  10.90         Lease Agreement, dated as of November 10, 1987, between
                United States Trust Company of New York, as Southport Owner
                Trustee, as Lessor, and Cogentrix of North Carolina, Inc.
                (successor by merger to Cogentrix Carolina Leasing
                Corporation), as Lessee, as amended (Southport Facility)
                (10.90).(1)
  10.90(a)      Fourth Amendment to Lease Agreement, dated as of September
                24, 1996, between United States Trust Company, as Southport
                Owner Trustee and Cogentrix of North Carolina, Inc.
                (Southport Facility) (10.78(a)).(11)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.91         Ground Lease, dated as of December 31, 1985, between United
                States Trust Company, as Roxboro Owner Trustee, as Lessee,
                and Cogentrix of North Carolina, Inc. (successor by merger to Cogentrix Carolina Leasing Corporation), as Lessor
                (Roxboro Facility) (10.91).(1)
  10.92         Amended and Restated Ground Lease, dated as of December 31,
                1985, between Carolina Power & Light Company, as Lessor, and
                Cogentrix of North Carolina, Inc. (successor by merger to
                Cogentrix Carolina Leasing Corporation), as Lessee, as
                amended (Southport Facility) (10.92).(1)
  10.93         Ground Lease, dated January 31, 1986, between Allied-Signal,
                Inc., as Lessor, and Cogentrix of Virginia, Inc., as Lessee,
                as amended (assigned to and assumed by James River
                Cogeneration Company) (Hopewell Facility) (10.93).(1)
  10.94         Ground Lease and Easement, dated as of December 15, 1986,
                between Virginia Chemicals, Inc., as Lessor and Cogentrix
                Virginia Leasing Corporation, as Lessee (Portsmouth
                Facility) (10.94).(1)
  10.95         Ground Lease, dated as of December 13, 1990, between
                Cogentrix of Richmond, Inc., as Lessee, and E.I. du Pont de
                Nemours and Company, as Lessor (Richmond Facility)
                (10.95).(1)
  10.96         Amended and Restated Land Lease Agreement, dated as of
                February 18, 1988, among Arrowpoint Associates Limited
                Partnership, as Landlord, and Cogentrix, Inc., CI
                Properties, Inc. and Equipment Leasing Partners, as Tenant,
                as amended (assigned to and assumed by Equipment Leasing
                Partners, with Cogentrix, Inc., as guarantor) (Corporate
                Headquarters) (10.96).(1)
  10.97         Amended and Restated Lease Agreement, dated as of April 30,
                1993, among Equipment Leasing Partners, as Landlord,
                Cogentrix, Inc., as Tenant, and CI Properties, Inc., as
                amended (Corporate Headquarters) (10.97).(1)
  10.98         Letter Agreement, dated May 25, 1989, among Cogentrix, Inc.,
                Cogentrix of Richmond, Inc. (formerly named Cogentrix of
                Petersburg, Inc.), and WV Hydro, Inc., as amended (Richmond
                Facility) (10.98).(1)
  10.99         Consulting Agreement, dated as of September 27, 1991,
                between Robert W. Lewis and Cogentrix, Inc., as amended
                (assigned to and assumed by Cogentrix Energy, Inc.)
                (10.99).(1)
  10.100        Consulting Agreement, dated as of September 30, 1993,
                between Cogentrix, Inc. and W.E. Garrett (assigned to and
                assumed by Cogentrix Energy, Inc.) (10.100).(1)
  10.101        Consulting Agreement, dated as of September 30, 1993,
                between Cogentrix, Inc. and C&L Account Ten Inc. (assigned to and assumed by Cogentrix Energy, Inc.) (10.101).(1)
  10.102        Form of Profit-Sharing Plan (I) (10.102).(1)
  10.103        Form of Profit-Sharing Plan (II) (10.103).(1)
  10.104        Executive Incentive Bonus Plan (10.104).(2)
  10.105        Facility Cash Flow Incentive Compensation Agreement with
                Robert W. Lewis (10.105).(1)
  10.106        General Partnership Agreement dated as of September 30, 1987 between Cogentrix of Virginia, Inc. and Capistrano
                Cogeneration Company (10.110).(1)
  10.107        Adoption of Stock Transfer Agreement dated as of December
                30, 1993 among Cogentrix Energy, Inc., Cogentrix Inc., David
                J. Lewis, Robert W. Lewis and James E. Lewis (10.111).(1)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.108        Employment Agreement, dated as of June 24, 1994, between
                David J. Lewis and Cogentrix Energy, Inc. (10.115).(3)
  10.109        Employment Agreement, dated as of May 1, 1997, between Mark
                F. Miller and Cogentrix Energy, Inc. (10.109).(14)
  10.110        Employment Agreement, dated as of January 1, 1994, between
                Dennis W. Alexander and Cogentrix Energy, Inc. (10.110).(15)
  10.111        Power Purchase Agreement, dated as of September 30, 1994,
                between Mangalore Power Company and Karnataka Electricity
                Board (Phase One Facility) (10.1).(4)
  10.112        Power Purchase Agreement, dated as of September 30, 1994,
                between Mangalore Power Company and Karnataka Electricity
                Board (Phase Two Facility) (10.2).(4)
  10.113        Transaction Agreement by and among SEI Birchwood, Inc.,
                Birchwood Development Corp., Birchwood Power Partners, L.P.,
                Cogentrix/Birchwood Two, L.P. and Cogentrix Energy, Inc.,
                dated as of November 23, 1994 (Birchwood Facility) (2.1).(5)
  10.114        Engineering, Procurement and Construction Agreement, dated as of December 8, 1994, between Cogentrix Energy, Inc. and
                Public Utility District No. 1 of Clark County, Washington,
                together with Letter Agreement, dated January 18, 1995
                (Clark Facility) (10.1).(6)
  10.115        Development and Engineering Agreement, dated as of December
                8, 1994, between Cogentrix of Vancouver, Inc. and Public
                Utility District No. 1 of Clark County, Washington (Clark
                Facility) (10.2).(6)
  10.116        Operation and Maintenance Agreement, dated as of December 8,
                1994, between Cogentrix of Vancouver, Inc. and Public
                Utility District No. 1 of Clark County, Washington (Clark
                Facility) (10.3).(6)
  10.117        Amended and Restated Facility Operations and Maintenance
                Agreement, dated as of May 18, 1994, between Southern
                Electric International, Inc. and Birchwood Power Partners,
                L.P. (Birchwood Facility) (10.5).(*)(12)
  10.118        Operating Agreement, dated as of November 14, 1997, between
                Greenhost, Inc., as Owner, and Village Farms of Virginia,
                Inc., as Operator (Birchwood Facility) (10.1).(*)(17)
  10.119        Amended and Restated Limited Partnership Agreement of
                Birchwood Power Partners, L.P., dated December 15, 1994
                (Birchwood Facility) (10.6).(6)
  10.120        Equity Contribution Agreement, dated as of December 15,
                1994, among Cogentrix Energy, Inc., Cogentrix Delaware
                Holdings, Inc., Birchwood Power Partners, L.P., and Credit
                Suisse (Birchwood Facility) (10.9).(6)
  10.121        Limited Partner Pledge Agreement, dated as of December 15,
                1994, made by Cogentrix/Birchwood Two, L.P. in favor of
                Credit Suisse (Birchwood Facility) (10.10).(6)
  10.122        General Partner Pledge Agreement, dated as of December 15,
                1994, made by Cogentrix/Birchwood Two, L.P. in favor of
                Credit Suisse (Birchwood Facility) (10.11).(6)
  10.123        Agreement of Limited Partnership of Rathdrum Generation
                Partners Limited Partnership, dated as of November 3, 1994, by and among BTU Energy I, Inc. and Cogentrix of Rathdrum I,
                Inc., as General Partners, and BTU Energy II, Inc. and
                Cogentrix of Rathdrum II, Inc., as Limited Partners
                (10.131).(8)
  10.124        Supplemental Retirement Savings Plan (10.132).(8)
  10.125        Trust Under Supplemental Retirement Savings Plan, dated
                April 17, 1995, by and between Cogentrix Energy, Inc. and
                Wachovia Bank of North Carolina, N.A. of Winston Salem,
                North Carolina, as Trustee (10.133).(8)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.126        Consulting and Noncompetition Employment Agreement, dated as of August 11, 1995, between Cogentrix Energy, Inc. and
                George T. Lewis, Jr. (10.135).(8)
  10.127        Joint Development Agreement, dated as of July 14, 1995,
                between Cogentrix Mauritius Company and Malconna Company
                Limited (10.136).(*)(8)
  10.128        Support Agreement, dated as of July 14, 1995, from Cogentrix
                Energy, Inc. to Malconna Company Limited (10.137).(8)
  10.129        Amended and Restated Credit Agreement, dated as of October
                29, 1998, among Cogentrix Energy, Inc., the Lenders (as
                defined therein), Australia and New Zealand Banking Group
                Limited, CIBC Oppenheimer Corporation, and The Bank of Nova
                Scotia, as the lead arrangers, and Australia and New Zealand
                Banking Group Limited, as the Agent (as defined therein) and as the Issuing Bank (as defined therein).
  10.130        Amended and Restated Guarantee, dated as of October 29,
                1998, made by Cogentrix Delaware Holdings, Inc. in favor of the Borrower Creditors (as defined therein).
  10.131        Agreement of Limited Partnership of Village Farms of Texas,
                L.P., dated as of February 6, 1996, by and among Cogentrix of Fort Davis I, Inc. and Village Farms of Delaware, L.L.C.,
                as General Partners, and Cogentrix of Fort Davis II, Inc.
                and Village Farms, L.L.C., as Limited Partners
                (10.6).(*)(10)
  10.132        Guaranty, dated as of February 14, 1996, made by Cogentrix
                Energy, Inc. in favor of Farm Credit Bank of Texas and Texas
                Production Credit Association, as Lenders, and CoBank, ACB,
                as Administrative Agent, to guarantee certain obligations of
                Village Farms of Texas, L.P. (10.7).(10)
  10.133        Agreement of Limited Partnership, dated as of March 10,
                1997, of Pocono Village Farms, L.P. by and among Cogentrix of Pocono, Inc., Cogentrix Greenhouse Investments, Inc.,
                Village Farms of Delaware, L.L.C. and Village Farms, L.L.C.
                (10.1).(13)
  10.134        Agreement of Limited Partnership, dated as of June 4, 1997, of Village Farms of Marfa, L.P. by and among Cogentrix of
                Marfa, Inc., Cogentrix Greenhouse Investments, Inc., Village
                Farms of Delaware, L.L.C. and Village Farms, L.L.C.
                (10.134).(*)(14)
  10.135        Agreement of Limited Partnership, dated as of September 4,
                1997, of Village Farms of Buffalo, L.P. by and among
                Cogentrix of Buffalo, Inc., Cogentrix Greenhouse
                Investments, Inc., Village Farms of Delaware, L.L.C. and
                Village Farms, L.L.C. (10.135).(*)(14)
  10.135(a)     Amendment to Agreement of Limited Partnership, dated as of
                April 17, 1998, by and among Cogentrix of Buffalo, Inc.,
                Cogentrix Greenhouse Investments, Inc., Village Farms of
                Delaware, L.L.C., and Village Farms, L.L.C. (10.3).(17)
  10.136        Amended and Restated Limited Partnership Agreement, dated as of June 30, 1995, among LSP-Cottage Grove, Inc., Granite
                Power Partners, L.P., and TPC Cottage Grove, Inc.(18)
  10.136(a)     Amendment #1 to the Cottage Grove Partnership Agreement.(19)
  10.136(b)     Consent, Waiver and Amendment No. 2, dated March 20, 1998, to the Amended and Restated Limited Partnership Agreement of
                LSP-Cottage Grove, L.P.(21)
  10.137        Amended and Restated Partnership Agreement, dated as of June
                30, 1995, among LSP-Whitewater I, Inc., Granite Power
                Partners, L.P. and TPC Whitewater, Inc.(18)
  10.137(a)     Consent, Waiver and Amendment No. 1, dated March 20, 1998, to the Amended and Restated Limited Partnership Agreement of
                LSP-Whitewater Limited Partnership.(21)
  10.138        Power Purchase Agreement, dated as of May 9, 1994, between
                Northern States Power Company and LSP-Cottage Grove,
                L.P.(18)
  10.139        Power Purchase Agreement, dated as of December 21, 1993,
                between Wisconsin Electric Power Company and LSP-Whitewater
                Limited Partnership.(18)

DESIGNATION OF
   EXHIBIT                         DESCRIPTION OF EXHIBIT
--------------                     ----------------------
  10.139(a)     Amendment to Power Purchase Agreement, dated as of February
                10, 1994, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(18)
  10.139(b)     Second Amendment to Power Purchase Agreement, dated as of
                October 5, 1994, between Wisconsin Electric Power Company
                and LSP-Whitewater Limited Partnership.(18)
  10.139(c)     Third Amendment to Power Purchase Agreement, dated as of May
                5, 1995, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(18)
  10.139(d)     Fourth Amendment to Power Purchase Agreement, dated March
                18, 1997, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(20)
  10.139(e)     Fifth Amendment to Power Purchase Agreement, dated February
                26, 1998, between Wisconsin Electric Power Company and
                LSP-Whitewater Limited Partnership.(21)
  10.140        Equity Contribution Agreement, dated as of August 28, 1998, among LSP Batesville Holding, LLC, LSP Energy Limited
                Partnership, and IBJ Schroder Bank and Trust Company
                (Batesville Facility).
  21.1          Direct and Indirect Subsidiaries of Cogentrix Energy, Inc.
  23.1          Consent of Moore & Van Allen, PLLC (contained in the opinion filed as Exhibit 5.1).
  23.2          Independent Auditors' Consent of Arthur Andersen LLP.
  23.3          Consent of Independent Accountants of PricewaterhouseCoopers
                LLP.
  23.4          Independent Certified Public Accountants' Consent of KPMG
                Peat Marwick LLP.
  23.5          Consent of Independent Auditors of Ernst & Young LLP.
  23.6          Independent Auditors' Consent of Deloitte & Touche LLP.
  24.1          Power of Attorney (contained on the signature page of this
                Prospectus).
  25.1          Form T-1 Statement of Eligibility of First Union National
                Bank, as Trustee.
  99.1          Form of Letter of Transmittal.
  99.2          Form of Notice of Guaranteed Delivery.

---------------

 (*) Certain portions of these exhibits have been omitted pursuant to previously approved requests for confidential treatment.

(**) Certain portions of these exhibits have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

 (1) Incorporated by reference to Registration Statement on Form S-1 (File No. 33-74254) filed January 19, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (2) Incorporated by reference to Amendment No. 2 to Registration Statement on Form S-1 (File No. 33-74254) filed March 7, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (3) Incorporated by reference to the Form 10-K (File No. 33-74254) filed September 28, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (4) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed November 14, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (5) Incorporated by reference to the Form 8-K (File No. 33-74254) filed December 29, 1994. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (6) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed February 14, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (7) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 16, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (8) Incorporated by reference to the Form 10-K (File No. 33-74254) filed September 28, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

 (9) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed November 14, 1995. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(10) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 3, 1996. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(11) Incorporated by reference to the Form 10-K (File No. 33-74254) filed October 10, 1996. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(12) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed February 14, 1997. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(13) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 15, 1997. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(14) Incorporated by reference to the Form 10-K (File No. 33-74254) filed September 29, 1997. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(15) Incorporated by reference to the Form 10-K (File No. 33-74254) filed March 30, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(16) Incorporated by reference to the Form 8-K (File No. 33-74254) filed April 6, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(17) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed May 15, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(18) Incorporated herein by reference from the Registration Statement on Form S-4, File No. 33-95928 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership on August 16, 1995, as amended, or from the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(19) Incorporated herein by reference from the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, File No. 33-95928 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(20) Incorporated herein by reference from the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, File No. 33-95928 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(21) Incorporated herein by reference from the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission by LS Power Funding Corporation, LSP-Cottage Grove, L.P. and LSP-Whitewater Limited Partnership.

(22) Incorporated by reference to the Form 10-Q (File No. 33-74254) filed August 14, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

(23) Incorporated by reference to the Form 8-K (File No. 33-74254) filed November 4, 1998. The number designating the exhibit on the exhibit index to such previously-filed report is enclosed in parentheses at the end of the description of the exhibit above.

     (B) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules are included in Part II of the Registration Statement:

          None.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on November 12, 1998.

                                          COGENTRIX ENERGY, INC.

                                          By:    /s/ THOMAS F. SCHWARTZ
                                            ------------------------------------
                                                     Thomas F. Schwartz
                                              Senior Vice President - Finance
                                                       and Treasurer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Thomas
F. Schwartz his attorney-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could, do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
              /s/ GEORGE T. LEWIS, JR.                 Chairman of the Board of       November 12, 1998
-----------------------------------------------------    Directors
                George T. Lewis, Jr.

                 /s/ DAVID J. LEWIS                    Vice Chairman, Chief           November 12, 1998
-----------------------------------------------------    Executive Officer and
                   David J. Lewis                        Director

                 /s/ MARK F. MILLER                    President, Chief Operating     November 12, 1998
-----------------------------------------------------    Officer and Director
                   Mark F. Miller

                 /s/ JAMES E. LEWIS                    Executive Vice President and   November 12, 1998
-----------------------------------------------------    Director
                   James E. Lewis

               /s/ DENNIS W. ALEXANDER                 Group Senior Vice President,   November 12, 1998
-----------------------------------------------------    General Counsel, Secretary
                 Dennis W. Alexander                     and Director

                 /s/ JAMES R. PAGANO                   Group Senior Vice President    November 12, 1998
-----------------------------------------------------     -- Chief Financial Officer
                   James R. Pagano                       (Principal Financial
                                                         Officer)

                 /s/ BETTY G. LEWIS                    Director                       November 12, 1998
-----------------------------------------------------
                   Betty G. Lewis

                 /s/ ROBERT W. LEWIS                   Director                       November 12, 1998
-----------------------------------------------------
                   Robert W. Lewis

                  /s/ W.E. GARRETT                     Director                       November 12, 1998
-----------------------------------------------------
                    W.E. Garrett

               /s/ JOHN A. TILLINGHAST                 Director                       November 12, 1998
-----------------------------------------------------
                 John A. Tillinghast

                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
               /s/ THOMAS F. SCHWARTZ                  Senior Vice President --       November 12, 1998
-----------------------------------------------------    Finance and Treasurer
                 Thomas F. Schwartz                      (Principal Accounting
                                                         Officer)